As filed with the Securities and Exchange Commission on April 28, 2017.

Registration No. 333-216726

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 2

TO

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Veritone, Inc.

(Exact name of registrant as specified in its charter)

Delaware	7370	47-1161641
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

Veritone, Inc.

3366 Via Lido

Newport Beach, CA 92663

(888) 507-1737

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Chad Steelberg

Chief Executive Officer

Veritone, Inc.

3366 Via Lido

Newport Beach, CA 92663

(888) 507-1737

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Ellen S. Bancroft, Esq. Morgan, Lewis & Bockius LLP 600 Anton Boulevard, Suite 1800 Costa Mesa, CA 92626 (714) 830-0600	Jeffrey B. Coyne, Esq. General Counsel and Secretary Veritone, Inc. 3366 Via Lido Newport Beach, CA 92663 (888) 507-1737	Ryan C. Wilkins, Esq. Stradling, Yocca, Carlson & Rauth, P.C. 660 Newport Center Drive, Suite 1600 Newport Beach, CA 92660 (949) 725-4000

Approximate date of commencement of proposed sale to the public:

As soon as practicable after this Registration Statement is declared effective.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended, check the following box.  ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☒

Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Prospectus (Subject to Completion)

Dated April 28, 2017

1,250,000 Shares

Common Stock

This is the initial public offering of shares of common stock of Veritone, Inc. We are selling 1,250,000 shares of common stock.

Prior to this offering, there has been no public market for our common stock. We anticipate the public offering price to be between $14.00 and $16.00 per share. We have applied to list our common stock on the Nasdaq Capital Market under the symbol “VERI.”

We are an “emerging growth company” as defined by the Jumpstart Our Business Startups Act of 2012, as amended, which we refer to as the JOBS Act. As such, we have elected to comply with certain reduced public company reporting requirements for this prospectus and future filings. See “Prospectus Summary—Implications of Being an Emerging Growth Company.”

See “Risk Factors” beginning on page 15 of the prospectus to read about risk factors you should consider before buying shares of our common stock.

	Price to Public	Underwriting Discounts and Commissions(1)	Proceeds to Us, Before Expenses
Per Share	$	$	$
Total	$	$	$

(1) See “Underwriting” beginning on page 126 of this prospectus for additional information regarding total underwriter compensation.

We have granted the underwriters an option for a period of 30 days to purchase up to an additional 187,500 shares of common stock.

One of our directors, G. Louis Graziadio, III, and certain of his affiliated entities, have indicated an interest in purchasing a total of between 100,000 and 400,000 shares of common stock in this offering at the initial public offering price. However, because indications of interest are not binding agreements or commitments to purchase, the underwriters may determine to sell less or no shares in this offering to such investors, or such investors may determine to purchase less or no shares in this offering. The underwriters will receive the same underwriting discount on any sales of shares to these investors as they will on any other shares of common stock sold to the public in this offering.

After the completion of this offering, we will be a controlled company under applicable NASDAQ rules that entitle us to rely on certain exemptions from NASDAQ’s corporate governance requirements.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The underwriters expect to deliver the shares of our common stock to purchasers on or about             , 2017.

Wunderlich	Craig-Hallum Capital Group

Northland Capital Markets

                    , 2017

Welcome to

The Digital Universe

Structured Data
Value is derived from computation
80%
of the world's total data
is unstructured[1] and **locked**
without cognition
And 90% of the world's data has been created in the past 24 months.[2]
Unstructured Data
Requires cognition to unlock value

The Veritone Mission

To unlock the full potential of the digital universe, by leveraging the power of Artificial Intelligence.

1 Gartner, Inc. Research, June 2015 2 IBM Report, November 2016

In considering whether to purchase shares of our common stock, you should rely only on the information contained in this prospectus or in any free writing prospectus we may file with the Securities and Exchange Commission, or the SEC. Neither we nor the underwriters have authorized anyone to provide you with any information, or to make any representations, other than those contained in this prospectus or in any free writing prospectuses we file with the SEC. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may provide to you. The information in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus, or any free writing prospectus, as the case may be, or any sale of shares of our common stock. Our business, financial condition, results of operations and prospects may have changed after that date.

For investors outside the United States: We are offering to sell, and seeking offers to buy, shares of our common stock only in jurisdictions where offers and sales are permitted. Neither we nor the underwriters have done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. Persons outside the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the offering of the shares of common stock and the distribution of this prospectus outside the United States.

The representations, warranties and covenants made by us in any contract or other document that is filed as an exhibit to the registration statement of which this prospectus is a part were made solely for the benefit of the parties to such contract, including, in some cases, for the purpose of allocating risk among the parties to such contract or other document, and should not be deemed to be a representation, warranty or covenant made to you or for your benefit. Moreover, such representations, warranties or covenants were accurate only as of the date they were made, as set forth in the relevant contract or document. Accordingly, such representations, warranties and covenants should not be relied on as accurately representing the current state of our business, financial condition, operations or prospects.

i

Trademarks

This prospectus includes our trademarks, trade names and service marks, such as Veritone®, Veritone PlatformTM, Veritone One™, aiOS™, aiWare™, Conductor™, Veritone eDiscovery™, Veritone LegalTM and Veritone Politics™, which are protected under applicable intellectual property laws and are our property. This prospectus also contains trademarks, trade names and service marks of other companies, which are the property of their respective owners. Solely for convenience, trademarks and trade names referred to in this prospectus may appear without the ®, TM or SM symbols, but such references are not intended to indicate, in any way, that we will not assert, to the fullest extent under applicable law, our rights or the right of the applicable licensor to these trademarks, trade names and service marks. We do not intend our use or display of other parties’ trademarks, trade names or service marks to imply, and such use or display should not be construed to imply, a relationship with, or endorsement or sponsorship of us by, these other parties.

Market, Industry Data and Other Data

Unless otherwise indicated, information contained in this prospectus concerning our industry and the markets in which we operate is based on information from independent industry and research organizations and other third-party sources (including industry publications, surveys and forecasts), and management estimates. Management estimates are derived from publicly available information released by independent industry analysts and third-party sources, as well as data from our internal research, and are based on assumptions made by us upon reviewing such data and our knowledge of such industry and markets, which we believe to be reasonable. Although we believe the data from these third-party sources is reliable, we have not independently verified any third-party information. In addition, projections, assumptions and estimates of the future performance of the industry in which we operate and our future performance are necessarily subject to uncertainty and risk due to a variety of factors, including those described in “Risk Factors.” These and other factors could cause results to differ materially from those expressed in the estimates made by the independent parties and by us.

Certain monetary amounts, percentages and other figures included in this prospectus have been subject to rounding adjustments. Accordingly, figures shown as totals in certain tables or charts may not be the arithmetic aggregation of the figures that precede them, and figures expressed as percentages in the text may not total 100% or, if applicable, when aggregated may not be the arithmetic aggregation of the percentages that precede them.

ii

PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus. This summary does not contain all of the information you should consider before investing in our common stock. You should read this entire prospectus carefully, including the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and the related notes appearing at the end of this prospectus, before making an investment decision.

Unless otherwise indicated herein, references in this prospectus to “Veritone,” the “Company,” “we,” “us” and “our” refer to Veritone, Inc., a Delaware corporation, together with its consolidated subsidiaries. References herein to “fiscal year” refer to our fiscal years, which end on December 31.

Company Overview

Veritone has developed a proprietary artificial intelligence (AI) platform that unlocks the power of cognitive computing to transform unstructured audio and video data and analyze it in conjunction with structured data in a seamless, automated manner to generate actionable intelligence. Our cloud-based artificial intelligence operating system (aiOS) integrates and orchestrates an open ecosystem of best-of-breed cognitive engines, together with the Company’s suite of powerful applications, to reveal valuable multivariate insights from vast amounts of audio, video and structured data.

Our aiOS incorporates proprietary technology to manage and integrate a wide variety of AI processes to mimic human cognitive functions such as perception, reasoning, prediction and problem solving in order to quickly, efficiently and cost effectively transform unstructured data into structured data. It stores the results in a searchable, time-correlated database, creating a rich, online, searchable index of audio, video and structured data, enabling users to analyze the information in near real-time to drive business decisions and insights.

Our mission is to bring the power of AI-based computing to enterprises of all sizes through a cloud-based platform that integrates multiple cognitive engine capabilities in a single platform that is licensed to our customers via a Software-as-a-Service (SaaS) model. Our scalable platform is based on an open architecture that enables new cognitive engines to be added quickly and efficiently, resulting in a future proof, scalable and evolving solution that can be easily leveraged in a broad range of industries that capture or use audio and video data, including, without limitation, media, politics, legal, law enforcement, retail, and other vertical markets.

Industry Background

According to Gartner, Inc., 80% of the world’s data is unstructured and cannot be easily and efficiently searched, accessed or utilized. Unstructured data continues to grow at an accelerating rate and represents the vast majority of all data created, with 90% of the world’s data being created in the past two years. International Data Corporation (IDC) predicts that the total amount of digital data created worldwide will double every two years, from 4.4 zettabytes in 2013 to 44 zettabytes in 2020. Enterprises, including businesses and government agencies, recognize the utility of leveraging this rapid proliferation of data and are turning to artificial intelligence and analytics to increase their capabilities and efficiency. However, such enterprises lack the proper tools to collect and analyze the rapidly growing variety, velocity and volume of data in real-time.

According to IDC, the worldwide revenue from the market for cognitive systems and artificial intelligence is expected to grow from approximately $8 billion in 2016 to more than $47 billion in 2020. We believe that our platform and related services address a subset of such overall AI market. AI systems, particularly cognitive systems based upon machine and deep learning, are increasingly being designed to adapt and make sense of the complexity and unpredictability of unstructured data, such as text, audio and video. Deep learning enables computers to discern patterns in large sets of data without being told what to look for. These machine learning algorithms can perform a wide range of functions, such as “reading” text, “seeing” images and “hearing” natural speech, and in turn interpret that information, organize it and offer explanations of what it means, along with the rationale, conclusions and applicable recommendations for such information. These systems can also improve the accuracy of their results with training and use. However, current machine learning algorithms are generally only effective when applied to a single, narrowly defined problem, which limits the amount and type of metadata that can be extracted and the nature of inquiries and analyses that can be performed, and therefore limits the usefulness of any single cognitive engine in real-world applications. For companies looking to harness the power of their unstructured data, this presents significant challenges. Many applications require multiple cognitive processes to be performed on unstructured data, and for the results to be correlated with structured data of the user or third parties. In addition, identifying the best algorithm to perform each task can be very challenging as both the user’s needs and the relative performance of algorithms change over time, and switching algorithms within a closed system can be expensive and time consuming.

Our Solution

Veritone’s innovative AI-based open platform intelligently orchestrates multiple best-of-breed cognitive engines within a single cloud-based solution to process information in volumes that can far exceed human cognitive capabilities. Our proprietary technology enables users to run comprehensive, multivariate queries, correlations and analyses in near real-time using multiple cognitive engines and data sets, integrating and refining the outputs. This enables our users to gain more accurate and in-depth analysis, more efficiently and cost effectively than any single engine solution. Our solution can also ingest and analyze structured data in correlation with the processed data. For example, our media users can use our system to identify instances where advertiser names or logos appear in a broadcast, and then correlate those instances with Nielsen data to measure the number of impressions generated by the ad, web traffic data to estimate the traffic driven by the ad, or their own sales data, to provide actionable intelligence regarding their advertising campaigns.

Our innovative AI ecosystem currently incorporates over 45 cognitive engines of various classes and types, from multiple vendors, including Google, IBM, Microsoft, Nuance, and Hewlett Packard, among others, in addition to several Veritone developed cognitive engines. These engines use advanced algorithms to capture and extract data from the contents of such media files for a variety of cognitive capabilities including, but not limited to, transcription, face detection, face recognition, object recognition, sentiment analysis, language translation, audio/video fingerprinting, geolocation, optical character recognition, metadata extraction, and media format transcoding. Our applications then allow users to perform analytics on such data. By having a number of engines from different providers within the same class and across different classes, our AI system can generate extensive and varied training data to more efficiently learn and thereby quickly improve accuracy and analyses. A key principle of AI-based systems is that the more data that is ingested and processed, the better the accuracy and predictive value that they can achieve.

Our Competitive Strengths

Our key competitive strengths include the following:

Proprietary Conductor Technology. Our Conductor technology optimizes the cognitive engine selection process by periodically evaluating the cost, speed, accuracy and usefulness of each engine to improve results and achieve higher levels of cognition. These Conductors orchestrate and intelligently route media to the most appropriate cognitive engines within chosen engine classes to produce robust intelligence from their media. We have released our Conductor technology for transcription and plan to deploy Conductors for other cognitive engine classes, such as object and logo recognition. Because we maintain proprietary performance data on the relative performance of each cognitive engine in our ecosystem, we believe that, in the near future, we will be able to automatically select, in near real-time, the best engines in each major cognitive class to deploy based upon our automated review of the data being processed, including any metadata therein.

Broad Indexing and Search Capabilities. Utilizing our proprietary temporal elastic database (TED), we have the unique ability to synthesize various disparate data sets in a cohesive, time-based format, allowing users to unearth intelligence from the data that was previously unattainable. One of our applications, Veritone Discovery, allows for immediate access to data through dynamic, multivariate querying of various metadata derived from the original data. Elements include, but are not limited to, cognitive engine outputs (transcripts, translations, recognized objects and faces, etc.), file metadata and user-associated metadata such as content template outputs and freeform tags, as well as structured data such as media viewing data, web traffic data, sales data or crime statistics. These disparate data sets are indexed in TED in a time-correlated manner, allowing them to be synthesized in a cohesive, time-based approach. While storage agnostic, TED currently runs on Elasticsearch, leveraging the Apache Lucerne inverted index architecture.

One Open Platform, Integrated Multi-Cognitive Processing. Our open platform allows third-party AI engines to be easily integrated onto our platform and to participate in our AI marketplace via application programming interfaces (APIs). We currently offer over 45 cognitive engines on our platform across most major categories of AI. Our goal is to create a broad ecosystem offering all major cognitive engine capabilities on a single open and integrated platform. This business model enables our customers to send their data to one cloud-based platform, utilize multiple cognitive processes and correlate the resulting disparate metadata from varying third-party engines, as well as structured data sources, and analyze, capture and share the results without leaving their Veritone user session. As our business expands, we plan to increase the number of supported instances of our platform within public and private cloud environments and across multiple geographies.

Cloud Agnostic. Our platform currently leverages several cloud computing and storage services, including Joyent and Amazon’s Web Services cloud. We have also recently deployed our platform to run on Microsoft Azure’s secure government cloud, which enables us to address the needs of the law enforcement and public safety markets. We believe we will be able to deploy our platform on a variety of cloud infrastructures and within varying geographic regions and countries, which will be necessary for our future international expansion.

Modular and Industry Specific Applications. Our modular platform is designed to enable our customers and developers to rapidly develop applications that can convert customer data into actionable insights relevant for different markets. We have created and demonstrated successful use cases for our media, politics and legal applications, which enable customers to solve difficult problems such as programmatic ad verification, tracking audience measurement correlations, and finding, selecting, and editing long-form media content into short-form media shareable via social media.

Our Growth Strategies

We plan to expand our market presence and business by pursuing the following growth strategies:

•	Expand Revenues and Gain Broad Market Acceptance for Our SaaS Solutions. We plan to use a portion of the proceeds of this offering to expand our sales and marketing capabilities and brand campaign to aggressively pursue wider recognition of our technology capabilities.

•	Increase Penetration in Existing Markets. We plan to continue to align with leading providers in our existing markets and enhance our relationships with them to expand our revenues and grow our SaaS offerings in such markets.

•	Expand into Other Vertical Markets. We plan to increase our investment in sales and marketing to drive greater awareness and adoption of our platform in other vertical markets.

•	Continue Significant Investment in our Technology Platform. We plan to continue to invest in enhancing our software capabilities and extending our platform to bring the power of cognitive processing to a broader range of client applications, with expanded functionality and capabilities.

•	Selectively Pursue Acquisitions and Strategic Investments. We plan to selectively pursue acquisitions and strategic investments in businesses and technologies that strengthen our platform, enhance our capabilities and/or expand our market presence in our core vertical markets.

Our Target Markets

While AI can be applied to a myriad of industries and functions, we have initially targeted a few key markets where users generate large amounts of unstructured audio and video data, and where we believe that our platform has the potential to unlock the power of that data to significantly improve the efficiency and effectiveness of their operations.

•	Media. We initially applied our platform to our legacy media agency business to help advertisers optimize their advertising budgets across media using near real-time ad verification and media analytics. We have expanded these capabilities to provide media owners and broadcasters the same visibility on ad placements and the effectiveness of their media campaigns via a SaaS model. We have licensed our AI platform to several leading radio broadcasters, who use our solution to automatically index, organize and optimize their use of their content, as well as to give their advertisers better visibility regarding ad placements and the effectiveness of their media campaigns. In the first quarter of 2017, we signed license agreements with a leading national news and sports radio network and a major financial news television network.

•	Politics. Political parties, consultants, PACs, trade organizations, lobbyists, special interest groups and candidates can use our platform to search and analyze vast amounts of unstructured public and private media. Our platform allows such users to quickly obtain valuable research on candidates’ positions and prior statements on key issues, to identify inconsistencies, to understand local sentiment and to assist in communications with voters.

•	Legal. Our platform provides a new dimension to the eDiscovery market, where the ability to analyze large amounts of audio, video and structured data can play a critical role in litigation success. Our platform enables legal professionals to gain real-time access to analyze vast amounts of voice mails, recorded telephone calls, video depositions, and other digital media at a fraction of the cost of other solutions. In the first quarter of 2017, we completed the integration of our platform with Relativity, kCura’s industry-leading eDiscovery software platform, enabling users to perform large-scale, automated analytics of audio and video files within the Relativity environment. We have also entered into reseller agreements with 18 major providers of eDiscovery services and solutions in 2017, pursuant to which they have begun marketing our platform to law firms nationwide.

•	Law Enforcement and Public Safety. This market reflects our most recently added vertical market. We have deployed our platform on Microsoft Azure’s secure government cloud to enable police departments and other government authorities to gain insight from the large and growing amount of data they accumulate on a daily basis, including from police body cameras, police car recorders, 911 audio tapes, surveillance cameras and a variety of other digital media technologies. In March 2017, we signed a non-binding memorandum of understanding with The Safariland Group, a leading provider of body-worn cameras, accessories and software, regarding the parties’ intent to enter into an agreement to integrate their product offerings to apply our AI technology to extract and process crucial data from police body-worn camera footage.

•

Other Vertical Markets and Applications. We are currently exploring the use of our platform for a variety of other markets, including commercial security and retail, to provide users with insight on the large volumes of unstructured data, such as security footage from CCTV systems, produced by their operations. In addition, we are exploring the applications for our technology within the data storage and management markets. In April 2017, we entered into an agreement with Quantum, Inc., a leading provider of scaled enterprise storage solutions, to integrate our platform with Quantum’s storage products, to enable users to perform AI-based processing on their media files on-premises, behind their firewall.

Development of our AI Platform Business

Since our inception, we have generated substantially all of our revenues from our media placement services performed under advertising contracts with our media clients (the Media Agency Business). We are in the early stages of developing our AI platform and SaaS licensing business (the AI Platform Business) and have not generated significant revenue from this business. During the years ended December 31, 2016 and 2015, our net revenues were $8.9 million and $13.9 million, respectively, which consisted of $8.4 million and $13.8 million, respectively, of net revenues from our Media Agency Business and $0.5 million and less than $0.1 million, respectively, from our AI Platform Business.

We intend to continue to invest significant resources and capital in developing our AI Platform Business, and therefore, we do not expect to achieve profitability for the foreseeable future. Our objective is to manage our resources so that we can continue to develop a successful AI Platform Business that generates significant increases in net revenues and establishes us as the leader in the cloud-based artificial intelligence market, while at the same time maintaining and expanding our Media Agency Business by acquiring new customers and adding additional media placement contracts.

Summary Risk Factors

Our business is subject to numerous risks and uncertainties of which you should be aware before you decide to invest in our common stock. These risks may prevent us from achieving our business objectives, and may materially and adversely affect our business, financial condition, results of operations and prospects. These risks are discussed in greater detail in the section entitled “Risk Factors” immediately following this prospectus summary. Some of these risks are:

•	Substantially all of our revenues are currently generated from our Media Agency Business, and our effort to expand our AI Platform Business may be expensive and may not succeed;

•	The artificial intelligence market represents a new and unproven opportunity of uncertain size, and it may decline or experience limited growth;

•	Our competitors may acquire third party technologies used by our platform, which could result in them blocking us from using the technology, increasing the cost of such technologies or offering such technologies for free to the public;

•	Our continuous access to public media may be restricted, disrupted or terminated, which would reduce the effectiveness of our platform;

•	We may not be able to develop a strong brand for our platform and increase market awareness of our Company and platform;

•	We may not be able to expand the capabilities of our proprietary Conductors to optimize our platform for other classes of cognitive engines;

•	Our quarterly results may fluctuate significantly, which may negatively impact the value of our common stock;

•	The success of our business depends on our ability to introduce new products and to expand within our current markets and into new markets in a cost-effective manner;

•	We currently generate significant revenue from a limited number of key customers and the loss of any of our key customers may harm our business;

•	We rely on third party providers (i) to operate our platform and handle any disruption of or interference with such service, and (ii) to develop cognitive engines and the related APIs for our site; and

•	We have had a history of losses, and we may be unable to achieve or sustain profitability, or obtain additional capital to fund our operations on a timely basis, on reasonable terms or at all.

Implications of Being an Emerging Growth Company

We are an “emerging growth company,” as defined in the JOBS Act, and are eligible to take advantage of certain exemptions from various reporting requirements and may be relieved of other significant requirements that are otherwise generally applicable to other public companies that are not emerging growth companies. These exemptions include, but are not limited to:

•	reduced disclosure obligations with respect to financial data, including presenting only two years of audited financial statements and only two years of selected financial data in the registration statement on Form S-1, of which this prospectus is a part;

•	reduced disclosure obligations regarding executive compensation in our periodic reports, proxy statements and registration statements;

•	an exemption from compliance with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, as amended (the Sarbanes-Oxley Act), in the assessment of our internal control over financial reporting; and

•	exemptions from the requirements of holding a non-binding advisory vote on executive compensation and the requirement to obtain stockholder approval of any golden parachute payments not previously approved.

We may take advantage of these exemptions for up to five years or such earlier time that we are no longer an emerging growth company. We would cease to be an emerging growth company if we have more than $1.0 billion in annual revenue, we are deemed to be a large accelerated filer under rules of the Securities and Exchange Commission (SEC) or we issue more than $1.0 billion of non-convertible debt over a three-year period. We have taken advantage of certain reduced reporting burdens in this registration statement, of which this prospectus is a part, and may elect to take advantage of some or all of the reduced reporting requirements in our future filings. As a result, the information contained herein and that we provide to our stockholders in the future may be different than the information you receive from other public companies in which you hold stock.

In addition, Section 107 of the JOBS Act provides that an emerging growth company can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act of 1933, as amended (the Securities Act) for complying with new or revised accounting standards. In other words, an emerging growth company can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We intend to take advantage of such extended transition period. Section 107 of the JOBS Act provides that we can elect to opt out of the extended transition period at any time, which election is irrevocable.

Voting Agreement

In connection with the investment by Acacia Research Corporation (Acacia) in our securities in August 2016, we entered into a voting agreement (the Voting Agreement) with certain holders of our preferred stock, including those entities that are affiliated with our Chief Executive Officer and our President (the Holders) and Acacia. Pursuant to the Voting Agreement, upon completion of this offering, our Board will consist of a total of nine (9) authorized directors. During a period of 24 months after the completion of this offering (the Voting Period), Acacia will have the right to nominate three (3) directors to the Board, and the Holders, voting together as a group, will have the right to nominate six (6) directors to the Board. Our Chief Executive Officer and President (the Founders) currently beneficially own the majority of the voting shares of capital stock held by the Holders, and accordingly, will be able to designate all six of the Holders’ director nominees. During the Voting Period, Acacia and the Holders have agreed to vote all of their shares to elect the nine (9) directors nominated by them pursuant to the Voting Agreement.

Controlled Company

As a result of the Voting Agreement, after the completion of this offering, Acacia and certain entities affiliated with our Founders (acting as a group) will be able to designate and elect all nine of the directors on our Board of Directors for a period of 24 months following the completion of this offering. As a result, we will be a controlled company under applicable NASDAQ rules, which will entitle us to rely on certain exemptions from NASDAQ’s corporate governance requirements. See “Management – Controlled Company.”

Channels for Disclosure of Information

Investors, the media and others should note that, following the completion of this offering, we intend to announce material information to the public through filings with the SEC, the investor relations page on our website, press releases and public conference calls and webcasts.

Company Information

We were incorporated as a Delaware corporation on June 13, 2014 under the name, Veritone Delaware, Inc., and changed our name to Veritone, Inc. on July 15, 2014. Our corporate headquarters are located at 3366 Via Lido, Newport Beach, California 92663. Our telephone number is (888) 507-1737. Our principal website address is www.veritone.com. The information on, or accessible through, any of our websites is not a part of this prospectus, nor is such content incorporated by reference herein, and should not be relied upon in determining whether to make an investment in our common stock.

THE OFFERING

Common stock offered by us	1,250,000 shares

Common stock to be outstanding after this offering	12,629,561 shares

Underwriters’ option to purchase additional shares of common stock from us

We have granted to the underwriters an option to purchase up to an additional 187,500 shares of our common stock, which is exercisable by the underwriters at any time within 30 days after the date of this prospectus.

Use of proceeds	We estimate that we will receive net proceeds from the sale of common stock in this offering of approximately $15.7 million (or approximately $18.3 million if the underwriters exercise in full their option to purchase additional shares of our common stock), based on an assumed initial public offering price of $15.00 per share, which is the midpoint of the estimated price range set forth on the cover page of this prospectus, and after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us.

In addition to the net proceeds from this offering, upon the closing of this offering, the Company will receive approximately an additional $29.3 million investment from Acacia pursuant to Acacia’s exercise of the primary common stock purchase warrant issued to Acacia on August 15, 2016, as amended (the Acacia Primary Warrant) at an exercise price per share equal to the lesser of (i) $13.6088 or (ii) the initial public offering price in this offering (which is assumed to be $15.00, the midpoint of the estimated price range set forth on the cover of this prospectus). The actual amount of proceeds we will receive from the exercise of the Acacia Primary Warrant may vary because the final aggregate exercise price will be equal to (i) $50 million less (ii) the total amount of outstanding principal and accrued interest under the $20 million secured convertible promissory note issued to Acacia on August 15, 2016, as amended (the Acacia Note). As such, any increase in the amount of outstanding principal and accrued interest under the Acacia Note will correspondingly reduce the amount of proceeds we will receive from, and the number of shares issuable upon, the exercise of the Acacia Primary Warrant.

The principal purposes of this offering are to increase our capitalization and financial flexibility (through the net proceeds of this offering and Acacia’s exercise of the Acacia Primary Warrant, as well as the conversion of our outstanding secured debt into shares of common stock), create a public market for our common stock and enable access to the public equity markets for us and our stockholders. We currently intend to use the net proceeds from this offering for working capital or other general corporate purposes, including funding our growth strategies discussed in this prospectus.

These uses and growth strategies include investments (a) to expand our platform and enhance our technologies; and (b) to broaden our sales and marketing capabilities for our AI Platform Business; however, we do not currently have any definitive or preliminary plans with respect to the use of proceeds for such purposes. In addition, we may use a portion of net proceeds of this offering to acquire or invest in complementary businesses, services, technologies or intellectual property rights. We do not have any agreements or commitments with respect to any such acquisitions or investments at this time. See “Use of Proceeds” for additional information.

Directed share program	The underwriters have reserved for sale, at the initial public offering price, up to 62,500 shares of our common stock being offered for sale to certain stockholders, customers and other persons. We will offer these shares to the extent permitted under applicable regulations. The number of shares available for sale to the general public in this offering will be reduced to the extent these persons purchase reserved shares. Any reserved shares not purchased will be offered by the underwriters to the general public on the same terms as the other shares.

Dividend policy	We currently intend to retain all available funds and any future earnings for use in the operation of our business, and therefore, we do not currently expect to pay any cash dividends on our common stock. Any future determination to pay dividends will be at the discretion of our board of directors and will depend upon our results of operations, financial condition, capital requirements and other factors that our board of directors deems relevant. Our ability to pay dividends may also be restricted by the terms of any future credit agreement or any future debt or preferred equity securities of ours or of our subsidiaries. See “Dividend Policy.”

Proposed Nasdaq Capital Market symbol	“VERI”

Risk factors	Investing in shares of our common stock involves a high degree of risk. See “Risk Factors” beginning on page 15 of this prospectus for a discussion of factors you should carefully consider before investing in shares of our common stock.

Unless we specifically state otherwise, throughout this prospectus, the number of shares of our common stock to be outstanding after this offering is based upon 11,379,561 shares of our common stock outstanding as of December 31, 2016, which assumes and/or gives effect to:

•	the automatic conversion of all of the outstanding $20 million principal amount and all accrued interest under the Acacia Note into 1,490,649 shares of common stock immediately prior to the closing of this offering, which reflects shares issued upon conversion of interest accrued through December 31, 2016, at a conversion price per share equal to the lesser of (i) $13.6088 or (ii) the initial public offering price in this offering (which is assumed to be $15.00, the midpoint of the estimated price range set forth on the cover page of this prospectus);

•	the issuance of 2,183,432 shares of common stock upon the automatic exercise of the Acacia Primary Warrant as of the closing date of this offering, at an exercise price per share equal to the lesser of (i) $13.6088 or (ii) the initial public offering price in this offering (which is assumed to be $15.00, the midpoint of the estimated price range set forth on the cover of this prospectus). Because the number of shares of common stock issuable under the Acacia Primary Warrant is determined by dividing $50 million (less the total amount of principal and accrued interest under the Acacia Note) by the exercise price per share, to the extent the total amount of principal and interest under the Acacia Note continues to increase until the actual conversion date, the number of shares of common stock issuable upon exercise of the Acacia Primary Warrant will decline;

•	the conversion of all of the shares of our Series A preferred stock outstanding as of December 31, 2016 into 2,840,533 shares of common stock immediately prior to the completion of this offering (which includes shares issued pursuant to liquidation preference accrued through December 31, 2016);

•	the conversion of all of the outstanding shares of our Series B preferred stock outstanding as of December 31, 2016 into 2,244,144 shares of common stock immediately prior to the completion of this offering (which includes shares issued pursuant to liquidation preference accrued through December 31, 2016);

•	no other issuances of options, warrants, convertible debt securities or shares of common stock after December 31, 2016, and no exercises of any outstanding options or other warrants after December 31, 2016;

•	No participation in this offering by any of our directors, executive officers and stockholders holding more than 5% of our outstanding shares, in the directed share program;

•	an assumed initial public offering price of $15.00 per share, which is the midpoint of the estimated price range set forth on the cover page of this prospectus; and

•	the completion of a 0.6-for-1.0 reverse stock split of our common stock, which was effected in April 2017.

Unless we specifically state otherwise, the foregoing excludes the following:

•	the automatic conversion of the $4.0 million principal amount borrowed by us under the secured convertible notes (the Bridge Notes) issued by us in March and April 2017 pursuant to the Note Purchase Agreement dated March 15, 2017 (the Note Purchase Agreement), and the additional $4.0 million expected to be borrowed by us under such Bridge Notes prior to the completion of this offering, into a total of 587,854 shares of common stock upon the completion of this offering at a conversion price per share equal to the lesser of (i) $13.6088 or (ii) the initial public offering price in this offering (which is assumed to be $15.00, the midpoint of the estimated price range set forth on the cover of this prospectus), the conversion of all interest accrued on the Bridge Notes through the date of conversion into shares of common stock at the same conversion price, and the issuance of 300,000 additional shares of common stock to the purchasers of the Bridge Notes under the terms of the Note Purchase Agreement;

•	680,434 shares of common stock issuable upon exercise of stock options outstanding as of December 31, 2016 under our 2014 Stock Option/Stock Issuance Plan, as amended (the 2014 Plan) at a weighted-average exercise price of $2.27 per share;

•	3,264,000 shares of common stock issuable upon the exercise of stock options to be granted under our 2014 Plan upon the execution of the underwriting agreement in connection with this offering, at an exercise price equal to the initial public offering price per share;

•	2,000,000 shares of common stock that will be reserved as of the closing date of this offering for future issuance under our 2017 Stock Incentive Plan (the 2017 Plan), which will be adopted prior to the completion of this offering;

•	1,000,000 shares of common stock that will be reserved for future issuance under our 2017 Employee Stock Purchase Plan (the ESPP), which will be adopted upon the execution of the underwriting agreement in connection with this offering;

•	1,489,057 shares of common stock issuable upon exercise of warrants outstanding upon the closing of this offering at a weighted average exercise price of $12.69 per share (assuming an initial public offering price of $15.00, the midpoint of the estimated price range set forth on the cover of this prospectus); and

•	the exercise of the underwriters’ option to purchase up to an additional 187,500 shares of common stock from us.

The precise number of shares of our common stock to be issued (a) upon conversion of all outstanding principal and accrued interest on the Acacia Note and the Bridge Notes immediately prior to the closing of this offering, and (b) upon conversion of our redeemable convertible preferred stock upon the completion of this offering, will depend in part on the date on which such conversions are completed, because additional interest under the Acacia Note will continue to accrue at the rate of 6% per annum until the Acacia Note is converted, additional interest under the Bridge Notes will continue to accrue at the rate of 8% per annum until the Bridge Notes are converted, and the liquidation preference of our redeemable convertible preferred stock will continue to accrue at a rate of 8% per annum until the closing date of this offering. Accordingly, the number of shares of common stock issuable upon conversion of the Acacia Note, the Bridge Notes and our redeemable convertible preferred stock will continue to increase until their actual conversion.

One of our directors, G. Louis Graziadio, III, and certain of his affiliated entities, have indicated an interest in purchasing a total of between 100,000 and 400,000 shares of common stock in this offering at the initial public offering price. However, because indications of interest are not binding agreements or commitments to purchase, the underwriters may determine to sell less or no shares in this offering to these investors, or such investors may determine to purchase less or no shares in this offering. The underwriters will receive the same underwriting discount on any sales of shares to these investors as they will on any other shares of common stock sold in this offering.

Summary Consolidated Financial and Operating Data

You should read the following information together with the more detailed information contained in “Selected Consolidated Financial Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and the accompanying notes appearing elsewhere in this prospectus. The following tables set forth our summary consolidated financial data as of the dates and for the periods indicated below. The summary consolidated statements of operations data for the years ended December 31, 2016 and 2015 have been derived from our audited consolidated financial statements included elsewhere in this prospectus. The historical results presented below are not necessarily indicative of financial results to be achieved in future periods.

	For the Year Ended December 31,
	2016	2015
	(in thousands, except share and per share data)
Consolidated Statements of Operations Data:
Net revenues	$8,911	$13,928
Cost of revenues	1,577	1,860

Gross profit	7,334	12,068

Operating expenses:
Sales and marketing	8,279	5,735
Research and development	7,900	4,633
General and administrative	14,935	7,990

Total operating expenses	31,114	18,358

Loss from operations	(23,780)	(6,290)
Other income (expense), net	(3,193)	85

Loss before provision for income taxes	(26,973)	(6,205)
Provision for income taxes	6	5

Net loss	$(26,979)	$(6,210)
Accretion of redeemable convertible preferred stock	(3,204)	(3,330)

Net loss attributable to common stockholders	$(30,183)	$(9,540)

Per Share Data:
Net loss per share attributable to common stockholders, basic and diluted	$(14.59)	$(6.73)

Weighted average shares used to compute basic and diluted net loss per share	2,068,334	1,416,732
Pro forma net loss per share, basic and diluted (unaudited)(1)	$(3.98)

Weighted average shares used to compute pro forma net loss per share, basic and diluted (unaudited)(1)	6,784,412

(footnotes on following page)

	As of December 31, 2016
	Actual	Pro Forma(2)	Pro Forma As Adjusted(3)(4)
	(in thousands)
Consolidated Balance Sheet Data:
Cash and cash equivalents	$12,078	$41,792	$57,442
Working capital (deficit)	(23,134)	27,082	42,732
Total assets	22,348	52,062	67,712
Total liabilities	44,523	24,021	24,021
Total redeemable convertible preferred stock	23,350	—	—
Total stockholders’ equity (deficit)	(45,525)	28,041	43,691

(footnotes from prior page)

(1)	Pro forma basic and diluted net loss per common share and pro forma weighted average shares outstanding have been calculated assuming, as of the beginning of the applicable period: (a) the conversion of all of our outstanding Series A and A-1 preferred stock into an aggregate of 2,637,721 shares of our common stock, and (b) the conversion of all of our outstanding Series B preferred stock into an aggregate of 2,078,357 shares of our common stock.

(2)	The pro forma column in the consolidated balance sheet data table above reflects (a) the conversion of all outstanding shares of Series A preferred stock into an aggregate of 2,840,533 shares of common stock immediately prior to the completion of this offering, which includes accrued liquidation preferences on such preferred stock through December 31, 2016; (b) the conversion of all outstanding shares of Series B preferred stock into an aggregate of 2,244,144 shares of common stock immediately prior to the completion of this offering, which includes accrued liquidation preferences on such preferred stock through December 31, 2016; (c) the automatic conversion of all outstanding principal amount and accrued interest under the Acacia Note into 1,490,649 shares of common stock immediately prior to the closing of this offering (which includes interest accrued on the Acacia Note through December 31, 2016) at a conversion price per share equal to the lesser of (i) $13.6088 or (ii) the initial public offering price in this offering (which is assumed to be $15.00, the midpoint of the estimated price range set forth on the cover page of this prospectus); and (d) the issuance of 2,183,432 shares of common stock upon the automatic exercise of the Acacia Primary Warrant upon the closing date of this offering, at an exercise price per share equal to the lesser of (i) $13.6088 or (ii) the initial public offering price in this offering (which is assumed to be $15.00, the midpoint of the estimated price range set forth on the cover of this prospectus. Such column does not reflect the automatic conversion of the $4.0 million principal amount borrowed under the Bridge Notes in March and April of 2017, and the $4.0 million principal amount of Bridge Notes expected to be borrowed prior to this offering, into an aggregate of 587,854 shares of common stock upon the completion of this offering at a conversion price per share equal to the lesser of (i) $13.6088 or (ii) the initial public offering price in this offering (which is assumed to be $15.00, the midpoint of the estimated price range set forth on the cover of this prospectus), or the conversion of the interest accrued on the Bridge Notes through the conversion date at the same conversion price, and the issuance of 300,000 shares of common stock to the purchasers of such notes under the terms of the Note Purchase Agreement (assuming the full draw down of the amounts available thereunder). The liquidation preference on the redeemable convertible preferred stock and the interest on the Acacia Note and the Bridge Notes will continue to accrue until the actual date of the conversion of the redeemable convertible preferred stock, the Acacia Note and the Bridge Notes. As such, additional shares of common stock will be issued as of the actual date of such conversions.

(3)	The pro forma as adjusted column in the consolidated balance sheet data table above gives effect to (a) the pro forma adjustments referred to in footnote 2 above; (b) the sale and issuance by us of 1,250,000 shares of our common stock in this offering, based upon the assumed initial public offering price of $15.00 per share, which is the midpoint of the estimated offering price range set forth on the cover page of this prospectus, and after deducting underwriting discounts and commissions and estimated offering expenses payable by us.

(4)	The pro forma as adjusted information presented in the summary consolidated balance sheet data above is illustrative only and will be adjusted based on the actual initial public offering price and other terms of this offering determined at pricing. Each $1.00 increase (decrease) in the assumed initial public offering price of $15.00 per share (which is the midpoint of the price range set forth on the cover page of this prospectus) would increase (decrease) the pro forma as adjusted amount of each of cash and cash equivalents, working capital, total assets, total liabilities and total stockholders’ equity (deficit) by approximately $1.2 million assuming that the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us. Similarly, each increase (decrease) of 100,000 shares in the number of shares offered by us at the assumed initial public offering price would increase (decrease) each of cash and cash equivalents, total assets, total liabilities and total stockholders’ equity (deficit) by approximately $1.4 million.

RISK FACTORS

You should carefully consider the risks described below, together with all of the other information included in this prospectus, before making an investment decision. Our business, financial condition and results of operations could be materially and adversely affected by any of these risks or uncertainties. In that case, the trading price of our common stock could decline, and you may lose all or part of your investment.

Risks Related to Our Business, Industry and Financial Condition

Substantially all of our revenues are currently generated from our Media Agency Business, and our effort to expand our AI Platform business may not succeed.

In 2016 and 2015, substantially all of our revenues were advertising-related revenues generated from media placement services performed under advertising contracts with our media clients. We typically receive a percentage of the total advertising placement by these customers with selected media sources. We did not commence licensing of our platform until April 2015, and SaaS licensing revenue from our platform was $0.5 million and less than $0.1 million in the years ended December 31, 2016 and 2015, respectively. In order for us to grow our business and achieve profitability, we must expand our revenue base by ramping up our SaaS licensing business and entering into additional licensing agreements. However, we are currently in the early stage of developing our SaaS licensing business, and there is no guarantee that we will succeed.

Many factors may adversely affect our ability to establish a viable and profitable SaaS licensing business, including but are not limited to:

•	Failure to add additional cognitive engines with sufficient levels of capability into our platform (or difficulties in integrating any such cognitive engines), or loss of access to such engines;

•	Inability to expand the automation capabilities of our Conductor to other types of cognitive engines;

•	Failure to add additional market-specific capabilities and analytics for each of our vertical markets;

•	Failure to articulate the perceived benefits of our solution, or failure to persuade clients that such benefits justify the additional cost over single cognitive engine solutions;

•	Introduction of competitive offerings by larger, better financed and more well-known companies;

•	Inability to enter into satisfactory definitive agreements relating to the integration of our platform with products of other companies to pursue particular vertical markets, such as our proposed agreement with The Safariland Group, Inc., or the failure of such relationships to achieve their anticipated benefits;

•	Failure to provide adequate customer support;

•	Long sales cycles for customers in the government and law enforcement markets;

•	Failure to generate broad customer acceptance of or interest in our solutions;

•	Increases in costs or lack of availability of certain cognitive engines;

•	Challenges in operating our platform on secure government cloud platforms;

•	Inability to continue to access public media for free;

•	Higher data storage and computing costs; and

•	Difficulties in adding technical capabilities to our platform and ensuring future compatibility of additional third party providers.

If we fail to develop a successful SaaS licensing business, or if we are unable to ramp up our SaaS operations in a timely manner or at all, our business, results of operations and financial condition will suffer and you may lose all or part of your investment in this offering.

The artificial intelligence market is new and unproven, and it may decline or experience limited growth, which would adversely affect our ability to fully realize the potential of our platform.

The artificial intelligence market is relatively new and unproven and is subject to a number of risks and uncertainties. We believe that our future success will depend in large part on the growth of this market. The utilization of our platform by customers is still relatively new, and customers may not recognize the need for, or benefits of, our platform, which may prompt them to decide to adopt alternative products and services to satisfy their cognitive computing search and analytics requirements. In order to expand our business and extend our market position, we intend to focus our marketing and sales efforts on educating customers about the benefits and technological capabilities of our platform and the application of our platform to the specific needs of customers in different market verticals. Our ability to expand the market that our platform addresses depends upon a number of factors, including the cost, performance and perceived value of our platform. Market opportunity estimates are subject to significant uncertainty and are based on assumptions and estimates, including our internal analysis and industry experience. Assessing the market for our SaaS solutions in each of the vertical markets we are competing in, or are planning to compete in, is particularly difficult due to a number of factors, including limited available information and rapid evolution of the market. The market for our platform or AI cognitive computing in general may fail to grow significantly or be unable to meet the level of growth expected by us. As a result, we may experience significant reduction in demand for our products and services due to lack of customer acceptance, technological challenges, competing products and services, decreases in spending by current and prospective customers, weakening economic conditions and other causes. If our market does not experience significant growth, or if demand for our platform decreases, then our business, results of operations and financial condition will be adversely affected.

We rely on third parties to develop cognitive engines for our platform and to create the related Application Program Interfaces (APIs).

A key element of our platform is the ability to incorporate and integrate cognitive engines developed by multiple third-party vendors into a single, open platform, and we plan to increase the number of third-party engines incorporated into our platform in order to enhance the performance and power of our platform. As we become increasingly dependent on third-party developers for new cognitive engines, we may encounter difficulties in identifying additional high-quality engines, entering into agreements for their inclusion in our ecosystem on acceptable terms or at all and/or in coordinating and integrating their technologies into our system. We may incur additional costs to modify and adjust existing functionalities of our platform to accommodate multiple classes of third-party engines, without the assurance that such costs can be recouped by the additional revenues generated by the new capabilities. As our platform becomes more complex due to the inclusion of various third-party engines, we may not be able to integrate them in a smooth or timely manner due to a number of factors, including incompatible software applications, lack of cooperation from developers, insufficient internal technical resources, and the inability to secure the necessary licenses or legal authorizations required. In addition, we currently use third-party providers to create the APIs to integrate such third party cognitive engines in order to make such services available through our platform. We plan to require such third party developers to create such APIs and will be dependent in part upon their ability to do so effectively and quickly. We may not have full control over the quality and performance of third-party providers, and therefore, any unexpected deficiencies or problems arising from these third-party providers may cause significant interruptions of our platform. The failure of third party developers to integrate their engines seamlessly into our platform and/or provide reliable, scalable services may impact the reliability of our platform and harm our reputation and business, results of operations and financial conditions.

Our competitors may acquire third party technologies, which could result in them blocking us from using the technology in our platform, offering it for free to the public or making it cost prohibitive for us to continue to incorporate their technologies in our platform.

Our success depends on our ability to attract and incorporate the leading cognitive engines into our platform. If any third party acquires a cognitive engine that is integral to our platform, they may preclude us from using it as a component of our platform or make it more expensive for us to utilize such engine. It is also possible that a third party acquirer of such technology could offer the engines and technologies to the public as a free add-on capability, in which case our customers would have less incentive to pay us for the use of our platform. If a key third party technology becomes unavailable to us or is impractical for us to continue to use, the functionality of our platform could be interrupted and our expenses could increase as we search for an alternative technology. As a result, our business, results of operations and financial condition could be adversely affected through the loss of customers, reputational harm and/or from increased operating costs.

Our continuous access to public media may be restricted, disrupted or terminated, which would reduce the effectiveness of our platform.

The success of our platform for certain users depends substantially on our ability to continuously ingest and process large amounts of data available in the public media, and any interruption to our free access to such public media will adversely affect the performance and quality of our platform for such users. While we have not encountered any significant disruption of such access to date, there is no guarantee that this trend will continue without costs. Public media sources may change their policies to restrict access or implement procedures to make it more difficult or costly for us to maintain access. Free access to certain public media has also been challenged in courts as a potential violation of laws. In a recent case, Fox News v. TVEyes, Fox News filed a lawsuit against a media-monitoring service company for alleged violation of copyright laws. The District Court held that TVEyes’ indexing, viewing and archiving capabilities constituted fair use, but that its downloading, emailing and date-time search capabilities did not. Both parties have appealed the decision to the Court of Appeals for the Second Circuit. If the Court overturns the lower court decision as requested by Fox News, or other broadcasters pursue similar legal actions, our free access to some or all public media could be limited or eliminated entirely, which will severely reduce the effectiveness and capabilities of our platform and cause us to lose customers. If we no longer have free access to public media, our online media library and the capability and quality of our platform will be significantly reduced. Furthermore, we may be forced to pay significant fees to public media sources in order to maintain access, which would adversely affect our financial condition and results of operations.

If we are not able to develop a strong brand for our platform and increase market awareness of our Company and our platform, then our business, results of operations and financial condition may be adversely affected.

We believe that the success of our platform will depend in part on our ability to develop a strong brand identity for our “Veritone”, “Veritone Platform”, “aiOS”, “aiWare” and other service marks and to increase the market awareness of our platform and its capabilities. The successful promotion of our brand will depend largely on our continued marketing efforts and our ability to offer high quality cognitive engines on our platform and ensure that the technology operates seamlessly for our customers. We also believe that it is important for us to be thought leaders in the AI-based cognitive computing market. Our brand promotion and thought leadership activities may not be successful or produce increased revenue. In addition, independent industry analysts often provide reviews of our platform and of competing products and services, which may significantly influence the perception of our platform in the marketplace. If these reviews are negative or not as positive as reviews of our competitors’ products and services, then our brand may be harmed.

The promotion of our brand also requires us to make substantial expenditures, and we anticipate that these expenditures will increase as our industry becomes more competitive and as we seek to expand into new markets. These higher expenditures may not result in any increased revenue or incremental revenue that is sufficient to offset the higher expense levels. If we do not successfully maintain and enhance our brand, then our business may not grow, we may see our pricing power reduced relative to competitors and we may lose customers, all of which would adversely affect our business, results of operations and financial condition.

We expect that our brand and reputation may also be affected by customer reviews and reactions, including review and feedback through online social media channels. We must consistently provide high quality services to ensure that our customers have a positive experience using our platform. If customers complain about our services, if we do not handle customer complaints effectively or if we cannot generate positive reviews and commentaries on social media channels, then our brand and reputation may suffer, and our customers may lose confidence in us and reduce or cease their use of our platform.

We may not be able to expand the capabilities of our proprietary Conductor technology to optimize our AI platform.

We recently enhanced the performance of our platform by adding our proprietary Conductor technology, which automates the selection of cognitive engines available on our platform within a class from the engines available on our platform. Our Conductor technology is designed to optimize data processing for performance, cost, and speed by choosing the best cognitive engine to deploy to generate the best results for each individual search. Our Conductor technology currently only works with transcription engines. While we are working on expanding our Conductor technology to other cognitive classes, we cannot guarantee that such expansion will be completed on a timely basis or at all. We may not be able to develop the technology to effectively and quickly navigate and process multiple complex classes of cognitive engines, particularly those developed by third parties. Even if we are able to do so, we may not be able to develop Conductors that achieve the expected speed, performance and quality, which would have an adverse effect on our customer experience and satisfaction. In addition, we expect to incur significant costs in the development and deployment of our proprietary Conductors, and if we cannot achieve our expected performance goals and economic benefits, it will have an adverse effect on our financial condition and results of operations.

We currently generate significant revenue from a limited number of key customers and the loss of any of our key customers may harm our business, results of operations and financial results.

Our ten largest customers by revenue accounted for approximately 72.2% and 81.0% of our net revenues in 2016 and 2015, respectively. If any of our key customers decides not to renew its contract with us or renews on less favorable terms, or if any such customer decides to develop its own platform, our business, revenue and reputation could be materially and adversely affected.

For example, our two largest customers by revenue in 2015, LifeLock, Inc. and DraftKings, Inc., collectively accounted for approximately 42.7% of our net revenues in 2015, but only 10.5% of our net revenues in 2016. In September 2015, our agreement with LifeLock, Inc. was terminated, which contributed to the reduction in our net revenues in 2016 compared with the prior year. Furthermore, as a result of certain legal proceedings in which it was involved, DraftKings, Inc. reduced its marketing spend in 2016, and our net revenues related to our agreement with DraftKings, Inc. declined significantly. If we lose business with additional key customers, and are not able to gain additional customers or increase our revenue from other customers to offset the reduction of revenues from those key customers, our business, results of operations on a financial condition would be harmed.

Media Agency clients periodically review and change their advertising requirements and relationships. If we are unable to remain competitive or retain key clients, our business, results of operations and financial position may be adversely affected.

The media placement industry is highly competitive, and certain advertising clients periodically put their advertising, marketing and corporate communications business up for competitive review. Clients also review the cost/benefit of servicing all or a portion of their advertising and marketing needs in-house. We have won and lost accounts in the past as a result of these reviews. Because our Media Agency contracts generally can be cancelled by our customers upon 30 to 90 days prior written notice, clients can easily change media providers on short notice without any penalty. As a result, in order to retain existing clients and win new clients, we must continue to develop solutions that meet client needs, provide quality and effective client services, and achieve clients’ return on investment requirements and pricing. In addition, our Media Agency Business is primarily engaged in the placement of endorsed media, and we may face increased competition in this business in the future from other advertising agencies that provide a more comprehensive range of advertising services to their customers. To be able to offer a broader range of services, we would need to add additional capabilities, such as television buying, and we may not be able to do so effectively. To the extent that we are not able to remain competitive or retain key clients, our revenue may be adversely affected, which could have a material adverse effect on our business, results of operations and financial position.

Our Media Agency Business is dependent on growth in demand for endorsed media and the availability of sufficient media personalities to deliver such content.

Our Media Agency Business is primarily engaged in the placement of endorsed media, which depends on the availability of media personalities to deliver the endorsed media content. The endorsed media market is still at a relatively early stage of development, and its future growth is uncertain. Our ability to grow our sales in this business will be dependent in part upon the level of interest in endorsed media among advertisers, and upon the number of available media personalities and our ability to identify and engage an increasing number of such personalities on a cost effective basis. If demand for endorsed media fails to grow, or if we are unable to identify sufficient appropriate media personalities to deliver the endorsed media content, our ability to grow our Media Agency Business would be impacted materially.

Acquiring new clients and retaining existing Media Agency clients depends on our ability to avoid and manage conflicts of interest arising from other client relationships and attracting and retaining key personnel.

Our ability to acquire new Media Agency clients and to retain existing clients may, in some cases, be limited by clients’ perceptions of, or policies concerning, conflicts of interest arising from other client relationships. If we are unable to manage these client relationships and avoid potential conflicts of interest, our business, results of operations and financial position may be adversely affected.

Our ability to acquire new Media Agency clients and to retain existing clients is dependent in large part upon our ability to attract and retain our key personnel in that business, who are an important aspect of our competitiveness. If we are unable to attract and retain key personnel, our ability to provide our services in the manner clients have come to expect may be adversely affected, which could harm our reputation and result in a loss of clients, which could have a material adverse effect on our business, results of operations and financial position.

Our quarterly results may fluctuate significantly and period-to-period comparisons of our results may not be meaningful.

Our quarterly results, including the levels of our revenue, our operating expenses and other costs, and our operating margins, may fluctuate significantly in the future, and period-to-period comparisons of our results may not be meaningful. Accordingly, the results of any one quarter should not be relied upon as an indication of our future performance. In addition, our quarterly results may not fully reflect the underlying performance of our business.

Factors that may cause fluctuations in our quarterly results include, but are not limited to:

•	the timing of new advertising program wins with our Media Agency customers;

•	our ability to retain our existing customers and to expand our business with our existing customers;

•	our ability to attract new customers, the type of customers we are able to attract, the size and needs of their businesses and the cost of acquiring these new customers;

•	the timing and market acceptance of our SaaS solutions and other products introduced by us and our competitors;

•	variations in the timing of licensing revenues from our SaaS solutions as a result of trends impacting our target vertical markets;

•	changes in our pricing policies or those of our competitors;

•	the timing of our recognition of revenue and the mix of our revenues during the period;

•	the amount and timing of operating expenses and other costs related to the maintenance and expansion of our business, infrastructure and operations;

•	the amount and timing of operating expenses and other costs associated with assessing or entering new vertical markets;

•	the amount and timing of operating expenses and other costs related to the development or acquisition of businesses, services, technologies or intellectual property rights;

•	the timing and impact of security breaches, service outages or other performance problems with our technology infrastructure and software solutions;

•	the timing and costs associated with legal or regulatory actions;

•	changes in the competitive dynamics of our industry, including consolidation among competitors, strategic partners or customers;

•	loss of our executive officers or other key employees;

•	industry conditions and trends that are specific to the vertical markets in which we sell or intend to sell our SaaS solutions; and

•	general economic and market conditions.

Fluctuations in quarterly results may negatively impact the value of our common stock, regardless of whether they impact or reflect the overall performance of our business. If our quarterly results fall below the expectations of investors or any securities analysts who follow our stock, or below any guidance we may provide, the price of our common stock could decline substantially.

If we are not able to enhance or introduce new products that achieve market acceptance and keep pace with technological developments, our business, results of operations and financial condition could be harmed.

Our ability to attract new customers and increase revenue from existing customers depends in part on our ability to enhance and improve our platform, increase adoption and usage of our products and introduce new products and features, including products and services designed for a mobile user environment. The success of any enhancements or new products depends on several factors, including timely completion, adequate quality testing, actual performance quality, market-accepted pricing levels and overall market acceptance and demand. Enhancements and new products that we develop may not be introduced in a timely or cost-effective manner, may contain defects, may have interoperability difficulties with our platform or may not achieve the market acceptance necessary to generate significant revenue. If we are unable to successfully enhance our existing platform and capabilities to meet evolving customer requirements, increase adoption and usage of our platform, develop new products, or if our efforts to increase the usage of our products are more expensive than we expect, then our business, results of operations and financial condition could be harmed.

The success of our business depends on our ability to expand into new vertical markets and attract new customers in a cost-effective manner.

In order to grow our business, we plan to drive greater awareness and adoption of our platform from enterprises across new vertical markets, including Legal, Law Enforcement/Public Safety and Retail. We intend to increase our investment in sales and marketing, as well as in technological development, to meet evolving customer needs in these and other markets. There is no guarantee, however, that we will be successful in gaining new customers from any or all of these markets. We have limited experience in marketing and selling our products and services in these new markets, which may present unique and unexpected challenges and difficulties that are not present in our current business operations. For example, in order for us to offer products and services to customers in the law enforcement industries, we will be required to deploy our platform to operate in Microsoft Azure’s secure government cloud environment in order to enable our customers to maintain compliance with applicable regulations that govern the use of law enforcement data and privacy concerns. However, due to the secure nature of the Azure government cloud, we may not be able to fully perform all functionalities and features of our platform or make available all of the third party cognitive engines within our non-government cloud platform ecosystem, which may limit or reduce the performance and quality of our services. Furthermore, we may incur additional costs to modify our current platform to conform to Azure’s requirements, and we may not be able to generate sufficient revenue to offset these costs.

We use a variety of marketing channels to promote our products and platform, such as digital, print and social media advertising, email campaigns, industry events and public relations. If the costs of the marketing channels we use increase dramatically, then we may choose to use alternative and less expensive channels, which may not be as effective as the channels we currently use. As we add to or change the mix of our marketing strategies, we may need to expand into more expensive channels than those we are currently in, which could adversely affect our business, results of operations and financial condition. As part of our strategy to penetrate the new vertical markets, we will incur marketing expenses before we are able to recognize any revenue in such markets, and these expenses may not result in increased revenue or brand awareness. We have made in the past, and may make in the future, significant expenditures and investments in new marketing campaigns, and we cannot assure you that any such investments will lead to the cost-effective acquisition of additional customers. If we are unable to maintain effective marketing programs, then our ability to attract new customers or enter into new vertical markets could be adversely affected.

Interruptions or performance problems associated with our technology and infrastructure may adversely affect our business and operating results.

Our continued growth depends in part on the ability of customers to access our platform at any time and within an acceptable amount of time. We have experienced, and may in the future experience, disruptions, outages and other performance problems due to a variety of factors, including infrastructure changes, introductions of new applications and functionality, software errors and defects, capacity constraints due to an increasing number of users accessing our platform simultaneously, or security related incidents. In addition, from time to time we may experience limited periods of server downtime due to server failure or other technical difficulties (as well as maintenance requirements). Because we also incorporate diverse software and hosted services from many third party vendors, we may encounter difficulties and delays in integrating and synthesizing these applications and programs, which may cause downtimes or other performance problems. It may become increasingly difficult to maintain and improve our performance, especially during peak usage times and as our platform becomes more complex and our user traffic increases. If our platform is unavailable or if our users are unable to access our platform within a reasonable amount of time or at all, our business would be adversely affected and our brand could be harmed. In the event of any of the factors described above, or certain other failures of our infrastructure, customer or consumer data may be permanently lost. To the extent that we do not effectively address capacity constraints, upgrade our systems as needed, and continually develop our technology and network architecture to accommodate actual and anticipated changes in technology, customers and consumers may cease to use our platform and our business and operating results may be adversely affected.

Our business depends on customers increasing their use of our services and/or platform, and we may experience loss of customers or decline in their use of our services and/or platform.

Our ability to grow and generate revenue depends, in part, on our ability to maintain and grow our relationships with existing customers and convince them to increase their usage of our services and/or platform. If our customers do not increase their use of our platform, then our revenue may not grow and our results of operations may be harmed. Our revenue model for advertising contracts is generally structured as a percentage of the total fees for the advertisement. If our customers reduce their spending on the placement of advertisements with media vendors, or if they decide to use other marketing or selling strategies, we will experience a decline in our revenue. In addition, certain of our SaaS licensing contracts include a usage-based license fee that is based upon our customers’ level of usage of our platform’s cognitive engines. We cannot accurately predict customers’ usage levels and the loss of customers or reductions in their usage levels of our platform may each have a negative impact on our business, results of operations and financial condition. If a significant number of customers cease using, or reduce their usage of our platform, then we may be required to spend significantly more on sales and marketing than we currently plan to spend in order to maintain or increase revenue from customers. Such additional sales and marketing expenditures could adversely affect our business, results of operations and financial condition. Most of our customers do not have long-term contractual financial commitments to us and, therefore, most of our customers may reduce or cease their use of our platform at any time without penalty or termination charges.

We rely upon Joyent, Amazon Web Services, Iron.io and Microsoft Azure to operate our platform, and any disruption of or interference with our use of such third party services would adversely affect our business operations.

Historically, we have used Joyent to host our platform and Amazon Web Services (AWS) for our storage needs. We also utilize Iron.io for certain computing processes related to our services. Users of our platform need to be able to access our platform at any time, without interruption or degradation of performance. Joyent, Iron.io and AWS run their own platforms that we access, and we are, therefore, vulnerable to service interruptions at Joyent, Iron.io and AWS. We do not have full control over the operations of Joyent, Iron.io or AWS, and we may experience interruptions, delays and outages in service and availability from time to time due to a variety of factors, including infrastructure changes, human or software errors, website hosting disruptions and capacity constraints. In addition, if our security, or that of Joyent, Iron.io or AWS, is compromised, our platform is unavailable to our customers, or our customers are unable to use our platform within a reasonable amount of time or at all, then our business, results of operations and financial condition could be adversely affected. In some instances, we may not be able to identify the cause or causes of these performance problems within a period of time acceptable to our customers.

Joyent, Iron.io and AWS provide us with hosting, computing and storage capacity pursuant to individual agreements with each of them that may be cancelled by providing 30 days’ prior written notice, and in some cases, the agreements can be terminated immediately for cause without notice. While we have recently launched our platform to run on Microsoft’s Azure secure government cloud, most of our users are using our platform on Joyent. Given the short term nature of our arrangements, we could experience interruptions on our platform and in our ability to make our platform available to customers, as well as delays and additional expenses in arranging alternative cloud infrastructure services.

While we have modified our platform to work on Microsoft’s Azure secure government cloud, the secure nature of this secure government cloud limits certain of our features on our platform, which could impact a user’s experience on our site and may make it harder to achieve broad market acceptance for our platform.

Any of the above circumstances or events may harm our reputation, cause customers to stop using our platform, impair our ability to increase revenue from existing customers, impair our ability to grow our customer base, subject us to financial penalties and liabilities under our service level agreements and otherwise harm our business, results of operations and financial condition.

The security of our platform, networks or computer systems may be breached, and any unauthorized access to our customer data will have an adverse effect on our business and reputation.

The use of our platform involves the storage, transmission and processing of our clients’ private data as well as public media, and this private media may contain confidential and proprietary information of our clients or other personal or identifying information regarding our clients, their employees or other persons. Individuals or entities may attempt to penetrate our network or platform security, or that of our third party hosting and storage providers, and could gain access to our clients’ private media, which could result in the destruction, disclosure or misappropriation of proprietary or confidential information of our clients’ or their customers, employees and business partners. If any of our clients’ private media is leaked, obtained by others or destroyed without authorization, it could harm our reputation, we could be exposed to civil and criminal liability, and we may lose our ability to access private media information, which will adversely affect the quality and performance of our platform.

In addition, our platform may be subject to computer malware, viruses and computer hacking, fraudulent use attempts and phishing attacks, all of which have become more prevalent in our industry. Though it is difficult to determine what, if any, harm may directly result from any specific interruption or attack, they may include the theft or destruction of data owned by us or our customers, and/or damage to our platform. Any failure to maintain the performance, reliability, security and availability of our products and technical infrastructure to the satisfaction of our customers may harm our reputation and our ability to retain existing customers and attract new users.

While we have implemented procedures and safeguards that are designed to prevent security breaches and cyber-attacks, there is no guarantee that they will be able to protect against all attempts to breach our systems, and we may not become aware in a timely manner of any such security breach. Unauthorized access to or security breaches of our platform, network or computer systems, or those of our technology service providers or third party cognitive engines, could result in the loss of business, reputational damage, regulatory investigations and orders, litigation, indemnity obligations, damages for contract breach, civil and criminal penalties for violation of applicable laws, regulations or contractual obligations, and significant costs, fees and other monetary payments for remediation. If customers believe that our platform does not provide adequate security for the storage of sensitive information or its transmission over the Internet, our business will be harmed. Customers’ concerns about security or privacy may deter them from using our platform for activities that involve personal or other sensitive information.

If we are not able to compete effectively, our business and operating results will be harmed.

While the market for audio and video search and analytics platforms is still in the early stages of development, we do face competition from various sources, including large, well-capitalized technology companies such as Google and IBM. These competitors may have better brand name recognition, greater financial and engineering resources and larger sales teams than we have. As a result, these competitors may be able to develop and introduce competing solutions that may have greater capabilities than ours or that are able to achieve greater customer acceptance, and they may be able to respond more quickly and effectively than we can to new or changing opportunities, technologies, standards or customer requirements. In addition, we may also compete with smaller third-party developers of cognitive engines, who may develop their own platforms that perform similar services as our platform. We expect that competition will increase and intensify as we continue to expand our serviceable markets and improve our platform and services. Increased competition is likely to result in pricing pressures, which could negatively impact our sales, profitability and market share.

Privacy and data security laws and regulations could require us to make changes to our business, impose additional costs on us and reduce the demand for our software solutions.

Our business model contemplates that we will process both public media and our clients’ private media. Our customers may store and/or transmit a significant amount of personal or identifying information through our platform. Privacy and data security have become significant issues in the United States and in other jurisdictions where we may offer our software solutions. The regulatory framework relating to privacy and data security issues worldwide is evolving rapidly and is likely to remain uncertain for the foreseeable future. Federal, state and foreign government bodies and agencies have in the past adopted, or may in the future adopt, laws and regulations regarding the collection, use, processing, storage and disclosure of personal or identifying information obtained from customers and other individuals. In addition to government regulation, privacy advocates and industry groups may propose various self-regulatory standards that may legally or contractually apply to our business. Because the interpretation and application of many privacy and data security laws, regulations and applicable industry standards are uncertain, it is possible that these laws, regulations and standards may be interpreted and applied in a manner inconsistent with our existing privacy and data management practices. As we expand into new jurisdictions or verticals, we will need to understand and comply with various new requirements applicable in those jurisdictions or verticals.

To the extent applicable to our business or the businesses of our customers, these laws, regulations and industry standards could have negative effects on our business, including by increasing our costs and operating expenses, and delaying or impeding our deployment of new core functionality and products. Compliance with these laws, regulations and industry standards requires significant management time and attention, and failure to comply could result in negative publicity, subject us to fines or penalties or result in demands that we modify or cease existing business practices. In addition, the costs of compliance with, and other burdens imposed by, such laws, regulations and industry standards may adversely affect our customers’ ability or desire to collect, use, process and store personal information using our software solutions, which could reduce overall demand for them. Even the perception of privacy and data security concerns, whether or not valid, may inhibit market acceptance of our software solutions in certain verticals. Furthermore, privacy and data security concerns may cause our customers’ clients, vendors, employees and other industry participants to resist providing the personal information necessary to allow our customers to use our applications effectively. Any of these outcomes could adversely affect our business and operating results.

Failure to manage our growth effectively could increase our expenses, decrease our revenue and prevent us from implementing our business strategy.

Our ability to scale our business and achieve profitability requires substantial growth, which will put a strain on our business. To manage this and our anticipated future growth effectively, we must continue to maintain and enhance our platform and information technology infrastructure, as well as our financial and accounting systems and controls. We also must attract, train and retain a significant number of qualified software developers and engineers, technical and management personnel, sales and marketing personnel, customer support personnel and professional services personnel. Failure to effectively manage our rapid growth could lead us to over-invest or under-invest in development and operations, result in weaknesses in our platform, systems or controls, give rise to operational mistakes, losses, loss of productivity or business opportunities and result in loss of employees and reduced productivity of remaining employees. Our growth could require significant capital expenditures and might divert financial resources from other projects such as the development of new products and services. If our management is unable to effectively manage our growth, our expenses might increase more than expected, our revenue could decline or grow more slowly than expected, and we might be unable to implement our business strategy. The quality of our products and services might suffer, which could negatively affect our reputation and harm our ability to retain and attract customers.

We may pursue the acquisition of other companies, businesses or technologies, which could be expensive, divert our management’s attention and/or fail to achieve the expected benefits.

As part of our expansion strategy, we may in the future seek to acquire businesses, services, technologies or intellectual property rights that we believe could complement, expand or enhance the features and functionality of our platform and our technical capabilities, broaden our service offerings or offer growth opportunities. The pursuit of potential acquisitions may divert the attention of management and cause us to incur various expenses in identifying, investigating and pursuing suitable acquisitions, whether or not such acquisitions are consummated. Acquisitions also could result in dilutive issuances of equity securities or the incurrence of debt, which could adversely affect our operating results and financial condition. In addition, we may experience difficulties in integrating the acquired personnel, operations and/or technologies successfully or effectively managing the combined business following the acquisition. We also may not achieve the anticipated benefits from the acquired business and may incur unanticipated costs and liabilities in connection with any such acquisitions.

Any failure to offer high-quality customer support may adversely affect our relationships with our customers.

Our ability to retain existing customers and attract new customers depends on our ability to maintain a consistently high level of customer service and technical support. Our customers depend on our service support team to assist them in utilizing our platform effectively and to help them to resolve issues quickly and to provide ongoing support. If we are unable to hire and train sufficient support resources or are otherwise unsuccessful in assisting our customers effectively, it could adversely affect our ability to retain existing customers and could prevent prospective customers from adopting our platform. We may be unable to respond quickly enough to accommodate short-term increases in demand for customer support. We also may be unable to modify the nature, scope and delivery of our customer support to compete with changes in the support services provided by our competitors. Increased demand for customer support, without corresponding revenue, could increase our costs and adversely affect our business, results of operations and financial condition. Our sales are highly dependent on our business reputation and on positive recommendations from customers. Any failure to maintain high-quality customer support, or a market perception that we do not maintain high-quality customer support, could adversely affect our reputation, business, results of operations and financial condition.

We plan to expand our international operations, which exposes us to significant risks.

We are planning to expand internationally to increase our revenue from customers outside of the United States as part of our growth strategy. We expect, in the future, to open foreign offices and hire employees to work at these offices in order to reach new customers and gain access to additional technical talent. Operating in international markets requires significant resources and management attention and will subject us to regulatory, economic and political risks in addition to those we already face in the United States. Because of our limited experience with international operations as well as developing and managing sales in international markets, our international expansion efforts may not be successful.

In addition, we will face risks in doing business internationally that could adversely affect our business, including, but not limited to:

•	the difficulty of managing and staffing international operations and the increased operating, travel, infrastructure and legal compliance costs associated with numerous international locations;

•	our ability to effectively price our products in competitive international markets;

•	the need to adapt and localize our products for specific countries;

•	the need to offer customer support in various languages;

•	difficulties in understanding and complying with U.S. laws, regulations and customs relating to U.S. companies operating in foreign jurisdictions;

•	difficulties in understanding and complying with local laws, regulations and customs in foreign jurisdictions, particularly in the areas of data privacy and personal privacy;

•	difficulties with differing technical and environmental standards, data privacy and telecommunications regulations and certification requirements outside the United States, which could prevent customers from deploying our products or limit their usage;

•	more limited protection for intellectual property rights in some countries; and

•	political or social unrest or economic instability in a specific country or region in which we operate.

Our failure to manage any of these risks successfully could harm our international operations, and adversely affect our business, results of operations and financial condition.

We may be sued by third parties for alleged infringement of their proprietary rights, which could adversely affect our business, results of operations and financial condition.

There has been considerable patent and other intellectual property development activity in the artificial intelligence industry, which has resulted in litigation based on allegations of infringement or other violations of intellectual property rights. Our future success depends, in part, on not infringing the intellectual property rights of others. In the future, we may receive claims from third parties, including our competitors, alleging that our platform and underlying technology infringe or violate such third party’s intellectual property rights, and we may be found to be infringing upon such rights. We may be unaware of the intellectual property rights of others that may cover some or all of our technology. Any such claims or litigation could cause us to incur significant expenses and, if successfully asserted against us, could require that we pay substantial damages or ongoing royalty payments, prevent us from offering some portion of our platform, or require that we comply with other unfavorable terms. We may also be obligated to indemnify our customers or business partners in connection with any such litigation and to obtain licenses or modify our platform, which could further exhaust our resources. Patent infringement, trademark infringement, trade secret misappropriation and other intellectual property claims and proceedings brought against us, whether successful or not, could harm our brand, business, results of operations and financial condition. Litigation is inherently uncertain, and any judgment or injunctive relief entered against us or any adverse settlement could negatively affect our business, results of operations and financial condition. In addition, litigation can involve significant management time and attention and be expensive, regardless of the outcome. During the course of litigation, there may be announcements of the results of hearings and motions and other interim developments related to the litigation. If securities analysts or investors regard these announcements as negative, the trading price of our common stock may decline.

We could incur substantial costs in protecting or defending our intellectual property rights, and any failure to protect our intellectual property could adversely affect our business, results of operations and financial condition.

Our success depends, in part, on our ability to protect our brand and the proprietary methods and technologies that we develop under patent and other intellectual property laws of the United States and foreign jurisdictions so that we can prevent others from using our inventions and proprietary information. As of March 31, 2017, in the United States, we had eight issued patents, which expire between 2028 and 2031, and 38 patent applications pending for examination. As of such date, we also had 25 patent applications pending for examination in foreign jurisdictions, all of which are related to our U.S. patents and patent applications. There can be no assurance that we will be issued any additional patents or that any patents that have been issued or that may be issued in the future will provide significant protection for our intellectual property. In addition, as of March 31, 2017, we had five registered trademarks in the United States, and we have filed applications to register several additional marks. If we fail to protect our intellectual property rights adequately, our competitors might gain access to our technology and our business, results of operations and financial condition may be adversely affected.

We cannot assure you that the particular forms of intellectual property protection that we seek, or our business decisions about when to file patent applications and trademark applications, will be adequate to protect our business. We could be required to spend significant resources to monitor and protect our intellectual property rights. Litigation may be necessary in the future to enforce our intellectual property rights, determine the validity and scope of our proprietary rights or those of others, or defend against claims of infringement or invalidity. Such litigation could be costly, time-consuming and distracting to management, result in a diversion of significant resources, lead to the narrowing or invalidation of portions of our intellectual property and have an adverse effect on our business, results of operations and financial condition. Our efforts to enforce our intellectual property rights may be met with defenses, counterclaims and countersuits attacking the validity and enforceability of our intellectual property rights or alleging that we infringe the counterclaimant’s own intellectual property. Any of our patents, copyrights, trademarks or other intellectual property rights could be challenged by others or invalidated through administrative process or litigation.

We also rely, in part, on confidentiality agreements with our business partners, employees, consultants, advisors, customers and others in our efforts to protect our proprietary technology, processes and methods. These agreements may not effectively prevent disclosure of our confidential information, and it may be possible for unauthorized parties to copy our software or other proprietary technology or information, or to develop similar software independently without our having an adequate remedy for unauthorized use or disclosure of our confidential information. In addition, others may independently discover our trade secrets and proprietary information, and in these cases we would not be able to assert any trade secret rights against those parties. Costly and time-consuming litigation could be necessary to enforce and determine the scope of our proprietary rights, and the failure to obtain or maintain trade secret protection could adversely affect our competitive business position.

In addition, the laws of some countries do not protect intellectual property and other proprietary rights to the same extent as the laws of the United States. To the extent we expand our international activities, our exposure to unauthorized copying, transfer and use of our proprietary technology or information may increase.

We cannot be certain that our means of protecting our intellectual property and proprietary rights will be adequate or that our competitors will not independently develop similar technology. If we fail to meaningfully protect our intellectual property and proprietary rights, our business, results of operations and financial condition could be adversely affected.

We depend on our executive officers and other key employees, and the loss of one or more of these employees or an inability to attract and retain highly skilled employees could adversely affect our business.

Our success depends largely upon the continued services of our Chief Executive Officer, Chad Steelberg, our President, Ryan Steelberg, and our other executive officers. We rely on our leadership team in the areas of strategy and implementation, research and development, operations, security, marketing, sales, support and general and administrative functions. We do not currently have any employment agreements with our executive officers that require them to continue to work for us for any specified period, and, therefore, they could terminate their employment with us at any time. The loss of Chad Steelberg or Ryan Steelberg, or one or more of the members of our management team, could adversely impact our business and operations and disrupt our relationships with our key customers.

If we are unable to hire, retain and motivate qualified personnel, our business will suffer.

Our future success depends, in part, on our ability to continue to attract and retain highly skilled personnel. We believe that there is, and will continue to be, intense competition for highly skilled management, technical, sales and other personnel with experience in our industry. We must provide competitive compensation packages and a high-quality work environment to hire, retain and motivate employees. If we are unable to retain and motivate our existing employees and attract qualified personnel to fill key positions, we may be unable to manage our business effectively, including the development, marketing and sale of our products, which could adversely affect our business, results of operations and financial condition. To the extent we hire personnel from competitors, we also may be subject to allegations that they have been improperly solicited or that they have divulged proprietary or other confidential information.

Volatility in, or lack of performance of, our stock price may also affect our ability to attract and retain key personnel. Many of our key personnel are, or will soon be, vested in a substantial number of shares of common stock or stock options. Employees may be more likely to terminate their employment with us if the shares they own or the shares underlying their vested options have significantly appreciated in value relative to the original purchase prices of the shares or the exercise prices of the options, or, conversely, if the exercise prices of the options that they hold are significantly above the trading price of our common stock. If we are unable to retain our employees, our business, results of operations and financial condition could be adversely affected.

We expect to require additional capital to support our business, and this capital might not be available on acceptable terms, if at all.

We intend to continue to make investments to support our business and may require additional funds. In particular, we expect to seek additional funds to develop new products and enhance our platform, expand our operations, including our sales and marketing organizations and our presence outside of the United States, improve our infrastructure or acquire complementary businesses, technologies, services, products and other assets. Accordingly, we expect to engage in equity or debt financings to secure additional funds. If we raise additional funds through future issuances of equity or convertible debt securities, our stockholders could suffer significant dilution, and any new equity securities we issue could have rights, preferences and privileges superior to those of holders of our common stock. Any debt financing that we may secure in the future could involve restrictive covenants relating to our capital raising activities and other financial and operational matters, which may make it more difficult for us to obtain additional capital and to pursue business opportunities. We may not be able to obtain additional financing on terms favorable to us, if at all. If we are unable to obtain adequate financing or financing on terms satisfactory to us when we require it, our ability to continue to support our business growth, scale our infrastructure, develop product enhancements and to respond to business challenges could be significantly impaired, and our business, results of operations and financial condition may be adversely affected.

Changes in laws and regulations related to the Internet or changes in the Internet infrastructure itself may diminish the demand for our products.

The future success of our business depends upon the continued use of the Internet as a primary medium for commerce, communications and business applications. Federal, state or foreign government bodies or agencies have in the past adopted, and may in the future adopt, laws or regulations affecting the use of the Internet as a commercial medium. Changes in these laws or regulations could require us to modify our products and platform in order to comply with these changes. In addition, government agencies or private organizations have imposed and may impose additional taxes, fees or other charges for accessing the Internet or commerce conducted via the Internet. These laws or charges could limit the growth of Internet-related commerce or communications generally, or result in reductions in the demand for Internet-based products and services such as our platform. In addition, the use of the Internet as a business tool could be adversely affected due to delays in the development or adoption of new standards and protocols to handle increased demands of Internet activity, security, reliability, cost, ease-of-use, accessibility and quality of service. The performance of the Internet and its acceptance as a business tool has been adversely affected by “viruses”, “worms” and similar malicious programs. If the use of the Internet is reduced as a result of these or other issues, then demand for our products could decline, which could adversely affect our business, results of operations and financial condition.

We have a limited operating history, which makes it difficult to evaluate our current business and future prospects and increases the risk of your investment.

We were founded in 2014 and launched our platform in April 2015. As a result of our limited operating history, our ability to forecast our future results of operations is limited and subject to a number of uncertainties, including our ability to plan for future growth. We have encountered and will encounter risks and uncertainties frequently experienced by growing companies in rapidly changing industries, such as:

•	market acceptance of our platform and new products;

•	reliability and scalability of our platform and services;

•	adding new customers and new vertical markets;

•	retention of customers;

•	the successful expansion of our business;

•	competition;

•	our ability to control costs, particularly our operating expenses;

•	network outages or security breaches and any associated expenses;

•	executing acquisitions and integrating acquired businesses, technologies, services, products and other assets; and

•	general economic and political conditions.

If we do not address these risks successfully, our business, results of operations and financial condition may be adversely affected.

We have had a history of losses and we may be unable to achieve or sustain profitability.

We experienced net losses of $27.0 million and $6.2 million in 2016 and 2015, respectively. At December 31, 2016, we had an accumulated deficit of approximately $45.2 million. In addition, the audit report for our 2016 financial statements contains an explanatory paragraph stating that our recurring losses from operations and cash used in operating activities raise substantial doubt about our ability to continue as a going concern. We cannot predict if we will achieve profitability in the near future or at all. We expect to continue to expend substantial financial and other resources on, among other things:

•	investments to expand and enhance our platform and technology infrastructure, make improvements to the scalability, availability and security of our platform, and develop new products;

•	sales and marketing, including expanding our direct sales organization and marketing programs, and expanding our programs directed at increasing our brand awareness among current and new customers;

•	hiring additional employees;

•	expansion of our operations and infrastructure, both domestically and internationally; and

•	general administration, including legal, accounting and other expenses related to being a public company.

These investments may not result in increased revenue or growth of our business. We cannot assure you that we will be able to generate revenue sufficient to offset our expected cost increases and planned investments in our business and platform. As a result, we may incur significant losses for the foreseeable future, and may not be able to achieve and sustain profitability. If we fail to achieve and sustain profitability, then we may not be able to achieve our business plan, fund our business or continue as a going concern.

Our business is subject to the risks of earthquakes, fire, floods and other natural catastrophic events, and to interruption by man-made problems such as power disruptions, computer viruses, data security breaches or terrorism.

Our corporate headquarters are located in Southern California, a region known for seismic activity. A significant natural disaster, such as an earthquake, fire or a flood, occurring at our headquarters, at one of our other facilities or where a business partner is located could adversely affect our business, results of operations and financial condition. Further, if a natural disaster or man-made problem were to affect Joyent, Iron.io and/or AWS, our network service providers or Internet service providers, this could adversely affect the ability of our customers to use our products and platform. In addition, natural disasters and acts of terrorism could cause disruptions in our or our customers’ businesses, national economies or the world economy as a whole. We also rely on our network and third-party infrastructure and enterprise applications and internal technology systems for our engineering, sales and marketing and operations activities. Although we maintain incident management and disaster response plans, in the event of a major disruption caused by a natural disaster or man-made problem, we may be unable to continue our operations and may endure system interruptions, reputational harm, delays in our development activities, lengthy interruptions in service, breaches of data security and loss of critical data, any of which could adversely affect our business, results of operations and financial condition.

Risks Related to This Offering, the Ownership of Our Securities and Our Public Company Operation

There has been no prior public market for our common stock and an active trading market may not develop.

Prior to this offering, there has been no public market for our common stock or any of our securities. An active trading market may not develop following completion of this offering or, if developed, may not be sustained. The lack of an active trading market may impair the value of your shares and your ability to sell your shares at the time you wish to sell them. An inactive trading market may also impair our ability to both raise capital by selling shares of common stock and acquire other complementary business, technologies, services or products by using our shares of common stock as consideration. We plan to apply to list our common stock on the NASDAQ Capital Market (NASDAQ). If we fail to satisfy NASDAQ’s continued listing standards, we could be delisted, which would negatively impact the price of our common stock.

Our directors, officers and principal stockholders have significant voting power and may take actions that may not be in the best interests of our other stockholders.

After this offering, our officers, directors and principal stockholders each holding more than 5% of our common stock, collectively, will control approximately 69% of our voting securities. One of our directors, G. Louis Graziadio, III, and certain of his affiliated entities, have indicated an interest in purchasing a total of between 100,000 and 400,000 shares of common stock in this offering at the initial public offering price. If such investors purchase the full 400,000 shares, our officers, directors and principal stockholders will control approximately 72% of our voting securities. In addition, upon the closing of this offering, our officers, directors and principal stockholders will collectively hold options and warrants to purchase a total of 4,164,871 shares of our common stock. As a result, these stockholders, if they act together, will be able to control the management and affairs of our Company and most matters requiring stockholder approval, including the election of directors and approval of significant corporate transactions. This concentration of ownership may have the effect of delaying or preventing a change of control and might adversely affect the market price of our common stock. This concentration of ownership may not be in the best interests of our other stockholders.

As a result of the investment by Acacia in August 2016, the subsequent conversion of the Acacia Note immediately prior to the closing of this offering and the automatic exercise of the Acacia Primary Warrant upon the closing of this offering, Acacia will become one of our major stockholders. Upon completion of this offering, we will have issued to Acacia (i) an aggregate of 1,490,649 shares of our common stock upon conversion of all outstanding principal and accrued interest under the $20 million Acacia Note, which includes accrued interest through December 31, 2016 (assuming an initial public offering price equal to $15.00, the midpoint of the estimated price range set forth on the cover page of this prospectus); (ii) 2,183,432 shares of our common stock upon the automatic exercise in full of the Acacia Primary Warrant (assuming an initial public offering price of $15.00, the midpoint of the estimated price range set forth on the cover page of this prospectus); (iii) 293,926 shares of our common stock upon the automatic conversion of the principal and accrued interest under the Bridge Note issued by us to Acacia (assuming an initial public offering price of $15.00, the midpoint of the estimated price range set forth on the cover of this prospectus); and (iv) 150,000 shares of our common stock issued to Acacia under the terms of the Note Purchase Agreement (assuming the full draw down of the amounts available under Acacia’s Bridge Note). In addition, upon completion of this offering, Acacia will hold warrants to purchase an aggregate of 1,102,673 shares of our common stock at a weighted average exercise price of $13.6088 per share (assuming an initial public offering price of $15.00, the midpoint of the estimated price range set forth on the cover of this prospectus), of which warrants to purchase a total of 697,973 shares will be exercisable immediately. As a result, upon completion of this offering, Acacia will beneficially own approximately 32.7% of our capital stock. Furthermore, pursuant to a voting agreement, upon completion of this offering, Acacia and entities affiliated with our executive officers and directors will have the right to designate all nine directors on our Board. As a result, Acacia and our executive officers and directors will be able to exercise significant control over our business operations and on all matters requiring stockholder approval, including the election of directors, approval of significant corporate transactions and the definition of rights and privileges of all securities. Due to such controlling position, we may take actions with respect to our business that may conflict with the desire of other stockholders, including common stockholders.

We expect that the price of our common stock will fluctuate substantially and you may not be able to sell the shares you purchase in this offering at or above the offering price.

The initial public offering price for the shares of our common stock sold in this offering will be determined by negotiation between the representatives of the underwriters and us. This price may not reflect the market price of our common stock following this offering. In addition, the market price of our common stock is likely to be highly volatile and may fluctuate substantially due to many factors, including, but not limited to:

•	the volume and timing of our revenues and quarterly variations in our results of operations or those of others in our industry;

•	announcement of new contracts with customers or termination of contracts with customers;

•	the introduction of new services, content or features by us or others in our industry;

•	disputes or other developments with respect to our or others’ intellectual property rights;

•	media exposure of our products or of those of others in our industry;

•	changes in governmental regulations;

•	changes in earnings estimates or recommendations by securities analysts; and

•	general market conditions and other factors, including factors unrelated to our operating performance or the operating performance of our competitors.

In recent years, the stock markets generally have experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of the listed companies. Broad market and industry factors may significantly affect the market price of our common stock, regardless of our actual operating performance. These fluctuations may be even more pronounced in the trading market for our common stock shortly following this offering. If the market price of shares of our common stock after this offering does not ever exceed the initial public offering price, you may not realize any return on your investment in us and may lose some or all of your investment.

In addition, in the past, class action litigation has often been instituted against companies whose securities have experienced periods of volatility in market price. Securities litigation brought against us following volatility in our stock price, regardless of the merit or ultimate results of such litigation, could result in substantial costs, which would hurt our financial condition and operating results and divert management’s attention and resources from our business.

If securities or industry analysts do not publish or cease publishing research or reports about us, our business, our market or our competitors, or if such analysts adversely change their recommendations regarding our common stock, the market price and trading volume of our common stock could decline.

The trading market for our common stock will be influenced by the research and reports that securities or industry analysts may publish about us, our business, our market or our competitors. If few analysts commence coverage of us, the market price for our common stock could be negatively affected. If any of the analysts who may cover us adversely change their recommendations regarding our common stock or provide more favorable recommendations about our competitors, the market price of our common stock may decline. If any of the analysts who may cover us were to cease coverage of us or fail to publish reports on us regularly, visibility of our company in the financial markets could decrease, which in turn could cause the market price or trading volume of our common stock to decline. These concerns may be exacerbated by the relatively small size of this offering relative to other initial public offerings, which is likely to result in limited trading volume for our common stock.

We will incur increased costs as a result of becoming a public company, including costs related to compliance with the Sarbanes-Oxley Act and other regulations.

As a public company, we will incur significant legal, accounting, insurance and other expenses that we have not incurred as a private company, including costs associated with public company reporting requirements. We also have incurred and will incur costs associated with compliance with the Sarbanes-Oxley Act and related rules implemented by the SEC. The expenses incurred by public companies generally for reporting and corporate governance purposes have been increasing. We expect these rules and regulations to increase our legal and financial compliance costs and to make some activities more time-consuming and costly, although we are currently unable to estimate these costs with any degree of certainty. In estimating these costs, we took into account expenses related to insurance, legal, accounting and compliance activities, as well as other expenses not currently incurred. These laws and regulations could also make it more difficult or costly for us to obtain certain types of insurance, including director and officer liability insurance, and we may be forced to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage. These laws and regulations could also make it more difficult for us to attract and retain qualified persons to serve on our board of directors, our board committees or as our executive officers. Furthermore, if we are unable to satisfy our obligations as a public company, we could be subject to delisting of our common stock, fines, sanctions and other regulatory action and potentially civil litigation.

The Sarbanes-Oxley Act requires, among other things, that we maintain effective internal control over financial reporting and disclosure controls and procedures. In particular, we must perform system and process evaluation and testing of our internal control over financial reporting to allow management to report on the effectiveness of our internal control over financial reporting, as required by Section 404 of the Sarbanes-Oxley Act. In addition, we will be required to have our independent registered public accounting firm attest to the effectiveness of our internal control over financial reporting in the later of our second annual report on Form 10-K or the first annual report on Form 10-K following the date on which we are no longer an emerging growth company. Our compliance with Section 404 of the Sarbanes-Oxley Act will require that we incur substantial accounting expense and expend significant management efforts. We currently do not have an internal audit group, and we will need to hire additional accounting and financial staff with appropriate public company experience and technical accounting knowledge. If we are not able to comply with the requirements of Section 404 in a timely manner, or if we or our independent registered public accounting firm identify deficiencies in our internal control over financial reporting that are deemed to be material weaknesses, the market price of our stock could decline and we could be subject to sanctions or investigations by NASDAQ, the SEC or other regulatory authorities, which would require additional financial and management resources.

Our ability to successfully implement our business plan and comply with Section 404 requires us to be able to prepare timely and accurate financial statements. We expect that we will need to continue to improve existing, and implement new operational and financial systems, procedures and controls to manage our business effectively. Any delay in the implementation of, or disruption in the transition to, new or enhanced systems, procedures or controls, may cause our operations to suffer and we may be unable to conclude that our internal control over financial reporting is effective and/or to obtain an unqualified report on internal controls from our auditors as required under Section 404 of the Sarbanes-Oxley Act. This, in turn, could have an adverse impact on trading prices for our common stock, and could adversely affect our ability to access the capital markets.

We have identified a material weakness in our internal control over financial reporting, and we may not be able to successfully implement remedial measures.

We have identified control deficiencies in our financial reporting process that constitute a material weakness for the years ended December 31, 2015 and 2016. The material weakness related to the lack of competent accounting personnel with the appropriate level of knowledge, experience and training in GAAP and SEC reporting requirements with respect to equity transactions, resulting in several adjustments to the interim financial statements and also a restatement of our previously issued financial statements as of and for the year ended December 31, 2015 and 2016.

We have initiated certain measures to remediate this material weakness, and plan to implement additional appropriate measures in the future. For example, we hired a new Chief Financial Officer in October 2016 and a new Corporate Controller in March 2017. We have also engaged outside consultants with requisite experience to assist us in the financial reporting process and added two interim professionals to strengthen our accounting and financial reporting team. Following the completion of this offering, we expect to continue to use these consultants until we complete the transition to a fully staffed accounting department with appropriate skills and expertise to comply fully with GAAP, SEC reporting requirements, the Sarbanes-Oxley Act and other regulatory requirements for a publicly-traded company. However, there can be no assurance that we will be able to fully remediate our existing material weakness or that our remedial actions will prevent this weakness from re-occurring in the future.

Further, there can be no assurance that we will not suffer from other material weaknesses or significant deficiencies in the future. If we fail to remediate these material weaknesses or fail to otherwise maintain effective internal controls over financial reporting in the future, such failure could result in a material misstatement of our annual or quarterly financial statements that would not be prevented or detected on a timely basis and which could cause investors and other users to lose confidence in our financial statements, limit our ability to raise capital and have a negative effect on the trading price of our common stock. Additionally, failure to remediate the material weakness or otherwise maintain effective internal controls over financial reporting may also negatively impact our operating results and financial condition, impair our ability to timely file our periodic and other reports with the SEC, subject us to additional litigation and regulatory actions and cause us to incur substantial additional costs in future periods relating to the implementation of remedial measures.

We will have broad discretion as to the use of proceeds from this offering and may not use the proceeds effectively.

We estimate that the net proceeds to us from this offering will be approximately $15.7 million (assuming an initial public offering price of $15.00 per share, the midpoint of the estimated price range set forth on the cover of this prospectus). Our Board and management will retain broad discretion as to the allocation of the proceeds and may spend these proceeds in ways in which our stockholders may not agree. The failure of our management to apply these funds effectively could result in unfavorable returns and uncertainty about our prospects, both of which could cause the price of our shares of common stock to decline.

Substantial future sales of our common stock, or the perception in the public markets that these sales may occur, may depress our stock price.

Sales of a substantial amount of our common stock in the market, or the perception that these sales may occur, could adversely affect the market price of our common stock. After this offering, we will have outstanding 12,629,561 shares of our common stock (based on liquidation preference accrued on our Series A and Series B preferred stock, and interest accrued on the Acacia Note, through December 31, 2016). The total number of outstanding shares includes the 1,250,000 shares of common stock we are selling in this offering, which may be resold immediately, and 11,379,561 shares of common stock that will become available for sale 180 days after the date of this prospectus (subject to extension in certain circumstances) under the terms of lock-up agreements entered into between the holders of those shares and the underwriters of this offering. However, the underwriters of this offering can waive this restriction and allow these stockholders to sell their shares at any time after this offering. As these lockup restrictions end, the market price of the common stock could drop significantly if the holders of these restricted shares sell them or are perceived by the market as intending to sell them. Furthermore, pursuant to our investment agreement and note purchase agreement with Acacia, Acacia will hold various warrants to purchase up to an aggregate of 1,102,673 shares of our common stock, of which warrants to purchase a total of 697,973 shares will be exercisable immediately (assuming an initial public offering price of $15.00 per share, the midpoint of the estimated price range set forth on the cover of this prospectus), and if Acacia exercises some or all of these warrants and sells or distributes the underlying shares, it may have a significant negative impact on our stock price.

We also intend to register the 3,908,592 shares of common stock issuable upon the exercise of options outstanding under our 2014 Stock Option/Stock Issuance Plan and all common stock that we may issue under our 2017 Stock Incentive Plan and our 2017 Employee Stock Purchase Plan, both of which will be adopted prior to the completion of this offering. Upon the completion of this offering, an aggregate of 3,000,000 shares of our common stock will be reserved for future issuance under these plans. Once we register these shares, which we plan to do shortly after the completion of this offering, they can be freely sold in the public market once vested and exercised, subject to the lock-up agreements referred to above. If a large number of these shares are sold in the public market, the sales could reduce our trading price.

In the future, we may also issue our securities if we need to raise additional capital or in connection with acquisitions. The number of shares of our common stock issued in connection with a financing or acquisition could constitute a material portion of our then-outstanding shares of our common stock.

If you purchase shares of common stock sold in this offering, you will incur immediate and substantial dilution.

If you purchase shares of common stock in this offering, you will incur immediate and substantial dilution in the amount of $11.58 per share based upon an assumed initial public offering price of $15.00 per share, the midpoint of the estimated price range set forth on the cover of this prospectus, which is substantially higher than the pro forma net tangible book deficit per share of our outstanding common stock. In addition, you may also experience additional dilution, or potential dilution, upon future equity issuances to investors or to our employees, consultants and directors under our stock option and equity incentive plans. See “Dilution.”

We are an “emerging growth company,” and we cannot be certain if the reduced reporting requirements applicable to emerging growth companies will make our common stock less attractive to investors.

We are an “emerging growth company,” as defined in the JOBS Act. For as long as we continue to be an emerging growth company, we may take advantage of exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies, including not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved. We could be an emerging growth company for up to five years, although circumstances could cause us to lose that status earlier, including if the market value of our common stock held by non-affiliates exceeds $700 million as of any June 30 date before that time, in which case, we would no longer be an emerging growth company as of the following December 31. We cannot predict if investors will find our common stock less attractive because we may rely on these exemptions. If some investors find our common stock less attractive as a result, there may be a less active trading market for our common stock and our stock price may be more volatile.

We will be a “controlled company” within the meaning of the NASDAQ rules following the completion of this offering and, as a result, will qualify for exemptions from certain corporate governance requirements. If we decide to rely on such exemptions, you may not have the same protections afforded to stockholders of companies that are subject to such requirements.

Following the completion of this offering, Acacia and entities affiliated with our Chief Executive Officer and our President (the Major Stockholders) will collectively beneficially own more than 50% of our voting power. Pursuant to the Voting Agreement, Acacia and the Major Stockholders (acting as a group) can designate and elect all nine directors on our Board of Directors. As a result, we will be considered a controlled company within the meaning of the corporate governance standards of NASDAQ. Under these rules, a controlled company may elect not to comply with certain of NASDAQ’s corporate governance requirements, including:

•	A majority of our Board of Directors to consist of “independent directors” as defined by the applicable rules and regulations of NASDAQ;

•	The compensation of our executive officers to be determined, or recommended to the Board of Directors for determination, by independent directors constituting a majority of the independent directors of the Board in a vote in which only independent directors participate or by a Compensation Committee comprised solely of independent directors; and

•	That director nominees to be selected, or recommended to the Board of Directors for selection, by independent directors constituting a majority of the independent directors of the Board in a vote in which only independent directors participate or by a nomination committee comprised solely of independent directors.

Notwithstanding the availability of these exemptions, our current intent is to comply voluntarily with certain of NASDAQ’s corporate governance requirements with respect to our Board. We cannot guarantee that a majority of our Board will consist of independent directors or that we will be able to comply with all of NASDAQ’s other corporate governance requirements. As a controlled company, you will not have the same protections afforded to stockholders of companies that are subject to all of NASDAQ’s corporate governance requirements.

We do not currently expect to pay any cash dividends.

The continued operation and expansion of our business will require substantial funding. Accordingly, we do not currently expect to pay any cash dividends on shares of our common stock. Any determination to pay dividends in the future will be at the discretion of our board of directors and will depend upon results of operations, financial condition, contractual restrictions, restrictions imposed by applicable law and other factors our board of directors deems relevant. Additionally, we expect these restrictions to continue in the future. Accordingly, if you purchase shares in this offering, realization of a gain on your investment will depend on the appreciation of the price of our common stock, which may never occur. Investors seeking cash dividends in the foreseeable future should not purchase our common stock.

Our anti-takeover provisions could prevent or delay a change in control of our Company, even if such change in control would be beneficial to our stockholders.

Provisions of our amended and restated certificate of incorporation and amended and restated bylaws as well as provisions of Delaware law could discourage, delay or prevent a merger, acquisition or other change in control of our Company, even if such change in control would be beneficial to our stockholders. These include:

•	authorizing the issuance of “blank check” preferred stock that could be issued by our board of directors to increase the number of outstanding shares and thwart a takeover attempt;

•	a provision for a classified board of directors so that not all members of our board of directors are elected at one time;

•	the removal of directors only for cause;

•	no provision for the use of cumulative voting for the election of directors;

•	limiting the ability of stockholders to call special meetings;

•	requiring all stockholder actions to be taken at a meeting of our stockholders (i.e. no provision for stockholder action by written consent); and

•	establishing advance notice requirements for nominations for election to the board of directors or for proposing matters that can be acted upon by stockholders at stockholder meetings.

In addition, the Delaware General Corporate Law prohibits us, except under specified circumstances, from engaging in any mergers, significant sales of stock or assets or business combinations with any stockholder or group of stockholders who owns at least 15% of our common stock.

Our amended and restated certificate of incorporation designates the Court of Chancery of the State of Delaware as the sole and exclusive forum for certain types of actions and proceedings that may be initiated by our stockholders, which could limit our stockholders’ ability to obtain a favorable judicial forum for disputes with us or our directors, officers or other employees.

Our amended and restated certificate of incorporation following the completion of this offering will provide that, unless we consent in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall be the sole and exclusive forum for:

•	any derivative action or proceeding brought on our behalf;

•	any action asserting a claim of breach of a fiduciary duty owed by any of our directors, officers or other employees to us or to our stockholders;

•	any action asserting a claim against us arising pursuant to any provision of the Delaware General Corporation Law, our certificate of incorporation or our bylaws; or

•	any action asserting a claim against us governed by the internal affairs doctrine.

Any person or entity purchasing or otherwise acquiring any interest in shares of our capital stock shall be deemed to have notice of and consented to this provision of our certificate of incorporation. This choice-of-forum provision may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable or convenient for disputes with us or our directors, officers or other employees, which may discourage such lawsuits against us and our directors, officers and other employees. Alternatively, if a court were to find these provisions of our certificate of incorporation inapplicable to, or unenforceable in respect of, one or more of the specified types of actions or proceedings, we may incur additional costs associated with resolving such matters in other jurisdictions, which could adversely affect our business, financial condition or results of operations.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements within the meaning of the federal securities laws, which statements are subject to substantial risks and uncertainties. These forward-looking statements are principally contained in the sections entitled “Prospectus Summary,” “Risk Factors,” “Management’s Discussions and Analysis of Financial Condition and Results of Operations” and “Business,” although we make forward-looking statements throughout this prospectus. Forward-looking statements include all statements that are not statements of historical facts and can be identified by words such as “anticipates,” “believes,” “seeks,” “estimates,” “expects,” “intends,” “may,” “plans,” “potential,” “projects,” “should,” “could,” “will,” “would” or similar expressions and the negatives of those expressions. In particular, forward-looking statements contained in this prospectus relate to, among other things, our future financial condition and results of operations, business forecasts and plans, strategic plans and objectives, product development plans, capital needs and financing plans, use of proceeds from this offering, competitive position, industry environment, potential growth opportunities, potential market opportunities, acquisitions, compensation plans and objectives, governance structure and policies, and the price of our common stock.

Forward-looking statements represent our management’s current beliefs and assumptions based on information currently available. Forward-looking statements involve numerous known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. We discuss these risks and uncertainties in greater detail in the section entitled “Risk Factors” and elsewhere in this prospectus. Given these risks and uncertainties, you should not place undue reliance on these forward-looking statements. You should read this prospectus, and the other documents that we have filed as exhibits to the registration statement of which this prospectus is a part, completely and with the understanding that our actual future results may be materially different from the results expressed or implied by these forward-looking statements.

Moreover, we operate in an evolving environment. New risks and uncertainties emerge from time to time and it is not possible for our management to predict all risks and uncertainties, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual future results to be materially different from those expressed or implied by any forward-looking statements.

Except as required by law, we assume no obligation to update any forward-looking statements publicly, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future.

We qualify all of our forward-looking statements by these cautionary statements.

USE OF PROCEEDS

We estimate that the net proceeds to us from the sale of common stock in this offering, after deducting the underwriting discount and estimated offering expenses payable by us, will be approximately $15.7 million (or $18.3 million if the underwriters exercise their option to purchase additional shares in full), assuming that the shares are offered at $15.00 per share, the midpoint of the estimated price range set forth on the cover of this prospectus.

Each $1.00 increase (decrease) in the assumed initial public offering price of $15.00 per share, the midpoint of the estimated price range set forth on the cover of this prospectus would increase (decrease) the net proceeds we receive from this offering by approximately $1.2 million, after deducting the estimated underwriting discount and estimated offering expenses payable by us. Each increase (decrease) of 100,000 shares in the number of shares we are offering would increase (decrease) the net proceeds to us from this offering by approximately $1.4 million, assuming that the assumed initial public offering price remains the same, and after deducting underwriting discounts and commissions and estimated offering expenses payable by us.

The principal purposes of this offering are to increase our working capital and financial flexibility (through the net proceeds of this offering and Acacia’s exercise of the Acacia Primary Warrant, as well as the conversion of our outstanding secured debt into shares of common stock), create a public market for our common stock and enable access to the public equity markets for us and our stockholders. We currently intend to use the net proceeds from this offering for working capital or other general corporate purposes, including funding our growth strategies discussed in this prospectus. These uses and growth strategies include investments to expand our platform and enhance our technologies, and to broaden our sales and marketing capabilities for our SaaS licensing business; however, we do not currently have any definitive or preliminary plans with respect to the use of proceeds for such purposes. In addition, we may use a portion of the net proceeds of this offering to acquire or invest in complementary businesses, services, technologies or intellectual property rights. However, we have no agreements or commitments with respect to any such acquisitions or investments at this time. In addition, we may in the future enter into arrangements to acquire or invest in complementary businesses, services, technologies or intellectual property rights. However, we have no agreements or commitments with respect to any such acquisitions or investments at this time.

Our expected uses of the net proceeds from this offering are based upon our present plans, objectives and business condition. As of the date of this prospectus, we cannot predict with certainty all of the particular uses for the net proceeds from this offering, and management has not estimated the amount of proceeds, or the range of proceeds, to be used for any particular purpose. The amounts and timing of our actual uses of net proceeds will vary depending on numerous factors, including the factors described in the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources.” As a result, our management will retain broad discretion over the allocation of the net proceeds from this offering, and investors will be relying on our management’s judgment regarding the application of the net proceeds.

Pending the use of the net proceeds from this offering, we may invest the net proceeds in investment grade, short-term interest-bearing obligations, such as money-market funds, certificates of deposit, or direct or guaranteed obligations of the United States government, or hold the net proceeds as cash. We cannot predict whether any net proceeds invested will yield a favorable return.

DIVIDEND POLICY

We have never declared or paid cash dividends on our capital stock. We currently intend to retain all available funds and any future earnings for use in the operation of our business. Therefore, we do not currently expect to pay any cash dividends on our common stock for the foreseeable future. Any future determination to pay cash dividends will be at the discretion of our board of directors and will depend upon our results of operations, financial condition, capital requirements, general business conditions, and other factors that our board of directors deems relevant. Our ability to pay dividends may also be restricted by the terms of any future credit agreement or any future debt or preferred equity securities of ours or of our subsidiaries.

CAPITALIZATION

The following table sets forth our cash and cash equivalents and capitalization as of December 31, 2016:

•	on an actual basis;

•	on a pro forma basis to give effect to (i) the conversion of all outstanding Series A preferred stock into an aggregate of 2,840,533 shares of common stock immediately prior to the completion of this offering (which includes the accrued liquidation preference on such preferred stock through December 31, 2016); (ii) the conversion of all outstanding Series B preferred stock into an aggregate of 2,244,144 shares of common stock immediately prior to the completion of this offering (which includes the accrued liquidation preference on such shares through December 31, 2016); (iii) the conversion of the $20 million principal outstanding and interest accrued through December 31, 2016 under the Acacia Note into an aggregate of 1,490,649 shares of common stock immediately prior to the closing of this offering (assuming an initial public offering price of $15.00, the midpoint of the estimated price range set forth on the cover page of this prospectus); and (iv) the issuance of 2,183,432 shares of common stock upon the automatic exercise of the Acacia Primary Warrant upon the closing of this offering (assuming an initial public offering price of $15.00, the midpoint of the estimated price range set forth on the cover of this prospectus); and

•	on a pro forma as adjusted basis to give effect to the pro forma adjustments described above and to further reflect the issuance and sale by us of 1,250,000 shares of common stock in this offering at an assumed initial public offering price of $15.00 per share, which is the midpoint of the price range listed on the cover page of this prospectus, after deducting the underwriting discounts and commissions, and estimated offering expenses payable by us.

You should read the information in this table together with “Use of Proceeds,” our consolidated financial statements and the accompanying notes appearing elsewhere in this prospectus and the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section and other financial information contained elsewhere in this prospectus.

	As of December 31, 2016
	Actual	Pro Forma	Pro Forma as Adjusted(1)
	(unaudited, in thousands, except share and per share data)
Cash and cash equivalents	$12,078	$41,792	$57,442

Redeemable convertible preferred stock, $0.001 per share; issuable in Series A preferred stock and Series B preferred stock; 3,914,697 shares and 3,092,781 shares, respectively, authorized, issued and outstanding, actual; no shares issued or outstanding pro forma and pro forma as adjusted	23,350	—	—

Stockholders’ equity (deficit):
Common stock, $0.001 par value; 38,500,000 shares authorized, 2,620,803 shares issued and outstanding, actual; 11,379,561 shares issued and outstanding pro forma; and 12,629,561 shares issued and outstanding pro forma as adjusted	4	13	14
Additional paid in capital (deficit)	(293)	73,048	88,697

Accumulated deficit	(45,236)	(45,020)	(45,020)

Total stockholders’ equity (deficit)	(45,525)	28,041	43,691

Total capitalization	$(22,175)	$28,041	$43,691

(1)	Each $1.00 increase or decrease in the assumed initial public offering price of our common stock of $15.00 per share, which is the midpoint of the estimated price range set forth on the cover page of this prospectus, would increase or decrease, as applicable, the amount of our pro forma as adjusted cash and cash equivalents, accumulated deficits and total stockholders’ equity (deficit) by $1.2 million, assuming that the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting underwriting discounts and commissions payable by us. An increase or decrease of 100,000 shares in the number of shares offered, by us would increase or decrease, as applicable, our pro forma as adjusted cash and cash equivalents, deficit and total stockholders’ equity (deficit) by approximately $1.4 million, assuming that the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting underwriting discounts and commissions and estimated operating expenses payable by us.

If the underwriters’ option to purchase additional shares of common stock is exercised in full, the as adjusted amount of each of cash and cash equivalents, accumulated deficit, total stockholders’ equity (deficit), and total capitalization would be $60.0 million, ($45.0 million), $46.3 million, and $46.3 million, respectively, after deducting estimated underwriting discounts and commissions and estimated operating expenses payable by us.

The pro forma as adjusted information discussed above is illustrative only and will be adjusted based on the actual initial public offering price, number of shares offered and other terms of this offering determined at pricing.

The number of shares shown above as issued and outstanding does not include:

•

the automatic conversion of the $4.0 million principal amount borrowed under the Bridge Notes in March and April 2017, and the additional $4.0 million of Bridge Notes expected to be borrowed by us prior to the completion of this offering, into an aggregate of 587,854 shares of common stock upon the completion of this offering at a conversion price per share equal to the lesser of (i) $13.6088 or (ii) the initial public offering price in this offering (which is assumed to be $15.00, the midpoint of the estimated price range set forth on the cover of this prospectus), the issuance of 300,000 shares of common stock to the purchasers of the Bridge Notes under the terms of the Note Purchase Agreement, and the conversion of all interest accrued on the Bridge Notes through the date of conversion into shares of common stock at the same conversion price;

•	680,434 shares of common stock issuable upon exercise of stock options outstanding as of December 31, 2016 under our 2014 Plan, at a weighted-average exercise price of $2.27 per share;

•	3,264,000 shares of common stock issuable upon the exercise of stock options to be granted under the 2014 Plan upon the execution of the underwriting agreement in connection with this offering, at an exercise price per share equal to the initial public offering price;

•	2,000,000 shares of common stock that will be reserved as of the closing date of this offering for future issuance under our 2017 Plan, which will be adopted upon execution of the underwriting agreement in connection with this offering;

•	1,000,000 shares of common stock that will be reserved for future issuance under our ESPP, which will be adopted upon execution of the underwriting agreement in connection with this offering;

•	1,489,057 shares of common stock issuable upon exercise of warrants outstanding upon the closing of this offering at a weighted average exercise price of $12.69 per share (assuming an initial public offering price of $15.00, the midpoint of the estimated price range set forth on the cover page of this prospectus); and

•	the exercise of underwriters’ option to purchase up to an additional 187,500 shares of common stock from us.

DILUTION

If you invest in our common stock in this offering, your ownership interest will be immediately diluted to the extent of the difference between the initial public offering price per share of our common stock and the pro forma as adjusted net tangible book value (deficit) per share of our common stock after this offering.

Net tangible book value (deficit) per share represents our total tangible assets (total assets less intangible assets) less total liabilities divided by the total number of shares of common stock outstanding as of December 31, 2016. As of December 31, 2016, our historical net tangible book deficit was $(46.4 million), or $(17.72) per share of common stock.

Our pro forma net tangible book value (deficit) as of December 31, 2016 was approximately $27.1 million, or $2.38 per share of common stock, which is based on 11,379,561 shares of common stock outstanding as of December 31, 2016, after giving effect to (i) the automatic conversion of all of our outstanding Series A convertible preferred stock into 2,840,533 shares of common stock immediately prior to the closing of this offering (which includes accrued liquidation preference as of December 31, 2016); (ii) the automatic conversion of all of our Series B convertible preferred stock into 2,244,144 shares of common stock immediately prior to the closing of this offering (which includes accrued liquidation preference as of December 31, 2016); (iii) the conversion of all outstanding principal and interest accrued through December 31, 2016 under the Acacia Note into 1,490,649 shares of our common stock (assuming an initial public offering price of $15.00, the midpoint of the estimated price range set forth on the cover page of this prospectus); and (iv) the issuance of 2,183,432 shares of common stock upon the automatic exercise of the Acacia Primary Warrant for a total exercise price of $29.7 million upon the closing of this offering (assuming an initial public offering price of $15.00, the midpoint of the estimated price range set forth on the cover page of this prospectus).

Our pro forma as adjusted net tangible book value (deficit) as of December 31, 2016 would have been $43.2 million, or $3.42 per share of common stock, after giving effect to (i) the foregoing pro forma adjustments referenced above, and (ii) the sale by us of 1,250,000 shares of our common stock in this offering at an assumed initial public offering price of $15.00 per share, which is the midpoint of the estimated price range set forth on the cover page of this prospectus, and after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us. This represents an immediate increase in pro forma net tangible book value (deficit) of $1.04 per share to existing stockholders and an immediate dilution in pro forma net tangible book value (deficit) of $11.58 per share to investors purchasing common stock in this offering. The following table illustrates this per share dilution:

Assumed initial public offering price per share		$15.00
Pro forma net tangible book value (deficit) per share of common stock as of December 31, 2016	$2.38
Increase in pro forma net tangible book value per share attributable to new investors in this offering	1.04

Pro forma as adjusted net tangible book value (deficit) per share immediately after this offering		$3.42

Dilution in pro forma net tangible book value per share to new investors in this offering		$11.58

Each $1.00 increase or decrease in the assumed initial public offering price of $15.00 per share, which is the midpoint of the estimated offering price range set forth on the cover page of this prospectus, would increase or decrease, as applicable, our pro forma as adjusted net tangible book value per share to new investors by $0.09, and would increase or decrease, as applicable, dilution per share to new investors in this offering by $0.09, assuming that the number of shares offered us, as set forth on the cover page of this prospectus, remains the same and after deducting underwriting discounts and commissions and estimated offering expenses payable by us. Similarly, each increase or decrease of 100,000 shares in the number of shares offered by us would increase or decrease, as applicable, our pro forma as adjusted net tangible book value by $0.08 per share and increase or decrease, as applicable, the dilution to new investors by $0.08 per share, assuming the assumed initial public offering price remains the same, and after deducting underwriting discounts and commissions and estimated offering expenses payable by us. The pro forma as adjusted information discussed above is illustrative only and will be adjusted based on the actual initial public offering price and other terms of this offering.

If the underwriters exercise their over-allotment option in full in this offering, the pro forma as adjusted net tangible book value (deficit) after the offering would be $3.58 per share, the increase in pro forma as adjusted net tangible book value (deficit) per share to existing stockholders would be $0.16 and the dilution in net tangible book deficit per share to new investors would be $11.42 per share, in each case assuming an initial public offering price of $15.00 per share, which is the midpoint of the estimated price range set forth on the cover page of this prospectus.

The following table shows, as of December 31, 2016, on the pro forma basis described above, the difference between existing stockholders and new investors with respect to the number of shares of common stock purchased from us, the total consideration paid to us and the average price paid per share by existing stockholders and by investors purchasing shares of our common stock in this offering (assuming an initial offering price of $15.00 per share, the midpoint of the estimated price range set forth on the cover page of this prospectus), and before deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us:

	Shares Purchased		Total Consideration		Average Price Per Share
	Number	Percent	Amount	Percent
	(in thousands, other than shares or percent)
Existing stockholders	11,379,561	90.1%	$63,331	77.2%	$5.57
New investors	1,250,000	9.9	18,750	22.8	15.00

Total		100.0%	$82,081	100.0%

If the underwriters exercise their option to purchase additional shares:

•	the percentage of shares of common stock held by existing stockholders will decrease to approximately 88.8% of the total number of shares of our common stock outstanding after this offering; and

•	the number of shares held by new investors will increase to 1,437,500, or approximately 11.2% of the total number of shares of our common stock outstanding after this offering, in each case assuming the shares are offered at $15.00 per share, which is the midpoint of the estimated price range set forth on the cover of this prospectus.

The table and discussion above exclude the following:

•	the automatic conversion of the $4.0 million principal amount borrowed under the Bridge Notes in March and April 2017, and the additional $4.0 million principal amount expected to be borrowed under the Bridge Notes prior to the completion of this offering, into an aggregate of 587,854 shares of common stock upon the closing of this offering (assuming an initial public offering price of $15.00, the midpoint of the estimated price range set forth on the cover of this prospectus), the issuance of 300,000 shares of common stock to the purchasers of the Bridge Notes, and the issuance of additional shares of common stock upon conversion of all interest accrued through the date of conversion of the Bridge Notes;

•	680,434 shares of common stock issuable upon exercise of stock options outstanding as of December 31, 2016 under the 2014 Plan at a weighted-average exercise price of $2.27 per share;

•	3,264,000 shares of common stock issuable upon the exercise of stock options to be granted under the 2014 Plan upon the execution of the underwriting agreement in connection with this offering, at an exercise price per share equal to the initial public offering price;

•	2,000,000 shares of common stock that will be reserved as of the closing date of this offering for future issuance under our 2017 Plan;

•	1,000,000 shares of common stock that will be reserved as of the closing date of this offering for future issuance under our ESPP; and

•	All outstanding options and warrants issued or issuable to purchase common stock.

To the extent any of our outstanding options or warrants are exercised, there will be further dilution to new investors. The above table assumes that none of our existing stockholders will purchase shares of our common stock in this offering.

SELECTED CONSOLIDATED FINANCIAL DATA

You should read the following selected consolidated financial data in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and the related notes appearing elsewhere in this prospectus. The following tables set forth our selected consolidated financial data as of and for the periods indicated below. We have derived the consolidated statement of operations data and consolidated balance sheet data for the years ended December 31, 2016 and 2015 from our audited consolidated financial statements for such periods. Our audited consolidated financial statements as of December 31, 2016 and 2015 and for the years ended December 31, 2016 and 2015 have been included in this prospectus. Historical results are not indicative of the results to be expected in the future.

	Year Ended December 31,
	2016	2015
	(in thousands, except share and per share data)
Consolidated Statements of Operations Data:
Net revenues	$8,911	$13,928
Cost of revenue	1,577	1,860

Gross profit	7,334	12,068
Operating expenses:
Sales and marketing (1)	8,279	5,735
Research and development (1)	7,900	4,633
General and administrative (1)	14,935	7,990

Total operating expenses	31,114	18,358

Loss from operations	(23,780)	(6,290)
Other income (expense), net	(3,193)	85

Loss before provision for income taxes	(26,973)	(6,205)
Provision for income taxes	6	5

Net loss	$(26,979)	$(6,210)
Accretion of redeemable convertible preferred stock	(3,204)	(3,330)

Net loss attributable to common stockholders	$(30,183)	$(9,540)

Per Share Data:
Net loss per share attributable to common stockholders, basic and diluted	$(14.59)	$(6.73)

Weighted average shares used to compute basic and diluted net loss per share	2,068,334	1,416,732
Pro forma net loss per share, basic and diluted (2)	$(3.98)

Weighted average shares used to compute pro forma net loss per share, basic and diluted (2)	6,784,412

footnotes on following page

	As of December 31, 2016
	Actual	Pro Forma(3)	Pro Forma as Adjusted(4)(5)
	(in thousands)
Consolidated Balance Sheets Data (unaudited):
Cash and cash equivalents	$12,078	$41,792	$57,442
Working capital (deficit)	(22,134)	27,082	42,732
Total assets	22,348	52,062	67,712
Total liabilities	44,523	24,021	24,021
Total redeemable convertible preferred stock	23,350	—	—
Total stockholders’ equity (deficit)	(45,525)	28,041	43,691

footnotes from prior page

(1)	Includes stock-based compensation expense as follows:

	Year Ended December 31,
	2016	2015
	(in thousands)
Sales and marketing	$71	$81
Research and development	31	20
General and administrative	1,628	26

Total stock-based compensation expense	$1,730	$127

(2)	Pro forma basic and diluted net loss per common share has been calculated assuming (a) the conversion of all outstanding Series A preferred stock into an aggregate of 2,637,721 shares of common stock, and (b) the conversion of all of our outstanding Series B preferred stock into an aggregate of 2,078,357 shares of our common stock, as of the beginning of the applicable periods.

(3)	The pro forma column in the balance sheet data table above reflects (a) the conversion of all outstanding shares of our Series A preferred stock into an aggregate of 2,840,533 shares of common stock (which includes the liquidation preference accrued through December 31, 2016); (b) the conversion of all outstanding Series B preferred stock into an aggregate of 2,244,144 shares of common stock (which includes the liquidation preference accrued through December 31, 2016); (c) the conversion of all outstanding principal amount and accrued interest under the Acacia Note into 1,490,649 shares of common stock immediately prior to the closing of this offering (which includes interest accrued on the Acacia Note through December 31, 2016) at a conversion price per share equal to the lesser of (i) $13.6088 or (ii) the initial public offering price in this offering (which is assumed to be $15.00, the midpoint of the estimated price range set forth on the cover page of this prospectus); and (d) the issuance of 2,183,432 shares of common stock upon the automatic exercise of the Acacia Primary Warrant upon the closing of this offering (assuming an initial public offering price of $15.00, the midpoint of the estimated price range set forth on the cover page of this prospectus). Such column does not reflect the automatic conversion of the $4.0 million principal amount borrowed under the Bridge Notes in March and April 2017, and the $4.0 million principal amount of the Bridge Notes expected to be borrowed prior to this offering, into an aggregate of 587,854 shares of common stock upon the completion of this offering at a conversion price per share equal to the lesser of (i) $13.6088 or (ii) the initial public offering price in this offering (which is assumed to be $15.00, the midpoint of the estimated price range set forth on the cover of this prospectus), the conversion of the interest accrued on the Bridge Notes through the conversion date at the same conversion price, or the issuance of 300,000 shares of common stock to the purchasers of the Bridge Notes under the terms of the Note Purchase Agreement (assuming the full draw down of the amounts available thereunder).

(4)

The pro forma as adjusted column in the balance sheet data table above gives effect to (a) the pro forma adjustments referred to in footnote 2 above; (b) the sale and issuance by us of 1,250,000 shares of our common stock in this offering, based upon the assumed initial public offering price of $15.00 per share, which is the midpoint of the estimated price range set forth on the cover page of this prospectus, and after deducting underwriting discounts and commissions and estimated offering expenses payable by us.

(5)	The pro forma as adjusted information presented in the summary consolidated balance sheet data above is illustrative only and will be adjusted based on the actual initial public offering price and other terms of this offering determined at pricing. Each $1.00 increase (decrease) in the assumed initial public offering price of $15.00 per share (which is the midpoint of the price range set forth on the cover page of this prospectus) would increase (decrease) the pro forma as adjusted amount of each of cash and cash equivalents, working capital, total assets, total liabilities and total stockholders’ equity (deficit) by approximately $1.2 million assuming that the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us. Similarly, each increase (decrease) of 100,000 shares in the number of shares offered by us at the assumed initial public offering price would increase (decrease) each of cash and cash equivalents, total assets, total liabilities and total stockholders’ equity (deficit) by approximately $1.4 million.

MANAGEMENT’S DISCUSSION AND ANALYSIS

OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

You should read the following discussion and analysis of our financial condition and results of operations together with our consolidated financial statements and the related notes and other financial information included elsewhere in this prospectus. Some of the information contained in this discussion and analysis or set forth elsewhere in this prospectus, including information with respect to our plans and strategy for our business, includes forward-looking statements that involve risks and uncertainties. You should review the “Cautionary Note Regarding Forward-Looking Statements” and “Risk Factors” sections of this prospectus for a discussion of important factors that could cause actual results to differ materially from the results described in or implied by the forward-looking statements contained in the following discussion and analysis.

Overview

Our proprietary platform unlocks the power of AI-based cognitive computing so that unstructured audio and video data can be transformed and analyzed in conjunction with structured data in a seamless, automated manner to generate actionable intelligence for enterprises of all sizes. Our cloud-based, open platform integrates an ecosystem of a variety of best-of-breed cognitive engines, which can be orchestrated together, to reveal valuable multivariate insights from vast amounts of audio, video and structured data.

Operating results for the periods presented herein include the following (in thousands, except per share data and percentages):

	Year Ended December 31,
	2016	2015
	(in thousands)
Net revenues	$8,911	$13,928
Cost of revenues	1,577	1,860

Gross profit	7,334	12,068
Gross margin	82.3%	86.6%
Total operating expenses	31,114	18,358
Net loss	$(26,979)	$(6,210)
Per share data:
Net loss per share attributable to common stockholders, basic and diluted	$(14.59)	$(6.73)

During the years ended December 31, 2016 and 2015, our net revenues were $8.4 million and $13.9 million, respectively, from our Media Agency Business and $0.5 million and less than $0.1 million, respectively, from our AI Platform Business.

Media Agency Business

Since our inception, we have generated substantially all of our revenues from our media placement services performed under advertising contracts with our media clients. Our media agency services include media planning and strategy, media buying and placement, campaign messaging, clearance verification and attribution and custom analytics. We typically enter into agency contracts with our Media Agency customers that do not have a fixed term, but generally can be cancelled by us or the customer upon 30 to 90 days prior written notice without penalty.

The key performance metrics for our Media Agency Business include the number of new customers per period, the total number of active customers, and the media dollars placed per customer per period. Tracking the number of new and active customers per period provides us with insight regarding our ability to grow the market share of our Media Agency Business by winning new customers, as well as regarding customer churn. By tracking media spend by customer per period, we can analyze not only spending trends, but our ability to grow media spend with existing customers.

In the past, our Media Agency Business has experienced volatility in its net revenues due to a number of factors, including (i) the timing of new large account wins; (ii) loss of customers who choose to replace our services by bringing their advertising placement in-house; (iii) customers who experience reductions in their advertising budgets due to issues with their own business; (iv) losses of customers who change providers from time to time based largely on pricing; and (v) the seasonality of the campaigns for certain large customers. Our Media Agency Business is also reliant on certain large key customers and has historically generated a significant portion of its net revenues from a few major customers. For example, our two largest customers by revenue in 2015, LifeLock, Inc. and DraftKings, Inc., collectively accounted for approximately 43% of our net revenues in 2015, but only approximately 10% of our net revenues in 2016. During 2016, our net revenues from this business declined compared with 2015, primarily because (i) LifeLock, Inc. chose to replace our media placement services by bringing their advertising placement in-house; and (ii) DraftKings, Inc. experienced a reduction in business activity and their media purchases due to legal restrictions imposed on them in certain jurisdictions for a period of time. If we lose any key customers or their media spending with us declines significantly, our business, results of operations and financial condition would be harmed.

Launch of AI Platform Business

We are in the early stages of developing our AI Platform Business. We commenced commercial licensing of our SaaS solutions in April 2015 but have not generated significant revenue from our AI Platform Business to date. Our Media Agency Business is an ongoing mature business, but our AI Platform Business is still in the development phase. The funding provided by the Acacia investment in August 2016 allowed us to expand our engineering team to continue the development and expansion of the capabilities of our AI platform, as well as to expand our sales and marketing team, which has enabled us to grow our AI Platform Business significantly. As we develop and grow our AI Platform Business, we plan to track key performance indicators including the number of new customers per period, the total number of active customers, subscription fee revenue per customer per period and total revenue per customer per period. Tracking our new and total customers will provide us with insight into our ability to penetrate our target markets, as well as into customer turnover rates. Tracking our subscription fee revenue and total revenue per customer will provide insight into our customers’ usage of our platform.

To create viable services and products in our AI Platform Business and increase that business’ net revenues, we expect to continue to invest substantial financial and other resources into our AI Platform Business to, among other things:

•	expand and enhance our platform’s capabilities, functionality and technology infrastructure;

•	make improvements to the scalability, availability and security of our AI platform, and

•	develop new products and services, including additional Conductors for other cognitive classes;

•	add additional cognitive engines to our platform;

•	increase our sales and marketing activities, including expanding our direct sales organization and marketing programs and expanding our programs directed at increasing our brand awareness among current and new customers;

•	hire additional employees; and

•	expand our operations and infrastructure, both domestically and internationally

We expect to continue to invest significant resources and capital into developing our AI Platform Business, and therefore do not expect to achieve profitability in the foreseeable future. Our objective is to manage our resources so that we can continue to develop a successful AI Platform Business that generates net revenues and establishes us as the leader in the cloud-based artificial intelligence market, while at the same time maintaining and expanding our Media Agency Business by acquiring new customers and adding additional media placement contracts.

Factors Affecting Our Performance

We believe that the growth of our business and our future success are dependent upon many factors, including market acceptance of our product and market leadership, the success of our sales and marketing efforts, our expansion strategy, our investments for operational scale and our international growth. While each of these areas presents significant opportunities for us, they also pose important challenges that we must successfully address in order to sustain the growth of our business and improve our results of operations. The investments that we make in these areas may not result in increased revenue or operating profit. Accordingly, these investments may delay or otherwise impair our ability to achieve profitability. The timing of our future profitability will depend upon many variables, including the success of our growth strategies and the timing and size of investments and expenditures that we choose to undertake, as well as market growth and other factors that are not within our control. We have not yet determined when we expect to achieve profitability.

Product and Market Leadership. We are committed to delivering market-leading products to continue to build and maintain credibility within the markets that we serve. We believe we must maintain and further develop our product and market position and strengthen our brand to drive future revenue growth. We intend to continue to invest in our engineering, product capabilities and marketing activities to maintain and expand our position in the markets we serve. Our results of operations may fluctuate as we make these investments to drive increased customer adoption and usage of our platform.

To deliver a highly valued service offering and market-leading products to our customers, we need to add additional third-party cognitive engines to our platform. We measure the number of third-party cognitive engines that are active at the end of each period and establish goals for adding new cognitive engines each quarter. During 2016, we integrated approximately 20 new third-party cognitive engines onto our platform.

Sales and Marketing. In order to acquire new customers in an efficient manner, we must maintain and expand our grassroots business development efforts and effectively generate additional sales to enterprises and customers across our targeted vertical markets.

Expansion Strategy. We are focused on expanding our existing customers’ use of our products and platform. We believe that there is a significant opportunity to drive additional sales to existing customers, and expect to invest in additional sales, marketing and customer service capabilities to support this growth.

In our AI Platform Business, we are in the early stages of selling to large media companies. Our sales approach is to initially license our platform to these companies for use in one of their markets as a test. We believe that once these customers use our platform and understand its capabilities and value, many of them will choose to utilize our platform in their other markets. We expect to measure the success of this strategy by analyzing the number of new customers acquired and our revenues per customer.

Investments to Increase Scale. As our business grows and as we continue our platform optimization efforts, we expect to realize cost savings through improved economies of scale. In some cases, we may pass on these savings to our customers in the form of lower usage prices. In addition, such potential cost savings may be offset, partially or completely, by higher costs related to the release of new products and our expansion into new geographies. In addition, in some instances, we may acquire certain larger customers that we consider to be strategically important but that generate a lower gross margin. As a result, we expect our gross margins to fluctuate from period to period.

Acquisition of ROIM, Inc. and NextMedium, LLC

In July 2014, we acquired ROIM, Inc., a Delaware corporation (ROIM) and NextMedium, LLC, a Delaware limited liability company (NM), through a series of transactions between entities where common control existed, as described below. ROIM was renamed “Veritone Media, Inc.,” and was subsequently renamed in January 2017 to “Veritone One, Inc.” NM was subsequently renamed “Veritone, LLC.” ROIM and NM are now wholly-owned subsidiaries of Veritone.

On June 17, 2014, ROIM Acquisition Corporation (RAC) was incorporated as a transitory entity for the purpose of acquiring the assets of ROIM. On July 14, 2014, RAC and an affiliated entity, Brand Affinity Technologies, Inc. (BAT), entered into an Asset Purchase Agreement (the ROIM Agreement), pursuant to which RAC purchased (the BAT Purchase) (i) all of the outstanding shares of capital stock of ROIM and (ii) certain intellectual property (the BAT IP) from BAT in exchange for 2,161,938 shares of RAC’s Class B common stock and a promissory note of RAC payable to BAT in the original principal amount of $885,194 (the BAT Note).

In connection with the ROIM Agreement, RAC also assumed the following promissory notes: (i) two senior secured promissory notes of BAT dated October 24, 2012 and March 19, 2013 in the original aggregate principal amount of $2,000,000 (the NCI Notes) payable to Newport Coast Investments, LLC, a California limited liability company beneficially owned by Chad and Ryan Steelberg (NCI); (ii) two senior secured promissory notes of BAT dated October 24, 2012 and March 19, 2013 payable to Brand Affinity, LLC, an unaffiliated Illinois limited liability company (BALLC), in the original principal amount of $2,000,000 (the BALLC Notes); and (iii) certain senior secured promissory notes of BAT dated as of dates between September 27, 2013 and December 26, 2013 in the original aggregate principal amount of $4,900,000 (the Bridge Notes). The holders of the Bridge Notes described in subsection (iii) above are collectively referred to as the “BAT Noteholders.”

On July 15, 2014, prior to the RAC Merger described below, the BAT Noteholders exchanged the Bridge Notes for an aggregate of 1,038,066 shares of Class B common stock of RAC. The NCI Notes, the BALLC Notes and the BAT Note remained outstanding and were assumed by Veritone in connection with the RAC Merger.

On July 15, 2014, Veritone and NM entered into a Unit Purchase Agreement, pursuant to which Veritone acquired all of the outstanding membership interests in NM in exchange for the issuance to the members of NM of an aggregate of 900,000 shares of Veritone’s common stock and 3,000,000 shares of Veritone’s Series A preferred stock (the NM Transfer).

On July 15, 2014, Veritone and each of the stockholders of RAC entered into an Agreement and Plan of Merger, pursuant to which RAC was merged with and into Veritone, with Veritone as the surviving company in the merger (the RAC Merger). In connection with the RAC Merger, all of the outstanding capital stock of RAC was converted into an aggregate of 800,000 shares of Veritone’s common stock and 2,666,667 shares of Veritone’s Series A-1 preferred stock. The NCI Notes, the BALLC Notes and the BAT Note assumed by Veritone in connection with the RAC Merger were repaid in full in July 2014.

The terms of Veritone’s Series A preferred stock and Series A-1 preferred stock issued in the NM Transfer and the RAC Merger were substantially identical except for the adverse treatment of the Series A-1 preferred stock in the event certain indemnification claims were made pursuant to the merger agreement in the RAC Merger. No indemnification claims were made under such merger agreement, and accordingly, all of the outstanding shares of Series A-1 preferred stock were automatically converted into shares of our Series A preferred stock on a one-for-one basis in July 2016.

The above transactions were considered transactions between entities under common control pursuant to FASB ASC 805-50, as the same group of stockholders (Chad and Ryan Steelberg) beneficially owned more than 50% of the voting ownership interest of BAT and RAC, and of NM and Veritone, at the time of the respective transactions. Accordingly, upon completion of the NM Transfer and the RAC Merger, the assets and liabilities acquired and assumed by Veritone through the NM Transfer and the RAC Merger were recorded at their carrying value by the respective predecessor entities without any step up in value or the recognition of any goodwill. In addition, since the expenses related to the development of the BAT IP had been expensed and not capitalized by BAT, there was no predecessor carrying value for the BAT IP. As a result of Veritone having assumed liabilities in excess of the carrying value of the net assets acquired in the RAC Merger, Additional Paid In Capital was negative and therefore, the book value of the Series A-1 preferred stock issued in connection with such transaction was recorded as $0. Conversely, in connection with the NM Transfer, for which the carrying value of the net assets acquired was positive, the corresponding issuances of our common stock and Series A preferred stock were accounted for based upon the allocation of the carrying value of the net assets acquired.

Acacia Investment

On August 15, 2016, we entered into an Investment Agreement with Acacia that provides for Acacia to invest up to $50 million in Veritone, consisting of both debt and equity components. Pursuant to the Investment Agreement, on August 15, 2016, we entered into the Acacia Note, which provides for up to $20 million in borrowings through two $10 million advances, each bearing interest at the rate of 6.0% per annum. On August 15, 2016, we borrowed $10 million (the First Loan) that initially had a one-year term and, on November 25, 2016, we borrowed the remaining $10 million (the Second Loan) that also has a one-year term from the date of issuance. Upon the borrowing of the Second Loan, the maturity date of the First Loan was automatically extended to the maturity date of the Second Loan, with both loans becoming due and payable on November 25, 2017. The Acacia Note is secured by substantially all of our assets pursuant to a security agreement that we entered into with Acacia dated August 15, 2016, which was amended and restated in March 2017 in connection with our secured convertible bridge note financing.

Pursuant to the Investment Agreement, we issued to Acacia the five-year Acacia Primary Warrant to purchase up to a number of shares of our common stock determined by dividing (i) $50 million, less all outstanding principal and accrued interest under the Acacia Note, by (ii) an exercise price per share ranging from $13.3028 to $13.7323, with the actual exercise price per share to be determined by the amount of principal and accrued interest under the Acacia Note that are converted into our common stock. In March 2017, the terms of the Acacia Primary Warrant were amended to provide that, upon the closing of this offering, the Acacia Primary Warrant will be automatically exercised in full at an exercise price per share equal to the lower of (i) $13.6088 and (ii) the initial public offering price.

In addition, in conjunction with the First Loan, we issued Acacia a four-year warrant to purchase a number of shares of our common stock determined by dividing $700,000 by an exercise price per share ranging from $8.0833 to $13.7323, with the actual exercise price to be determined by the type and/or valuation of our future equity financings. In conjunction with the Second Loan in November 2016, we issued to Acacia two additional four-year warrants, each to purchase a number of shares of our common stock determined by dividing $700,000 by an exercise price per share ranging from $8.0833 to $13.7323, with the actual exercise price to be determined by the type and/or valuation of our future equity financings). In March 2017, in connection with the amendment of the Acacia Primary Warrant, each of these warrants was amended to provide that the exercise prices thereof shall be equal to the lower of $13.6088 or the initial public offering price per share. As a result, upon completion of this offering, based on an assumed initial public offering price of $15.00, the midpoint of the estimated price range set forth on the cover of this prospectus, we expect that each of these warrants will be exercisable to purchase up to 51,437 shares of common stock at an exercise price per share of $13.6088.

At or immediately prior to the closing of this offering, (a) all outstanding amounts of principal and accrued interest under the Acacia Note will be converted into 1,490,649 shares of common stock (which includes accrued interest through December 31, 2016) at a conversion price per share equal to the lesser of (i) $13.6088 or (ii) the initial public offering price (which is assumed to be $15.00, the midpoint of the estimated price range set forth on the cover page of this prospectus), (b) the Acacia Primary Warrant will be automatically exercised to purchase 2,183,432 shares of common stock at an exercise price per share equal to the lower of $13.6088 or the initial public offering price (which is assumed to be $15.00, the midpoint of the estimated price range set forth on the cover page of this prospectus) for a total exercise price of $29.7 million, and (c) pursuant to the terms of the Acacia Primary Warrant, we will issue to Acacia a 10% Warrant that provides for the issuance of up to 809,400 shares of our common stock at an exercise price per share equal to the lower of $13.6088 or the initial public offering price, with 50% of the shares underlying the 10% Warrant vesting as of the issuance date of the 10% Warrant and the remaining 50% of the shares vesting on the first anniversary of the issuance date of the 10% Warrant.

Secured Convertible Bridge Note Financing

In March 2017, we entered into the Note Purchase Agreement with Acacia and Veritone LOC I, LLC (VLOC, LLC), which provides for an $8.0 million line of credit pursuant to secured convertible notes that accrue interest at the rate of eight percent (8%) per annum, compounded quarterly (the Bridge Notes), with Acacia and VLOC, LLC each purchasing equal amounts of such notes. The Bridge Notes are due and payable on November 25, 2017, and our obligations under such notes are secured by a security interest in substantially all of our assets, which is of equal priority to the security interests of Acacia under the Acacia Note. We borrowed the initial $2.0 million installment under the line of credit in March 2017, and we borrowed the second $2.0 million installment in April 2017. The remaining amounts may be drawn down in tranches of $2.0 million per month commencing May 15, 2017; provided that, if this offering is not completed by April 30, 2017, the lenders may, but are not obligated to, continue making advances under the line of credit after that date. Immediately prior to the completion of this offering, each lender will have the option to advance any amounts remaining available under the Bridge Notes, which will be converted as described below, which will result in a increase in our cash.

Upon the completion of this offering, all of the Bridge Notes will automatically be converted into an aggregate of 587,854 shares of our common stock at a conversion price per share equal to the lesser of (i) $13.6088 or (ii) the initial public offering price (which is assumed to be $15.00, the midpoint of the estimated price range set forth on the cover of this prospectus). The accrued interest on the Bridge Notes through the conversion date will also convert into shares of common stock at the same conversion price described above.

In connection with this financing, we issued an aggregate of 120,000 shares of our common stock to the lenders upon the execution of the Note Purchase Agreement. In addition, upon the funding of each $2.0 million installment, we will issue to the lenders, in the aggregate, (a) an additional 45,000 shares of our common stock, and (b) fully vested warrants to purchase a number of shares of our common stock equal to the greater of (i) 60,000 shares, or (ii) 0.375% of our fully diluted shares outstanding following completion of this offering. Based on an offering size of 1,250,000 shares and an assumed initial public offering price of $15.00 per share (which is the midpoint of the estimated price range set forth on the cover page of this prospectus), these warrants will be exercisable to purchase a total of 277,924 shares of our common stock. Such warrants will have a term of ten years following the date of issuance and will have an exercise price per share equal to the lower of $13.6088 or the initial public offering price.

Stock Repurchases

On April 22, 2015, we entered into an asset purchase agreement with BAT, pursuant to which we repurchased and retired 511,218 shares of our common stock and 1,704,060 shares of our Series A-1 preferred stock, for a total purchase price of $1,419,000. This repurchase was conducted at a price less than the fair value of our common stock and Series A-1 preferred stock at the date of repurchase. In conjunction with the repurchase of these shares, we recorded a debit to accumulated deficit in the amount of $773,000 in our consolidated balance sheet as of December 31, 2015.

On July 21, 2015, we entered into an asset purchase agreement with ad pepper media International N.V., pursuant to which we repurchased and retired 14,373 shares of our common stock and 47,910 shares of our Series A-1 preferred stock, for a total purchase price of $39,895. This repurchase was conducted at a price less than the fair value of our common stock and Series A-1 preferred stock at the date of repurchase. In conjunction with the repurchase of these shares, we recorded a debit to accumulated deficit in the amount of $16,000 in our consolidated balance sheet as of December 31, 2015.

In connection with the settlement of litigation with a former employee, on January 4, 2017, the Company repurchased 7,500 shares of our common stock from such employee for a purchase price of $7.50 per share, for a total purchase price of $56,000, constituting the estimated fair value of such stock at the time.

Net Loss Carryforwards

At December 31, 2016, we had federal and state net operating loss carryforwards (NOLs) of approximately $32.6 million and $32.4 million, respectively. If not utilized, the federal and state NOLs will expire at various dates beginning in 2034. At present, we believe that it is more likely than not that the federal and state NOLs will not be realized. Accordingly, a full valuation allowance, in the amount of $9.9 million, has been established against our net deferred tax assets, including our NOLs, as of December 31, 2016.

In general, under Section 382 of the Internal Revenue Code of 1986, as amended (the Code), a corporation that undergoes an “ownership change” (generally defined as a greater than 50-percentage-point cumulative change (by value) in the equity ownership of certain stockholders over a rolling three-year period) is subject to limitations on its ability to utilize its pre-change NOLs to offset post-change taxable income. Our existing NOLs may be subject to limitations arising from previous ownership changes, and if we undergo an ownership change in connection with or after this offering, our ability to utilize NOLs could be further limited by Section 382 of the Code. In addition, future changes in our stock ownership, some of which may be outside of our control, could result in an ownership change under Section 382 of the Code. The amount of such limitations, if any, has not been determined.

There is also a risk that due to regulatory changes, such as suspensions on the use of NOLs, or other unforeseen reasons, our existing NOLs could expire or otherwise be unavailable to offset future income tax liabilities. For these reasons, we may not be able to realize a tax benefit from the use of our NOLs, even if we attain profitability.

Components of Our Results of Operations

Net Revenues

Revenue is recognized when (i) persuasive evidence of an arrangement exists, (ii) all obligations have been substantially performed pursuant to the terms of the arrangement, (iii) amounts are fixed or determinable, and (iv) the collectability of amounts is reasonably assured.

Media Agency Revenues, Net. We have historically generated revenue primarily from services performed under our advertising contracts. Our advertising contracts typically provide for us to receive a percentage, averaging approximately 10%, of the total dollar amount of the advertising placements of our Media Agency customers, and generally may be cancelled by our customers upon 30 to 90 days prior written notice. Media providers, such as radio stations, are required to provide proof of service that the advertising was actually run or aired before we can recognize any revenue. In general, the earnings process is complete and revenue is recognized when the service is performed and accepted in accordance with the terms of the client arrangement, and when all other revenue recognition criteria have been met. Our Media Agency customers are often required to make a deposit for or pre-pay their media advertising plan. Such amounts are reflected as customer advances on our consolidated balance sheets until all revenue recognition criteria have been met. Pursuant to our advertising contracts, we are deemed to be an agent and, as such, under GAAP, we record revenues on a net basis, whereby the costs charged by the media providers for the advertisements are netted against the gross revenues received from our customers for the media placements.

A summary of gross and net media agency revenues for the periods presented is as follows (in thousands):

	Year Ended December 31,
	2016	2015
Gross media placements	$75,074	$109,919

Media placements billed directly to clients	64,923	98,937
Media related costs netted against billings(1)	(56,519)	(85,050)

Net media agency revenues reported	$8,404	$13,887

(1)	Of the amounts billed directly to customers, this amount represented media related costs netted against such billings in the accompanying consolidated statements of operations as required by GAAP.

SaaS Revenues. We also derive revenue from our SaaS offerings, with fixed and variable payment components, relating to our customers’ use of our platform and other related services. SaaS licensing arrangements historically have had initial terms that generally range in duration from three to 24 months, and typically are renewable on an annual basis.

We allocate the value of the SaaS license arrangement to each separate unit of accounting based on an estimated selling price of each separate unit. Revenue allocated to the SaaS/software subscription element is recognized ratably over the non-cancellable term of the SaaS/subscription service. We recognize revenue allocated to other units of accounting included in the arrangement upon the earlier of the completion of the service or the expiration of the customer’s right to receive the service. Customers are billed in arrears for services used. Our SaaS contracts typically provide for a minimum monthly usage commitment.

Our contracts with our customers generally do not contain return rights. However, credits may be issued to customers on a case-by-case basis. The contracts do not provide customers with the right to take possession of the software supporting the applications.

During the years ended December 31, 2016 and 2015, we recognized $0.5 million and less than $0.1 million in SaaS license revenues, respectively.

Cost of Revenue and Gross Margin

Cost of revenue consists primarily of fees paid to our vendors related to media processing, creative production and cloud infrastructure fees. Our arrangements with Microsoft Azure and our cognitive engine vendors generally require us to pay fees based on the volume of media that we process. Our arrangements with Amazon Web Services, Joyent and Iron.io, our cloud infrastructure providers, require us to pay fees based on computing time, storage and reserved computing capacity. Our gross margin has been and is expected to continue to be affected by a number of factors, including the volume and type of the media that we process and the type and cost of the cognitive engines utilized to process such media.

Operating Expenses

The most significant components of operating expenses are personnel costs, which consist of salaries, benefits, bonuses and stock-based compensation. We also incur other non-personnel costs related to our general overhead expenses. We expect that our operating costs will continue to increase in absolute dollars for the foreseeable future.

•	Sales and Marketing. Sales and marketing expenses consist primarily of personnel costs, including commissions for our sales employees. Sales and marketing expenses also include expenditures related to advertising, marketing, our brand awareness activities and professional services fees. We plan to continue to focus our sales and marketing efforts on generating awareness of our company, platform and products through our direct sales organization, distributor partners and self-service model, creating sales leads and establishing and promoting our brand. We plan to continue investing in sales and marketing by increasing our sales and marketing headcount, supplementing our self-service model with an enterprise sales approach, expanding our sales channels, driving our go-to-market strategies, building our brand awareness and sponsoring additional marketing events.

•	Research and Development. Research and development expenses consist primarily of personnel costs and outsourced engineering services. We plan to continue to focus our research and development efforts on adding new products and features to our existing products, including new use cases, improving our platform and increasing the functionality of our existing products.

•

General and Administrative. General and administrative expenses consist primarily of personnel costs for our accounting, finance, legal, human resources, operations and administrative support personnel and executives. General and administrative expenses also include costs related to financing transactions, legal and other professional services fees, sales and other taxes, depreciation and amortization. We expect that we will incur costs associated with supporting the growth of our business and meeting the increased compliance requirements associated with both our international expansion and our transition to, and operation as, a public company.

Critical Accounting Policies and Estimates

The preparation of financial statements in accordance with accounting principles generally accepted in the United States requires management to make estimates and assumptions about future events that affect amounts reported in our consolidated financial statements and related notes, as well as the related disclosure of contingent assets and liabilities at the date of the financial statements. Management evaluates its accounting policies, estimates, and judgments on an on-going basis. Management bases its estimates and judgments on historical experience and various other factors that are believed to be reasonable under the circumstances. Actual results may differ from these estimates under different assumptions and conditions.

Management evaluated the development and selection of its critical accounting policies and estimates and believes that the following involve a higher degree of judgment or complexity and are most significant to reporting our results of operations and financial position, and are therefore discussed as critical. The following critical accounting policies reflect the significant estimates and judgments used in the preparation of our consolidated financial statements. With respect to critical accounting policies, even a relatively minor variance between actual and expected experience can potentially have a materially favorable or unfavorable impact on subsequent results of operations. More information on our significant accounting policies can be found in Note 2 to our audited consolidated financial statements included elsewhere in this prospectus.

Revenue Recognition

As described below, significant management judgment must be made and used in connection with the revenue recognized in any accounting period. Material differences may result in the amount and timing of revenue recognized or deferred for any period, if management made different judgments.

Revenue is recognized when (i) persuasive evidence of an arrangement exists, (ii) all obligations have been performed pursuant to the terms of the agreement, (iii) amounts are fixed or determinable and (iv) collectability of amounts is reasonably assured.

We make estimates and judgments when determining whether the collectability of receivables from customers is reasonably assured. We assess the collectability of receivables based on a number of factors, including past transaction history and the creditworthiness of licensees. If it is determined that collection is not reasonably assured, the revenue is recognized when collectability becomes reasonably assured, assuming all other revenue recognition criteria have been met, which is generally upon receipt of cash for transactions where collectability may have been an issue. Management’s estimates regarding collectability impact the actual revenues recognized each period and the timing of the recognition of revenues. Our assumptions and judgments regarding future collectability could differ from actual events and thus materially impact our financial position and results of operations.

Depending on the complexity of the underlying revenue arrangement and related terms and conditions, significant judgments, assumptions and estimates may be required to determine when substantial delivery of contract elements has occurred, whether any significant ongoing obligations exist subsequent to contract execution, whether amounts due are collectible and the appropriate period or periods in which, or during which, the completion of the earnings process occurs. Depending on the magnitude of specific revenue arrangements, if different judgments, assumptions and estimates are made regarding contracts executed in any specific period, our periodic financial results may be materially affected.

Media Agency Revenue. To date, we have generated revenue primarily from services performed under advertising contracts. Our contracts typically provide for us to receive a percentage of the total fees for the advertising placements of our customers. Media providers, such as radio stations, are required to provide proof of service that the advertising was actually run or aired before we can recognize any revenue. Revenue is recognized when the service is performed in accordance with the client arrangement and upon the completion of the earnings process. Prior to recognizing revenue, persuasive evidence of an arrangement must exist, the sales price must be fixed or determinable, delivery, performance and acceptance must be in accordance with the client arrangement and collection must be reasonably assured.

Our customers are often required to make a deposit or pre-pay the media advertising plan. Such amounts are reflected as customer advances on our consolidated balance sheets until all revenue recognition criteria have been met.

Under our advertising contracts, we are deemed to be an agent and, as such, we present revenues on a net basis whereby the costs charged by the media providers for advertisements are netted against the gross revenues received from our customers for media placements.

SaaS Revenues. SaaS revenues are comprised of revenue from SaaS offerings, with fixed and variable payment components. SaaS arrangements and time-based software subscriptions have initial terms generally ranging in duration from three to 24 months and are usually renewable on an annual basis. We allocate the value of the SaaS arrangement to each separate unit of accounting based on the best estimated selling price. Revenue allocated to the SaaS/subscription element is recognized ratably over the non-cancellable term of the SaaS/subscription service. We recognize revenue allocated to other units of accounting included in the arrangement upon the earlier of the completion of the service or the expiration of the customer’s right to receive the service. Customers are billed in arrears via invoices for services used. Customers typically have contracts that provide for a minimum monthly usage commitment. Depending on the magnitude of specific revenue arrangements, if different judgments, assumptions and estimates are made regarding contracts executed in any specific period, our periodic financial results may be materially affected.

Our arrangements with our customers do not contain general rights of return. However, we may issue credits to customers on a case-by-case basis. The contracts do not provide customers with the right to take possession of the software supporting the applications.

Stock-Based Compensation Expense

The Company considered objective and subjective factors to determine the best estimate of fair value of the Company’s common stock, including the following factors:

•	The Company’s business, financial condition, results of operations and recent achievements and milestones;

•	The Company’s performance in relation to the performance and market value of public companies that are deemed comparable to the Company;

•	The likelihood of achieving a liquidity event, such as an initial public offering or sale of our Company;

•	The terms of the Acacia Investment Agreement, which was completed in August 2016; and,

•	Third-party valuations of our common stock.

To determine the fair value of our common stock underlying stock option and restricted stock awards, we determine our total equity value and allocate that value to each equity element of our capital structure.

The Company completed valuations of its common stock as of December 2015, April 2016, August 2016 and December 2016. The December 2015 and April 2016 valuations assumed that the Company would remain a private company. Following the Acacia Investment in August 2016 in which the Company agreed to use it best efforts to complete an initial public offering of its common stock, the August 2016 and December 2016 valuations incorporated an assumption that the Company would complete an initial public offering of its common stock in 2017.

Stock-based compensation payments to employees and non-employee directors are recognized as expense in the statements of operations. The compensation cost for all stock-based awards is measured at the grant date, based on the fair value of the award, and is recognized as an expense over the employee’s requisite service period (generally the vesting period of the equity award).

The fair value of stock options granted is determined utilizing the Black-Scholes option-pricing model. The Black-Scholes option-pricing model incorporates the fair value of the Company’s common stock and requires various assumptions, including expected term, expected volatility, risk free interest rate and dividend yields. Determining the fair value of stock-based awards at the grant date requires significant estimates and judgments, including estimating the expected term, expected market price volatility of our common stock, risk free interest rates, dividend yields, future employee stock option exercise behavior and requisite service periods.

Stock-based compensation expense is recorded only for those awards expected to vest, using an estimated pre-vesting forfeiture rate. As such, we are required to estimate pre-vesting option forfeitures at the time of grant and to reflect the impact of estimated pre-vesting option forfeitures on the compensation expense recognized. Estimates of pre-vesting forfeitures must be periodically revised in subsequent periods if actual forfeitures differ from those estimates. We consider several factors in connection with our estimate of pre-vesting forfeitures, including types of awards, employee class, and historical pre-vesting forfeiture data. The estimation of stock awards that will ultimately vest requires judgment, and to the extent that actual results differ from our estimates, such amounts will be recorded as cumulative adjustments in the period the estimates are revised. If actual results differ significantly from these estimates, stock-based compensation expense and our results of operations could be materially impacted.

Accounting for Income Taxes

As part of the process of preparing our consolidated financial statements, we are required to estimate our income taxes in each of the jurisdictions in which we operate. This process involves the estimating of our actual current tax expense together with assessing temporary differences resulting from differing treatment of items. These differences result in deferred tax assets and liabilities, which are included within our consolidated balance sheets. We must then assess the likelihood that our deferred tax assets will be recovered from future taxable income and to the extent we believe that recovery is not likely, we must establish a valuation allowance. In the event that we establish a valuation allowance or increase this allowance in a period, we must include a corresponding expense within the tax provision in our consolidated statements of operations.

Significant management judgment is required in determining our provision for income taxes, our deferred tax assets and liabilities and our valuation allowance. Due to uncertainties related to our ability to utilize our deferred tax assets in future periods, we have recorded a full valuation allowance against our net deferred tax assets, in the amount of $9.9 million, as of December 31, 2016. These assets primarily consist of NOLs.

In assessing the need for a valuation allowance, management has considered both the positive and negative evidence available, including but not limited to, estimates of future taxable income and related probabilities, estimates surrounding the character of future income and the timing of realization, consideration of the period over which our deferred tax assets may be recoverable, our prior history of net losses, projected future outcomes, industry and market trends and the nature of existing deferred tax assets. In management’s judgment, any positive indicators, including forecasts of potential future profitability of our businesses, are outweighed by the uncertainties surrounding our estimates and judgments of potential future taxable income, due primarily to uncertainties surrounding the timing of realization of future taxable income. In the event that actual results differ from these estimates or we adjust these estimates should we believe we would be able to realize these deferred tax assets in the future, an adjustment to the valuation allowance would increase income in the period such determination was made.

Any changes in the judgments, assumptions and estimates associated with our analysis of the need for a valuation allowance in any future periods could materially impact our financial position and results of operations in the periods in which those determinations are made.

Recently Issued Accounting Pronouncements

In May 2014, the Financial Accounting Standards Board (FASB) issued Accounting Standards Update (ASU) No. 2014-09, “Revenue from Contracts with Customers (Topic 606)” (ASU 2014-09), which amends the existing accounting standards for revenue recognition. ASU 2014-09 is based on principles that govern the recognition of revenue at an amount that the entity expects to be entitled to receive when products are transferred to customers. ASU 2014-09 will be effective for us in the year ending December 31, 2019, and for interim periods beginning in the first quarter of 2020. Early adoption is permitted. Subsequently, the FASB has issued the following standards related to ASU 2014-09: ASU No. 2016-08, “Revenue from Contracts with Customers (Topic 606): Principal versus Agent Considerations” (ASU 2016-08); ASU No. 2016-10, “Revenue from Contracts with Customers (Topic 606): Identifying Performance Obligations and Licensing” (ASU 2016-10); and ASU No. 2016-12, “Revenue from Contracts with Customers (Topic 606): Narrow-Scope Improvements and Practical Expedients” (ASU 2016-12). We must adopt ASU 2016-08, ASU 2016-10 and ASU 2016-12 with ASU 2014-09 (collectively, the new revenue standards). The new revenue standards may be applied retrospectively to each prior period presented or prospectively with the cumulative effect recognized as of the date of adoption. We are currently evaluating the timing of our adoption and the impact of adopting the new revenue standards on our consolidated financial statements.

In August 2014, the FASB issued ASU 2014-15, “Disclosure of Uncertainties About an Entity’s Ability to Continue as a Going Concern,” which requires management to perform interim and annual assessments of an entity’s ability to continue as a going concern (meet its obligations as they become due) within one year after the date that the financial statements are issued. If conditions or events raise substantial doubt about the entity’s ability to continue as a going concern, certain disclosures are required. This ASU has been adopted and the provisions of this update are reflected in our consolidated financial statements as of December 31, 2016.

In April 2015, the FASB issued ASU 2015-03, “Interest—Imputation of Interest,” which requires that debt issuance costs related to a recognized debt liability be presented in the balance sheet as a direct deduction from the carrying amount of that debt liability, consistent with debt discounts, and not be classified as a deferred charge or deferred credit. The recognition and measurement guidance for debt issuance costs are not affected by the amendments of this update. This ASU has been adopted and the provisions of this update are reflected in the consolidated financial statements as of December 31, 2016.

In November 2015, the FASB issued ASU No. 2015-17, “Income Taxes: Balance Sheet Classification of Deferred Taxes,” to require that deferred tax liabilities and assets be classified entirely as non-current. This amended guidance is effective for fiscal years beginning after December 15, 2016, including interim periods within those years. Early adoption is permitted, and the amended guidance may be applied prospectively to all deferred tax liabilities and assets or retrospectively to all periods presented. We are currently evaluating the impact of adopting this standard on our consolidated financial statements.

In February 2016, the FASB issued ASU No. 2016-02, “Leases (Topic 842).” The amendments under this pronouncement will change the way all leases with durations of one year or more are treated. Under this guidance, lessees will be required to capitalize virtually all leases on the balance sheet as a right-of-use asset and an associated financing lease liability or capital lease liability. The right-of-use asset represents the lessee’s right to use, or control the use of, a specified asset for the specified lease term. The lease liability represents the lessee’s obligation to make lease payments arising from the lease, measured on a discounted basis. Based on certain characteristics, leases are classified as financing leases or operating leases. Financing lease liabilities, those that contain provisions similar to capitalized leases, are amortized in the same manner as capital leases are amortized under current accounting rules, as amortization expense and interest expense in the statement of operations. Operating lease liabilities are amortized on a straight-line basis over the life of the lease as lease expense in the statement of operations. This update is effective for annual reporting periods beginning after December 31, 2019 and interim periods within fiscal years beginning after December 15, 2020. We are currently evaluating the impact this standard will have on our policies and procedures pertaining to our existing and future lease arrangements, disclosure requirements and on our consolidated financial statements.

In March 2016, the FASB issued ASU No. 2016-09, “Compensation—Stock Compensation (Topic 718): Improvements to Employee Share-Based Payment Accounting” (ASU 2016-09). The standard is intended to simplify several areas of accounting for share-based compensation arrangements, including the income tax impact, classification on the statement of cash flows and treatment of forfeitures. ASU 2016-09 is effective for fiscal years, and interim periods within those years, beginning after December 15, 2017, and interim periods within fiscal years beginning after December 15, 2018, and early adoption is permitted. We are currently evaluating the potential impact that this new standard will have on our consolidated financial statements.

In August 2016, the FASB issued ASU 2016-15, “Statement of Cash Flows (Topic 230),” a consensus of the FASB’s Emerging Issues Task Force,” which provides guidance intended to reduce diversity in practice in how certain transactions are classified in the statement of cash flows. This ASU is effective for fiscal years beginning after December 15, 2018 and interim periods within fiscal years beginning after December 15, 2019. Early adoption is permitted. This adoption is not expected to have a significant impact on our consolidated financial statements.

Results of Operations

The following tables set forth our results of operations for the periods presented as a percentage of our total revenue for those periods. The period-to-period comparisons of our historical results are not necessarily indicative of the results that may be expected in the future.

	Year Ended December 31,
	2016	2015
Consolidated Statements of Operations Data:
Net revenues	100.0%	100.0%
Cost of revenue	17.7	13.4

Gross profit	82.3	86.6

Operating expenses:
Sales and marketing	92.9	41.2
Research and development	88.6	33.3
General and administrative	167.6	57.4

Total operating expenses	349.1	131.8

Loss from operations	(266.8)	(45.2)
Other income (expense), net	(35.8)	0.6

Loss before provision for income taxes	(302.7)	(44.6)
Provision for income taxes	0.1	0.0

Net loss	(302.8)	(44.6)
Accretion of redeemable convertible preferred stock	(36.0)	(23.9)

Net loss attributable to common stockholders	(338.7)%	(68.5)%

Comparison of Years Ended December 31, 2016 and 2015

Net Revenues

	Year Ended December 31,		$ Change	% Change
	2016	2015
	(dollars in thousands)
Media agency revenues, net	$8,404	$13,887	$(5,483)	(39.5)%
SaaS revenues	507	41	466	1,136.6

Net revenues	$8,911	$13,928	$(5,017)	(36.0)%

Prior to 2016, substantially all of our revenues were derived from advertising media sales by our Media Agency Business. In the year ended December 31, 2016, media agency revenues were $8.4 million, a decrease of $5.5 million compared with the prior year period. The decrease in media agency revenues was attributable primarily to the loss of our largest customer, LifeLock, Inc., which took their national endorsed radio planning in-house in August 2015, and to a reduction of media purchases by another customer, due to legal restrictions imposed on such customer from conducting business in certain jurisdictions for a period of time. Due primarily to these two developments, our media dollars placed per agency customer decreased 44% year-over-year, from $2.1 million per agency customer in 2015 to $1.1 million in 2016. The decrease in revenue was offset in part by the addition of new customers in 2016. During 2016, we added 38 new media agency customers and ended the year with 65 active media agency customers, compared with 28 new media agency customers added in 2015.

We commenced sales of our SaaS licensing product and began generating revenues in April 2015. In the year ended December 31, 2016, SaaS revenue was $0.5 million, an increase of more than $0.4 million compared with the prior year period, and we had 41 accounts as of December 31, 2016. We ingested and processed 1.1 million hours of video and audio files in 2016. Total contract value bookings in the year ended December 31, 2016 were $0.8 million. SaaS revenue represented 5.7% and 0.3% of our total revenues in the years ended December 31, 2016 and 2015, respectively.

In the past, our Media Agency Business has experienced volatility in its net revenues due to a number of factors, including (i) the timing of new large account wins; (ii) a decision by a major customer to replace our services by bringing their advertising placement in-house; and (iii) a reduction in advertising purchases by a major customer due to legal restrictions that were imposed on them in certain jurisdictions for a period of time. We expect our net revenues from this business to continue to experience some degree of volatility for the foreseeable future.

We plan to continue to enhance our relationships with our existing Media Agency customers to expand our penetration of those accounts, and expand our Media Agency revenues. At the same time, we plan to continue to invest to grow our SaaS platform and capabilities. We plan to drive greater awareness and adoption of the Veritone platform by enterprises across our existing target markets (media, legal and public safety), as well as in future vertical markets such as the commercial security and retail markets. In our Media SaaS Business, our goal is to establish our platform as the standard media analytics platform for media customers in radio broadcasting, television, podcasting and YouTube. We also plan to continue to expand the adoption of our platform by leveraging both direct sales efforts and the expansion of channel partnerships, such as our strategic relationship with Westwood One.

Cost of Revenue and Gross Margin

	Year Ended December 31,		$ Change	$ Change
	2016	2015
	(dollars in thousands)
Cost of revenue	$1,577	$1,860	$(283)	(15.2)%
Gross margin	82.3%	86.6%		(4.3)

In the year ended December 31, 2016, cost of revenue decreased by $0.3 million, or 15.2%, compared with the prior year period. The decrease in cost of revenue was attributable primarily to a decrease in transcription costs of approximately $0.4 million due to a decrease in per hour transcription fees. The decrease was offset in part by an increase in various engine processing costs of approximately $0.1 million and an increase of approximately $0.1 million in the costs for data storage, resulting from an increase in storage capacity.

Cost of revenue relating to our SaaS business consists primarily of fees paid to our vendors to process, transcribe and store media and cloud infrastructure fees. Our arrangements with vendors typically require us to pay fees that are based on the volume of media that they process for us, and/or on computing time, storage and reserved computing capacity. Cost of revenue also includes hourly fees charged by our third party providers of cognitive engines, which are generally based upon the volume of media processed, as measured in duration of media, that their engines process via our platform. Cost of revenue relating to our Media Agency Business consists of certain production costs relating to advertising content, and such costs were not material in any of the periods presented. As such, most of our total cost of revenues relates to our AI Platform Business. Gross margin percentages decreased during the year ended December 31, 2016 compared with the year ended December 31, 2015, due primarily to the significant decrease in revenue in our Media Agency Business, which was significantly greater than the decrease in our total cost of revenues during the same period.

Operating Expenses

	Year Ended December 31,		$ Change	% Change
	2016	2015
	(dollars in thousands)
Sales and marketing	$8,279	$5,735	$2,544	44.4%
Research and development	7,900	4,633	3,267	70.5
General and administrative	14,935	7,990	6,945	86.9

Total operating expenses	$31,114	$18,358	$12,756	69.5

Percentage of revenue:
Sales and marketing	92.9%	41.2%
Research and development	88.6	33.3
General and administrative	167.6	57.4

Sales and Marketing. The increase in sales and marketing expense in the year ended December 31, 2016 compared with the prior year period was attributable primarily to an increase in independent consultant costs as we continued to expand our marketing efforts in both businesses, increase our sales efforts in our Media Agency Business and build our SaaS licensing sales organization across several vertical markets.

Research and Development. The increase in research and development expenses in the year ended December 31, 2016 compared with the prior year period was attributable primarily to higher personnel costs resulting from a 78% net increase in headcount in the current period and to increases in third-party software development and engineering costs as we continued to focus on enhancing our existing products and developing and introducing new products and other technical functionality.

General and Administrative. The increase in general and administrative expenses in the year ended December 31, 2016 compared with the prior year period was attributable primarily to an increase of approximately $2.4 million in personnel and consultant costs resulting from increases in headcount, a $1.6 million increase in stock-based compensation expense for share issuances to existing stockholders, and a $1.7 million increase in professional service fees including legal fees associated with litigation with a former employee that was settled in 2016, general legal services, and accounting fees associated with the audits of our 2014 and 2015 audited financial statements.

Seasonality

We have historically experienced occasional seasonality in our Media Agency Business, which is due primarily to the seasonal nature of some of our customers’ advertising activities. For example, in the third quarter of 2015, our net revenues from our Media Agency Business increased significantly, tied to one of our larger customer’s three-month advertising campaign related to the start of the professional football season. As such, our revenue levels in our Media Agency Business are impacted significantly by the timing of particular advertising campaigns of our major customers, which can and do vary from period to period.

Quarterly Results of Operations

The following tables set forth our unaudited historical quarterly statements of operations data for each of the eight quarters ended December 31, 2016, as well as the percentage that each line item represents of our net revenues for each quarter presented. The information for each quarter has been prepared on a basis consistent with our audited consolidated financial statements included in this prospectus, and reflect, in the opinion of management, all adjustments of a normal, recurring nature that are necessary for a fair presentation of the financial information contained in those statements. Our historical results are not necessarily indicative of the results that may be expected in the future. The following quarterly financial data should be read in conjunction with our audited consolidated financial statements included in this prospectus. The sum of the quarterly amounts may not agree to the annual amounts presented elsewhere in this document due to rounding.

	Quarter Ended
	Mar 31, 2015	June 30, 2015	Sept 30, 2015	Dec 31, 2015	Mar 31, 2016	June 30, 2016	Sep 30, 2016	Dec 31, 2016
	(unaudited, in thousands)
Consolidated Statements of Operations:
Net revenues	$2,684	$3,235	$5,387	$2,621	$2,076	$2,011	$2,321	$2,503
Cost of revenue	463	544	436	417	320	299	448	510

Gross profit	2,221	2,691	4,951	2,204	1,756	1,712	1,873	1,993
Operating expenses:
Sales and marketing (1)	1,357	1,543	1,845	991	1,646	1,840	2,202	2,591
Research and development (1)	849	1,054	927	1,803	1,530	1,646	2,181	2,543
General and administrative (1)	1,167	1,523	2,208	3,091	2,510	4,754	3,459	4,212

Total operating expenses	3,373	4,120	4,980	5,885	5,686	8,240	7,842	9,346

Loss from operations	(1,152)	(1,429)	(29)	(3,681)	(3,930)	(6,528)	(5,969)	(7,353)
Other income (expense), net	4	3	4	74	(31)	4	(1,456)	(1,710)

Loss before provision for income taxes	(1,148)	(1,426)	(25)	(3,607)	(3,961)	(6,524)	(7,425)	(9,063)
Provision for income taxes	1	1	1	1	2	1	2	1

Net loss	(1,149)	(1,427)	(26)	(3,608)	(3,963)	(6,525)	(7,427)	(9,064)
Accretion of redeemable convertible preferred stock	(801)	(802)	(802)	(924)	(794)	(794)	(795)	(821)

Net loss attributable to common stockholders	$(1,950)	$(2,229)	$(828)	$(4,532)	$(4,757)	$(7,319)	$(8,222)	$(9,885)

(1) Includes stock-based compensation expense as follows:

	Quarter Ended
	Mar 31, 2015	June 30, 2015	Sept 30, 2015	Dec 31, 2015	Mar 31, 2016	June 30, 2016	Sept 30, 2016	Dec 31, 2016
	(unaudited, in thousands)
Sales and marketing	$20	$20	$20	$20	$24	$24	$3	$20
Research and development	5	5	5	5	6	6	5	14
General and administrative	6	7	7	7	7	1,451	62	108

Total	$31	$32	$32	$32	$37	$1,481	$70	$142

	Quarter Ended
	Mar 31, 2015	June 30, 2015	Sept 30, 2015	Dec 31, 2015	Mar 31, 2016	June 30, 2016	Sep 30, 2016	Dec 31, 2016
	(unaudited)
Consolidated Statements of Operations, as a percentage of net revenues(1)
Net revenues	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%
Cost of revenue	17.3	16.8	8.1	15.9	15.4	14.9	19.3	20.4

Gross margin	82.7	83.2	91.9	84.1	84.6	85.1	80.7	79.6

Operating expenses:
Sales and marketing	50.6	47.7	34.2	37.8	79.3	91.5	94.9	103.5
Research and development	31.6	32.6	17.2	68.8	73.7	81.8	94.0	101.6
General and administrative	43.5	47.1	41.0	117.9	120.9	236.4	149.0	168.3

Total operating expenses	125.7	127.4	92.4	224.6	273.9	409.7	337.9	373.4

Loss from operations	(42.9)	(44.2)	(0.5)	(140.4)	(189.3)	(324.6)	(257.2)	(293.8)
Other income (expense), net	0.1	0.1	0.1	2.8	(1.5)	0.2	(62.7)	(68.3)

Loss before provision for income taxes	(42.8)	(44.1)	(0.5)	(137.6)	(190.8)	(324.4)	(319.9)	(362.1)
Provision for income taxes	0.0	0.0	0.0	0.0	0.1	0.0	0.1	0.0

Net loss	(42.8)	(44.1)	(0.5)	(137.7)	(190.9)	(324.5)	(320.0)	(362.1)
Accretion of redeemable convertible preferred stock	(29.8)	(24.8)	(14.9)	(35.3)	(38.2)	(39.5)	(34.3)	(32.8)

Net loss attributable to common stockholders	(72.7)%	(68.9)%	(15.4)%	(173.0)%	(229.1)%	(363.9)%	(354.2)%	(394.9)%

(1)	Columns may not add up to 100% due to rounding.

Quarterly Trends

Our net revenues in the quarter ended September 30, 2015 increased significantly on a sequential basis, due in large part to the net revenues we generated for one customer’s three-month advertising campaign related to the start of the professional football season. In August 2015, our media agency revenues trend began to decline, due primarily to the loss of our largest customer, LifeLock, Inc., which took their national endorsed radio planning in-house. We expect that our net revenues from our Media Agency Business will continue to fluctuate in future periods based on the timing of our customer’s advertising campaigns and the timing of new customer wins. The trend for the AI Platform Business, while a small percentage of our overall revenues to date, has increased in each quarter in 2016, due primarily to the adoption of our platform by customers and our sales and marketing efforts to acquire new customers. We expect that our net revenues from our AI Platform Business may fluctuate from quarter to quarter, but will continue to increase over the longer term.

Our operating expenses have increased primarily to support our continued investment in our AI platform. We expect to incur increased sales and marketing expenses related to promoting our products and acquiring customers in the first part of 2017 compared with the third and fourth quarter levels. General and administrative expenses for the quarters include charges for legal and accounting fees associated with our financing activities, stock-based compensation expense, legal fees relating to litigation with a former employee and the continued development of our intellectual property. In general, we expect that our general and administrative expenses will fluctuate in future periods based on the timing of such events.

Liquidity and Capital Resources

To date, our principal sources of liquidity have been the net proceeds we received from private sales of equity securities, borrowings on our credit facilities and payments received from customers using our products and services. Since our inception, we completed one round of equity financing through the sales of shares of our Series B preferred stock in July 2014 for total net proceeds of $15.0 million, we borrowed $20 million in the second half of 2016 pursuant to the Acacia Note, and we arranged a secured convertible note financing of up to $8 million in March 2017. We plan to complete this offering in the first half of 2017, which we expect to generate net proceeds of approximately $15.7 million ($18.3 million if the underwriters exercise their over-allotment option in full). In addition, upon the closing of this offering, the principal and accrued interest under the $20 million Acacia Note and the $8 million Bridge Notes will be converted into shares of our common stock and will no longer be outstanding, and the Acacia Primary Warrant will be automatically exercised to purchase shares of our common stock, providing us with approximately an additional $29.5 million of cash. If we are not able to complete an initial public offering in the first half of 2017, we do not expect that our current cash balances and our cash flows from operating activities will be sufficient to meet our debt obligations as they become due over the next twelve months, which raises substantial doubt about our ability to continue as a going concern. There can be no assurance that we will be successful in achieving our plans to complete this or another offering.

Investment Agreement. On August 15, 2016, we entered into an Investment Agreement with Acacia that provides for Acacia to invest up to $50 million in our Company, consisting of both debt and equity components. Pursuant to the Investment Agreement, we entered into the Acacia Note, which provides for up to $20 million in borrowings through two $10 million advances, each bearing interest at the rate of 6.0% per annum. On August 15, 2016, we borrowed $10 million that had a one-year term (the First Loan) and, on November 25, 2016, we borrowed the remaining $10 million (the Second Loan) that also had a one year term. Upon the borrowing of the Second Loan, the maturity date of the First Loan was automatically extended to the maturity date of the Second Loan, with both loans becoming due and payable on November 25, 2017. The Acacia Note is secured by essentially all of our assets pursuant to a Security Agreement that we entered into with Acacia dated August 15, 2016 and amended in March 2017. At or immediately prior to the closing of this offering (a) all outstanding principal and accrued interest under the Acacia Note will convert into 1,490,649 shares of common stock (assuming interest accrued through December 31, 2016 and an assumed initial public offering price equal to $15.00, which is the midpoint of the estimated price range set forth on the cover page of this prospectus), (b) the Acacia Primary Warrant will be automatically exercised in full for 2,183,432 shares of common stock (based on an assumed initial public offering price equal to $15.00, which is the midpoint of the estimated price range set forth on the cover page of this prospectus) for a total exercise price of $29.7 million, which will be payable to the Company. Pursuant to the Investment Agreement, we have also issued or will issue to Acacia additional warrants to purchase an aggregate of 963,711 shares of common stock at a weighted-average exercise price of $13.6088 (based on an assumed initial public offering price of $15.00, which is the midpoint of the estimated price range set forth on the cover of this prospectus).

Secured Convertible Bridge Note Financing. In March 2017, we entered into the Note Purchase Agreement with Acacia and VLOC, LLC, which provides for an $8.0 million line of credit pursuant to the Bridge Notes, which accrue interest at the rate of eight percent (8%) per annum, compounded quarterly. The Bridge Notes are due and payable on November 25, 2017, and our obligations under such notes are secured by a security interest in substantially all of our assets, which is of equal priority to the security interests of Acacia under the Acacia Note. We borrowed the first $2.0 million installment under the line of credit in March 2017, and we borrowed the second $2.0 million installment in April 2017. The remaining amounts may be drawn down in tranches of $2.0 million per month commencing May 15, 2017; provided that, if this offering is not completed by April 30, 2017, the lenders may, but are not obligated to, continue making advances under the line of credit after that date. Immediately prior to the completion of this offering, each lender will have the option to purchase any remaining notes, which will be converted as provided below. Upon the completion of this offering, all of the Bridge Notes will automatically be converted into an aggregate of 587,854 shares of our common stock at a conversion price per share equal to the lesser of (i) $13.6088 or (ii) the initial public offering price (which is assumed to be $15.00, the midpoint of the estimated price range set forth on the cover of this prospectus). In connection with this financing, we issued an aggregate of 120,000 shares of our common stock to the lenders upon the execution of the Note Purchase Agreement. In addition, upon the funding of each installment, we will issue to the lenders, in the aggregate, (a) an additional 45,000 shares of our common stock, and (b) fully vested warrants to purchase a number of shares of our common stock equal to the greater of (i) 60,000 shares or (ii) 0.375% of our fully diluted shares outstanding following completion of this offering. Such warrants have a term of ten years following the date of issuance and have an exercise price per share equal to the lower of $13.6088 or the initial public offering price. Assuming an offering size of 1,250,000 shares and an initial public offering price of $15.00 per share (which is the midpoint of the estimated price range set forth on the cover page of this prospectus), these warrants will be exercisable to purchase up to 277,924 shares of our common stock.

Cash Flow Analysis

A summary of our operating, investing and financing activities is shown in the following table (in thousands):

	Year Ended December 31,
	2016	2015
Cash (used in) provided by operating activities	$(26,755)	$2,403
Cash used in investing activities	(137)	(494)
Cash provided by (used in) financing activities	19,773	(1,459)

Net (decrease) increase in cash and cash equivalents	$(7,119)	$450

Net Cash (Used in) Provided by Operating Activities

In the year ended December 31, 2016, our operating activities used cash of $26.8 million, due primarily to our net loss of $27.0 million and to a reduction in accounts payable resulting from payments to media outlets made during 2016 for advertisements aired in 2015 for which we had received prepayments from our customers in 2015, offset partially by our net non-cash amortization of debt issuance costs and discount and stock-based compensation in 2016. A key driver of our operating cash flow has been the timing of prepayments received from our media customers for advertisements, and the payments by us to media outlets of the related charges for those advertisements. Our Media Agency Business typically collects cash from our advertising customers and then pays the media outlet for the advertisement that we arranged on behalf of our customer. Many customers pay us for their advertisements before the advertisement is aired. Local media outlets require payment before an advertisement is aired, so the time period that we hold the cash for those advertisements is relatively short. National media outlets expect payment up to four months after the advertisement is aired, so we may accumulate cash in one period that will be paid to media outlets in a future period. The combination of changes in ‘accounts receivable’, ‘expenditures billable to clients’, ‘customer advances’ and ‘accrued liabilities’ was an increase of $4.5 million for the year ended December 31, 2016. These four accounts record our gross billing and collection transactions with our advertising customers. The combination of these four accounts is not usually significant to our cash flow from operations because, as an agent, we do not typically pay for advertisements before we receive cash from our customers. The net loss in the year ended December 31, 2016 included a non-cash expense of $1.4 million for common stock awarded to our founders.

In the year ended December 31, 2015, our cash flows from operating activities provided cash of $2.4 million despite our net loss in that year of $6.2 million, due primarily to the collection of customer advertisement payments in 2015 which were not paid to the national media outlets until 2016. For the year ended December 31, 2015, cash provided by operating activities consisted primarily of our net loss of $6.2 million adjusted for non-cash items, including $0.1 million of stock-based compensation expense and $7.9 million of cumulative changes in operating assets and liabilities. With respect to changes in operating assets and liabilities, accounts payable and other accrued expenses increased approximately $9.0 million, which was due primarily to longer payment cycles to vendors. Accounts receivable and prepaid expenses decreased approximately $0.6 million, which resulted primarily from the decrease in revenues and the timing of cash receipts from certain of our larger customers, as well as lower pre-payments for future advertising and certain prepaid operating expenses.

Net Cash Used in Investing Activities

	Year Ended December 31,
	2016	2015
	(in thousands)
Cash used in investing activities:
Capital expenditures	$(37)	$(22)
Software development expenditures	—	(472)
Other	(100)	—

Net cash used in investing activities	$(137)	$(494)

In the year ended December 31, 2015, cash used in investing activities was $0.5 million, which consisted primarily of expenditures for the development of our AI platform.

Net Cash Provided by (Used in) Financing Activities

	Year Ended December 31,
	2016	2015
	(in thousands)
Cash provided by (used in) financing activities:
Proceeds from issuance of Acacia Note payable	$20,000	$—
Debt issuance costs	(168)	—
Deferred IPO costs	(136)	—
Payment for repurchases of Series A-1 preferred stock and common stock	—	(1,459)
Proceeds from exercise of stock options	77	—

Net cash provided by (used in) financing activities	$19,773	$(1,459)

In 2016, cash provided by financing activities was approximately $19.8 million and was comprised primarily of proceeds from the issuance of the Acacia Note payable to Acacia for $20.0 million. In 2015, cash used in financing activities was $1.5 million, which was comprised of the repurchases of common and preferred shares described under “—Stock Repurchases” above.

Contractual Obligations

The following table sets forth, as of December 31, 2016, our contractual obligations by period.

	Payments Due by Period
	Less than 1 Year	1 to 3 Years		3 to 5 Years	More Than 5 Years	Total
	(in thousands)
Debt obligations, including accrued interest of $286	$20,286	$		$—	$—	$20,286
Operating lease obligations	359		74	—	—	433

Total	$20,645		$74	$—	$—	$20,719

The debt obligations are offset by discounts of $6.9 million in our consolidated balance sheet as of December 31, 2016. The discounts related primarily to the estimated fair value of warrants and conversion rights issued to Acacia, the convertible note holder, in connection with the Acacia Investment Agreement in August 2016.

Off-Balance Sheet Arrangements

We have not entered into any off-balance sheet arrangements and do not have any holdings in variable interest entities.

Quantitative and Qualitative Disclosure of Market Risk

We are exposed to certain market risks in the ordinary course of our business. These risks primarily include interest rate sensitivities as follows:

Foreign Currency Risk

To date, substantially all of our revenues and expenses have been denominated in U.S. dollars. Therefore, we have not been exposed to foreign exchange rate fluctuations.

Interest Rate Risk

We had cash and cash equivalents of $12.0 million as of December 31, 2016, which consisted of bank deposits and money market funds. The cash and cash equivalents are held for working capital purposes. Such interest-earning instruments carry a degree of interest rate risk. To date, fluctuations in interest income have not been significant. The primary objective of our investment activities is to preserve principal while maximizing income without significantly increasing risk. We do not enter into investments for trading or speculative purposes and have not used any derivative financial instruments to manage our interest rate risk exposure. Due to the short-term nature of our investments, we have not been exposed to, nor do we anticipate being exposed to, material risks due to changes in interest rates. A hypothetical 10% change in interest rates during any of the periods presented would not have had a material impact on our consolidated financial statements.

Impact of Inflation

We do not believe that inflation has had a material effect on our business.

Jumpstart Our Business Startups Act of 2012 (JOBS Act)

In April 2012, the JOBS Act was enacted. Section 107 of the JOBS Act provides that an “emerging growth company” can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. Thus, an emerging growth company can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We intend to take advantage of such extended transition period. Section 107 of the JOBS Act provides that we can elect to opt out of the extended transition period at any time, which election is irrevocable. We are in the process of evaluating the benefits of relying on other exemptions and reduced reporting requirements under the JOBS Act. Subject to certain conditions, as an emerging growth company, we may rely on certain of these exemptions, including without limitation, (i) providing an auditor’s attestation report on our system of internal controls over financial reporting pursuant to Section 404(b) of the Sarbanes-Oxley Act and (ii) complying with any requirement that may be adopted by the Public Company Accounting Oversight Board regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the financial statements, known as the auditor discussion and analysis. We will remain an emerging growth company until the earlier of (a) the last day of the fiscal year in which we have total annual gross revenues of $1.0 billion or more; (b) the last day of the fiscal year following the fifth anniversary of the date of the completion of this offering; (c) the date on which we have issued more than $1.0 billion in nonconvertible debt during the previous six years; or (d) the date on which we are deemed to be a large accelerated filer under the rules of the SEC.

BUSINESS

Overview

Veritone has developed a proprietary artificial intelligence platform that unlocks the power of cognitive computing to transform unstructured audio and video data and analyze it in conjunction with structured data in a seamless, automated manner to generate actionable intelligence. Our cloud-based artificial intelligence operating system, or aiOS, integrates and orchestrates an open ecosystem of best-of-breed cognitive engines in a wide range of classes, together with the Company’s suite of powerful applications, to reveal valuable multivariate insights from vast amounts of audio, video and structured data.

Our aiOS incorporates proprietary technology to manage and integrate a wide variety of AI processes to mimic human cognitive functions such as perception, reasoning, prediction and problem solving in order to quickly, efficiently and cost effectively transform unstructured data into structured data. It stores the results in a searchable, time-correlated database to create a rich, online, searchable index of audio, video and structured data, enabling users to analyze the information in near real-time to drive business decisions and insights.

Our mission is to bring the power of AI-based computing to enterprises of all sizes through a cloud-based platform that integrates multiple cognitive engine capabilities in a single platform. Our scalable platform is based on an open architecture that enables new cognitive engines to be added quickly and efficiently, resulting in a future proof, scalable and evolving solution that can be easily leveraged for a broad range of industries that capture or use audio and video data, including, without limitation, media, politics, legal, law enforcement and other commercial and retail vertical markets. By offering our solution via a SaaS delivery model within a real-time, intuitive framework, we believe we have modernized what historically has been a time-consuming, labor intensive and expensive process that previously could only be accessed via closed database systems that were cumbersome and difficult to scale.

Industry Background

According to Gartner, Inc., 80% of the world’s data is unstructured and cannot be easily and efficiently searched, accessed or utilized. Unstructured data continues to grow at an accelerating rate and represents the vast majority of all data created, with 90% of the world’s data being created in the past two years. IDC predicts that the total amount of digital data created worldwide will double every two years, from 4.4 zettabytes in 2013 to 44 zettabytes in 2020. Enterprises, including businesses and government agencies, recognize the utility of leveraging this rapid proliferation of data and are turning to artificial intelligence and analytics to increase their capabilities and efficiency. However, such enterprises lack the proper tools to collect, organize, access and analyze the rapidly growing variety, velocity and volume of data in real-time.

According to IDC, the worldwide revenue from the market for cognitive systems and artificial intelligence is expected to grow from approximately $8 billion in 2016 to more than $47 billion in 2020. We believe that our platform and related services address a subset of such overall AI market. AI systems, particularly cognitive systems based upon machine and deep learning, are increasingly being designed to adapt and make sense of the complexity and unpredictability of unstructured data, such as text, audio and video. Deep learning enables computers to discern patterns in large sets of data without being told what to look for. These machine learning algorithms can perform a wide range of functions, such as “reading” text, “seeing” images and “hearing” natural speech, and in turn interpret that information, organize it and offer explanations of what it means, along with the rationale, conclusions and applicable recommendations for such information. These systems can also improve the accuracy of their results with training and use. However, current machine learning algorithms are generally only effective when applied to a single, narrowly defined problem, which limits the amount and type of metadata that can be extracted and the nature of inquiries and analyses that can be performed, and therefore limits the usefulness of any single cognitive engine in real-world applications.

For companies looking to harness the power of their unstructured data, this presents significant challenges. Many applications require multiple cognitive processes to be performed on unstructured data, and for the results to be correlated with structured data of the user or third parties. Most current AI-based solutions focus primarily on a single or narrow set of cognitive engines, which limits the amount and type of metadata that can be extracted and the nature of inquiries and analyses that can be performed. Only a few companies have the capability to analyze and correlate the results from multiple classes of cognitive engines, and we believe that even such companies require the data to be ported to their own proprietary engines, thereby preventing them from accessing a multitude of third party cognitive resources. As a result, most current AI-based solutions are limited due to the difficulties in concurrently accessing large amounts of data in an efficient and cost-effective manner and their inability to perform complex multivariate searches across different vendor agnostic cognitive engines. In addition, identifying the best algorithm to perform each task can be very challenging as both the user’s needs and the relative performance of algorithms change over time, and switching algorithms within a closed system can be expensive and time consuming.

Our Solution

Our innovative aiOS intelligently orchestrates an ecosystem of best-of-breed cognitive engines within a single cloud-based solution to process information in volumes that can far exceed human cognitive capabilities. Our proprietary technology enables users to run comprehensive, multivariate queries, correlations and analyses in near real-time using multiple cognitive engines and data sets, integrating and refining the outputs. Our solution can also ingest and analyze structured data in correlation with the processed data. For example, our media users can use our system to identify instances where advertiser names or logos appear in a broadcast, and then correlate those instances with Nielsen data to measure the number of impressions generated by the ad, web traffic data to estimate the traffic driven by the ad, or their own sales data, to provide actionable intelligence regarding their advertising campaigns. In addition, by using multiple cognitive engines from different providers within the same class and across different classes, our AI system can generate extensive and varied training data to more efficiently learn and thereby quickly improve accuracy and analyses. A key principle of AI-based systems is that the more data that is ingested and processed, the better the accuracy and predictive value that can be achieved.

Our platform is an open architecture system that allows third-party developers to easily integrate additional cognitive engines and applications within our platform, which makes our solution readily scalable for a broad range of processes and vertical markets. We plan to add additional cognitive engines in a variety of categories to ensure that users can access a broad selection of capabilities across the classes of cognition, all of which can be accessed via a simple, easy-to-use and tightly integrated platform. Our goal is to create a broad ecosystem, offering all major cognitive engine capabilities on a single open and integrated platform.

Currently, we incorporate over 45 cognitive engines of various classes and types from multiple third party vendors, including Google, IBM, Microsoft, Nuance, and Hewlett Packard, among others, in addition to several Veritone developed cognitive engines. We continually seek to add new cognitive engines to ensure that users can have the best selection of capabilities from multiple vendors in a broad range of categories. These cognitive engines use advanced algorithms to capture and extract data on the contents of such media files for a variety of cognitive capabilities including, but not limited to, transcription, face detection, face recognition, object recognition, sentiment analysis, language translation, audio/video fingerprinting, geolocation, optical character recognition, logo recognition, metadata extraction, and media format transcoding. Users can then access our applications to perform analytics on such data. By using multiple cognitive engines to process their data, users can gain more accurate and in-depth analysis, more efficiently and cost effectively than any single engine solution.

We have, and are developing, proprietary Conductors to analyze media files and intelligently route them to the most appropriate cognitive engines within a cognitive class to improve the performance, cost and speed of the data analysis process, enabling users to achieve higher accuracy and derive more robust intelligence from their media. Our Conductor for voice-to-text transcription uses multiple machine learning algorithms, including deep learning neural networks, to train, test and validate datasets to predict the best transcription engine for the user’s specific media. We plan to expand this capability to other cognitive classes, including object detection.

Once media has been processed on our platform, we store the results of the cognitive engine processing in a searchable, time-correlated temporal elastic database (TED), allowing users to have a rich, online searchable index of their media. TED provides immediate access to processed media through a dynamic multivariate toolset that enables queries of all elements within, around and derived from the media. TED’s architecture leverages several commercial, open source, distributed and non-relational databases with proven scalability and performance characteristics.

Our platform encompasses the following processes:

•	Ingestion: Unstructured data is captured in a myriad of formats. Our platform captures and ingests public and private media (audio, video and structured data sets in most digital formats and various protocols) through various adapters that are specific to each ingestion source. We have developed special purpose adapters, internally and via third party developers, to enable the seamless ingestion of large data sets into our platform from the most popular data sources and formats, such as Google Drive, DropBox, Box, YouTube, RSS, FTP and various media streaming protocols. We plan to continue to expand our current collection of adapters to enable the capture of nearly all media forms and sources of media.

•	Processing: Once the media is captured into our platform through the ingestion process, we transform (transcode) the media into a suitable format for processing. The media is then run through one or more cognitive engines depending on the information and analysis desired by the end user, which extract and/or add useful metadata from and to the media. The cognitive engines in our ecosystem currently include the following cognitive classes: transcription, face detection, face recognition, object recognition, sentiment analysis, language translation, audio/video fingerprinting, geolocation, optical character recognition, logo recognition, metadata extraction, and media format transcoding.

•	Proprietary Indexing and Storage: The metadata produced by our cognitive processing is indexed and stored in a temporal elastic database that correlates disparate metadata derived from various cognitive engines across our platform or from third-party data sets. The temporal aspect of the database design is essential to its power to correlate time based audio and video streams and structured data sets. We can dissect and analyze any of the media files and metadata therein, producing a multi-dimensional index for ease of search, discovery and analytics.

•	Applications and Cognitive Analytics. Once the media has been indexed and stored, cognitive analytics can be deployed to uncover relationships, enable insights and recommend actions. We have developed four SaaS-based applications to facilitate the use of our platform and enable users to discover patterns across a diverse set of media to correlate data, optimize objectives and provide near real-time insights. Our hosted applications enable users to process and manage media files within our platform, run cognitive processes against their media files, access and find the data they need, share media internally or externally and review any chosen media file or clip,

Our Services and Target Markets

Media Agency Services

Veritone’s founders are pioneers in digital advertising and leaders in the industry, who founded several high profile businesses in the media industry including AdForce (acquired by CMGi), 2CAN Media (acquired by CMGi) and dMarc Broadcasting (acquired by Google). At the time Veritone was founded in 2014, we acquired a full service audio advertising agency, which is now Veritone’s wholly-owned subsidiary, Veritone One, Inc. Veritone One creates and places native and traditional advertising and specializes in host-endorsed and influencer advertising, providing unmatched service, technology and performance. Our services include media planning and strategy, media buying and placement, campaign messaging, clearance verification and attribution, and custom analytics. In 2016, Veritone Media placed over $75 million in media advertising for our advertising clients, which included Uber Technologies, Inc., 1-800 flowers.com, Inc., Dollar Shave Club, Inc., DraftKings, Inc., Audible, Inc. (Amazon), Casper Sleep, Inc., Tommy John, Inc., and others.

We initially used our platform to help our advertisers improve their media placements and maximize the return on their advertising spending using real-time ad verification and media analytics. Using our platform, we can manage, deliver, optimize, verify and quantify native and spot-based advertising campaigns and content distribution for our clients across multiple channels, including broadcast radio, satellite audio, streaming audio, broadcast and cable television, YouTube (digital video) and podcasting. Although we intend to focus on our SaaS business, we plan to continue to provide advertising placement services.

SaaS Solutions

Media SaaS. We commenced commercial licensing of our SaaS solutions in April 2015 with an initial focus on the Media market, to provide media owners and broadcasters with visibility on ad placements and the effectiveness of their media campaigns. We license access to our platform via a SaaS model directly to such media owners and broadcasters, which include, but are not limited to, radio and television stations, advertising agencies, advertisers, sports and entertainment properties and networks. In addition, our SaaS customers use our solutions to automatically index and organize their audio and video content so that they can search, discover and analyze their media for programming and optimization across their broadcasts, streams, websites, podcasts and social media channels. We also license access to our Veritone Media Index to broadcasters, media owners and other advertising agencies.

For broadcast clients and media owners, we generally take the actual audio and/or video feeds directly from the client and ingest them into our platform. Next, the media is run through various cognitive engines such as transcription and logo detection, where the resulting data becomes searchable and actionable. Our clients can index their content down to the second or frame, to provide near real-time ad verification, content segmentation and integrated audience analytics. Our platform allows our clients to optimize their advertising spending across various media channels with near real-time ad verification and integrated audience analysis. Broadcasters and other media clients can also create new short-form and on-demand products to extend customer engagement, search and discovery and monetization. In addition, based on learning generated by our cognitive engines, these media clients can efficiently create new programmatic content, tailored towards specific users.

eMarketer projects total U.S. Media Spending to be over $234 billion in 2020, and The CMO Survey estimated in February 2016 that 11.1% of total 2020 marketing budgets, which would represent approximately $26 billion of such total, will be spent on data analytics. We believe that our platform addresses a subset of the data analytics market.

Politics. In the Politics vertical market, our platform enables political organizations such as campaigns, political consultants, elected officials, Committees, PACs, SuperPACs and special interest groups to analyze public and private media, conduct research and provide access to previously inaccessible data. The historical dominance of the big four national broadcast networks has splintered into thousands of blogs, video sites, and social channels with around-the-clock coverage of candidates and issues, significantly increasing the challenge of monitoring media coverage and voter sentiment. Our platform can transform multiple media sources (broadcast radio, TV, YouTube, podcasts and customers’ own media such as stump speeches and tracker videos) using multiple cognitive engines to provide previously untapped resources of critical information that can be easily searched and acted upon in near real-time. Users can also ingest and analyze structured data, such as voter registration data and donor databases, in correlation with the processed data. Our solution, which includes the Veritone Media Index, gives political operatives tools to quickly identify a candidate’s positions on key issues, identify flip-flopping or inconsistencies, monitor media coverage of issues and trending topics, understand local voter sentiment, and rapidly clip and share public media coverage on social media or in email campaigns to donors for rapid response. Our platform can be used throughout the life cycle of a political organization, from exploring a candidacy and fundraising, to shaping a narrative and communicating with voters. Spending on political campaigns has continued to increase in recent years. eMarketer estimates that total U.S. political advertising spending increased from $6.4 billion in 2010 to $10.2 billion in 2016. The Pew Research Center estimates that the biggest increase in spending was in non-party independent expenditures, which increased from $105.6 million in 2010 to $387.3 million in 2014. Independent groups have become increasingly prominent in recent years, and the Pew Research Center estimates that they collectively made expenditures of $608 million in the 2012 presidential election cycle and $339 million in the 2014 mid-election cycle.

Legal. Within the Legal market, we are focused initially on eDiscovery, where audio and video content analysis continues to play an increasingly pivotal role in litigation. The eDiscovery segment includes a broad range of software and managed service providers with strong existing capabilities for identifying, collecting and producing electronically stored information, or ESI, primarily from text-based documents, including email. Historically, eDiscovery processing has disregarded audio and video files due to the high cost and complexity involved in automatically identifying relevant keywords, phrases or other details contained therein. Professionals in the legal market face escalating volumes of audio and video content resulting from voice mails, cameras and other digital evidence devices. Our SaaS solution leverages AI and the scale of the cloud, combined with our broad cognitive engine ecosystem, to enable professionals to quickly search and analyze audio, video and structured data to identify particular words, phrases, sentiments and voices at a fraction of the cost of other legal eDiscovery solutions. Our platform provides an easy to use and cost-effective, cloud-based solution for storing, organizing and analyzing evidentiary media to help legal professionals quickly find the critical details necessary to win their cases. According to IDC, the market for eDiscovery software and services is estimated to reach $14.7 billion in 2019, with the software segment comprising a subset of that market. We have recently entered into an agreement with kCura, LLC a leading provider of eDiscovery software solutions, and have integrated our platform with Relativity, kCura’s eDiscovery software platform, enabling Relativity users that license the Veritone platform to leverage our capabilities to perform large-scale, automated analytics of audio and video files as part of their e-discovery and compliance efforts. We have also entered into 18 reseller agreements with major providers of eDiscovery services and solutions, as well as licensing agreements with three multinational law firms, pursuant to which they are using our platform to analyze the vast amounts of audio and video data evidence in current litigation, which was previously too expensive to access and use effectively. We also believe that our platform can be used by customers in a broad range of industries, particularly regulated industries, to increase the effectiveness and efficiency of their compliance efforts. For example, users could use our platform to monitor recorded phone calls to identify compliance issues such as off-label marketing of pharmaceuticals or improper securities or financial product sales practices, in near real time.

Law Enforcement and Public Safety. We have recently ported our platform to Microsoft Azure’s secure government cloud, to enable police and other government authorities to organize and gain insight from the large amount of audio, video and structured data they accumulate on a daily basis, including from police body cameras, police car recorders, interview room cameras, 911 audio tapes, surveillance cameras and a variety of other digital media technologies. IHS Markit estimates that there were approximately 350 million professionally-installed surveillance cameras operating globally at the end of 2016, and that surveillance cameras will generate 859 petabytes of data every day in 2017, more than double the total in 2013. As the volume of video data collected has grown enormously, so has the challenge of reviewing that data to assist in investigations. In most cases, due to the unstructured nature of this video data, it currently must be reviewed manually, a task that consumes huge amounts of time and causes delays in investigations. For example, the BBC reported that it took the police four months to investigate 200,000 hours of surveillance camera footage to identify suspects from the London riots that occurred in 2011. As a result, such data largely has not been used other than as back up to protect police and government agencies from potential claims. In addition to the challenges of using the huge volumes of video footage being collected, authorities are also faced with the daunting task of responding to requests for such information from the public. Many states have statutes that require public agencies to provide certain information, including in many cases audio and video files, and eight states have passed laws mandating that video content must be stored for 180 days. Reviewing video footage to identify and authenticate the appropriate footage to be disclosed is currently a time-consuming, largely manual process. As a result, law enforcement and other public safety agencies are continuing to invest in solutions in this area. Homeland Security Research Corp. estimates that the global market for Big Data and Data Analytics in Homeland Security and Public Safety will grow at a compound annual growth rate of 17.5% from 2015 to reach $11 billion in 2022. We believe that our platform addresses a subset of this overall market. We are actively engaged in negotiations with various police departments and certain related agencies to provide access to our SaaS solutions. In addition, in March 2017, we signed a non-binding memorandum of understanding with The Safariland Group, a leading provider of body-worn cameras, accessories and software, regarding the parties’ intent to enter into an agreement to integrate their product offerings to apply the Company’s AI technology to extract and process crucial data from police body-worn camera footage. We believe that our platform will enable police and other government agencies to organize, store, manage and access the huge amounts of audio and video data they are collecting from multiple disparate sources much more efficiently and effectively to assist in investigations, gain insights on their operations, improve service and training and identify issues, as well as to more quickly and efficiently respond to public records requests for such data.

Other Vertical Markets and Applications

The open architecture, modularity and power of our platform make it easy to scale and adapt our solutions to a variety of other vertical markets without significant cost or integration requirements. We are currently developing industry-specific solutions for a broad range of customers to enable them to leverage our platform to analyze public and private audio, video and structured data. The initial other vertical markets that we are planning to pursue include commercial security and retail.

We believe the opportunity for our platform in these markets is driven by the industry’s migration from analog, on-premise security solutions to “VSaaS”—Video Surveillance-as-a-Service, which is a web-hosted, wireless security system that allows users to remotely store, manage, record, play and monitor surveillance footage—entirely in the cloud. The footage is not stored onsite, and users do not need recording software, only an IP camera system, an Internet connection and a VSaaS provider. VSaaS is a remote approach to video surveillance systems, as opposed to an on-site video security system. With VSaaS, IP cameras are installed at the desired location and then stream security footage to the provider’s site. Since VSaaS is managed in the cloud, users can access footage or cameras from anywhere at any time through a desktop, laptop or mobile device. According to Radiant Insights, by 2020, the global market for video surveillance and VSaaS is expected to be worth approximately $49 billion, with 85% of the market focused on safety and security, and 61% of the market concerned with theft and loss prevention. We believe these verticals can benefit from being able to access and utilize intelligence embedded in audio, video and structured data captured by a variety of sources from closed-circuit television cameras in public spaces, to video surveillance data collected from security cameras and in-store video cameras installed in most major retailers. All of these sources are collecting petabytes of information that can be ingested for analysis, archiving, search and discovery, using machine learning predictive and analytics software. We believe our platform can be easily modified to address these other vertical markets.

In addition, we are exploring the applications for our technology within the data storage and management markets. In April 2017, we entered into an agreement with Quantum, Inc., a leading provider of scaled enterprise storage solutions, to integrate the Company’s platform onto Quantum’s storage products, to enable users to perform AI-based processing on their media files on-premises, behind their firewall.

Our Competitive Strengths

Our market-based solutions leverage our proprietary platform to provide our customers with unique data insights into their own unstructured or publicly available media, together with structured data. On a daily basis, our platform ingests and processes thousands of hours of public media, such as radio, television, podcasts and YouTube, as well as privately sourced media and other data, and transforms the unstructured audio and video content into a near real-time searchable, digital index. Our platform was built on the core premise that any AI-

based platform must be open, scalable and modular in order to deliver best-in-class solutions to our diverse customer base. Our competitive strengths include the following:

One Open Platform, Integrated Multi-Cognitive Processing. Our open platform allows third-party AI engines to be easily integrated onto our platform and participate in our AI marketplace via an API integration. We currently offer over 45 cognitive engines on our platform across most major categories of cognition. Our goal is to create a broad ecosystem offering all major cognitive engine capabilities on a single open and integrated platform. This business model enables our customers to send their data to one cloud-based platform, run multiple cognitive processes, correlate the resulting disparate metadata from varying third party engines, and analyze, capture and share results without leaving their Veritone user session. As our business expands, we plan to increase the number of supported instances of our platform within public and private cloud environments and across multiple geographies.

Veritone Proprietary Conductors. Our aiOS architecture allows us to incorporate proprietary Conductors that manage media and data processing within selected engine classes by choosing and deploying the best cognitive engines to use, based upon performance, cost and speed, to generate the best results. We have released a Conductor for voice-to-text transcription and plan to develop Conductors for additional cognitive engine classes, including object and logo recognition. We maintain data on the relative performance of each transcription engine in our ecosystem, which we believe will enable us to automatically select, in near real-time, the engines to deploy based upon our automated review of the media being processed, including any metadata therein.

Multi-Tenant Architecture. Our multi-tenant architecture enables all of our customers to operate on our platform while securely partitioning their application usage and data. This enables our customers to benefit from rapid computing, reduced costs, and economies of scale that are inherent in cloud-based computing environments.

Secure. Our platform is run and executed within “containers” that are secure and encrypted and all of the transport of data is encrypted in accordance with industry best practices. We also have a secure, government cloud deployment of our platform within Microsoft Azure’s government cloud to enable government and public safely related customers to maintain their CJIS (Criminal Justice Information Services division of the FBI) and FedRAMP (Federal Risk and Management Platform) compliance when using our platform. We plan to continue to follow industry best practices that govern access to our platform to ensure that private media remains behind appropriate firewalls.

Cloud Agnostic. Our platform currently resides on Amazon’s Web Services cloud, and we have recently deployed our platform to run on Microsoft Azure’s government cloud as well. Azure is a secure cloud that should allow us to address the needs of the public safety markets. We believe we will be able to deploy our platform on a variety of cloud infrastructures and within varying geographic regions and countries, which will be necessary for future international expansion.

Modular and Industry-Specific Applications. The modular structure of our platform enables rapid development of applications that convert customer data into actionable insights relevant for different markets. We have created and demonstrated the use cases for our media and advertiser applications, which enable customers to solve difficult problems such as programmatic ad verification and tracking of audience measurement correlations, and which provide tools to find, select and edit long form media content into short-form media shareable on social media. Our platform enables customers and developers to write applications on our platform that address specific customer use cases. One example of an application under development or evaluation in new vertical markets is in-store retail intelligence. In retail environments, efforts are underway to help retailers seeking to gain intelligence from in-store security cameras to invoke our platform to ingest, process and analyze video footage and correlate customer traffic and in-store location patterns with check-out and register data. Having immediate access to this enhanced intelligence should allow retailers to more fully understand customer interests to ascertain which SKUs are attracting interest and moving to the register in near-real time.

Our Growth Strategies

We plan to expand our market presence and business by pursuing the following growth strategies:

Expand Revenues and Gain Broad Market Acceptance for Our SaaS Solutions. We plan to use a portion of the proceeds of this offering to expand our sales and marketing capabilities and branding campaign to aggressively pursue wider recognition for our technology and capabilities. In this regard, we plan to expand our direct sales team, leverage relationships with leading value-added resellers (VARs) and strategic independent sales organizations to expand sales and generate new customers. We also recently launched our self-service website, so that users can begin to access our platform directly through the internet on a limited basis. Our goal is to expose a large number of consumers to our capabilities and features.

Increase Penetration in Existing Markets. We plan to continue to enhance our relationships within our existing target markets to expand our penetration of those accounts and grow our SaaS offerings in these markets. In this regard, we plan to align with leading providers in each of our key vertical markets.

Expand into Other Vertical Markets. We plan to drive greater awareness and adoption of Veritone by enterprises across our existing target markets, as well as by other markets such as the Commercial Security and Retail industries. We intend to increase our investment in sales and marketing to meet evolving customer needs in these targeted markets.

Continue Significant Investment in our Technology Platform. We plan to continue to invest in building new software capabilities and extending our platform to bring the power of contextual communications to a broader range of applications, with expanded functionality and capabilities. In 2016, we added 20 cognitive engines to our platform and are planning to expand our Conductor’s capabilities to work with additional classes of cognitive engines. We also plan to further expand the feature sets of our platform for specific markets and enhance our overall capabilities.

Selectively Pursue Acquisitions and Strategic Investments. We plan to selectively pursue acquisitions and strategic investments in businesses and technologies that strengthen our platform, enhance our capabilities and/or expand our market presence in our core vertical markets.

Our Technology

Ingestion and Adapters. Our solution enables developers to extend the platform via developer modules called Adapters, which are pluggable software components that can be written by any developer and added to the platform. Adapters are specific to the ingestion source type and allow for media from that source to be processed via the Veritone recording infrastructure and flow through our platform.

We have built a scalable, source and type agnostic media ingestion process that utilizes adapters, which are lightweight software modules purpose-built to capture media from wherever it resides, to ingest media into our platform for further processing, actions and analytics. Our ingestion platform includes an adapter module framework that allows our ingestion system to dynamically load any external source adapter (i.e. Microsoft OneDrive, DropBox, Box, Google Drive, HTTP/RTSP/RTMP Streams, etc.) and download/stream and ingest the source media automatically.

Our system also supports dynamic adapter module loading, unloading, and upgrading from external sources (such as Node Package Manager (NPM)) and automated clustering and scalability based on ingestion source load, and intelligent streaming from sources with live transcoding and storage to multiple destinations.

The ingestion and recording module within our aiOS uses a proprietary streaming server known as a Pacman to continue to stream/download and ingest media from its configured source utilizing the source adapter. Depending on the adapter, the mechanism for receiving the new media may be push, event based or a polling delta cursor. For stream-based adapters, the adapter connects and stores the stream at scheduled intervals.

Our platform integrates four primary classes of cognitive capabilities: (i) media ingestion and transformation; (ii) cognitive processing; (iii) proprietary indexing, correlation and storage; and (iv) application, which includes prediction and analysis. In addition to the foregoing primary classes of cognitive capabilities, engines are also divided into additional classes based on their requirements for processing and anticipated outputs:

•	Primary Engines. Primary cognitive engines require no prerequisite cognitive engine data from other engines. All primary cognitive engines write data that is correlated to the media being processed. Primary cognitive engines may not use more than one media type, but can use metadata, third party data, libraries and Conductor data.

•	Secondary Engines. Secondary cognitive engines require prerequisite cognitive engine data from other engines to run. All secondary cognitive engines write data that is correlated to the media being processed. Secondary cognitive engines may not use more than one media type, but can use metadata, third party data, libraries and conductor data.

•	Cluster Engines. Cluster cognitive engines may run against multiple media sources. They may write their output to one or more media files that they were run against. These cognitive engines have all the other operating characteristics of secondary engines.

Distributed Computing SaaS Platform. Cognitive engines are generally executed in a robust distributed computing environment for processing. As cloud computational speed, power and scalability have dramatically improved, we have capitalized on this trend by creating what we believe to be the first cloud-based software platform to ingest audio and video media assets from wherever they reside and extract cognitive data produced by a broad range of third party cognitive engine developers, such as Microsoft, Nuance, IBM and HP, among others. We have developed a distributed computing system for the scalable processing of media using cognitive engines, which is built based on POSIX/UNIX principles, and enables us to efficiently achieve massive scale in processing media.

Conductors. We are leveraging the latest developments in artificial intelligence to expand the capabilities of our Conductor technologies to manage and route data through the best engines in each cognitive class. We have created the tools to test and validate the results of voice-to-text transcription engines and automatically select the best transcription engines to deploy for different types of media, and we are working to expand these capabilities for a variety of other types of cognitive engines. By intelligently routing media through a dynamically generated cognitive workflow consisting of disparate engines from various providers, we expect that, in the future, our Conductors will be able to automatically select the optimal engine in each cognitive class for the user’s specific needs.

Proprietary Indexing. Utilizing our proprietary TED database, we have the unique ability to synthesize various disparate cognitive data in a cohesive, time-based format, allowing users to access intelligence heretofore unattainable from their media. One of our applications, Veritone Discovery, allows for immediate access to data through dynamic, multivariate querying of the elements within, around and derived from media, as well as structured data of the user or third parties. Elements include, but are not limited to, cognitive engine outputs (transcripts, translations, recognized objects and faces, etc), file metadata, user-associated metadata such as content template outputs and freeform tags. The resulting data is indexed in TED in a time-correlated manner, allowing for the synthesis of disparate data in a cohesive, time-based approach. While storage agnostic, TED currently runs on Elasticsearch, leveraging the Apache Lucerne inverted index architecture.

Core Applications. We have developed four core applications that comprise the base level services of our platform and enable users to ingest and manage media files within our platform, run cognitive processes against their media files, access and find the data they need, share media internally or externally, review any chosen media file or clip, and analyze the resulting attributes of any media file processed by its cognitive features. Our core applications include the following:

•	Admin. Veritone Admin is an application that enables our users to manage their account settings, users, access and features within an account.

•	CMS. Veritone CMS, or Content Management System, is a hosted application that enables our users to ingest, process and search their media. The CMS application provides a common workflow for adding media sources, such as various cloud drive providers (DropBox, Box, Google Drive), stream protocols (HTTP, RTMP, RTSP) and others by adding the sources to CMS. Furthermore, cognitive workflows can be assigned to media sources, allowing an automated customized processing of media from each distinct media source. Once media has been ingested into the CMS system, the media can be managed, edited and further processed by cognitive engines within the application.

•	Discovery. Veritone Discovery is an application within our platform that allows users to create and execute direct searches against cognitive engine output, either through predefined queries called Watchlists, or via ad-hoc searches. Once a user has generated a search result from a Watchlist or ad-hoc search, they are able to take several permission-controlled actions. These actions include viewing the media snippet, downloading the snippet, editing the cognitive engine metadata, verifying content in the search results and sharing the search results and associated media clips individually or including them as part of a Collection.

•	Collections. Veritone Collections is an application within our platform that presents groupings of search results or Watchlists in shareable units called Collections. A Collection of search results can be titled and described, then shared externally, via email, link or embedded widget. Users can edit the search results within a Collection from the application before sharing.

Sales and Marketing

As of March 31, 2017, we had 41 full time sales and marketing employees and consultants, whose focus is to work together to accelerate the adoption of our platform, to drive awareness and increase brand recognition of our platform and technologies, to improve new customer acquisitions and to increase revenue from our existing customers.

SaaS Sales and Marketing Strategy. We currently conduct our SaaS sales and marketing activities through a combination of our direct sales force, who primarily focus on particular vertical markets and are supported by our inside sales team, as well as indirect channel partners such as VARs and referral partners. In addition to targeting new customers, our direct sales team is responsible for driving renewals of existing subscriptions as well as increased adoption of our software by existing and new customers. We intend to use a portion of the proceeds from this offering to expand our sales organization based in the United States and to increase international sales, initially in Europe in order to drive greater market penetration in EMEA and APAC. From a marketing perspective, we are focused on increasing our brand name recognition within each of our target vertical markets, and have engaged a third party public relations firm to assist in this process. Our marketing efforts include providing media support to our direct sales force, as well as trade advertising and trade show outreach. Our marketing efforts also include a branding and digital campaign strategy designed to reach both market influencers and the media.

Veritone Media Placement Services. We market and sell our advertising services through a combination of our direct field sales and indirect channel sales. We primarily market and sell directly to advertisers through outbound sales networking and client and partner referrals. Our direct clients include category leaders such as Uber Technologies, Inc.,1-800-flowers.com, Inc. and Dollar Shave Club, Inc. Our indirect sales channel consists of referral partners who are mainly advertising agencies or marketing consultants who are unable to provide certain services to their clients, such as radio, Podcast and YouTube placements. In addition to our sales efforts for new clients, we further expand sales opportunities and upsell through our campaign strategists who work directly with our advertising clients to optimize and enhance media spending on advertising campaigns. We plan to continue to expand our domestic sales footprint through the addition of direct sales representatives and campaign strategists.

Customers

In our Media Agency Business, we target customers that make significant investments in advertising, particularly in native and spot-based advertising campaigns delivered over broadcast radio, satellite audio, streaming audio, YouTube and other social media channels and podcasting. Our key customers in this market during 2016 included Casper Sleep, Inc., Dollar Shave Club, Inc., DraftKings, Inc., LegalZoom, Inc., SimpliSafe, Inc., Tommy John, Inc. and Über Technologies, Inc.

In our AI Platform Business, we have initially targeted customers in four vertical markets: Media, Politics, Legal/eDiscovery and Law Enforcement/Public Safety.

•	In the Media market, we are targeting media owners and broadcasters, including but not limited to, radio and television stations and networks and sports and entertainment properties. Our clients in this market during 2016 included iHeartMedia Inc., the Los Angeles Rams, Speedway Motorsports, Inc., Westwood One, Inc. and a leading sports radio network. In the first quarter of 2017, we signed license agreements with a leading national news and sports radio network and a major financial news television network.

•	In the Politics vertical, we are targeting political parties, elected officials and political campaigns, PACs and special interest groups. Our clients in this market during 2016 included the Republican National Committee, the Liberal Party of Australia and a number of elected officials, political campaigns and opposition research groups.

•	In the Legal/eDiscovery market, we are targeting consulting firms and resellers who work with large law firms and corporate legal departments that have significant litigation and/or compliance requirements. In the first quarter of 2017, we completed the integration of our platform with Relativity, kCura’s industry-leading eDiscovery software platform, enabling users to perform large-scale, automated analytics of audio and video files within the Relativity environment. We have recently signed agreements with 18 resellers in this market, pursuant to which they have begun marketing our AI platform to law firms nationwide, as well as with three major U.S. law firms.

•	In the Law Enforcement/Public Safety market, we are targeting state, local and federal law enforcement agencies, intelligence agencies and other governmental agencies, as well as resellers and system integrators who work with such agencies. In addition, in March 2017, we signed a non-binding memorandum of understanding with The Safariland Group, a leading provider of body-worn cameras, accessories and software, regarding the parties’ intent to enter into an agreement to integrate their product offerings to apply the Company’s AI technology to extract and process crucial data from police body-worn camera footage. We have not yet entered into agreements with any clients in this market.

Competition

The market for AI-enabled solutions is rapidly evolving and highly competitive, with new capabilities and solutions introduced by both large established players such as IBM, Google, Amazon, Microsoft and Salesforce seeking to harness the power of AI across multiple vertical markets or enterprise functions, as well as smaller emerging companies developing point solutions that generally only address a single cognitive category.

SaaS Solutions. We believe the following competitive attributes are necessary for our SaaS offering to successfully compete in the AI industry for corporate, institutional and government customers:

•	Breadth and depth of cognitive capabilities;

•	Ease of deployment and integration;

•	Cognitive performance;

•	Platform scalability, reliability and security;

•	Ability to deploy state-of-the art AI capabilities;

•	Customer support;

•	Strength of sales and marketing efforts; and

•	Cost of deploying and using our products.

We believe that we compete favorably on the basis of the factors listed above. We believe that few of our competitors currently compete directly with us across all of our cognitive capabilities and vertical markets, and that none of our competitors currently deploy an open ecosystem of multiple third party cognitive engines that can be accessed by customers from a single integrated platform.

Our competitors fall into five primary categories:

•	Infrastructure-based cloud computing vendors offering cognitive APIs, such as IBM Watson via Bluemix, Microsoft Cognitive Services via Azure and Amazon Machine Learning via AWS; typically these solutions provide raw computing and storage solutions across cognitive categories such as translation, transcription and object detection from which customers can build their own solutions;

•	Large established media services companies with global advertising reach that are also deploying new media analytics technologies to best service the needs of major brands; these include the major ad agencies and their affiliates;

•	Smaller AI-focused vendors offering solutions within a single cognitive category such as Clarifai (object detection), VoiceBase (natural language processing) or Gracenote (audio fingerprinting);

•	Data management and/or analytics vendors that offer solutions that recognize patterns, anomalies, and correlations from customer data sets, such as Alpine Data Labs, Alteryx, Angoss Software, Dell, FICO, GrayMeta, IBM, Microsoft, Oracle, SAP and SAS; and

•	SaaS-based integrated vendors focused on a limited set of use cases, such as Deloitte Consulting, as well as smaller providers focused on a particular industry, such as eDiscovery, Politics, video asset management or law enforcement.

Many of the same potential competitors listed above participate in our AI ecosystem, enabling their services to be accessed by our customers through our platform. For example, Veritone leverages cloud computing solutions and storage from Amazon and Microsoft’s Azure, and we also deploy and integrate cognitive APIs from such vendors as IBM, Google, Microsoft, VoiceBase and Clarifai. Further, within our target verticals, we may be collaborating with companies within the above categories such as platform providers within eDiscovery.

Media Agency Services. Competitors of our advertising services are mainly traditional advertising agencies that are either large full service agencies or smaller niche agencies with a particular specialization or focus, such as radio media placement. We believe that we currently are, and will continue to, compete successfully against our competitors on several key factors. We are a leader in endorsed radio advertising services and expect to be able to command more of our clients’ advertising budgets as we expand our media services further within digital and television. In addition, we leverage our platform to provide our clients with innovative technology that we believe provides them with better analytics and insights into their advertising campaigns than our competitors for better advertising performance and optimization. Lastly, due to our reputation and strength within the industry, we have exclusive relationships with most of our advertising clients for audio related media placement.

Some of our competitors have greater financial, technical and other resources, greater name recognition, larger sales and marketing budgets and larger intellectual property portfolios. As a result, certain of our competitors may be able to respond more quickly and effectively than we can to new or changing opportunities, technologies, standards or customer requirements. In addition, some competitors may offer products or services that address one or a limited number of functions at lower prices, with greater depth than our products or geographies where we do not operate. With the introduction of new products and services and new market entrants, we expect competition to intensify in the future. Moreover, as we expand the scope of our platform, we may face additional competition.

Research and Development

As of March 31, 2017, our research and development organization consisted of 46 dedicated employees, who are responsible for the design, development, testing and certification of our platform. The team is comprised of dedicated research employees, software engineers, quality engineers, data scientists, data engineers, site operations engineers, mobile app developers, product managers and user experience designers. We focus our efforts on developing new features and expanding the core technologies that further enhance the usability, functionality, reliability, performance and flexibility of our platform, as well as allow us to operate in new vertical markets. In addition, we contract with select third-party engineering services to support development and quality assurance testing. We plan to use a portion of the proceeds of this offering to expand our R&D efforts, initially focusing on enhancing our current technologies and developing and supporting other related technologies.

Intellectual Property

We rely on a combination of patent, copyright, trademark and trade secret laws in the United States and other jurisdictions, as well as license agreements and other contractual protections, to protect our proprietary technology. We also rely on a number of registered and unregistered trademarks to protect our brand.

As of March 31, 2017, in the United States, we had eight issued patents, which expire between 2028 and 2031, and had 38 patent applications pending for examination. As of such date, we also had 25 patent applications pending for examination in foreign jurisdictions, all of which are related to our U.S. patents and patent applications. In addition, as of March 31, 2017, we had five registered trademarks in the United States. We seek to protect our intellectual property rights by implementing a policy that requires our employees and independent contractors involved in development of intellectual property on our behalf to enter into agreements acknowledging that all works or other intellectual property generated or conceived by them on our behalf are our property, and assigning to us any rights, including intellectual property rights, that they may claim or otherwise have in those works or property, to the extent allowable under applicable law.

Despite our efforts to protect our technology and proprietary rights through intellectual property rights, licenses and other contractual protections, unauthorized parties may still copy or otherwise obtain and use our software and other technology. In addition, we intend to continue to expand our international operations, and effective intellectual property, copyright, trademark and trade secret protection may not be available or may be limited in foreign countries. Any significant impairment of our intellectual property rights could harm our business or our ability to compete. Further, companies in the communications and technology industries may own large numbers of patents, copyrights and trademarks and may frequently threaten litigation, or file suit against us based on allegations of infringement or other violations of intellectual property rights. We may face allegations in the future that we have infringed the intellectual property rights of third parties, including our competitors and non-practicing entities.

Regulatory Environment

We are subject to a number of U.S. federal and state and foreign laws and regulations that involve matters central to our business. These laws and regulations involve privacy, data protection, intellectual property, competition, consumer protection and other subjects. Many of the laws and regulations to which we are subject are still evolving and being tested in courts and could be interpreted in ways that could harm our business. In addition, the application and interpretation of these laws and regulations are often uncertain, particularly in the new and rapidly evolving industry in which we operate. Because global laws and regulations have continued to develop and evolve rapidly, it is possible that we may not be, or may not have been, compliant with each such applicable law or regulation.

Employees

As of March 31, 2017, we had a total of 150 full-time employees and 7 full and part-time consultants. None of our employees are represented by a labor union or covered by a collective bargaining agreement. We have not experienced any work stoppages, and we consider our relations with our employees to be good.

Legal Proceedings

We are not currently party to any pending material legal proceedings. From time to time, we may become a party to litigation incident to the ordinary course of our business. Regardless of the outcome, litigation can have an adverse impact on us because of defense and settlement costs, diversion of management resources and other factors.

Facilities

Our principal executive offices are located in Newport Beach, California and consist of approximately 10,500 square feet of office space. We lease our principal executive office pursuant to eight leases, all of which expire in June 2017. Our total payments under these leases are approximately $34,400 per month. We have identified a new location for our corporate headquarters, and are currently negotiating a lease of such space with the landlord.

In addition to our principal executive offices, we lease approximately 4,900 square feet in San Diego, California pursuant to a lease that expires in June 2018. Our total payments under this lease are approximately $12,346 per month. We are currently negotiating an expansion of such space and an extension of the lease with the landlord. We also lease additional office space in New York, New York; San Francisco, California; Los Angeles, California and Newport Beach, California.

We lease all of our facilities and do not own any real property. We intend to procure additional space in the future as we continue to add employees and expand geographically. We believe our facilities are adequate and suitable for our current needs and that, should it be needed, suitable additional or alternative space will be available to accommodate our operations.

MANAGEMENT

Below is a list of the names and ages, as of March 31, 2017, of our executive officers and current and prospective directors, and a description of the business experience of each of them.

Name	Age	Position(s)
Executive Officers
Chad Steelberg	45	Chief Executive Officer and Chairman of the Board
Ryan Steelberg	43	President and Director
Peter F. Collins	52	Senior Vice President and Chief Financial Officer
Jeffrey B. Coyne	50	Executive Vice President, General Counsel and Secretary

Non-Employee Directors and Director Nominees
Nathaniel Checketts	34	Director(1)(2)(3)
G. Louis Graziadio, III	67	Director
Christopher J. Oates	47	Director(1)(2)(3)
Jeff Gehl	50	Director Nominee(1)(2)(3)(4)
Edward J. Treska	50	Director Nominee (4)
Frank E. Walsh, III	49	Director Nominee (4)

(1)	Member of Audit Committee
(2)	Member of Compensation Committee
(3)	Member of Corporate Governance and Nominating Committee
(4)	To be appointed as a director effective upon completion of this offering

Executive Officers

Chad Steelberg is a co-founder of our Company and has served as our Chief Executive Officer and Chairman of the Board since August 2013. From January 2007 to December 2012, he served as a board member of Brand Affinity Technologies, Inc., a technology and marketing services company. Prior to that, Mr. Steelberg served as the general manager of the Audio Division of Google, Inc. from February 2006 to February 2007. From February 2002 to February 2007, he was the co-founder and Chief Executive Officer of dMarc Broadcasting, an advertising company that was acquired by Google in 2007. Prior to that, Mr. Steelberg was the co-founder and Chief Executive Officer of Adforce, a publicly-traded centralized independent ad-serving company that was acquired by CMGi in 1999. We believe that Mr. Steelberg is qualified to serve on our Board based on his long and successful track record in identifying new market opportunities, creating disruptive technology based companies and leading them to successful exits. In addition, Mr. Steelberg’s intimate knowledge of the day-to-day management and operations of our company provide our Board with an in-depth understanding of the Company. On December 15, 2014, Brand Affinity Technologies, Inc. filed a petition for relief under the Bankruptcy Code commencing the matter of In re Brand Affinity Technologies, Inc., United States Bankruptcy Court for the Central District of California, Santa Ana Division, Case No. 8:14-bk-17244 SC. Chad Steelberg and Ryan Steelberg previously served as officers, directors and beneficial owners of Brand Affinity Technologies. The Bankruptcy Court entered an order closing this bankruptcy case on December 5, 2016.

Ryan Steelberg is a co-founder of our Company and has served as the President of our Veritone One subsidiary since June 2015. In March 2017, he was also appointed as President of our Company. From October 2007 to December 2014, he served as the President and Chief Executive Officer of Brand Affinity Technologies, Inc. Prior to that, Mr. Steelberg served as the Head of the Radio Division of Google from February 2006 to February 2007. From September 2002 to February 2007, he was the co-founder and President of dMarc Broadcasting, an advertising company that was acquired by Google in 2007. We believe that Mr. Steelberg is qualified to serve on our Board because of his extensive experience in the business development, marketing and management of enterprises in the media and digital technology industries. In addition, Mr. Steelberg’s intimate knowledge of our company’s operations and technology provide our Board with an in-depth understanding of the Company.

Peter F. Collins has served as our Senior Vice President and Chief Financial Officer since October 2016. From May 2014 to October 2016, Mr. Collins served as Chief Financial Officer at J. Brand Holdings, LLC, a premium clothing company and a subsidiary of Fast Retailing Co., Ltd. From March 2007 to July 2013, Mr. Collins served as Chief Financial Officer of True Religion Apparel Inc., a publicly traded premium clothing company. From April 2004 to March 2007, he served as Divisional Vice President, Corporate Controller and Principal Accounting Officer for Nordstrom, Inc. From 2002 to 2004, Mr. Collins served in various financial roles with Albertson’s, Inc., a supermarket chain, including Group Vice President and Controller. Prior to that, from 1998 until 2002, Mr. Collins was a partner with Arthur Andersen LLP, serving clients in the healthcare, retail, distribution and manufacturing industries.

Jeffrey B. Coyne has served as our Executive Vice President, General Counsel and Secretary since October 2016. From July 2004 to April 2016, Mr. Coyne served as Senior Vice President, General Counsel and Corporate Secretary, with responsibility for legal affairs and human resources, at Newport Corporation, a global supplier of advanced technology products that was acquired by MKS Instruments, Inc., and as Vice President, General Counsel and Corporate Secretary of Newport Corporation from June 2001 to July 2004. Prior to that, Mr. Coyne was a partner in the Corporate and Securities Law Department of Stradling Yocca Carlson & Rauth, P.C. from January 2000 to June 2001, and was an associate attorney at such firm from February 1994 to December 1999. From November 1991 to February 1994, Mr. Coyne was an associate attorney at Pillsbury Madison & Sutro LLP (now Pillsbury Winthrop Shaw Pittman LLP), an international law firm. Mr. Coyne is a member of the State Bar of California and the Orange County Bar Association.

Directors

Nathaniel Checketts has served as our director since July 2014. Since April 2012, Mr. Checketts has served as the Chief Executive Officer of Rhone Apparel, Inc., a producer and distributor of premium men’s sportswear. Since August 2012, he has served as a principal of Checketts Partners Investment Fund, an investment advisor focused on the sports, media and entertainment sectors and became a partner in such fund in May 2014. From March 2013 to January 2016, Mr. Checketts served as a director of ScoreBig, Inc., a ticket vendor for live events. From September 2007 to August 2011, he was the founder and president of Mangia Technologies, Inc., a company that provides a platform for sports fans at stadiums to order consumer goods. We believe that Mr. Checketts is qualified to serve on our Board based on his extensive experience and knowledge in developing and managing high-growth companies in the digital media, mobile technology and sports and entertainment industries, as well as his expertise in finance and capital investment transactions.

G. Louis Graziadio, III has served as our director since August 2016. Mr. Graziadio is President and Chief Executive Officer of Second Southern Corp., the managing partner of Ginarra Partners, L.L.C., a closely-held company involved in a wide range of investments and business ventures. Mr. Graziadio is the Executive Chairman of Acacia, our senior lender. Mr. Graziadio is also Chairman of the Board and Chief Executive Officer of Boss Holdings, Inc., a distributor of consumer goods. From 1984 to 2000, Mr. Graziadio served as a director of Imperial Bancorp, the parent company of Imperial Bank, a Los Angeles based commercial bank acquired by Comerica Bank in January 2001. Mr. Graziadio, and companies with which he is affiliated, are significant shareholders in numerous private and public companies in a number of different industries. Since 1978, Mr. Graziadio has been active in restructurings of both private and public companies, as well as corporate spin-offs and IPOs. Mr. Graziadio previously served as a director of True Religion Apparel, Inc., a publicly traded premium clothing company until its sale in July 2013. Mr. Graziadio is also a member of the Board of Directors of World Point Terminals, LP, which owns, operates, develops, and acquires terminal assets relating to the storage of light refined products and crude oil. In addition, Mr. Graziadio is a member of the Pepperdine University Board and the Board of Visitors of the Graziadio School of Business and Management at Pepperdine University. He is also a founding member of the Board of Directors of the

Los Angeles Fire Department Scholarship Fund. We believe that Mr. Graziadio is qualified to serve on our Board due to his extensive experience resulting from holding a number of senior management positions at several different companies, as well as his expertise in the area of finance, investment and capital market transactions. In addition, his experience in serving on the boards of directors of public companies will provide our Board with valuable skills and capability to help guide the governance of our company following this offering.

Christopher J. Oates has served as our director since July 2014. Since 2003, Mr. Oates has been the Founder and Managing Director of RimLight, LLC, a privately-held, actively managed investment and strategic advisory firm. Prior to the formation of RimLight, LLC, Mr. Oates held senior level strategic planning, finance and business development positions in both public and private companies where he specialized in the design and implementation of entry strategies for markets throughout Europe, South America and the Middle East, with a primary focus on China, Southeast Asia and the balance of the Asia-Pacific region. Mr. Oates is Founder and Managing Partner of Nio Advisors, LLC, an investment and advisory firm servicing entrepreneurial, growth-based companies, governments and financial institutions operating in emerging, frontier and pre-frontier markets, with a special focus on the greater Middle East. Mr. Oates is the former Chairman of O2K Worldwide Management Group, a multi-service sports marketing agency and currently serves as a director and/or an active advisory board member of a variety of companies in the technology, media, software, mobile and food/beverage sectors. He is a Member of the Board of Trustees of the John G. Shedd Aquarium and an Advisory Board Member at the Rand Corporation’s Center for Middle East Public Policy. We believe that Mr. Oates is qualified to serve on our Board due to his extensive experience and knowledge in strategic transaction, business development and financial management of media and technology companies, which provide valuable insight to the Board with respect to our operations and growth strategies.

Director Nominees

The following individuals are expected be appointed as members of our Board effective upon completion of this offering:

Jeff Gehl has been a Managing Partner of RCP Advisors, a private equity firm, since he co-founded the firm in 2001. Mr. Gehl is responsible for leading RCP’s client relations and fund-raising activities, as well as its relationships with private equity fund managers in the Western United States, and he also serves as a member of the investment committees and advisory boards of various funds in which RCP is invested. Prior to co-founding RCP, he was involved in a number of private equity-financed companies, where he held senior positions in finance and operations. In addition, Mr. Gehl founded and served as Chairman and CEO of MMI, a technical staffing company, and acquired Big Ballot, Inc., a sports marketing firm. Mr. Gehl received a bachelor of science degree in Business Administration from the University of Southern California’s Entrepreneur Program, where he received the “Entrepreneur of the Year” award in 1989. We believe that Mr. Gehl is qualified to serve on our Board based on his extensive experience in financing, developing and managing high-growth technology companies.

Edward J. Treska is the Senior Vice President, General Counsel and Secretary of Acacia. He joined Acacia in April 2004 as Vice President, and he was appointed Secretary in March 2007, General Counsel in March 2010 and Senior Vice President in October 2011. Mr. Treska was previously General Counsel, Director of Patents and Licensing for SRS Labs, Inc., a technology licensing company specializing in audio enhancement, between 1996 and 2004. Mr. Treska has over 20 years of licensing experience and has written and negotiated hundreds of technology license and partnership agreements with some of the world’s largest companies. Prior to joining SRS Labs, Mr. Treska practiced law at the intellectual property law firm of Knobbe, Martens, Olson & Bear and prior to law school was a design engineer with the former TRW Space & Technology Group. Mr. Treska is a registered patent attorney. We believe that Mr. Treska is qualified to serve on our Board due to his extensive knowledge and expertise in legal matters affecting artificial intelligence and technology companies, and his experiences with licensing and intellectual property issues will contribute to the Board’s understanding of our AI Platform Business. In addition, his relationship with Acacia will provide valuable insight to our Board from the perspective of a major investor of our company.

Frank E. Walsh, III has been a Vice President of Jupiter Capital Management Partners, LLC, a family office, since 1992, and a founding partner of WR Capital Partners, LLC, a private equity investment firm, since 2000. Mr. Walsh has also been a director of Acacia since April 2016. Mr. Walsh formerly served on the Board of Directors and the Audit and Compensation Committees of 1st Constitution Bancorp and currently serves as a director and audit committee member of World Point Terminals Inc. Mr. Walsh also serves as a trustee for St. Benedicts Preparatory School in Newark, New Jersey and Lehigh University in Bethlehem, Pennsylvania. We believe that Mr. Walsh is qualified to serve on the Board because of his business skills and experience, executive leadership expertise and investment acumen developed during his long career at Jupiter Capital Management Partners, LLC and WR Capital Partners, LLC, and his service on other boards. In addition, we believe Mr. Walsh will provide the Board with valuable input on strategic planning due to his extensive experience in the acquisition and financing of both public and private companies in the technology industry and many other industries.

Composition of Our Board of Directors

Our Board currently consists of five (5) directors, including our Chief Executive Officer and our President. Upon the completion of this offering and pursuant to the Voting Agreement as described below, we expect the Board to add four (4) additional directors prior to the completion of this offering, for a total of nine (9) directors.

Our Board has determined that upon completion of this offering, three of our nine directors, Messrs. Nathaniel Checketts, Jeff Gehl and Christopher Oates, will be independent, as determined in accordance with the rules of NASDAQ and the SEC. In making such independence determination, the Board considered the relationships that each non-employee director has with us and all other facts and circumstances that the board of directors deemed relevant in determining their independence. There are no family relationships among any of our directors or executive officers, except that Messrs. Chad Steelberg and Ryan Steelberg are brothers.

Our certificate of incorporation, as will be in effect immediately prior to the closing of this offering, will provide that our board of directors shall consist of such number of directors as determined from time to time by resolution adopted by a majority of the total number of authorized directors whether or not there exists any vacancies in previously authorized directorships. Any additional directorships resulting from an increase in the number of directors may only be filled by the directors then in office unless otherwise required by law or by a resolution passed by our board of directors. The term of office for each director will be until his or her successor is elected at our annual meeting or his or her death, resignation or removal, whichever is earliest to occur.

Voting Agreement

In connection with the recent investment by Acacia in August 2016, we entered into a voting agreement (the Voting Agreement) with Acacia and certain of our stockholders, including those entities that are affiliated with our Chief Executive Officer and President (the Major Stockholders). Pursuant to the Voting Agreement, upon completion of this offering, our Board will consist of a total of nine (9) authorized directors. During a period of 24 months after the completion of this offering (the Voting Period), Acacia shall have the rights to nominate three (3) directors to the Board. In addition, during the Voting Period, Acacia and the Major Stockholders, voting together as a group, will have the right to nominate six (6) directors to the Board. Furthermore, during the Voting Period, Acacia and the Major Stockholders agree to vote all of their shares to elect the nine (9) directors nominated by them pursuant to the Voting Agreement. In addition, during the term of the Voting Agreement, Acacia has the right to designate three (3) board observers and the Major Stockholders have the right to designate three (3) board observers.

Controlled Company

Because Acacia and entities affiliated with our Chief Executive Officer and our President (acting as a group), can designate and elect all nine directors on our Board of Directors pursuant to the Voting Agreement, we will be considered a controlled company within the meaning of the corporate governance standards of NASDAQ. A controlled company is entitled to exemptions to comply with certain corporate governance requirements, including the following:

•	A majority of our Board of Directors to consist of “independent directors” as defined by the applicable rules and regulations of NASDAQ;

•	The compensation of our executive officers to be determined, or recommended to the Board of Directors for determination, by independent directors constituting a majority of the independent directors of the Board in a vote in which only independent directors participate or by a Compensation Committee comprised solely of independent directors; and

•	That director nominees to be selected, or recommended to the Board of Directors for selection, by independent directors constituting a majority of the independent directors of the Board in a vote in which only independent directors participate or by a nomination committee comprised solely of independent directors.

We will be a controlled company upon the completion of this offering, however, we currently plan to comply voluntarily with certain of the NASDAQ corporate governance requirements despite the availability of these exemptions. While we are seeking to add at least one additional independent director to our Board, we cannot guarantee that a majority of our directors will be independent under NASDAQ’s rules or that we will be able to comply with the other NASDAQ corporate governance requirements.

Classified Board

Upon completion of this offering, our Board will be divided into three classes, with each director serving a three-year term, and one class being elected at each year’s annual meeting of stockholders. Messrs. Checketts, Gehl and Oates will serve as Class I directors with an initial term expiring in 2018. Messrs. Treska and Walsh will serve as Class II directors with an initial term expiring in 2019. Ryan Steelberg, Chad Steelberg and Mr. Graziadio will serve as Class III directors with an initial term expiring in 2020.

Audit Committee

Upon completion of this offering, our audit committee will consist of Messrs. Checketts, Gehl and Oates, and Mr. Oates will serve as the Chairman. SEC and NASDAQ rules require us to have one independent audit committee member upon the listing of our common stock upon completion of this offering, a majority of independent directors on our audit committee within 90 days of the date of this prospectus and an audit committee composed entirely of independent directors within one year of the date of this prospectus. Our Board has affirmatively determined that each member of the audit committee meets the definition of “independent director” for purposes of serving on an audit committee under Rule 10A-3 and NASDAQ rules. In addition, our board of directors has determined that Mr. Oates will qualify as an “audit committee financial expert,” as such term is defined in Item 407(d)(5) of Regulation S-K. Each member of the audit committee will be financially literate at the time such member is appointed.

Our Audit Committee is authorized to:

•	approve and retain the independent auditors to conduct the annual audit of our financial statements;

•	review the proposed scope and results of the audit;

•	review and pre-approve audit and non-audit fees and services;

•	review accounting and financial controls with the independent auditors and our financial and accounting staff;

•	review and approve transactions between us and our directors, officers and affiliates;

•	recognize and prevent prohibited non-audit services; and

•	establish procedures for complaints received by us regarding accounting matters; and

•	oversee internal audit functions, if any.

The audit committee operates under a written charter that will satisfy the applicable standards of the SEC and NASDAQ and which will be available on our website prior to the completion of this offering at www.veritone.com.

Compensation Committee

Upon the closing of this offering, our compensation committee will consist of Messrs. Checketts, Gehl and Oates, and Mr. Oates will serve as the Chairman of the compensation committee. Our Board has determined that each member of the compensation committee is “independent” as that term is defined in the applicable SEC and NASDAQ rules. Our compensation committee is authorized to:

•	review and determine the compensation arrangements for management;

•	establish and review general compensation policies with the objective to attract and retain superior talent, to reward individual performance and to achieve our financial goals;

•	administer our stock incentive and purchase plans;

•	oversee the evaluation of the Board and management; and

•	review the independence of any compensation advisers engaged by the compensation committee.

The compensation committee operates under a written charter that will satisfy the applicable standards of the SEC and NASDAQ and which will be available on our website prior to the completion of this offering at www.veritone.com.

Corporate Governance and Nominating Committee

Upon the closing of this offering, our corporate governance and nominating committee will consist of Messrs. Checketts, Gehl and Oates, and Mr. Gehl will serve as the Chairman of the corporate governance and nominating committee. Our Board has determined that each member of the corporate governance and nominating committee is “independent” as that term is defined in the applicable SEC and NASDAQ rules. Our corporate governance and nominating committee is authorized to:

•	identify, evaluate and make recommendations to our Board regarding prospective director nominees;

•	evaluate and make recommendations to our Board regarding the compensation of our Board and its committees;

•	oversee the evaluation of our Board and its committees;

•	review developments in corporate governance practices;

•	evaluate the adequacy of our corporate governance practices and reporting; and

•	develop, periodically review and make recommendations to our Board regarding corporate governance guidelines and matters.

The corporate governance and nominating committee operates under a written charter that will satisfy the applicable standards of NASDAQ and which will be available on our website prior to the completion of this offering at www.veritone.com.

Board Leadership Structure and Role of the Board in Risk Oversight

Chad Steelberg, who is also our Chief Executive Officer, serves as our Chairman of the Board. The Chairman has authority, among other things, to preside over Board meetings and set the agenda for Board meetings. Accordingly, the Chairman has substantial ability to shape the work of our Board. We currently believe that the combination of the roles of Chairman and Chief Executive Officer is appropriate for our business and affairs. Mr. Steelberg has extensive knowledge and experience in the management and operation of digital media companies, and an in-depth understanding of our business strategies and day-to-day operations, which makes him well suited to set the agenda and lead the discussions at board meetings as the Chairman. This will also facilitate communications between the Board and management by ensuring a regular flow of information, thereby enhancing the Board’s ability to make informed decisions on critical issues facing our company. However, no single leadership model is right for all companies and at all times. The Board recognizes that depending on the circumstances, other leadership models, such as the appointment of a lead independent director, might be appropriate. Accordingly, the Board may periodically review its leadership structure. In addition, following the completion of the offering, the Board will hold executive sessions in which only independent directors are present as required under applicable NASDAQ rules.

Our Board is generally responsible for the oversight of corporate risk in its review and deliberations relating to our activities. Our principal source of risk falls into two categories, financial and operational risks. The audit committee oversees management of financial risks, and our Board regularly reviews information regarding our cash position, liquidity and operations, as well as the risks associated with each. The Board regularly reviews plans, results and potential risks related to our business operations, growth strategies and other operational risks. Our compensation committee is expected to oversee risk management as it relates to our compensation plans, policies and practices for all employees including executives and directors.

Code of Business Conduct and Ethics

We have adopted a code of business conduct and ethics applicable to our principal executive, financial and accounting officers and all persons performing similar functions. A copy of that code will be available on our principal corporate website at www.veritone.com/investors/governance concurrently with to the closing of this offering. We expect that any amendments to the code, or any waivers of its requirements, will be disclosed on our website.

Compensation Committee Interlocks and Insider Participation

None of the members of our compensation committee has at any time during the prior three years been one of our officers or employees. None of our executive officers currently serves, or in the past fiscal year has served, as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving on our board of directors or compensation committee.

EXECUTIVE COMPENSATION

This narrative discussion of the compensation policies and arrangements that apply to our named executive officers is intended to assist your understanding of, and to be read in conjunction with, the Summary Compensation Table and related disclosures set forth below. As an emerging growth company, we are eligible to comply with the executive compensation disclosure rules applicable to a “smaller reporting company,” as defined in applicable SEC rules and regulations.

Named Executive Officers

Our named executive officers include our principal executive officer and our two other most highly compensated executive officers who were serving as executive officers as of December 31, 2015 and December 31, 2016. For 2015, our named executive officers were:

•	Chad Steelberg, our Chief Executive Officer, as well as the Chairman of our board of directors, is also our principal executive officer;

•	John M. Markovich, who formerly served as our Chief Financial Officer until September 2, 2016 and was a consultant to the Company providing transition services to the Company until November 10, 2016.

•	Ryan Steelberg, our President, as well as a member of our board of directors.

For 2016, our named executive officers were:

•	Chad Steelberg, our Chief Executive Officer, as well as the Chairman of the Board of our board of directors, and is also our principal executive officer;

•	Peter F. Collins, our Senior Vice President and Chief Financial Officer who joined us in October 2016, and is also our principal financial and accounting officer;

•	Ryan Steelberg, our President, the President of our Veritone One, Inc. subsidiary, and a member of our board of directors; and

•	Jeffrey B. Coyne, our Executive Vice President, General Counsel and Secretary, who joined us in October 2016.

Compensation Program

The base salary and bonus for each of the Named Executive Officers was set forth in their respective employment agreements or offer letters. The Company does not currently have a compensation program but is in the process of developing such a program for its officers. Similarly, the Company has not provided any cash compensation to its directors but has reimbursed expenses incurred by the directors for expenses incurred in the course of this role as a director of the Company. The Company is in the process of developing a compensation program for its outside directors.

Employment Agreements

Employment Agreements with Chad Steelberg and Ryan Steelberg

In March 2017, we entered into employment agreements with each of Chad Steelberg and Ryan Steelberg, who are our Chief Executive Officer and President, respectively. Pursuant to these employment agreements, the annual base salaries of Chad Steelberg and Ryan Steelberg are $1.00 and $350,000, respectively. These annual base salaries are subject to periodic review and adjustment at the discretion of the board of directors or the compensation committee. In addition, the Company will issue to Chad Steelberg on the last trading day of each calendar quarter during the term of Mr. Steelberg’s employment (commencing March 31, 2017) a number of shares of our common stock derived by dividing $125,000 by the fair market value per share of our common stock on such date. Chad and Ryan Steelberg will also be eligible to receive annual performance bonuses in the discretion of the compensation committee of the board of directors. Each employment agreement has an initial term of three years, which will be renewed automatically for additional one year terms unless either we or such officer notifies the other party of its intent not to renew the agreement at least 90 days prior to the expiration of the then-current term.

Pursuant to the employment agreements, we agreed to pay performance bonuses to Chad and Ryan Steelberg relating to their services to us in 2016 in the amounts of $500,000 and $350,000, respectively. Fifty percent of such bonuses were paid in March 2017, and the remaining amount is payable to such officer on the earlier of 30 days following a written demand by the officer after the completion of this offering or February 15, 2018.

In addition, pursuant to the employment agreements, upon the execution of the underwriting agreement in connection with this offering, we will grant to each of Chad and Ryan Steelberg the following options to purchase shares of our common stock:

•	An option (the Time-Based Option) to purchase that number of shares of our common stock equal to five percent of our outstanding shares of common stock as of the effective date of the registration statement of which this prospectus is a part (the Effective Date) on a “fully diluted basis,” which shall give effect to (i) the issuance of shares in this offering; (ii) the conversion of all of our preferred stock in connection with this offering; (iii) the conversion in full of all outstanding principal and accrued interest on the Acacia Note and the Bridge Notes; (iv) the exercise in full of the Acacia Primary Warrant; (v) the assumed exercise in full of all other outstanding options and warrants to purchase shares of the Company’s capital stock as of the Effective Date; and (vi) the assumed conversion of all other convertible securities of the Company as of the Effective Date. This option shall vest in 36 equal monthly installments upon Executive’s completion of each month of Service (as defined in the Stock Plan) over the three (3) year period measured from the IPO Effective Date.

•	An option (the Performance Option) to purchase that number of shares of our common stock equal to two and one-half percent of our outstanding capital stock as of the Effective Date, on a fully diluted basis (as described above). This option shall vest in full upon the earlier of (i) the date the market capitalization of the Company equals or exceeds $400,000,000 for at least five consecutive trading days, or (ii) the fifth anniversary of the closing of this offering, provided that the Executive is still in the Service of the Company (as defined in the Stock Plan) on such date.

Assuming an offering size of 1,250,000 shares and an assumed initial public offering price of $15.00, the midpoint of the estimated price range set forth on the cover of this prospectus, each Time-Based Option and each Performance Option will be to purchase up to 912,331 shares and 456,165 shares, respectively, of our common stock.

The employment agreements are at-will agreements and may be terminated at any time and for any reason or without reason; provided, however, that if such officer is terminated other than for “Cause” or resigns for “Good Reason” (as defined in their respective employment agreements), then such officer shall be entitled to acceleration of the vesting of certain stock options, and, in the case of Ryan Steelberg, to certain cash severance payments. See “—Payments Upon Termination of Employment or Change in Control.”

Collins Offer Letter

On October 10, 2016, we entered into an employment offer letter with Mr. Peter F. Collins (the Collins Offer Letter) pursuant to which Mr. Collins is to serve as our Senior Vice President, Finance and Chief Financial Officer. Under the Collins Offer Letter, Mr. Collins will receive an annual base salary of $200,000, two equity grants described below, and he is eligible to receive performance-based variable cash compensation targeted at $100,000, payable annually based on the achievement of certain personal and corporate objectives.

On October 31, 2016, we entered into two stock issuance agreements with Mr. Collins to memorialize the equity grants set forth in the Collins Offer Letter. Pursuant to these agreements, the Company issued to

Mr. Collins an aggregate of 27,000 shares of restricted common stock under the 2014 Stock Issuance/Stock Option Plan (the 2014 Plan), covering the following: (i) 21,000 shares that vest over a four (4) year period provided that Mr. Collins remains in Service (as defined in the 2014 Plan) with the Company; and (b) an additional 6,000 performance shares having the same time-based vesting schedule, plus a performance vesting condition, which performance condition was not achieved and the 6,000 restricted shares were forfeited.

In November 2016, we entered into a stock issuance agreement with Mr. Collins, pursuant to which we issued Mr. Collins an additional 12,000 shares of restricted common stock under the 2014 Plan (the Collins Second Grant). These restricted shares vest in four (4) equal annual installments after the vesting commencement date. On January 19, 2017, we entered into an amendment to the Collins Offer Letter (the Collins Amendment), pursuant to which the Company waived its right to repurchase the shares upon Mr. Collins’ termination of Service with the Company (as defined in the 2014 Plan) and added a partial acceleration feature to the Collins Second Grant, which permits the acceleration of a portion of the Collins Second Grant upon his termination without cause in order to compensate Mr. Collins for the taxes paid or payable for the shares which would lapse upon his termination.

Coyne Offer Letter

On October 13, 2016, we entered into an employment offer letter with Mr. Jeffrey B. Coyne (the Coyne Offer Letter) pursuant to which Mr. Coyne was to serve as our Executive Vice President, General Counsel and Secretary. Under the Coyne Offer Letter, Mr. Coyne will receive an annual base salary of $200,000, two equity grants described below, and is eligible to receive performance-based variable cash compensation targeted at $75,000, payable annually based on the achievement of certain personal and corporate objectives.

On October 31, 2016, we entered into two stock issuance agreements with Mr. Coyne to memorialize the equity grants under the 2014 Plan as set forth in the Coyne Offer Letter. Pursuant to these agreements, the Company issued to Mr. Coyne an aggregate of 45,000 shares of restricted common stock under the 2014 Plan, covering the following: (i) 39,000 shares that vest over a four (4) year period provided that Mr. Coyne remains in Service with the Company, as defined in the 2014 Plan (the Coyne Grant); and (b) an additional 6,000 performance shares having the same time-based vesting schedule, plus a performance vesting condition, which performance condition was not achieved and the 6,000 restricted shares were forfeited.

On January 19, 2017, we entered into an amendment to the Coyne Offer Letter (the Coyne Amendment), pursuant to which (i) the Company waived its right to repurchase the restricted shares upon Mr. Coyne’s termination of Service with the Company (as defined in the 2014 Plan) and (ii) added a partial acceleration feature to the Coyne Grant, which permits the acceleration of a portion of the Coyne Grant upon his termination without cause in order to compensate Mr. Coyne for the taxes paid or payable for the unvested shares which would otherwise be forfeited upon his termination.

Payments Upon Termination of Employment or Change in Control

In the event that either Chad or Ryan Steelberg are terminated without “Cause” (as defined in their respective employment agreements), then all of the unvested options subject to such officer’s Time-Based Option and Performance Option shall immediately vest, and in the event that either Chad or Ryan Steelberg resigns for “Good Reason” (as defined in their respective employment agreements), then 50% of the then unvested options subject to such officer’s Time-Based Option and Performance Option shall immediately vest. In addition, in the event of a Change in Control (as defined in the 2017 Plan) in which such options are not assumed in the Change in Control or are otherwise cancelled in connection with the Change in Control, all of the unvested options subject to such officer’s Time-Based Option and Performance Option shall immediately vest; provided, however, that the Performance Option shall only accelerate if the aggregate equity value of the Company in the Change in Control is equal or greater than $400,000,000.

In addition, if Ryan Steelberg is terminated without Cause or resigns for Good Reason, he will be entitled to receive a lump sum severance payment equal to his base salary payable for the remainder of the term of his employment agreement.

Both the Collins Amendment and the Coyne Amendment provide that in the event of a Change in Control (as defined in the 2014 Plan), if the forfeiture right with respect to the then unvested restricted shares is not assigned to the acquirer, the forfeiture right will lapse and all unvested shares will vest in full immediately prior to the Change in Control.

The stock option agreement we intend to enter into with Mr. Oates upon the execution of the underwriting agreement in connection with this offering will provide that, in the event that Mr. Oates is not nominated for reelection to the Board for any reason other than Mr. Oates’ Misconduct (as defined in the 2014 Plan), or in the event of a Change in Control in which Mr. Oates is not requested to continue as a director of the Company or its successor for any reason other than his Misconduct, then all of the unvested shares subject to such option shall immediately vest in full.

Consulting Agreement

On September 2, 2016, we entered into a consulting agreement with Mr. John M. Markovich, our former Chief Financial Officer (the Consulting Agreement), pursuant to which Mr. Markovich agreed to provide transitional financial consulting services to us, which included advising us on the process and strategic considerations with our public offering; support and assistance with our legal proceedings; support and guidance relating to 409A valuation studies; potential financing transactions; and other transitional issues following his termination as the Chief Financial Officer. In exchange for such services, we agreed to the following compensation package:

•	a monthly retainer fee of $10,000;

•	continued monthly vesting of Mr. Markovich’s existing shares of restricted stock and stock options;

•	in the event that we filed for an initial public offering with the SEC during the term of the Consulting Agreement or within 30 days thereafter, 50% of the unvested restricted stock would accelerate and vest in full; and

•	in the event that we completed our initial public offering during the term of the Consulting Agreement or within 30 days thereafter, 100% of the unvested restricted stock would accelerate and vest in full as of the Effective Date of the initial public offering.

We terminated the Consulting Agreement in anticipation of the hiring of our new Chief Financial Officer, effective as of November 10, 2016. Pursuant to his Consulting Agreement, 50% of his unvested restricted common stock (7,957 shares) vested upon the filing of the registration statement (of which this prospectus is a part). The balance of his unvested restricted common stock was forfeited in November 2016.

Summary Compensation Table

The following table sets forth summary compensation information for our named executive officers for the years ended December 31, 2015 and 2016.

Name and Title	Year	Salary ($)	Bonus ($)	Stock Awards ($)		Option Awards ($)	All Other Compensation ($)		Total ($)
Chad Steelberg(1)	2016	$10	$500,000	$721,777	(2)	—	$30,306	(3)	$1,252,093
Chief Executive Officer	2015	—	—	—		—	$23,733	(3)	$23,733

Ryan Steelberg(1)	2016	$10	$350,000	$868,711	(2)	—	$28,604	(3)	$1,247,325
President	2015	—	—	—		—	$10,001	(3)	$10,001

Peter F. Collins(4)	2016	$37,121	—	$292,500		—	—		$329,621
Senior Vice President and Chief Financial Officer	2015	—	—	—		—	—		—

John M. Markovich(5)	2016	$188,668	—	—		$16,388	—		$205,056
Former Chief Financial Officer	2015	$250,000	$30,000	—		—	—		$280,000

Jeffrey B. Coyne(6)	2016	$37,878	—	$337,500		—	—		$375,378
Executive Vice President, General Counsel and Secretary	2015	—	—	—		—	—		—

(1)	See “—Employment Agreements” and “—Payments Upon Termination of Employment or Change in Control” for a description of Chad and Ryan Steelberg’s compensation.

(2)	Represents the fair value of 480,918 shares and 480,917 shares of common stock issued to Chad and Ryan Steelberg, respectively, for services rendered to the Company in the first four months of 2016.
(3)	Represents reimbursement to such officer for the costs of a separate healthcare plan for such officer. The reimbursement for 2016 will be paid upon completion of this offering.
(4)	Mr. Collins joined the Company as its Senior Vice President and Chief Financial Officer on October 24, 2016. See “—Employment Agreements” for a description of Mr. Collins’ compensation.
(5)	Mr. Markovich’s employment with the Company terminated on September 2, 2016.
(6)	Mr. Coyne joined the Company as its Executive Vice President, General Counsel and Corporate Secretary on October 24, 2016. See “—Employment Agreements” for a description of Mr. Coyne’s compensation.

Outstanding Equity Awards at Fiscal Year End

The following table sets forth information about the outstanding equity awards held by each of our named executive officers as of December 31, 2016.

		Stock Options				Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares That Have Vested (#)		Market Value of Shares That Have Vested ($)(1)		Number of Shares That Have Not Vested (#)		Market Value of Shares That Have Not Vested ($)(1)
Chad Steelberg	04/05/16	—	—	—	—	480,918	(2)		$(2)	—		$—

John M. Markovich	—	—	—	—	—	—		—		—		—

Ryan Steelberg	04/05/16	—	—	—	—	480,917	(2)		(2)	98,140

Peter F. Collins	10/31/2016	—	—	—	—	—		—		21,000
	10/31/2016	—	—	—	—					6,000	(3)
	11/08/2016	—								12,000

Jeffrey B. Coyne	10/31/2016	—	—	—	—	—		—		39,000
	10/31/2016	—	—	—	—					6,000	(3)

(1)	There was no public market for our common stock as of December 31, 2016. We have estimated the market value of the unvested restricted stock awards based on an assumed initial public offering price of $15.00 per share, which is the midpoint of the estimated price range on the cover page of this prospectus.

(2)	Represents fully vested shares issued pursuant to the Stock Issuance Agreement dated April 5, 2016 between Chad and Ryan Steelberg and the Company. Chad and Ryan Steelberg directed the Company to issue all 961,835 shares to NCI Investments, LLC, which transferred all of such shares to BV16, LLC. Chad Steelberg is the Manager of NCI Investments, LLC, which is the Manager of BV16, LLC and accordingly is deemed to beneficially own all of such shares. See “Certain Relationships and Related Party Transactions – Common Stock Issuance.”

(3)	These performance shares were forfeited in January 2017 due to the failure to meet the vesting conditions set forth in such stock issuance agreements.

Stock Incentive Plans

Our board of directors and stockholders previously adopted the 2014 Plan. In connection with this offering, our board of directors and stockholders plan to adopt the 2017 Plan and the ESPP, both as further described below.

The following descriptions of the 2014 Plan, the 2017 Plan and the ESPP are qualified by reference to the full text of those plans and the related agreements, which are included as exhibits to the registration statement of which this prospectus is a part.

2014 Stock Option/Stock Issuance Plan

The 2014 Plan was approved by our Board and stockholders in July 2014.

Authorized Shares. Our Board has determined not to make any further awards under the 2014 Plan following the completion of this offering. The 2014 Plan will continue to govern outstanding awards granted thereunder. As of December 31, 2016, options to purchase an aggregate of 680,434 shares of our common stock were outstanding under the 2014 Plan, and an additional aggregate of 2,526,822 shares of our common stock were reserved for future grants under our 2014 Plan. In April 2017, our Board and stockholders approved an increase in the shares available for grant under the 2014 Plan by an additional 900,000 shares, to 4,450,585 shares. Upon the execution of the underwriting agreement in connection with this offering, we plan to grant options to purchase an aggregate of approximately 3,264,000 shares of our common stock to certain of our employees and directors, including the Time-Based Options and Performance Options to be granted to Chad Steelberg and Ryan Steelberg as described above. Such options will have exercise prices equal to the initial public offering price per share, and will have a term of 10 years following the date of grant.

Plan Administration. Our Board or a committee thereof has the authority to manage and control the administration of the 2014 Plan. In particular, the administrator has the authority to determine the persons to whom awards are granted and the number of shares of our common stock underlying each award. In addition, the administrator has the authority to accelerate the exercisability or vesting of any award, and to determine the specific terms and conditions of each award.

Stock Options. The 2014 Plan permits us to grant options to purchase shares of our common stock that are not intended to qualify as incentive stock options under Section 422 of the Code. Options may be issued to employees, officers, directors, consultants and other service providers. The term of each option, including the exercise price and methods of payment, will be determined by the administrator. After the termination of service of an employee, director, consultant or other service provider for any reason other than for cause (as defined in such officer’s employment agreement), the participant may exercise his or her option, to the extent vested as of the date of termination, within 90 days of termination or, if such termination is on account of death or disability, within 181 days of termination. If such termination is for cause, then vested options terminate and may not be exercised. Except as provided by the administrator and as permissible under applicable law, the 2014 Plan does not permit the transferability of awards and only the recipient of the option may exercise an award during his or her lifetime.

Restricted Stock. The 2014 Plan permits us to grant restricted stock awards. Restricted stock awards may be issued to employees, officers, directors, consultants and other service providers. The purchase price for the shares of restricted stock will be determined by the plan administrator.

Change in Control. In the event of a change in control, as defined in the 2014 Plan, vesting of options or restricted stock will generally accelerate automatically, effective immediately upon the change in control, unless the change of control is also a qualified public offering that results in our receipt of at least $15 million in gross proceeds. Our Board may amend or terminate the 2014 Plan at any time, subject to compliance with applicable law. As noted above, our Board has determined not to grant any further options or restricted stock awards under the 2014 Plan following the completion of this offering. All outstanding awards will continue to be governed by their existing terms.

2017 Stock Incentive Plan

In April 2017, our Board and stockholders approved and adopted the 2017 Plan, which will become effective upon the execution of the underwriting agreement in connection with this offering (the Plan Effective Date).

Background. Under the 2017 Plan, employees, non-employee directors, consultants and advisors may, at the discretion of the plan administrator, be granted options, stock appreciation rights, stock awards and restricted stock units.

Administration. The compensation committee of our Board will have the exclusive authority to administer the 2017 Plan with respect to awards made to our executive officers and non-employee Board members and will also have the authority to make awards to all other eligible individuals. The term “plan administrator,” as used in this summary, will mean our compensation committee to the extent it is acting within the scope of its administrative authority under the 2017 Plan.

All awards under the automatic grant program for non-employee Board members will be made in strict compliance with the express terms of that program, except that the plan administrator has the limited discretion to determine the applicable grant-date fair value of each award, up to the maximum permissible grant-date fair value per award, and to determine whether the grant will be in the form of an option or restricted stock unit, or a combination thereof.

Eligibility. Employees, including officers, and non-employee directors, as well as consultants and independent advisors, in our employ or service or in the employ or service of our parent or subsidiary companies (whether now existing or subsequently established) will be eligible to participate in the 2017 Plan. The non-employee members of our Board are also eligible to participate in the automatic grant program.

Securities Subject to Plan. We plan to initially reserve 2,000,000 shares of our common stock for issuance under the 2017 Plan. The share reserve will increase automatically on the first trading day of January each calendar year, beginning with calendar year 2018, by an amount equal to 3% of the total number of shares of common stock outstanding on the last trading day in December of the immediately preceding calendar year, up to an annual maximum of 750,000 shares.

The shares of our common stock subject to outstanding awards made under the 2017 Plan will be available for subsequent award and issuance to the extent those awards subsequently expire, are forfeited or cancelled or terminate for any reason prior to the issuance of the shares of common stock subject to those awards. Unvested shares issued under the 2017 Plan and subsequently forfeited or repurchased by us will be added back to the reserve and available for subsequent award and issuance under the 2017 Plan. Should the exercise price of an option under the 2017 Plan be paid in shares of our common stock (whether through the withholding of a portion of the otherwise issuable shares or through the tender of outstanding shares), then the number of shares reserved for issuance under the 2017 Plan will be reduced by the net number of shares issued under the exercised option. Upon the exercise of any stock appreciation right granted under the 2017 Plan, the share reserve will be reduced by the net number of shares actually issued upon such exercise. Should shares of common stock otherwise issuable under the 2017 Plan be withheld by us in satisfaction of the withholding taxes incurred in connection with the issuance, exercise, vesting or settlement of an award under the 2017 Plan, then the number of shares of common stock available for issuance under the 2017 Plan will be reduced by the net number of shares actually issued after any such share withholding.

Award Limitations. A participant in the 2017 Plan may not receive (i) stock options and stand-alone stock appreciation rights that are settled in shares of more than 500,000 shares of our common stock in the aggregate in any fiscal year (or 1,000,000 shares in the participant’s initial fiscal year of hire), or (ii) awards other than stock options and stand-alone stock appreciation rights that are settled in shares of more than 500,000 shares of our common stock in the aggregate in any fiscal year. In addition, the maximum number of shares of our common stock that may be issued under the 2017 Plan pursuant to stock options intended to qualify as incentive stock options under the federal tax laws may not exceed 2,000,000 shares, which amount shall be automatically increased annually by the same amount as the annual increase in the share reserve under the 2017 Plan.

Awards. The plan administrator will have complete discretion to determine which eligible individuals are to receive awards, the time or times when those awards are to be granted, the number of shares subject to each such award, the vesting and exercise schedule (if any) to be in effect for the award, the cash consideration (if any) payable per share subject to the award, the form (cash or shares) in which the award is to be settled, the maximum term for which the award is to remain outstanding, the status of any granted option as either an incentive stock option or a non-statutory option under the federal tax laws and, with respect to performance-based awards, the performance objectives, the amounts payable at designated levels of performance, any applicable service vesting requirements and the payout schedule for each such award.

Options. Each granted option will have an exercise price per share determined by the plan administrator, but the exercise price will not be less than one hundred percent (100%) of the fair market value of the option shares on the grant date. No granted option will have a term in excess of ten (10) years. Each option will generally vest and become exercisable for the underlying shares in one or more installments over a specified period of service, provided however that the plan administrator will have complete discretion to award stock options that are immediately exercisable upon grant. Upon cessation of service other than for misconduct, the optionee will have a limited period of time in which to exercise his or her outstanding options to the extent they are at the time exercisable for vested shares. The plan administrator will have complete discretion to extend the period following the optionee’s cessation of service during which his or her outstanding options may be exercised, provide for continued vesting during the applicable post-service exercise period and/or to accelerate the exercisability or vesting of such options in whole or in part. Such discretion may be exercised at any time while the options remain outstanding.

Stock Appreciation Rights. The 2017 Plan allows the issuance of two types of stock appreciation rights:

•	Tandem stock appreciation rights granted in conjunction with stock options, which provide the holders with the right to surrender the related option grant for an appreciation distribution from us in an amount equal to the excess of (i) the fair market value of the vested shares of common stock subject to the surrendered option over (ii) the aggregate exercise price payable for those shares.

•	Stand-alone stock appreciation rights, which allow the holders to exercise those rights as to a specific number of shares of our common stock and receive in exchange an appreciation distribution from us in an amount equal to the excess of (i) the fair market value of the shares of common stock as to which those rights are exercised over (ii) the aggregate exercise price in effect for those shares. The exercise price per share may not be less than the fair market value per share of our common stock on the date the stand-alone stock appreciation right is granted, and the right may not have a term in excess of ten (10) years.

The appreciation distribution on any exercised tandem or stand-alone stock appreciation right may be paid in (i) cash, (ii) shares of our common stock or (iii) a combination of cash and shares of our common stock. Upon cessation of service, the holder of a stock appreciation right will have a limited period of time in which to exercise such right to the extent exercisable at that time. The plan administrator will have complete discretion to extend the period following the holder’s cessation of service during which his or her outstanding stock appreciation rights may be exercised, provide for continued vesting during the applicable post-service exercise period and/or to accelerate the exercisability or vesting of those stock appreciation rights in whole or in part. Such discretion may be exercised at any time while the stock appreciation right remains outstanding.

Repricing. The plan administrator has the discretionary authority to: (i) cancel outstanding options or stock appreciation rights in return for new options or stock appreciation rights with a lower exercise or base price per share, (ii) cancel outstanding options or stock appreciation rights under the 2017 Plan with exercise or base prices per share in excess of the then current fair market value per share for consideration payable in cash or in equity securities, and (iii) reduce the exercise or base price in effect for outstanding options or stock appreciation rights.

Stock Awards and Restricted Stock Units. Shares may be issued under the 2017 Plan subject to performance or service vesting requirements established by the plan administrator. Shares may also be issued as a fully-vested bonus for past services without any cash outlay required of the recipient.

Shares of our common stock may also be issued under the 2017 Plan pursuant to restricted stock units which entitle the recipients to receive those shares upon the attainment of designated performance goals or the completion of a prescribed service period or upon the expiration of a designated time period following the vesting of those units, including (without limitation), a deferred distribution date following the termination of the recipient’s service with us. Restricted stock units subject to performance vesting may be structured so that the award converts into shares of our common stock at a rate based on the attainment level of performance for each performance objective.

Outstanding stock awards will be forfeited and restricted stock units will automatically terminate if the performance goals or service requirements established for such awards are not attained. However, the plan administrator will have the discretionary authority to vest or make payments in satisfaction of one or more outstanding awards as to which the designated performance goals or service requirements are not attained.

Restricted stock units may be settled in cash, shares of our common stock or a combination of both, as determined by the plan administrator. Dividend equivalents may be paid or credited, whether in cash or in actual or phantom shares of our common stock, on outstanding restricted stock units, upon such terms and conditions as determined by the plan administrator.

Automatic Grant Program. Participation in the automatic option grant program is limited to (i) each individual serving as a non-employee Board member on the date of this offering and (ii) any individual who first becomes a non-employee Board member after such date.

Awards under the automatic grant program will be made as follows:

•	Each individual who is serving as a non-employee Board member at the time of this offering will automatically be granted an award with a grant-date fair value equal to $75,000 (such grant is an IPO Grant), provided that such individual has not previously been in the employ of the Company (or any parent or subsidiary). The IPO Grant will be in the form of restricted stock units.

•	Each individual who is first elected or appointed as a non-employee Board member at any time after this offering but other than at a regular annual stockholders meeting will automatically be granted, on the date of such initial election or appointment, an award with a grant-date fair value equal to a prorated portion of (i) the applicable annual amount for the Annual Grant (as defined below) made at the immediately preceding annual stockholders meeting, or (ii) if elected or appointed prior to the 2018 annual meeting, the amount of the IPO Grant, provided such individual has not previously been in the employ of the Company (such grant is an Initial Grant).

•	On the date of each annual meeting of our stockholders, beginning with the 2018 annual meeting, each individual who is to continue to serve as a non-employee Board member, whether or not that individual is standing for re-election to the Board at that particular annual meeting, will automatically be granted an award with a grant-date fair value equal to the applicable annual amount (such grant is an Annual Grant). The applicable annual amount will be determined by the compensation committee on or before the date of the Annual Grant, but in no event will exceed $150,000 per non-employee board member.

•	The Compensation Committee will, on or before the applicable award date, determine the form of each Initial Grant or Annual Grant and may, accordingly, structure each such grant as a stock option or restricted stock unit award or any combination thereof. The value of an option share will be equal to the fair value of an option share as estimated on the date of grant under a valuation model approved by the Financial Accounting Standards Board for purposes of the Company’s financial statements under FAS 123 (or any successor provision) and the value of a restricted stock unit will be equal to the fair market value, as defined in the 2017 Plan, per share of common stock on the date of grant.

•

The shares subject to each IPO Grant, Initial Grant and Annual Grant will vest upon the earlier of (i) the non-employee Board member’s completion of one (1) year of Board service measured from the grant date or (ii) his or her continued Board service through the day immediately preceding the date of the first annual stockholders meeting following such grant date. However, the shares underlying each IPO Grant, Initial Grant and Annual Grant will immediately vest in full upon the cessation of the non-employee Board member’s services due to death or disability while a Board member or immediately prior to certain changes in ownership or control during his or her period of Board service.

•	The shares underlying each restricted unit award made under the automatic grant program will be issued as those shares vest. However one or more non-employee Board members may be allowed to defer, in accordance with applicable laws and regulations, the issuance of the vested shares to a designated date or until cessation of Board service or an earlier change in control. Each restricted stock unit awarded under the automatic grant program will include a dividend equivalent right, which will be payable to the non-employee Board member at the same time as the shares underlying that unit.

Change in Control. In the event we experience a change in control, each outstanding award may be (i) assumed by the successor corporation (or parent thereof), (ii) canceled and substituted with an award granted by the successor corporation (or parent thereof), (iii) otherwise continued in effect pursuant to the terms of the change in control transaction or (iv) replaced with a cash incentive program that preserves the intrinsic value of the award and provides for the subsequent vesting and payout of that value in accordance with the same vesting schedule in effect for that award. In the absence of such assumption, continuation or replacement of the award, the award will automatically vest in full immediately prior to the change in control. The plan administrator will have complete discretion to grant one or more awards which will vest upon a change in control or in the event the individual’s service with us or the successor entity terminates within a designated period following a change in control transaction.

Each award outstanding under the automatic grant program will automatically vest in full on an accelerated basis immediately prior to the change in control regardless of whether such award has been assumed or otherwise continued in effect in connection with the change in control.

Unless the definition of change in control is otherwise set forth in an individual award agreement, a “change in control” will be deemed to occur in the event of our change in ownership or control due to the following: (i) a merger, consolidation or other reorganization approved by our stockholders, unless securities representing more than fifty percent (50%) of the total combined voting power of the successor corporation are immediately thereafter beneficially owned, and in substantially the same proportion, by the persons who beneficially owned the Company’s outstanding voting securities immediately prior to such transaction; (ii) a stockholder-approved sale, transfer or other disposition of all or substantially all of the Company’s assets in liquidation or dissolution of the Company; (iii) the acquisition by a person or group of the beneficial ownership of securities possessing more than fifty percent (50%) of the total voting power of the Company’s securities pursuant to a tender or exchange offer made directly to the Company’s stockholders; or (iv) the composition of our Board changes over a period of twelve (12) consecutive months or less such that a majority of the board ceases to be comprised of individuals who either (a) have been Board members continuously since the beginning of such period, or (b) have been elected or nominated for election as board members during such period by at least a majority of the Board members described in clause (a) who were still in office at the time the Board approved such election or nomination.

Recapitalization. In the event any change is made to the outstanding shares of our common stock by reason of any stock split, stock dividend, recapitalization, combination of shares, exchange of shares, spin-off transaction or other change affecting the outstanding common stock as a class without our receipt of consideration or should the value of our outstanding shares of common stock be substantially reduced by reason of a spin-off transaction or extraordinary dividend or distribution, or should there occur any merger, consolidation, reincorporation or other reorganization, then equitable adjustments will be made by the plan administrator to: (i) the maximum number and/or class of securities issuable under the 2017 Plan; (ii) the maximum number and/or class of securities by which the share reserve is to increase each calendar year pursuant to the automatic share increase provisions of the 2017 Plan; (iii) the maximum number and/or class of securities for which any one person may be granted stock options or stand-alone stock appreciation rights that are settled in shares under the 2017 Plan in any fiscal year; (iv) the maximum number and/or class of securities for which any one person may be granted awards (other than stock options or stand-alone stock appreciation rights that are settled in shares) under the 2017 Plan in any fiscal year; (v) the maximum number and/or class of securities that may be issued pursuant to incentive stock options; (vi) the number and/or class of securities and the exercise or base price per share in effect under each outstanding award under the 2017 Plan, including under the automatic grant program, and the consideration (if any) payable per share; and (vii) the number and/or class of securities subject to outstanding repurchase rights under the 2017 Plan and repurchase price payable per share. Such adjustments will be made in such manner as the plan administrator deems appropriate, and such adjustments will be final, binding and conclusive.

Transferability and Stockholder Rights. Awards are generally not transferable and may only be exercised by the participant. No participant will have any stockholder rights with respect to any award until such award is exercised or vests and the underlying shares are issued.

Amendment and Termination. Our Board may amend or modify the 2017 Plan at any time subject to any stockholder approval required under applicable law or regulation or pursuant to the listing standards of the stock exchange on which our common stock is at the time primarily traded.

Unless sooner terminated by our board of directors, the 2017 Plan will terminate on the earliest of (i) the date immediately preceding the tenth anniversary of the Plan Effective Date, (ii) the date on which all shares available for issuance under the 2017 Plan have been issued as fully vested shares, or (iii) the termination of all outstanding awards in connection with certain changes in control or ownership.

Employee Stock Purchase Plan

We expect that our board of directors and stockholders will approve and adopt the ESPP, in its final form, prior to the completion of this offering, and that the ESPP will become effective on the day immediately prior to the completion of this offering.

Qualified Plan. We have adopted the ESPP in order to enable eligible employees to purchase shares of our common stock at a discount following the completion of this offering. The ESPP is intended to qualify as an employee stock purchase plan under Section 423 of the Code.

Authorized Shares. We plan to initially reserve 1,000,000 shares of our common stock for issuance under the ESPP. The share reserve will increase automatically on the first trading day of January each calendar year, beginning with calendar year 2018, by an amount equal to 1% of the total number of shares of common stock outstanding on the last trading day in December of the immediately preceding calendar year, up to an annual maximum of 250,000 shares.

Plan Administration. The compensation committee of our board of directors will administer the ESPP. The term “plan administrator,” as used in this summary, will mean our compensation committee to the extent it is acting within the scope of its administrative authority under the ESPP.

Eligible Participants. Our employees (and those of participating affiliates) who are regularly expected to work more than twenty (20) hours per week for more than five (5) months per calendar year are eligible to participate in the ESPP. However, the plan administrator may waive one or both of these service requirements prior to the start of the applicable offering period.

Payroll Deductions. Under the ESPP, eligible employees will be able to acquire shares of our common stock by accumulating funds through payroll deductions. Eligible employees will be able to select a rate of payroll deduction between one percent (1%) and fifteen percent (15%) of their eligible compensation, unless the plan administrator establishes a different maximum percentage prior to the start date of the applicable offering period.

Offering Periods. The ESPP is implemented through a series of offering periods under which participating employees will automatically be granted a nontransferable purchase right to purchase shares of our common stock in that offering period using their accumulated payroll deductions. Each individual who is an eligible employee on the start date of an offering period under the ESPP may enter that offering period only on such start date. We have not yet determined how long the first offering period will be, but it will commence on the date of this offering. Purchases will occur at the end of each six (6) month period within the offering period, unless determined otherwise by the plan administrator prior to the start of the applicable offering period (the purchase interval). Our compensation committee has the discretion to change the commencement date of each offering period. In no event may an offering period exceed twenty-seven (27) months. An employee’s participation automatically ends upon termination of employment for any reason.

Limitation on Purchase. Unless the plan administrator determines otherwise prior to the start date of the applicable offering period, and subject to the limitations described below, each purchase right granted for an offering period will provide the participant with the right to purchase up to 1,000 shares of common stock on each purchase date within that offering period.

Under no circumstances will purchase rights be granted under the ESPP to any eligible employee if such individual would, immediately after the grant, own or hold outstanding options or other rights to purchase, stock possessing five percent (5%) or more of the total combined voting power or value of all classes of stock of the Company or any parent or subsidiary.

In addition, the maximum number of shares purchasable in total by all participants on any one purchase date will not exceed 200,000 shares.

However, the plan administrator has the authority, prior to the start of any offering period, to increase or decrease the limitations to be in effect for the number of shares purchasable per participant.

Accrual Limitations. No participant will have the right to purchase shares of our common stock in an amount that, when aggregated with the shares subject to purchase rights under all our employee stock purchase plans that are also in effect in the same calendar year, have a fair market value of more than $25,000, determined as of the first day of the applicable offering period.

Purchase Price. The purchase price for shares of our common stock purchased under the ESPP will be established by the plan administrator prior to the start of the offering period, but will not be less than eighty-five percent (85%) of the lower of the fair market value of our common stock on (i) the date the eligible employee enters an offering period and (ii) the purchase date.

Adjustment. If there is any change to our common stock by reason of any stock split, stock dividend, recapitalization, combination of shares, reincorporation, exchange of shares, spin-off transaction or other change in affecting our outstanding common stock without our receipt of consideration, or should the value of outstanding shares be substantially reduced as a result of a spin-off transaction or an extraordinary dividend or distribution, then the plan administrator will equitably adjust (i) the maximum number and class of securities issuable under the ESPP, (ii) the maximum number and/or class of securities by which the share reserve is to increase each calendar year pursuant to the automatic share increase provisions of the ESPP, (iii) the maximum number and class of securities purchasable per participant during any offering period and on any one purchase date during that offering period, (iv) the maximum number and class of securities purchasable in total by all participants under the ESPP on any one purchase date and (v) the number and class of securities and the price per share in effect under each outstanding purchase right. The adjustments will be made in such manner as the plan administrator deems appropriate, and such adjustments will be final, binding and conclusive.

Change in Control. If we experience a change in control (as defined in the ESPP), each outstanding purchase right will automatically be exercised, immediately prior to the effective date of the change in control. However, the applicable limitation on the number of shares of common stock purchasable per participant will continue to apply to any such purchase, but not the limitation applicable to the maximum number of shares of common stock purchasable in total by all participants.

Amendment; Termination. Unless it is terminated earlier by our board of directors, the ESPP will terminate on the earliest of (i) the last business day in April 2027, (ii) the date on which all shares available for issuance under the ESPP have been sold pursuant to purchase rights exercised under the ESPP or (iii) the date on which all purchase rights are exercised in connection with a change in control.

Our board of directors may amend, suspend or terminate the ESPP at any time, subject to any stockholder approval required under applicable law.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

The following is a description of transactions since January 1, 2013 to which we have been a party in which the amount involved exceeds $120,000 and in which any of our directors, executive officers or beneficial holders of more than 5% of our common stock, or an affiliate or immediate family member thereof, had or will have a direct or indirect material interest.

Each agreement described below is filed as an exhibit to the registration statement of which this prospectus forms a part, and the following descriptions are qualified by reference to such agreements.

Compensation arrangements for our directors and named executive officers are described in this prospectus under the section entitled “Executive Compensation.”

Investment by Acacia Research Corporation

On August 15, 2016 (the Issuance Date), we entered into an Investment Agreement with Acacia that provides for Acacia to invest up to $50 million in our Company, consisting of both debt and equity components. Pursuant to the Investment Agreement, we entered into the Acacia Note and Acacia Primary Warrant, and issued three additional warrants to Acacia, each of which entitles Acacia to purchase up to a number of shares of our common stock determined by dividing $700,000 by an exercise price per share equal to $13.6088 (assuming the conversion in full of the Acacia Note immediately prior to the completion of this offering). In March 2017, we amended these warrants to provide that the Acacia Primary Warrant will be automatically exercised in full upon the closing of this offering, and the exercise prices per share of all of the warrants held by Acacia will be the lower of (a) $13.6088 or (b) the initial public offering price in this offering.

Upon the closing date of this offering, all outstanding amounts of principal and accrued interest under the Acacia Note will have been converted into 1,490,649 shares of common stock (which includes accrued interest through December 31, 2016) at a conversion price per share equal to the lesser of (i) $13.6088 or (ii) the initial public offering price in this offering (which is assumed to be $15.00, the midpoint of the estimated price range set forth on the cover page of this prospectus), and (b) the Acacia Primary Warrant will be automatically exercised to purchase 2,183,432 shares of common stock (based on an assumed initial public offering price of $15.00, the midpoint of the estimated price range set forth on the cover page of this prospectus).

Upon the exercise of the Acacia Primary Warrant in full, we will issue to Acacia a 10% Warrant pursuant to which Acacia will have the right to purchase 809,400 shares of common stock at an exercise price per share equal to the lesser of (a) $13.6088 or (b) the initial public offering price in this offering. The 10% Warrant will be exercisable by Acacia with respect to 50% of the shares as of its issuance date, and the remaining 50% of the shares will become exercisable on the first anniversary of the issuance date of the Acacia Primary Warrant. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Acacia Investment.”

In August 2016, we entered into a two-year services agreement with Acacia whereby, upon our request from time to time, Acacia has agreed to provide us with support services and other assistance as we may reasonably request in connection with the acquisition, prosecution and development of our patent portfolio, the protection of our patented inventions from unauthorized use, the generation of licensing revenue from users of our patented technologies and the enforcement of our patent rights. The fees for such services will be mutually agreed upon by Acacia and us, subject to certain allocations set forth in the services agreement. To date, no such services have been provided to us, nor have any fees been charged, under such services agreement.

Secured Convertible Note Financing

In March 2017, we entered into the Note Purchase Agreement with Acacia and VLOC, LLC, which provided an $8.0 million line of credit pursuant to which Acacia and VLOC, LLC each entered into a Bridge Note in the original principal amount of up to $4.0 million. Such Bridge Notes bear interest at the rate of 8% per year, compounded quarterly, from the date of issuance and are due and payable on November 25, 2017. Our obligations under such Bridge Notes are secured by a security interest in substantially all of our assets, which is of equal priority to the security interests of Acacia under the Acacia Note. The members of VLOC, LLC include entities controlled by Chad and Ryan Steelberg, which own 50% of the membership interests in VLOC, LLC, and holders of our preferred stock. Jeff Gehl, one of our director nominees, is the Manager of VLOC, LLC and is deemed to beneficially own all of the securities held by VLOC, LLC. The Bridge Notes are secured by a security interest which is of equal priority to the security interest granted to Acacia under the Acacia Note.

In March and April 2017, we borrowed $2.0 million from each of Acacia and VLOC, LLC pursuant to the Bridge Notes. Immediately prior to the completion of this offering, each lender has the right to advance the remaining $2.0 million available under such lender’s Bridge Note. Upon completion of the offering, all outstanding principal and accrued interest under the Bridge Notes will automatically be converted into shares of our common stock at a conversion price per share equal to the lesser of (i) $13.6088 or (ii) the initial public offering price (which is assumed to be $15.00, the midpoint of the estimated price range set forth on the cover of this prospectus). Assuming the remaining amounts under the Bridge Notes are advanced prior to the closing, then the Bridge Notes will convert into an aggregate of 587,854 shares of our common stock. The interest on the Bridge Notes accrued through the conversion date will also convert into common stock at the same conversion price described above.

In connection with this financing, we issued an aggregate of 120,000 shares of our common stock to the lenders upon the execution of the Note Purchase Agreement. In addition, upon the funding of each $2.0 million installment, we will issue to the lenders, in the aggregate, (a) an additional 45,000 shares of our common stock, and (b) fully vested warrants to purchase a number of shares of our common stock equal to the greater of (i) 60,000 shares, and (ii) 0.375% of our fully diluted shares outstanding following completion of this offering. Such warrants will have a term of ten years following the date of issuance and will have an exercise price per share equal to the lower of $13.6088 or the initial public offering price. Assuming the issuance of $8.0 million in principal amount of Bridge Notes, an offering size of 1,250,000 shares and an assumed initial public offering price of $15.00 per share (which is the midpoint of the estimated price range set forth on the cover page of this prospectus), such warrants will be exercisable to purchase a total of 277,924 shares of common stock.

Pursuant to the Note Purchase Agreement, we have also granted certain piggyback registration rights to the lenders with respect to the shares of our common stock issued to them under the Note Purchase Agreement, upon the conversion of the Bridge Notes and upon the exercise of the warrants issued pursuant to the Note Purchase Agreement. See “Description of Capital Stock—Registration Rights.”

Acquisition of ROIM, Inc. and NextMedium, LLC

In July 2014, we acquired ROIM and NM through a series of transactions between entities where common control existed, as described below. ROIM was renamed “Veritone Media, Inc.” and subsequently was renamed “Veritone One, Inc.” NM was subsequently renamed “Veritone, LLC.” ROIM and NM are currently our wholly-owned subsidiaries.

On June 17, 2014, RAC was incorporated as a transitory entity for the purpose of acquiring the assets of ROIM. The stockholders of RAC included Newport Coast Investments, LLC (Newport), a California limited liability company beneficially owned and controlled by Chad and Ryan Steelberg. At the time of the transactions, Newport held approximately 66.6% of the voting power of RAC.

On July 14, 2014, RAC entered into the ROIM Agreement with BAT, an entity a majority of which was beneficially owned and controlled by Chad and Ryan Steelberg at the time of the transaction. Pursuant to the ROIM Agreement, RAC purchased the BAT IP and all of the outstanding shares of capital stock of ROIM from BAT in exchange for 2,161,938 shares of RAC’s Class B common stock and the BAT Note, which was payable to BAT in the original principal amount of $885,194.

In connection with the ROIM Agreement, RAC also assumed the following promissory notes: (i) two senior secured promissory notes of BAT dated October 24, 2012 and March 19, 2013 in the original aggregate principal amount of $2,000,000 (the Newport Notes) payable to Newport; (ii) two senior secured promissory notes of BAT dated October 24, 2012 and March 19, 2013 payable to BALLC, an unaffiliated Illinois limited liability company, in the original principal amount of $2,000,000; and (iii) certain senior secured promissory notes of BAT dated as of dates between September 27, 2013 and December 26, 2013 in the original aggregate principal amount of $4,900,000 (the Bridge Notes). The holders of the Bridge Notes described in subsection (iii) above are collectively referred to as the BAT Noteholders. On July 15, 2014, prior to the RAC Merger described below, the BAT Noteholders exchanged the Bridge Notes for the issuance of an aggregate of 1,038,066 shares of Class B common stock of RAC.

Also on July 15, 2014, Veritone and each of the stockholders of RAC entered into an Agreement and Plan of Merger, pursuant to which RAC was merged with and into Veritone, with Veritone as the surviving company in the merger (the RAC Merger). In connection with the RAC Merger, all of the outstanding capital stock of RAC was converted into an aggregate of 800,000 shares of Veritone’s common stock and 2,666,667 shares of Veritone’s Series A-1 preferred stock. The Newport Notes, the BALLC Notes and the BAT Note were assumed by Veritone in connection with the RAC Merger, and were repaid in full in July 2014.

On July 15, 2014, we and the members of Veritone, LLC, including Newport and Steel Holdings, LLC (both of which were beneficially owned and controlled by Chad and Ryan Steelberg) entered into a Unit Purchase Agreement, pursuant to which Veritone acquired all of the outstanding membership interests in Veritone, LLC in exchange for the issuance to such members of an aggregate of 900,000 shares of Veritone’s common stock and 3,000,000 shares of Veritone’s Series A preferred stock (the NM Transfer). Newport was the majority owner of Veritone, LLC and Chad and Ryan Steelberg are the beneficial owners of Newport. Therefore, Chad and Ryan Steelberg had indirect control over Veritone, LLC.

The terms of Veritone’s Series A-1 preferred stock and Series A preferred stock issued in the RAC Merger and NM Transfer, respectively, were substantially identical except for the adverse treatment of the Series A-1 preferred stock in the event certain indemnification claims were made pursuant to the merger agreement in the RAC Merger. No indemnification claims were made under such merger agreement, and accordingly, all of the outstanding shares of Series A-1 preferred stock were automatically converted into shares of our Series A preferred stock on a one-for-one basis in July 2016. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Acquisition of ROIM, Inc. and NextMedium LLC.”

BAT Stock Repurchase

On April 22, 2015, we entered into an asset purchase agreement with BAT (the BAT APA), pursuant to which we (i) repurchased and retired an aggregate of 2,215,278 shares of our capital stock, comprised of 511,218 shares of our common stock and 1,704,060 shares of our Series A-1 preferred stock, for a total purchase price of $1,419,000 and (ii) acquired BAT’s rights under a First Refusal, Offer and Co-Sale Agreement dated July 15, 2014 by and among Veritone, Inc. and certain new investors and stockholders of Veritone, Inc. The purchases under the BAT APA were made in connection with the then pending bankruptcy proceedings of BAT, and the U.S. bankruptcy court approved the transactions under the BAT APA. In December 2016, the Bankruptcy Court entered an order closing BAT’s bankruptcy proceeding.

Common Stock Issuance

Pursuant to a Stock Issuance Agreement dated April 5, 2016 with NCI Investments, LLC (NCI), we issued 961,835 shares of our common stock valued at $1.50 per share to NCI, an entity beneficially owned by Chad and Ryan Steelberg, two of our executive officers, who are also directors and indirect stockholders of the Company (the Founders). The shares were issued to the Founders in consideration for services rendered to the Company in 2016. Subsequently NCI transferred all of such shares to BV16, LLC (BV16), which is beneficially owned by NCI and indirectly controlled by the Founders. In connection with this issuance, we entered into a Confidential

Settlement and Indemnification Agreement dated March 28, 2016 with a stockholder who initially dissented to the issuance of shares to the Founders. Pursuant to the agreement, we agreed to issue to such stockholder an aggregate of 106,420 shares of our common stock and paid to such stockholder an amount equal to $287,582, representing the estimated taxes for the shares to be issued to such stockholder and the reimbursement of certain legal fees. Furthermore, we have agreed to indemnify such stockholder for (i) any and all tax obligations or liabilities incurred in connection with the issuance to such stockholder of the foregoing 106,420 shares of common stock; and (ii) any and all losses, damages, liabilities and costs incurred by such stockholder arising out of the sale by the bankruptcy estate of BAT of the shares of our common stock and Series A-1 Preferred Stock held by BAT and our subsequent redemption of such shares. Also on April 5, 2016, we entered into a Joinder Agreement with BV16 and NCI, pursuant to which both BV16 and NCI became parties to that certain Right of First Refusal, Offer and Co-Sale Agreement and Voting Agreement executed in July 2014 in connection with the Company’s Series B preferred stock financing.

Voting Agreement

In connection with the execution of the Investment Agreement, we entered into a Voting Agreement with certain holders of our preferred stock, including the Founders (the Holders) and Acacia, with respect to the voting of shares of our stock held by such stock holders following a public offering. Pursuant to the Voting Agreement, upon completion of this offering, our Board shall have a total of nine authorized directors. During a period of 24 months after the completion of this offering (the Voting Period), (i) Acacia shall have the rights to nominate three directors to the Board, and (ii) the Holders, voting together as a group, will have the right to nominate six directors to the Board. The Founders currently own the majority of the voting shares of capital stock held by the Holders, and, accordingly, will be able to designate all of the Holders’ six director nominees. During the Voting Period, Acacia and the Holders have agreed to vote all of their shares to elect the nine directors nominated by them pursuant to the Voting Agreement. In addition, during the terms of the Voting Agreement, Acacia has the right to designate three board observers and the Founders have the right to designate three Board observers.

The Voting Agreement provides that as long as Acacia retains the right to designate three (3) directors, the Company shall not enter into the following transaction with the affirmative vote of the majority of the Board, unless at least one of the Acacia designees affirmatively votes for the transaction:

•	any merger, acquisition, consolidation or other business combination in one or more related transactions involving the Company or a subsidiary of the Company with a transaction value that exceeds $50,000,000; or

•	a sale, transfer or other disposition of capital stock or other assets of the Company, in each case for more than $50,000,000.

Investor Rights Agreement

We are party to an investor rights agreement, as amended, which provides, among other things, that certain holders of our capital stock have the right to demand that we file a registration statement or request that their shares of our capital stock be covered by a registration statement that we are otherwise filing. The parties to the investor rights agreement include NCI, BV16 and Newport Coast Investments, LLC, entities that are affiliated with our Chief Executive Officer and Chairman of the Board, Chad Steelberg, our President, Ryan Steelberg, and our current directors, Christopher Oates and Nathaniel Checketts. See the section titled “Description of Capital Stock—Registration Rights.”

Intercompany Administrative Agreement

On October 1, 2014, we entered into an Intercompany Administrative Service Agreement (Intercompany Agreement) with Steel Ventures, LLC (Steel Ventures), an entity owned and controlled by our Chief Executive Officer, Chad Steelberg, and our President, Ryan Steelberg. Pursuant to the Intercompany Agreement, Steel Ventures agreed to provide us with certain administrative, professional and technical services and other personnel and support resources for our day-to-day operations, including executive management, financial accounting, investor relations, legal and governance compliance and other services requested by us from time to time. Steel Ventures also agreed to make other services provided by third parties (other than services provided by Steel Ventures’ personnel) available to us, including the use of office facilities of Steel Ventures, human resources support and tax and auditing services. Under the agreement, Steel Ventures will bill us for these services, including (i) costs incurred by Steel Ventures, including salary and wages, incentives, payroll taxes, health care and other expenses; and (ii) costs of third party services, including allocable charges based on our fractional use of the third party resources.

The Intercompany Agreement had a term of two years from October 1, 2014, with two two-year renewal options, unless either party provided a 90-day advance notice to terminate the agreement. The Intercompany Agreement was terminated in September 2016. Under the Intercompany Agreement, we recorded expenses for services from Steel Ventures of approximately $1.1 million and $1.3 million in the years ended December 31, 2016 and 2015, respectively.

Reimbursement of Medical Expenses

The Company currently reimburses Chad and Ryan Steelberg for the costs of their separate healthcare plans. The Company reimbursed Chad Steelberg $30,306 and $23,733, for the years ended December 31, 2016 and 2015, 2016, respectively, for the costs of such plans. The Company reimbursed Ryan Steelberg $28,644 and $10,001 for the years ended December 31, 2016 and 2015, for the costs of such plans.

Short-Term Lease

In January, 2017, the Company entered into an oral lease with Newport Coast Investments, LLC (NCI), which is beneficially owned by our Founders. Pursuant to this lease, the Company has agreed to lease additional office space in Newport Beach, California from NCI through June 2017 at a rate of $10,000 per month. This lease may be extended on a month to month basis thereafter.

Participation in Our Initial Public Offering

One of our directors, G. Louis Graziadio III, and certain of his affiliated entities, have indicated an interest in purchasing a total of between 100,000 and 400,000 shares of common stock in this offering at the initial public offering price. However, because indications of interest are not binding agreements or commitments to purchase, the underwriters may determine to sell less or no shares to such investors in this offering, or such investors may determine to purchase less or no shares in this offering. The underwriters will receive the same underwriting discount on any sales of shares to these investors as they will on any other shares of common stock sold to the public in this offering. Any shares purchased by these investors in this offering will be subject to a lock-up agreement between Wunderlich Securities, Inc. and such investors, pursuant to which such investors have agreed not to sell any of their shares of our common stock for 180 days following the date of this prospectus.

Limitation of Liability and Indemnification

Our amended and restated certificate of incorporation and our amended and restated bylaws, each of which will be effective upon the closing of this offering, will provide that we will indemnify our directors and officers to the fullest extent permitted under Delaware law, which prohibits our amended and restated certificate of incorporation from limiting the liability of our directors for the following:

•	any breach of the director’s duty of loyalty to us or our stockholders;

•	acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

•	unlawful payment of dividends or unlawful stock repurchases or redemptions; or

•	any transaction from which the director derived an improper personal benefit.

Our amended and restated certificate of incorporation and our amended and restated bylaws will also provide that if Delaware law is amended to authorize corporate action further eliminating or limiting the personal liability of a director, then the liability of our directors will be eliminated or limited to the fullest extent permitted by Delaware law, as so amended. This limitation of liability does not apply to liabilities arising under the federal securities laws and does not affect the availability of equitable remedies such as injunctive relief or rescission.

Our amended and restated certificate of incorporation and our amended and restated bylaws will also provide that we shall indemnify our employees and agents to the fullest extent permitted by law. Our amended and restated bylaws also permit us to secure insurance on behalf of any officer, director, employee or other agent for any liability arising out of his or her actions in this capacity, regardless of whether we would have the power to indemnify such person against such expense, liability or loss under the General Corporation Law of the State of Delaware. We have obtained directors’ and officers’ liability insurance.

In connection with this offering, we intend to enter into separate indemnification agreements with our directors and executive officers, in addition to indemnification provided for in our amended and restated certificate of incorporation and amended and restated bylaws. These agreements, among other things, provide for indemnification of our directors and executive officers for expenses, judgments, fines and settlement amounts incurred by this person in any action or proceeding arising out of this person’s services as a director or executive officer or at our request. We believe that these provisions in our amended and restated certificate of incorporation and amended and restated bylaws and indemnification agreements are necessary to attract and retain qualified persons as directors and executive officers.

The above description of the indemnification provisions of our amended and restated certificate of incorporation and our amended and restated bylaws is not complete and is qualified in its entirety by reference to these documents, each of which is filed as an exhibit to this registration statement to which this prospectus forms a part.

The limitation of liability and indemnification provisions in our amended and restated certificate of incorporation and amended and restated bylaws may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duties. They may also reduce the likelihood of derivative litigation against directors and officers, even though an action, if successful, might benefit us and our stockholders. A stockholder’s investment may be harmed to the extent we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions. Insofar as indemnification for liabilities under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. There is no pending litigation or proceeding naming any of our directors or officers as to which indemnification is being sought, nor are we aware of any pending or threatened litigation that may result in claims for indemnification by any director or officer.

Policies and Procedures for Related Party Transactions

Our board of directors has adopted a written related person transaction policy, to be effective upon the closing of this offering, setting forth the policies and procedures for the review and approval or ratification of related person transactions. This policy will cover, with certain exceptions set forth in Item 404 of Regulation S-K under the Securities Act, any transaction, arrangement or relationship, or any series of similar transactions, arrangements or relationships, in which we were or are to be a participant, where the amount involved exceeds $120,000 in any fiscal year and a related person had, has or will have a direct or indirect material interest, including without limitation, purchases of goods or services by or from the related person or entities in which the related person has a material interest, indebtedness, guarantees of indebtedness and employment by us of a related person. In reviewing and approving any such transactions, our audit committee is tasked to consider all relevant facts and circumstances, including, but not limited to, whether the transaction is on terms comparable to those that could be obtained in an arm’s length transaction and the extent of the related person’s interest in the transaction. All of the transactions described in this section occurred prior to the adoption of this policy.

PRINCIPAL STOCKHOLDERS

The following table sets forth information, as of April 17, 2017, regarding the beneficial ownership of our common stock after giving effect to this offering, by:

•	each person known by us to beneficially own more than 5% of our common stock;

•	each of our directors and our director nominees;

•	each of our named executive officers and our other current executive officers; and

•	all of our executive officers and directors as a group.

Percentage ownership of our common stock “prior to the offering” in the table is based on an aggregate of 12,365,358 shares of common stock deemed outstanding as of April 17, 2017, which consists of 2,812,803 shares of common stock issued and outstanding as of April 17, 2017, as adjusted to give effect to (i) the conversion of all outstanding shares of Series A preferred stock into 2,904,784 shares of common stock upon the completion of this offering, which includes shares issued upon conversion of liquidation preference accrued on the preferred stock through April 17, 2017; (ii) the automatic conversion of all outstanding Series B preferred stock into an aggregate of 2,294,904 shares of common stock immediately prior to the completion of this offering, which includes the accrued liquidation preference on such shares through April 17, 2017; (iii) the automatic conversion of all principal and interest under the Acacia Note into 1,516,499 shares of our common stock immediately prior to the closing of this offering (which includes shares issued upon conversion of interest accrued through April 17, 2017), at a conversion price per share equal to the lesser of (i) $13.6088 or (ii) the initial public offering price in this offering (which is assumed to be $15.00, the midpoint of the estimated price range set forth on the cover page of this prospectus); (iv) the issuance of 2,157,583 shares of common stock upon the automatic exercise of the Acacia Primary Warrant on the closing date of this offering, at an exercise price per share equal to the lesser of (i) $13.6088 or (ii) the initial public offering price in this offering (which is assumed to be $15.00, the midpoint of the estimated price range set forth on the cover page of this prospectus); and (v) the automatic conversion of the $8.0 million principal amount and accrued interest through April 17, 2017 under the Bridge Notes into an aggregate of 587,854 shares of common stock upon the completion of this offering at a conversion price per share equal to the lesser of (i) $13.6088 or (ii) the initial public offering price in this offering (which is assumed to be $15.00, the midpoint of the estimated price range set forth on the cover of this prospectus); and the issuance of 90,000 shares of common stock to the purchasers of such notes under the terms of the Note Purchase Agreement (assuming the draw down in full of the amounts available thereunder). Percentage ownership of our common stock “after this offering” in the table is based on 13,615,353 shares of common stock issued and outstanding on April 17, 2017, as adjusted as described above, and which gives further effect to the issuance of 1,250,000 shares of common stock in this offering and assumes no exercise of the underwriters’ option to purchase additional shares.

The number of shares beneficially owned by each stockholder is determined under rules issued by the SEC and includes voting or investment power with respect to securities. Under these rules, beneficial ownership includes any shares as to which the individual or entity has sole or shared voting power or investment power. In computing the number of shares beneficially owned by an individual or entity and the percentage ownership of that person, shares of common stock subject to options, warrants or other rights held by such person that are currently exercisable or will become exercisable within 60 days of April 17, 2017, are considered outstanding, although these shares are not considered outstanding for purposes of computing the percentage ownership of any other person. Unless otherwise indicated, the address of each of the individuals and entities named below is c/o Veritone, Inc., 3366 Via Lido, Newport Beach, CA 92663. Each of the stockholders listed has sole voting and investment power with respect to the shares beneficially owned by the stockholder unless noted otherwise, subject to community property laws where applicable.

One of our directors, G. Louis Graziadio III, and certain of his affiliated entities, have indicated an interest in purchasing, in the aggregate, between 100,000 and 400,000 shares of common stock in this offering at the initial public offering price.

However, because indications of interest are not binding agreements or commitments to purchase, the underwriters may determine to sell, less or no shares in this offering to such investors, or such investors may determine to purchase less or no shares in this offering. The underwriters will receive the same underwriting discount on any sales of shares to these investors as they will on any other shares of common stock sold to the public in this offering. The information set forth in the table below does not reflect the purchases of these shares.

	Shares Beneficially Owned Prior to the Offering		Percentage Beneficially Owned
Beneficial Owner			Before the Offering	After the Offering
Named Executive Officers, Directors and Director Nominees:
Chad Steelberg	4,727,409	(1)(2)(4)	38.1%	34.6%
Ryan Steelberg	4,452,077	(2)(3)(4)	35.9	32.6
John M. Markovich	65,236		0.5	0.5
Peter F. Collins	33,000	(5)	0.3	0.2
Jeffrey B. Coyne	39,000	(5)	0.3	0.3
Nathanial Checketts	10,625	(6)	0.1	0.1
G. Louis Graziadio, III	—		—	1.8	(7)
Christopher J. Oates	43,508	(8)	0.4	0.3
Jeff Gehl	583,274	(9)	4.7	4.2
Edward J. Treska	—		—	—
Frank E. Walsh, III	—		—	—
All executive officers and directors as a group (8 persons)	5,068,386	(10)	40.6	38.7

5% Stockholders:
Newport Coast Investments, LLC	3,340,635	(4)	27.0	24.5
Acacia Research Corporation	4,614,178	(4)(11)	35.9	32.7

*	represents less than 1%

(1)	Consists of (i) 3,340,635 shares of common stock held by Newport Coast Investments, LLC; (ii) 961,835 shares of common stock held by BV16, LLC; (iii) 296,976 shares of common stock held by Steel Holdings, LLC; (iv) 76,496 shares of common stock held by VIF I, LLC; and (v) 51,467 shares of common stock subject to outstanding options which are exercisable within 60 days of April 17, 2017. Chad Steelberg is the Manager of both Steel Holdings, LLC and VIF I, LLC, and has voting and dispositive power over all of the shares held by Steel Holdings, LLC and VIF I, LLC. Chad and Christina Steelberg’s grantor trust owns 50% of the membership interests of NCI Investments, LLC, and Chad Steelberg is the Manager of NCI Investments, LLC, which is the Manager of BV16, LLC. As such, Chad Steelberg has voting and dispositive power over all of the shares held by BV16, LLC.

(2)	Chad Steelberg and Ryan Steelberg are the trustees of their respective grantor trusts, which are the managing members of Newport Coast Investments, LLC. As such, Chad and Ryan Steelberg have shared voting and dispositive power over all of the shares held by Newport Coast Investments, LLC. Does not include (i) 444,312 shares of common stock held by VLOC, LLC; and (ii) 138,962 shares of common stock subject to outstanding warrants held by VLOC, LLC, which are exercisable within 60 days of April 17, 2017. Such shares and warrants represent the pecuniary interest of each of Chad and Ryan Steelberg in the shares and warrants held by VLOC, LLC. Chad Steelberg is the Manager of Steel Veritone I Fund, LLC, which owns a 25% membership interest in VLOC, LLC, but he does not have voting or dispositive power over the shares or warrants held by VLOC, LLC. Does not include unvested stock options that will be granted to such officers prior to the closing of this offering. See “Executive Compensation—Employment Agreements.”

(3)

Includes (i) 3,340,635 shares of common stock held of record by Newport Coast Investments, LLC; (ii) 961,835 shares of common stock held by BV16, LLC; (iii) 98,140 shares of restricted common stock, of which 55,204 shares were subject to the Company’s repurchase right as of April 17, 2017; and (iv) 51,467 shares of common stock subject to outstanding options which are exercisable within 60 days of April 17, 2017. Ryan Steelberg’s grantor trust owns 50% of the membership interests of NCI Investments, LLC, which is the

Manager of BV16, LLC. As such, Ryan Steelberg has shared voting or dispositive power over the shares held by BV16, LLC.

(4)	As a result of the Voting Agreement, after the completion of this offering, Acacia and certain entities affiliated with our Founders (acting as a group) will be able to designate and elect all nine of our directors on our Board of Directors for a period of 24 months following the completion of this offering. As a result, we will be a “controlled company” company under applicable NASDAQ rules that will entitle us to rely on certain exemptions from NASDAQ’s corporate governance requirements. See “Management—Controlled Company.”

(5)	Consists of restricted common stock, all of which are subject to the Company’s repurchase right as of April 17, 2017.

(6)	Consists solely of common stock subject to outstanding options, which are exercisable within 60 days of April 17, 2017.

(7)	Assumes that G. Louis Graziadio III and his affiliated entities will purchase 250,000 shares of common stock in this offering, which is the midpoint in the range of their expression of interest. In the event such investors purchase only 100,000 shares in this offering, the percent of shares they will beneficially own after the offering will be 0.7%. In the event such investors purchase the maximum of 400,000 shares in this offering, the percent of shares such investors will beneficially own after the offering will be 2.9%. Because an indication of interest is not a binding commitment, such investors may purchase less than 100,000 shares or no shares in this offering.

(8)	Consists of (i) 14,875 shares of common stock subject to outstanding options, which are exercisable within 60 days of April 17, 2017; and (ii) 28,633 shares of common stock held by RimLight, LLC. Mr. Oates is a managing director of RimLight, LLC and as such may be deemed to have voting and dispositive power over the shares held by RimLight, LLC. Pursuant to Rule 13d-4 of the Exchange Act, Mr. Oates hereby declares that the filing of this registration statement shall not be construed as an admission that he is, for the purpose of Rule 13(d) or 13(g) of the Exchange Act, the beneficial owners of any securities, including any share of common stock held by RimLight, LLC. Does not include 52,323 shares of common stock beneficially owned by BV16, LLC, which represents the pecuniary interest of NIO Advisors, LLC in BV16, LLC. Mr. Oates is the Managing Member of NIO Advisors, LLC, but does not have any voting or dispositive power over any of the shares held by BV16, LLC.

(9)	Consists of (i) 444,312 shares of common stock held by VLOC, LLC; and (ii) 138,962 shares of common stock subject to outstanding warrants held by VLOC, LLC, with your exercise will within 60 days of April 17, 2017. Jeff Gehl is the Manager of VLOC, LLC and has voting and dispositive power over all of the shares held by VLOC, LLC.

(10)	Consists of (i) 3,340,635 shares of common stock held by Newport Coast Investments, LLC; (ii) 961,835 shares of common stock held by BV16, LLC; (iii) 76,496 shares of common stock held by VIF I, LLC; (iv) 296,976 shares of common stock held by Steel Holdings, LLC; (v) 98,140 shares of restricted common stock held by Ryan Steelberg; (vi) 65,236 shares of common stock held by John Markovich; (vii) 33,000 shares of restricted common stock held by Peter Collins; (viii) 39,000 shares of restricted common stock held by Jeffrey Coyne; (ix) 28,633 shares of common stock held by RimLight, LLC; and (x) 128,434 shares of common stock subject to outstanding options held by the executive officers and directors as a group, which are exercisable within 60 days of April 17, 2017.

(11)

Consists of (i) 1,516,499 shares of common stock that will be issued upon the automatic conversion of all outstanding principal and accrued interest under the Acacia Note immediately prior to the completion of this offering (which includes interest accrued on the Acacia Note through April 17, 2017) at a conversion price per share equal to the lesser of (A) $13.6088 and (B) the initial public offering price in this offering (which is assumed to be $15.00, the midpoint of the estimated price range set forth on the cover of this prospectus); and (ii) 2,157,583 shares of common stock that will be issued upon the automatic exercise of the Acacia Primary Warrant in full at the closing of this offering at a exercise price per share equal to the lesser of (A) $13.6088, and (B) the initial public offering price in this offering (which is assumed to be $15.00, the midpoint of the estimated price range set forth on the cover of this prospectus); (iii) 444,473 shares of common stock that will be issued to Acacia upon completion of this offering upon the automatic conversion of all outstanding principal (including additional amounts advanced at the effective date of this offering) on Acacia’s Bridge Note, at a conversion price per share equal to the lesser of (A) $13.6088 and (B) the initial public offering price in this offering (which is assumed to be $15.00, the midpoint of the estimated price range set forth on the cover of this prospectus); and (iv) 495,623 shares of common stock issuable upon exercise of Acacia’s warrants that are exercisable within 60 days of the date hereof. Does not include the additional shares of common stock that will be issuable upon conversion of the interest accrued after April 17, 2017 under the Acacia Note or Acacia’s Bridge Note, which will continue to accrue until the actual conversion upon completion of this offering.

DESCRIPTION OF CAPITAL STOCK

The following description of our capital stock and certain provisions of our amended and restated certificate of incorporation and amended and restated bylaws are summaries and are qualified by reference to the amended and restated certificate of incorporation and the amended and restated bylaws that will be in effect upon the closing of this offering. Copies of these documents will be filed with the SEC as exhibits to our registration statement, of which this prospectus forms a part. The description of our capital stock reflects changes to our capital structure that will occur upon the closing of this offering.

General

Upon the closing of this offering and the effectiveness of our amended and restated certificate of incorporation, our authorized capital stock will consist of 75,000,000 shares of common stock, par value $0.001 per share, and 1,000,000 shares of preferred stock, par value $0.001 per share.

Common Stock

Upon the completion of this offering, we expect that 12,629,561 shares of common stock, or 12,817,061 shares of common stock if the underwriters exercise their option to purchase additional shares from us in full, will be issued and outstanding.

Dividend Rights. Subject to preferences that may apply to any shares of preferred stock outstanding at the time, the holders of our common stock are entitled to receive dividends out of funds legally available if our board of directors, in its discretion, determines to issue dividends and then only at the times and in the amounts that our board of directors may determine. See “Dividend Policy.”

Voting Rights. The holders of our common stock are entitled to one vote per share on all matters submitted to a vote of stockholders. We have not provided for cumulative voting for the election of directors in our amended and restated certificate of incorporation. Our amended and restated certificate of incorporation and amended and restated bylaws provide for a classified board of directors consisting of three classes of approximately equal size, each serving staggered three-year terms.

No Preemptive or Similar Rights. Our common stock is not entitled to preemptive rights, and is not subject to conversion, redemption or sinking fund provisions.

Right to Receive Liquidation Distributions. If we become subject to a liquidation, dissolution or winding-up, the assets legally available for distribution to our stockholders would be distributable ratably among the holders of our common stock and any participating preferred stock outstanding at that time, subject to prior satisfaction of all outstanding debt and liabilities and the preferential rights of and the payment of liquidation preferences, if any, on any outstanding shares of preferred stock.

Preferred Stock

Upon the closing of this offering and the effectiveness of our amended and restated certificate of incorporation, our authorized shares of preferred stock will be 1,000,000 shares. Upon the closing of this offering, we will have no shares of preferred stock outstanding. Under the terms of our certificate of incorporation that will become effective upon the closing of this offering, our board of directors is authorized to direct us to issue shares of preferred stock in one or more series without stockholder approval. Our board of directors has the discretion to determine the rights, preferences, privileges and restrictions, including voting rights, dividend rights, conversion rights, redemption privileges and liquidation preferences, of each series of preferred stock. The purpose of authorizing our board of directors to issue preferred stock and determine its rights and preferences is to eliminate delays associated with a stockholder vote on specific issuances. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions, future financings and other corporate purposes, could have the effect of making it more difficult for a third party to acquire, or could discourage a third party from seeking to acquire, a majority of our outstanding voting stock. We have no present plans to issue any shares of preferred stock.

Authorized but Unissued Capital Stock

The authorized but unissued shares of our common stock and our preferred stock are available for future issuance without stockholder approval, subject to any limitations imposed by NASDAQ listing standards. These additional shares may be used for a variety of corporate finance transactions, acquisitions and employee benefit plans. The existence of authorized but unissued and unreserved common stock and preferred stock could make more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise.

Options

As of December 31, 2016, we had outstanding options to purchase an aggregate of 680,434 shares of our common stock, with a weighted average exercise price of $2.27 per share under our equity compensation plans.

Upon the effective date of the registration statement of which this prospectus is a part, we will grant options to purchase an aggregate of approximately 3,264,000 shares of our common stock, including the Time-Based Options and Performance Options to be granted to each of Chad Steelberg and Ryan Steelberg as described above. Such options will have exercise prices equal to the initial public offering price per share, and will have a term of 10 years from the grant date.

Warrants

Upon the completion of this offering, we will have outstanding warrants to purchase an aggregate of 1,489,057 shares of common stock, with a weighted average exercise price per share of $12.69, consisting of the following: (i) the Acacia 10% Warrant to purchase up to 809,400 shares of common stock at an exercise price per share equal to the lower of (a) $13.6088 or (b) the initial public offering price; (ii) three warrants issued to Acacia to purchase an aggregate of up to 154,311 shares of common stock (assuming an initial public offering price of $15.00, the midpoint of the estimated price range set forth on the cover of this prospectus); (iii) an additional performance warrant issued to a third party to purchase up to 247,422 shares of common stock based upon the achievement of certain milestones set forth in such warrant; and (iv) warrants issued pursuant to the Note Purchase Agreement to purchase an aggregate of up to 277,924 shares of common stock (assuming the drawdown in full of the amounts available thereunder, an initial public offering price of $15.00, the midpoint of the estimated price range set forth on the cover of this prospectus, and no exercise of the underwriters’ over-allotment option). The Acacia 10% Warrant will be exercisable with respect to 50% of the shares upon the completion of this offering, and with respect to the balance of the shares on the first anniversary of such date.

Registration Rights

Upon the closing of this offering, assuming an offering size of 1,250,000 shares, and an initial public offering price of $15.00 (which is the midpoint of the estimated price range set forth on the cover of this prospectus), the holders of 5,662,601 shares of our common stock, or their transferees, will be entitled to various rights with respect to the registration of these shares under the Securities Act. Such rights are subject to the prior consent of Acacia to the exercise thereof. Registration of these shares under the Securities Act would result in these shares becoming fully tradable without restriction under the Securities Act immediately upon the effectiveness of the registration, except for shares purchased by affiliates. Shares covered by a registration statement will be eligible for sale in the public market upon the expiration or release from the terms of the lock-up agreement. See “Certain Relationships and Related Party Transactions—Investor Rights Agreement” elsewhere in this prospectus.

Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws

Our amended and restated certificate of incorporation and our amended and restated bylaws include a number of provisions that could deter hostile takeovers or delay or prevent changes in control of our company, as well as changes in our board of directors or management team, including the following:

Board of Directors Vacancies. Our amended and restated certificate of incorporation and amended and restated bylaws authorize only our board of directors to fill vacant directorships, including newly created seats. In addition, the number of directors constituting our board of directors is only permitted to be set by a resolution adopted by a majority vote of our entire board of directors. These provisions prevent a stockholder from increasing the size of our board of directors and then gaining control of our board of directors by filling the resulting vacancies with its own nominees. This makes it more difficult to change the composition of our board of directors and will promote continuity of management.

Classified Board. Our amended and restated certificate of incorporation and amended and restated bylaws provide that our board of directors be classified into three classes of directors, each of which hold office for a three-year term. In addition, directors may only be removed from the board of directors for cause. The existence of a classified board could delay a potential acquirer from obtaining majority control of our board of directors, and the prospect of that delay might deter a potential acquirer.

Stockholder Action; Special Meeting of Stockholders. Our amended and restated certificate of incorporation provides that our stockholders may not take action by written consent, but may only take action at annual or special meetings of our stockholders. As a result, a holder controlling a majority of our capital stock would not be able to amend our amended and restated bylaws or remove directors without holding a meeting of our stockholders called in accordance with our amended and restated bylaws. Our amended and restated bylaws further provide that special meetings of our stockholders may be called only by a majority of our board of directors, the chairman of our board of directors, our Chief Executive Officer or our President, thus prohibiting a stockholder from calling a special meeting. These provisions might delay the ability of our stockholders to force consideration of a proposal or for stockholders controlling a majority of our capital stock to take any action, including the removal of directors.

Advance Notice Requirements for Stockholder Proposals and Director Nominations. Our amended and restated bylaws provide advance notice procedures for stockholders seeking to bring business before our annual meeting of stockholders or to nominate candidates for election as directors at our annual meeting of stockholders. Our amended and restated bylaws also specify certain requirements regarding the form and content of a stockholder’s notice. These provisions might preclude our stockholders from bringing matters before our annual meeting of stockholders or from making nominations for directors at our annual meeting of stockholders if the proper procedures are not followed. We expect that these provisions may also discourage or deter a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to obtain control of our company.

No Cumulative Voting. The Delaware General Corporation Law provides that stockholders are not entitled to cumulate votes in the election of directors unless a corporation’s certificate of incorporation provides otherwise. Our amended and restated certificate of incorporation does not provide for cumulative voting.

Directors Removed Only for Cause. Our amended and restated certificate of incorporation provides that stockholders may remove directors only for cause.

Exclusive Venue. Our amended and restated certificate of incorporation will provide that, unless we consent in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware will be the sole and exclusive forum for: (i) any derivative action or proceeding brought on behalf of us; (ii) any action asserting a claim of breach of a fiduciary duty owed by any of our directors, officers or other employees or agents to us or our stockholders; (iii) any action asserting a claim against us arising pursuant to any provision of the Delaware General Corporation Law or our amended and restated certificate of incorporation or amended and restated bylaws; or (iv) any action asserting a claim against us governed by the internal affairs doctrine. The enforceability of similar choice of forum provisions in other companies’ certificates of incorporation has been challenged in legal proceedings, and it is possible that, in connection with any action, a court could find the choice of forum provisions contained in our amended and restated certificate of incorporation to be inapplicable or unenforceable in such action.

Each of the foregoing provisions will make it more difficult for our existing stockholders to replace our board of directors as well as for another party to obtain control of our Company by replacing our board of directors. Since our board of directors has the power to retain and discharge our officers, these provisions could also make it more difficult for existing stockholders or another party to effect a change in management. In addition, the authorization of undesignated preferred stock makes it possible for our board of directors to issue preferred stock with voting or other rights or preferences that could impede the success of any attempt to change the control of our Company.

These provisions are intended to enhance the likelihood of continued stability in the composition of our board of directors and its policies and to discourage certain types of transactions that may involve an actual or threatened acquisition of our Company. These provisions are also designed to reduce our vulnerability to an unsolicited acquisition proposal and to discourage certain tactics that may be used in proxy rights. However, these provisions could have the effect of discouraging others from making tender offers for our shares and may have the effect of deterring hostile takeovers or delaying changes in control of our Company or our management. As a consequence, these provisions also may inhibit fluctuations in the market price of our stock that could result from actual or rumored takeover attempts.

Section 203 of the Delaware General Corporation Law

We are subject to Section 203 of the Delaware General Corporation Law, which prohibits a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years after the date that such stockholder became an interested stockholder, with the following exceptions:

•	before such date, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

•	upon closing of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction began, excluding for purposes of determining the voting stock outstanding (but not the outstanding voting stock owned by the interested stockholder) those shares owned by (1) persons who are directors and also officers and (2) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•	on or after such date, the business combination is approved by the board of directors and authorized at an annual or special meeting of the stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

In general, Section 203 defines “business combination” to include the following:

•	any merger or consolidation involving the corporation and the interested stockholder;

•	any sale, transfer, pledge or other disposition of 10% or more of the assets of the corporation involving the interested stockholder;

•	subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;

•	any transaction involving the corporation that has the effect of increasing the proportionate share of the stock or any class or series of the corporation beneficially owned by the interested stockholder; or

•	the receipt by the interested stockholder of the benefit of any loss, advances, guarantees, pledges or other financial benefits by or through the corporation.

In general, Section 203 defines an “interested stockholder” as an entity or person who, together with the person’s affiliates and associates, beneficially owns, or within three years prior to the time of determination of interested stockholder status did own, 15% or more of the outstanding voting stock of the corporation.

Limitations on Liability and Indemnification

See the section of this prospectus titled “Certain Relationships and Related Party Transactions—Limitation of Liability and Indemnification.”

Listing

We have applied to list our common stock on NASDAQ under the symbol “VERI.”

Transfer Agent and Registrar

The transfer agent and registrar for our common stock will be Computershare Trust Company, N.A.

SHARES ELIGIBLE FOR FUTURE SALE

Immediately prior to this offering, there was no public market for our common stock. Future sales of substantial amounts of common stock in the public market, or the perception that such sales may occur, could adversely affect the market price of our common stock. Although we have applied to list our common stock on NASDAQ, we cannot assure you that our application will be approved or that there will be an active public market for our common stock.

Upon the closing of this offering, assuming an offering size of 1,250,000 shares and an initial public offering price equal to $15.00 (the midpoint of the estimated price range set forth on the cover of this prospectus), we will have outstanding an aggregate of 12,629,561 shares of common stock. Of these shares, all shares sold in this offering will be freely tradable without restriction or further registration under the Securities Act, except for any shares purchased by our “affiliates,” including shares purchased through our directed share program as that term is defined in Rule 144 under the Securities Act, whose sales would be subject to the Rule 144 resale restrictions described below, other than the holding period requirement.

Upon the closing of this offering, shares held by our affiliates, which, assuming an offering size of 1,250,000 shares and an initial public offering price equal to $15.00 (the midpoint of the estimated price range set forth on the cover of this prospectus), will consist of 9,437,582 shares of common stock, will be “restricted securities,” as that term is defined in Rule 144 under the Securities Act. These restricted securities are eligible for public sale only if they are registered under the Securities Act or if they qualify for an exemption from registration under Rules 144 or 701 under the Securities Act, which are summarized below.

In addition, outstanding options and warrants to purchase a total of 954,119 shares of common stock will be vested and exercisable as of the closing of this offering, and, upon exercise, these shares will be eligible for sale subject to the lock-up agreements described below and Rules 144 and 701 under the Securities Act.

Rule 144

Affiliate Resales of Restricted Securities

In general, beginning 90 days after the effective date of the registration statement of which this prospectus is a part, a person who is an affiliate of ours, or who was an affiliate at any time during the 90 days before a sale, who has beneficially owned shares of our common stock for at least six months would be entitled to sell in “broker transactions” or certain “riskless principal transactions” or to market makers, a number of shares within any three-month period that does not exceed the greater of:

•	1% of the number of shares of our common stock then outstanding, which will equal approximately 126,295 shares immediately after this offering; or

•	the average weekly trading volume in our common stock on NASDAQ during the four calendar weeks preceding the filing of a notice on Form 144 with respect to such sale.

Affiliate resales under Rule 144 are also subject to the availability of current public information about us. In addition, if the number of shares being sold under Rule 144 by an affiliate during any three-month period exceeds 5,000 shares or has an aggregate sale price in excess of $50,000, the seller must file a notice on Form 144 with the SEC and NASDAQ concurrently with either the placing of a sale order with the broker or the execution directly with a market maker.

Non-Affiliate Resales of Restricted Securities

In general, beginning 90 days after the effective date of the registration statement of which this prospectus is a part, a person who is not an affiliate of ours at the time of sale, and has not been an affiliate at any time during the three months preceding a sale, and who has beneficially owned shares of our common stock for at least six months but less than a year, is entitled to sell such shares subject only to the availability of current public information about us. If such person has held our shares for at least one year, such person can resell under Rule 144(b)(1) without regard to any Rule 144 restrictions, including the 90-day public company requirement and the current public information requirement.

Non-affiliate resales are not subject to the manner of sale, volume limitation or notice filing provisions of Rule 144.

Rule 701

In general, under Rule 701, any of an issuer’s employees, directors, officers, consultants or advisors who purchases shares from the issuer in connection with a compensatory stock or option plan or other written agreement before the effective date of a registration statement under the Securities Act is entitled to sell such shares 90 days after such effective date in reliance on Rule 144. An affiliate of the issuer can resell shares in reliance on Rule 144 without having to comply with the holding period requirement, and non-affiliates of the issuer can resell shares in reliance on Rule 144 without having to comply with the current public information and holding period requirements.

The SEC has indicated that Rule 701 will apply to typical stock options granted by an issuer before it becomes subject to the reporting requirements of the Exchange Act, along with the shares acquired upon exercise of such options, including exercises after an issuer becomes subject to the reporting requirements of the Exchange Act.

Lock-up Agreements

We, our officers and directors and substantially all other security holders have agreed that, subject to certain customary exceptions, for a period of 180 days from the date of this prospectus, we and they will not, without the prior written consent of Wunderlich Securities, Inc. offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, any shares of our common stock or any securities convertible into or exchangeable for our common stock. Wunderlich Securities, Inc. may release any of the securities subject to these lock-up agreements at any time without notice. For more information, see “Underwriting.”

Equity Plans

We intend to file one or more registration statements on Form S-8 under the Securities Act to register all shares of common stock subject to outstanding stock options and common stock issued or issuable under our stock plans. We expect to file the registration statement covering shares offered pursuant to our stock plans shortly after the date of this prospectus, permitting the resale of such shares by non-affiliates in the public market without restriction under the Securities Act and the sale by affiliates in the public market, subject to compliance with the resale provisions of Rule 144.

Registration Rights

Upon the closing of this offering, assuming an offering size of 1,250,000 shares and an initial public offering price of $15.00 (which is the midpoint of the estimated price range set forth on the cover of this prospectus), the holders of 5,662,601 shares of our common stock, or their transferees, will be entitled to various rights with respect to the registration of these shares under the Securities Act. Such rights are subject to the prior consent of Acacia to the exercise thereof. Registration of these shares under the Securities Act would result in these shares becoming fully tradable without restriction under the Securities Act immediately upon the effectiveness of the registration, except for shares purchased by affiliates. See “Certain Relationships and Related Transactions—

Investor Rights Agreement” elsewhere in this prospectus for additional information. Shares covered by a registration statement will be eligible for sale in the public market upon the expiration of, or the release of the shares from, the terms of the lock-up agreement.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES TO NON-U.S. HOLDERS

The following discussion is a summary of the material U.S. federal income tax consequences to Non-U.S. Holders (as defined below) of the purchase, ownership and disposition of our common stock issued pursuant to this offering, but does not purport to be a complete analysis of all potential tax effects. The effects of other U.S. federal tax laws, such as estate and gift tax laws, and any applicable state, local or non-U.S. tax laws are not discussed. This discussion is based on the Code, Treasury Regulations promulgated thereunder, judicial decisions, and published rulings and administrative pronouncements of the U.S. Internal Revenue Service (the IRS), in each case in effect as of the date hereof. These authorities may change or be subject to differing interpretations. Any such change or differing interpretation may be applied retroactively in a manner that could adversely affect a Non-U.S. Holder of our common stock. We have not sought and will not seek any rulings from the IRS regarding the matters discussed below. There can be no assurance that the IRS or a court will not take a contrary position to that discussed below regarding the tax consequences of the purchase, ownership and disposition of our common stock.

This discussion is limited to Non-U.S. Holders that hold our common stock as a “capital asset” within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion does not address all U.S. federal income tax consequences relevant to a Non-U.S. Holder’s particular circumstances, including the impact of the Medicare contribution tax on net investment income. In addition, it does not address consequences relevant to Non-U.S. Holders subject to special rules, including, without limitation:

•	U.S. expatriates and former citizens or long-term residents of the United States;

•	persons subject to the alternative minimum tax;

•	persons holding our common stock as part of a hedge, straddle or other risk reduction strategy or as part of a conversion transaction or other integrated investment;

•	banks, insurance companies and other financial institutions;

•	brokers, dealers or traders in securities;

•	“controlled foreign corporations,” “passive foreign investment companies” and corporations that accumulate earnings to avoid U.S. federal income tax;

•	partnerships or other entities or arrangements treated as partnerships for U.S. federal income tax purposes (and investors therein);

•	tax-exempt organizations or governmental organizations;

•	persons deemed to sell our common stock under the constructive sale provisions of the Code;

•	persons who hold or receive our common stock pursuant to the exercise of any employee stock option or otherwise as compensation; and

•	tax-qualified retirement plans.

If an entity treated as a partnership for U.S. federal income tax purposes holds our common stock, the tax treatment of a partner in the partnership will depend on the status of the partner, the activities of the partnership and certain determinations made at the partner level. Accordingly, partnerships holding our common stock and the partners in such partnerships should consult their tax advisors regarding the U.S. federal income tax consequences to them.

THIS DISCUSSION IS FOR INFORMATIONAL PURPOSES ONLY AND IS NOT TAX ADVICE. INVESTORS SHOULD CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATIONS AS WELL AS ANY TAX CONSEQUENCES OF THE PURCHASE, OWNERSHIP AND/OR DISPOSITION OF OUR COMMON STOCK ARISING UNDER THE U.S. FEDERAL ESTATE OR GIFT TAX LAWS OR UNDER THE LAWS OF ANY STATE, LOCAL OR NON-U.S. TAXING JURISDICTION OR UNDER ANY APPLICABLE INCOME TAX TREATY.

Definition of a Non-U.S. Holder

For purposes of this discussion, a “Non-U.S. Holder” is any beneficial owner of our common stock that is neither a “U.S. person” nor an entity treated as a partnership for U.S. federal income tax purposes. A U.S. person is any person that, for U.S. federal income tax purposes, is or is treated as any of the following:

•	an individual who is a citizen or resident of the United States;

•	a corporation (or an entity treated as a corporation for U.S. federal income tax purposes) created or organized under the laws of the United States, any state thereof, or the District of Columbia;

•	an estate, the income of which is subject to U.S. federal income tax regardless of its source; or

•	a trust that (1) is subject to the primary supervision of a U.S. court and the control of one or more “United States persons” (within the meaning of Section 7701(a)(30) of the Code), or (2) has a valid election in effect to be treated as a United States person for U.S. federal income tax purposes.

Distributions

As described in the section entitled “Dividend Policy,” we do not anticipate declaring or paying dividends to holders of our common stock in the foreseeable future. However, if we do make distributions of cash or property on our common stock, such distributions will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Amounts not treated as dividends for U.S. federal income tax purposes will constitute a return of capital and first be applied against and reduce a Non-U.S. Holder’s adjusted tax basis in its common stock, but not below zero. Any excess will be treated as capital gain and will be treated as described below under “—Sale or Other Taxable Disposition.”

Subject to the discussion below on effectively connected income, backup withholding and FATCA (as defined below), dividends paid to a Non-U.S. Holder of our common stock will be subject to U.S. federal withholding tax at a rate of 30% of the gross amount of the dividends (or such lower rate specified by an applicable income tax treaty, provided that the Non-U.S. Holder furnishes a valid IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable (or other applicable documentation), certifying qualification for the lower treaty rate). If a Non-U.S. Holder holds the stock through a financial institution or other intermediary, the Non-U.S. Holder will be required to provide appropriate documentation to the intermediary, which then will be required to provide certification to the applicable withholding agent, either directly or through other intermediaries. A Non-U.S. Holder that does not timely furnish the required documentation, but that qualifies for a reduced treaty rate, may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS. Non-U.S. Holders should consult their tax advisors regarding their entitlement to benefits under any applicable income tax treaty.

If dividends paid to a Non-U.S. Holder are effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, the Non-U.S. Holder maintains a permanent establishment or fixed base in the United States to which such dividends are attributable), the Non-U.S. Holder will be exempt from the U.S. federal withholding tax described above. To claim the exemption, the Non-U.S. Holder must furnish to the applicable withholding agent a valid IRS Form W-8ECI, certifying that the dividends are effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States.

Any such effectively connected dividends generally will be subject to U.S. federal income tax on a net income basis at the regular graduated rates. A Non-U.S. Holder that is a corporation also may be subject to a branch profits tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on such effectively connected dividends, as adjusted for certain items. Non-U.S. Holders should consult their tax advisors regarding any applicable tax treaties that may provide for different rules.

Sale or Other Taxable Disposition

Subject to the discussion of FATCA below, a Non-U.S. Holder will not be subject to U.S. federal income tax on any gain realized upon the sale or other taxable disposition of our common stock unless:

•	the gain is effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, the Non-U.S. Holder maintains a permanent establishment or fixed base in the United States to which such gain is attributable);

•	the Non-U.S. Holder is a nonresident alien individual present in the United States for 183 days or more during the taxable year of the disposition and certain other requirements are met; or

•	our common stock constitutes a U.S. real property interest (USRPI), by reason of our status as a U.S. real property holding corporation (USRPHC) for U.S. federal income tax purposes.

A gain described in the first bullet point above generally will be subject to U.S. federal income tax on a net income basis at the regular graduated rates. A Non-U.S. Holder that is a corporation also may be subject to a branch profits tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on such effectively connected gain, as adjusted for certain items.

A gain described in the second bullet point above will be subject to U.S. federal income tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty), which may be offset by U.S. source capital losses of the Non-U.S. Holder (even though the individual is not considered a resident of the United States), provided that the Non-U.S. Holder has timely filed U.S. federal income tax returns with respect to such losses.

With respect to the third bullet point above, we believe we currently are not, and do not anticipate becoming, a USRPHC. Because the determination of whether we are a USRPHC depends, however, on the fair market value of our USRPIs relative to the fair market value of our non-U.S. real property interests and our other business assets, there can be no assurance that we currently are not a USRPHC or will not become one in the future. Even if we are or were to become a USRPHC, a gain arising from the sale or other taxable disposition by a Non-U.S. Holder of our common stock will not be subject to U.S. federal income tax if our common stock is “regularly traded,” as defined by applicable Treasury Regulations, on an established securities market and such Non-U.S. Holder owned, actually or constructively, 5% or less of our common stock throughout the shorter of the five-year period ending on the date of the sale or other taxable disposition or the Non-U.S. Holder’s holding period.

Non-U.S. Holders should consult their tax advisors regarding potentially applicable income tax treaties that may provide for different rules.

Information Reporting and Backup Withholding

Payments of dividends on our common stock will not be subject to backup withholding, provided that the applicable withholding agent does not have actual knowledge or reason to know that the holder is a United States person and the holder either certifies its non-U.S. status, such as by furnishing a valid IRS Form W-8BEN or W-8BEN-E, as applicable, or W-8ECI, or otherwise establishes an exemption. However, information returns are required to be filed with the IRS in connection with any dividends on our common stock paid to the Non-U.S. Holder, regardless of whether any tax was actually withheld. In addition, proceeds of the sale or other taxable disposition of our common stock within the United States or conducted through certain U.S.-related brokers generally will not be subject to backup withholding or information reporting if the applicable withholding agent receives the certification described above and does not have actual knowledge or reason to know that such holder is a United States person, or the holder otherwise establishes an exemption. Proceeds of a disposition of our common stock conducted through a non-U.S. office of a non-U.S. broker generally will not be subject to backup withholding or information reporting.

Copies of information returns that are filed with the IRS may also be made available under the provisions of an applicable treaty or agreement to the tax authorities of the country in which the Non-U.S. Holder resides or is established.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a Non-U.S. Holder’s U.S. federal income tax liability, provided that the required information is timely furnished to the IRS.

Additional Withholding Tax on Payments Made to Foreign Accounts

Withholding taxes may be imposed under Sections 1471 to 1474 of the Code (such Sections commonly referred to as the Foreign Account Tax Compliance Act, (FATCA) on certain types of payments made to non-U.S. financial institutions and certain other non-U.S. entities. Specifically, a 30% withholding tax may be imposed on dividends on, or gross proceeds from the sale or other disposition of, our common stock paid to a “foreign financial institution” or a “non-financial foreign entity” (each as defined in the Code), unless (1) the foreign financial institution undertakes certain diligence and reporting obligations, (2) the non-financial foreign entity either certifies it does not have any “substantial United States owners” (as defined in the Code) or furnishes identifying information regarding each substantial United States owner or (3) the foreign financial institution or non-financial foreign entity otherwise qualifies for an exemption from these rules. If the payee is a foreign financial institution and is subject to the diligence and reporting requirements in (1) above, it must enter into an agreement with the U.S. Department of the Treasury requiring, among other things, that it undertake to identify accounts held by certain “specified United States persons” or “United States-owned foreign entities” (each as defined in the Code), annually report certain information about such accounts and withhold 30% on certain payments to non-compliant foreign financial institutions and certain other account holders. Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States governing FATCA may be subject to different rules.

Under the applicable Treasury Regulations and IRS guidance, withholding under FATCA generally will apply to payments of dividends on our common stock and to payments of gross proceeds from the sale or other disposition of such stock.

Prospective investors should consult their tax advisors regarding the potential application of withholding under FATCA to their investment in our common stock.

THIS DISCUSSION IS FOR INFORMATIONAL PURPOSES ONLY AND IS NOT TAX ADVICE. INVESTORS SHOULD CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATIONS AS WELL AS ANY TAX CONSEQUENCES OF THE PURCHASE, OWNERSHIP AND/OR DISPOSITION OF OUR COMMON STOCK ARISING UNDER THE U.S. FEDERAL ESTATE OR GIFT TAX LAWS OR UNDER THE LAWS OF ANY STATE, LOCAL OR NON-U.S. TAXING JURISDICTION OR UNDER ANY APPLICABLE INCOME TAX TREATY.

UNDERWRITING

We are offering the shares of common stock described in this prospectus through a number of underwriters. Wunderlich Securities, Inc., is acting as the sole book-running manager of the offering, and as representative of the underwriters. Craig-Hallum Capital Group, LLC and Northland Securities, Inc. are acting as co-managers of the offering. Subject to the terms and conditions of the underwriting agreement, we have agreed to sell to the underwriters, and each underwriter has severally agreed to purchase, at the public offering price less the underwriting discounts and commissions set forth on the cover page of this prospectus, the number of shares of common stock listed next to its name in the following table:

Name	Number of Shares
Wunderlich Securities, Inc.
Craig-Hallum Capital Group, LLC
Northland Securities, Inc.

Total	1,250,000

The underwriters and the representative are collectively referred to as the “underwriters” and the “representative,” respectively. The underwriters are offering the shares of common stock subject to their acceptance of the shares from us and subject to prior sale. The underwriting agreement provides that the obligations of the several underwriters to pay for and accept delivery of the shares of common stock offered by this prospectus are subject to the approval of certain legal matters by their counsel and to certain other conditions. The underwriters are committed to purchase all the shares of common stock offered by us if they purchase any shares. However, the underwriters are not required to take or pay for the shares covered by the underwriters’ option to purchase additional shares described below. The underwriting agreement also provides that if an underwriter defaults, the purchase commitments of non-defaulting underwriters may also be increased or the offering may be terminated.

The underwriters propose to offer the shares directly to the public at the initial public offering price of $             set forth on the cover page of this prospectus and to certain dealers at that price less a concession not in excess of $        per share. After the initial public offering of the shares, the offering price and other selling terms may be changed by the underwriters. Sales of shares made outside of the United States may be made by affiliates of the underwriters. The representative has advised us that the underwriters do not intend to make sales to discretionary accounts.

The underwriters have an option to buy up to 187,500 additional shares of common stock from us to cover sales of shares by the underwriters which exceed the number of shares specified in the table above. The underwriters have 30 days from the date of this prospectus to exercise this over-allotment option. If any shares are purchased with this over-allotment option, the underwriters will purchase shares in approximately the same proportion as shown in the table above. If any additional shares of common stock are purchased, the underwriters will offer the additional shares on the same terms as those on which the shares are being offered.

The underwriting fee is equal to the public offering price per share of common stock less the amount paid by the underwriters to us for each share of common stock. The underwriting fee is $         per share. The following table shows the per share and total underwriting discounts and commissions to be paid to the underwriters assuming both no exercise and full exercise of the underwriters’ option to purchase additional shares.

	Without Over-Allotment Exercise		With Full Over-Allotment Exercise
Per Share		$	$
Total	$		$

We estimate that the total expenses of this offering, including registration, filing and listing fees, printing fees, legal and accounting expenses, and the reimbursement of the expenses of the underwriters, but excluding the underwriting discounts and commissions, will be approximately $1.7 million. We have agreed to reimburse the underwriters for all of their reasonable costs and expenses relating to the offering in an amount not to exceed $350,000 in the aggregate, including, but not limited to (i) fees incurred in connection with the review of this offering by FINRA; (ii) expenses incurred in connection with the offer and sale of shares under state securities laws; (iii) travel and lodging expenses associated with investor presentations on any “road show” or “testing-the-waters” presentations undertaken in connection with the marketing of the offering; and (iv) fees and disbursements of counsel for the underwriters in an amount not to exceed $250,000 without our prior written consent.

A prospectus in electronic format may be made available on the websites maintained by one or more underwriters, or selling group members, if any, participating in the offering. The underwriters may agree to allocate a number of shares to underwriters and selling group members for sale to their online brokerage account holders. Internet distributions will be allocated by the representative to underwriters and selling group members that may make Internet distributions on the same basis as other allocations.

We have agreed that, subject to limited exceptions, we will not, for a period of 180 days after the date of this prospectus, (i) offer, pledge, announce the intention to sell, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase or otherwise dispose of, directly or indirectly, or file with the Securities and Exchange Commission a registration statement under the Securities Act relating to, any shares of our common stock or securities convertible into or exchangeable or exercisable for any shares of our common stock, or publicly disclose the intention to make any offer, sale, pledge, disposition or filing, or (ii) enter into any swap or other arrangement that transfers all or a portion of the economic consequences associated with the ownership of any shares of common stock or any such other securities (regardless of whether any of these transactions are to be settled by the delivery of shares of common stock or such other securities, in cash or otherwise), in each case without the prior written consent of Wunderlich Securities, Inc.

Our directors and executive officers and certain of our significant shareholders have entered into lock-up agreements with the underwriters prior to the commencement of this offering pursuant to which each of these persons or entities has agreed, subject to limited exceptions, for a period of 180 days after the date of this prospectus not to, without the prior written consent of Wunderlich Securities, Inc.: (i) offer, pledge, announce the intention to sell, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase or otherwise transfer or dispose of, directly or indirectly, any shares of our common stock or any securities convertible into or exercisable or exchangeable for our common stock (including, without limitation, common stock or such other securities which may be deemed to be beneficially owned by such directors, executive officers, managers and members in accordance with the rules and regulations of the SEC and securities which may be issued upon exercise of a stock option or warrant) or (ii) enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of the common stock or such other securities, whether any such transaction described in clause (i) or (ii) above is to be settled by delivery of common stock or such other securities, in cash or otherwise, or (iii) make any demand for or exercise any right with respect to the registration of any shares of our common stock or any security convertible into or exercisable or exchangeable for our common stock.

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act.

We have applied to list our common stock on the NASDAQ Capital Market under the symbol “VERI.”

In connection with this offering, the underwriters may engage in stabilizing transactions, which involves purchasing and selling shares of common stock in the open market for the purpose of preventing or retarding a decline in the market price of the common stock while this offering is in progress. These stabilizing transactions may include making short sales of the common stock, which involves the sale by the underwriters of a greater number of shares of common stock than they are required to purchase in this offering, and purchasing shares of common stock on the open market to cover positions created by short sales. Short sales may be “covered” shorts, which are short positions in an amount not greater than the underwriters’ over-allotment option referred to above, or may be “naked” shorts, which are short positions in excess of that amount. The underwriters may close out any covered short position either by exercising their over-allotment option, in whole or in part, or by purchasing shares in the open market. In making this determination, the underwriters will consider, among other things, the price of shares available for purchase in the open market compared to the price at which the underwriters may purchase shares through the over-allotment option. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the common stock in the open market that could adversely affect investors who purchase in this offering. To the extent that the underwriters create a naked short position, they will purchase shares in the open market to cover the position.

The underwriters have advised us that, pursuant to Regulation M of the Securities Act, they may also engage in other activities that stabilize, maintain or otherwise affect the price of the common stock, including the imposition of penalty bids. This means that if the representative of the underwriters purchase common stock in the open market in stabilizing transactions or to cover short sales, the representative can require the underwriters that sold those shares as part of this offering to repay the underwriting discount received by them.

These activities may have the effect of raising or maintaining the market price of the common stock or preventing or retarding a decline in the market price of the common stock and, as a result, the price of the common stock may be higher than the price that otherwise might exist in the open market. If the underwriters commence these activities, they may discontinue them at any time. The underwriters may carry out these transactions on NASDAQ, in the over-the-counter market or otherwise.

Prior to this offering, there has been no public market for our common stock. The initial public offering price will be determined by negotiations between us and the representative of the underwriters. In determining the initial public offering price, we and the representative of the underwriters expect to consider a number of factors including:

•	the information set forth in this prospectus;

•	our prospects and the history and prospects for the industry in which we compete;

•	an assessment of our management;

•	our prospects for future earnings;

•	the general condition of the securities markets at the time of this offering;

•	the recent market prices of, and demand for, publicly traded common stock of generally comparable companies; and

•	other factors deemed relevant by the underwriters and us.

Neither we nor the underwriters can assure investors that an active trading market will develop for our common stock or that the shares will trade in the public market at or above the initial public offering price.

The underwriters have reserved for sale, at the initial public offering price, up to 62,500 shares of our common stock that are being offered for sale to certain stockholders, customers and other persons, in a directed share program. We do not yet know whether any such person will choose to purchase any reserved shares under the directed share program, but any purchase by them will reduce the number of shares available for sale to the general public in this offering. Any reserved shares not purchased will be offered by the underwriters to the general public on the same terms as the other shares.

Certain of the underwriters and their affiliates have provided to us in the past and may provide from time to time in the future, certain commercial banking, financial advisory, investment banking and other services for us in the ordinary course of their business, for which they have received and may continue to receive customary fees and commissions. In addition, from time to time, certain of the underwriters and their affiliates may effect transactions for their own account or the account of customers, and hold on behalf of themselves or their customers, long or short positions in our debt or equity securities or loans.

Other than in the United States, no action has been taken by us or the underwriters that would permit a public offering of the securities offered by this prospectus in any jurisdiction where action for that purpose is required. The securities offered by this prospectus may not be offered or sold, directly or indirectly, nor may this prospectus or any other offering material or advertisements in connection with the offer and sale of any such securities be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this prospectus comes are advised to inform themselves about and to observe any restrictions relating to the offering and the distribution of this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities offered by this prospectus in any jurisdiction in which such an offer or a solicitation is unlawful.

LEGAL MATTERS

The validity of the shares of common stock offered hereby will be passed upon for us by Morgan, Lewis & Bockius LLP, Costa Mesa, California. Stradling, Yocca, Carlson & Rauth, P.C., Newport Beach, California has acted as counsel for the underwriters in connection with certain legal matters related to this offering.

EXPERTS

The consolidated financial statements of Veritone, Inc. and its subsidiaries as of December 31, 2016 and 2015, and for the years ended December 31, 2016 and 2015, have been included herein in reliance on the report of Marcum LLP, independent registered public accounting firm, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the shares of common stock offered hereby. This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement or the exhibits and schedules filed therewith. For further information about us and the common stock offered hereby, we refer you to the registration statement and the exhibits and schedules filed thereto. Statements contained in this prospectus regarding the contents of any contract or any other document that is filed as an exhibit to the registration statement are not necessarily complete, and each such statement is qualified in all respects by reference to the full text of such contract or other document filed as an exhibit to the registration statement.

You may inspect a copy of the registration statement and the exhibits and schedules to the registration statement without charge at the Public Reference Room of the SEC at 100 F Street, NE, Washington, DC 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. You can receive copies of these documents upon payment of a duplicating fee by writing to the SEC. The SEC maintains a website at www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. You can also inspect our registration statement on this website.

VERITONE, INC.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Audit Committee of the Board of Directors and Shareholders of Veritone, Inc.

We have audited the accompanying consolidated balance sheets of Veritone, Inc. (the Company) as of December 31, 2016 and 2015, and the related consolidated statements of operations, stockholders’ equity (deficit) and cash flows for the years then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Veritone, Inc., as of December 31, 2016 and 2015, and the consolidated results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming the Company will continue as a going concern. As discussed in Note 2 to the financial statements, the Company had recurring net losses and negative cash flows from operations that raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans regarding these matters also are described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

As discussed in Note 2 to the financial statements, the previously issued financial statements as of and for the year ended December 31, 2016 have been restated to correct certain material misstatements.

/s/ Marcum LLP

Irvine, California

March 15, 2017, except for the effects of the restatement as discussed in Note 2 and reverse stock split as discussed in Note 10 to the financial statements, as to which the date is April 20, 2017.

VERITONE, INC.

CONSOLIDATED BALANCE SHEETS

(in thousands, except per share and share data)

	As of December 31,
	2016	2015
ASSETS
Cash and cash equivalents	$12,078	$19,197
Accounts receivable	4,834	6,091
Expenditures billable to clients	3,384	1,220
Prepaid expenses and other current assets	1,071	766

Total current assets	21,367	27,274
Property, equipment and improvements, net	68	52
Patents	—	500
Capitalized software, net	321	440
Other assets	592	—

Total assets	$22,348	$28,266

LIABILITIES, REDEEMABLE CONVERTIBLE PREFERRED STOCK, AND STOCKHOLDERS’ EQUITY (DEFICIT)
Accounts payable	$12,321	$21,192
Accrued liabilities	9,837	1,632
Customer advances	1,841	4,846
Convertible note payable, net of discount ($6,898 and $0 as of December 31, 2016 and 2015, respectively)	13,388	—
Warrant liability	7,114	—

Total current liabilities	44,501	27,670
Other liabilities	22	28

Total liabilities	44,523	27,698

Commitments and contingencies (Note 8)
Redeemable convertible preferred stock:
Series B Preferred Stock, par value $0.001 per share, 3,092,781 shares authorized, issued and outstanding (aggregate liquidation preference of $18,138 at December 31, 2016 and $16,800 at December 31, 2015)	17,897	16,459
Series A Preferred Stock, par value $0.001 per share, 5,666,667 shares authorized, 3,914,697 shares at December 31, 2016 and 3,000,000 shares at December 31, 2015 issued and outstanding (aggregate liquidation preference of $8,353 at December 31, 2016 and $5,929 at December 31, 2015)	5,453	3,020
Series A-1 Preferred Stock, par value $0.001 per share, 2,666,667 shares authorized, no shares issued and outstanding at December 31, 2016 and 914,697 shares at December 31, 2015 (aggregate liquidation preference of $0 at December 31, 2016 and $1,808 at December 31, 2015)	—	667

Total redeemable convertible preferred stock	23,350	20,146

Stockholders’ equity (deficit):
Common Stock, par value $0.001 per share, 38,500,000 shares authorized, 2,620,803 shares issued and outstanding at December 31, 2016 and 1,301,249 shares at December 31, 2015	4	2
Additional paid-in capital	(293)	(4,527)
Accumulated deficit	(45,236)	(15,053)

Total stockholders’ equity (deficit)	(45,525)	(19,578)

Total liabilities, redeemable convertible preferred stock and stockholders’ equity (deficit)	$22,348	$28,266

The accompanying notes are an integral part of these consolidated financial statements.

VERITONE, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share and share data)

	For the Year Ended December 31,
	2016	2015
Net revenues	$8,911	$13,928
Cost of revenue	1,577	1,860

Gross profit	7,334	12,068

Operating expenses:
Sales and marketing expenses	8,279	5,735
Research and development expenses	7,900	4,633
General and administrative expenses	14,935	7,990

Total operating expenses	31,114	18,358

Loss from operations	(23,780)	(6,290)
Other income (expense), net:
Interest expense	(3,890)	—
Other income	697	85

Total other income (expense), net	(3,193)	85

Loss before provision for income taxes	(26,973)	(6,205)
Provision for income taxes	6	5

Net loss	$(26,979)	$(6,210)
Accretion of redeemable convertible preferred stock	(3,204)	(3,330)

Net loss attributable to common stockholders	$(30,183)	$(9,540)

Basic and diluted net loss per share	$(14.59)	$(6.73)

Weighted-average shares used to compute basic and diluted net loss per share	2,068,334	1,416,732

The accompanying notes are an integral part of these consolidated financial statements.

VERITONE, INC.

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY (DEFICIT)

(in thousands, except share data)

	Common Stock		Additional Paid-in Capital	Accumulated Deficit	Total
	Shares	Amount
Balance as of January 1, 2015	1,839,191	$3	$(4,654)	$(4,724)	$(9,375)
Buy-back of common stock	(525,591)	(1)	—	(789)	(790)
Stock-based compensation expense	—	—	127	—	127
Forfeiture of restricted stock, net	(12,351)	—	—	—	—
Accretion of redeemable convertible preferred stock	—	—	—	(3,330)	(3,330)
Net loss	—	—	—	(6,210)	(6,210)

Balance as of December 31, 2015	1,301,249	2	(4,527)	(15,053)	(19,578)
Stock issued to dissenting stockholder (See note 5)	106,420	—	159	—	159
Exercise of options	51,504	—	77	—	77
Issuance of warrants	—	—	458	—	458
Beneficial conversion feature	—	—	1,812	—	1,812
Stock-based compensation expense	961,835	2	1,728	—	1,730
Issuance of restricted stock, net	199,795	—	—	—	—
Accretion of redeemable convertible preferred stock	—	—	—	(3,204)	(3,204)
Net loss	—	—	—	(26,979)	(26,979)

Balance as of December 31, 2016	2,620,803	$4	$(293)	$(45,236)	$(45,525)

The accompanying notes are an integral part of these consolidated financial statements.

VERITONE, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

	For the Year Ended December 31,
	2016	2015
Cash flows from operating activities:
Net loss	$(26,979)	$(6,210)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation and amortization	151	57
Intangible asset impairment charges	500	500
Amortization of debt issuance costs and discount	3,604	—
Change in fair value of warrant liability	(950)	—
Stock issued to dissenting shareholder	159	—
Stock-based compensation expense	1,730	127
Changes in assets and liabilities:
Accounts receivable	1,257	(2,770)
Expenditures billable to clients	(2,164)	1,983
Prepaid expenses and other current assets	(305)	506
Accounts payable	(9,188)	8,480
Accrued liabilities	8,441	500
Customer advances	(3,005)	(771)
Other liabilities	(6)	1

Net cash (used in) provided by operating activities	(26,755)	2,403

Cash flows from investing activities:
Capital expenditures	(37)	(22)
Software development expenditures	—	(472)
Other	(100)	—

Net cash used in investing activities	(137)	(494)

Cash flows from financing activities:
Proceeds from issuance of convertible note payable	20,000	—
Debt issuance costs	(168)	—
Deferred offering costs	(136)	—
Payment for buy-back of Series A-1 Preferred Stock and Common Stock	—	(1,459)
Proceeds from exercise of Stock options	77	—

Net cash provided by (used in) financing activities	19,773	(1,459)

(Decrease) increase in cash	(7,119)	450
Cash and cash equivalents, beginning of year	19,197	18,747

Cash and cash equivalents, end of year	$12,078	$19,197

Supplemental Disclosure of Cash Flow Information
Cash paid during the periods for:
Interest	$—	$—
Income taxes	$13	$6
Non-cash investing and financing activities:
Unpaid deferred IPO cost	$316	$—

The accompanying notes are an integral part of these consolidated financial statements.

VERITONE, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(in thousands, except share and per share data)

NOTE 1. DESCRIPTION OF BUSINESS

Veritone, Inc. (Veritone) and its wholly-owned subsidiaries Veritone Media, Inc., Veritone Enterprise, LLC, Veritone LLC, and Veritone Politics, LLC (collectively, the Company), is a cloud-based cognitive software company that extracts understanding from unstructured audio and video data. Veritone’s platform incorporates patented technology to manage and integrate a wide variety of artificial intelligence processes to mimic human cognitive functions such as perception, reasoning, prediction and problem solving to transform unstructured data. The Company’s platform stores the cognitive engine results in a searchable, time-correlated index, creating an online, searchable library of audio and video data that enables analysis and automated business solutions. By using an open architecture, the platform can be scalable to add additional cognitive engines, and can be leveraged for a broad range of industries that capture or use audio and video data, including, without limitation, media, politics, legal and other commercial and government vertical markets.

Veritone was incorporated as Veritone Delaware, Inc. on June 13, 2014 and changed its name to Veritone, Inc. on July 15, 2014. In July 2014, Veritone merged with ROIM Acquisition Corp. (RAC), which owned all of the capital stock of ROIM, Inc. (ROIM). Veritone was the surviving corporation in the RAC merger and ROIM became a wholly-owned subsidiary of Veritone following that merger. At that time, Chad Steelberg and Ryan Steelberg, who are brothers, were the majority stockholders of Veritone, RAC and ROIM via direct or indirect ownership interests. Also, in July 2014, Veritone acquired all of the outstanding membership interests in NextMedium, LLC (NM). Chad Steelberg and Ryan Steelberg indirectly owned the majority of the membership interests in NM. The Company accounted for these transactions as mergers under common control based upon the guidance in ASC 805-50, so that the assets and liabilities of RAC, ROIM and NM were recorded by the Company at their carryover basis.

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (GAAP). The summary of significant accounting policies presented below is designed to assist in understanding the Company’s consolidated financial statements. Such consolidated financial statements and accompanying notes are the representations of the Company’s management, who is responsible for their integrity and objectivity.

Restatement of Previously Issued Financial Statements

The Company’s previously issued financial statements as of and for the year ended December 31, 2016 have been restated to reflect the correction of the accounting for the Primary Common Stock Purchase Warrant issued to Acacia Research Corporation (Acacia) in August 2016 (the Primary Warrant). The Primary Warrant had a fair value of $8,064 as of the date it was issued. Previously, the Company recorded the fair value of the Primary Warrant as a deferred stock offering cost. The correct treatment of the Primary Warrant is as a discount to the first tranche of the convertible note issued to Acacia in August 2016. Once the book value of the convertible note is reduced by the discount associated with the Primary Warrant, the conversion feature of the convertible note becomes a beneficial conversion feature, which results in an additional discount of $1,812 being recorded against the convertible note’s book value and a corresponding credit to the Company’s additional paid in capital. Also, the legal fees of $253 which were incurred to set up the Primary Warrant have been removed from deferred stock offering cost and expensed in Other Income in the Company’s 2016 statement of operations.

Following the recognition of the discount to the convertible note for the Primary Warrant and the beneficial conversion feature, the Company recorded additional interest expense of $3,460 from August 2016 through December 2016 to amortize a portion of the increase in the discount.

The correction of the error is presented in the Company’s consolidated financial statements as of and for the year ended December 31, 2016 as follows:

Consolidated Balance Sheet

	As Originally Reported	Restatement Adjustments	As Restated
Deferred offering costs	$8,317	$(8,317)	$—
Total current assets	29,684	(8,317)	21,367
Total assets	30,665	(8,317)	22,348
Convertible note payable, net of discount	19,804	(6,416)	13,388
Total current liability	50,917	(6,416)	44,501
Total liabilities	50,939	(6,416)	44,523
Additional paid-in capital	(2,105)	1,812	(293)
Accumulated deficit	(41,523)	(3,713)	(45,236)
Total stockholders’ equity (deficit)	(43,624)	(1,901)	(45,525)
Total liabilities, redeemable convertible preferred stock and stockholders’ equity (deficit)	30,665	(8,317)	22,348

Consolidated Statement of Operations

	As Originally Reported	Restatement Adjustments	As Restated
Interest expense	$(430)	$(3,460)	$(3,890)
Other income (expense)	950	(253)	697
Total other income (expense), net	520	(3,713)	(3,193)
Loss before provision for income taxes	(23,260)	(3,713)	(26,973)
Net loss	$(23,266)	(3,713)	$(26,979)

Net loss attributable to common stockholders	$(26,470)	(3,713)	$(30,183)

Basic and diluted net loss per share attributable to common stockholders	$(12.80)	(1.79)	$(14.59)

Weighted-average shares used to compute basic and diluted net loss per share	2,068,334		2,068,334

Liquidity and Capital Resources

The Company incurred net losses of $(26,979) and $(6,210) in the years ended December 31, 2016 and 2015, respectively. The net losses were incurred as the Company expanded the capabilities of its platform and increased its sales and marketing initiatives to develop customer relationships in its SaaS licensing business. In addition, the Company has convertible notes payable of $20,286 that are due in November 2017, which significantly contributed to the Company’s net working capital deficit of $(23,134) as of December 31, 2016. Net cash used in operating activities was $(26,755) during the year ended December 31, 2016. The combination of a history of operating losses, significant cash used in operating activities, and a net working capital deficit raise substantial doubt as to the Company’s ability to continue as a going concern.

The Company’s board of directors and management have taken the following actions to provide sufficient capital for the Company to operate for at least the next year:

•	Entered into a line of credit that will provide at least $4,000 of cash in March 2017 and April 2017, and could provide an additional $4,000 of cash in May 2017 and June 2017 at the option of the lenders;

•	Filed a registration statement in anticipation of an initial public offering (IPO) of the Company’s common stock that is expected to provide net cash proceeds of at least $12,000;

•	Arranged a stock warrant that was issued to Acacia Research Corporation, which will result in the Company receiving approximately $29,500 immediately following the IPO through the exercise of this stock warrant;

•	Structured the convertible notes payable, which have a principal and accrued interest balance of $20,286 as of December 31, 2016, such that they will convert into shares of the Company’s common stock at the time of the IPO; and

•	Negotiated with the line of credit lenders so that the outstanding balance of the line of credit will convert into shares of the Company’s common stock at the time of the IPO.

The Company’s ability to complete its IPO and raise sufficient capital is uncertain. The accompanying consolidated financial statements have been prepared assuming the Company will continue as a going concern; however, the above conditions raise substantial doubt about the Company’s ability to do so. The financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classifications of liabilities that may result should the Company be unable to continue as a going concern.

Principles of Consolidation

The accompanying consolidated financial statements include the balances of Veritone, Inc. and its subsidiaries. All significant intercompany transactions have been eliminated in consolidation.

Use of Accounting Estimates

The preparation of the accompanying consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities as of the date of the accompanying consolidated financial statements and the reported amounts of revenue and expenses during the reporting period. The principal estimates relate to the valuation of common stock, stock awards, and stock warrants. Actual results could differ from those estimates.

Fair Value of Financial Instruments

Fair value is defined as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. Valuation techniques used to measure fair value must maximize the use of observable inputs and minimize the use of unobservable inputs. The fair value hierarchy, which is based on three levels of inputs, the first two of which are considered observable and the last unobservable, that may be used to measure fair value, is as follows:

•	Level 1—Quoted prices in active markets for identical assets or liabilities.

•	Level 2—Inputs other than Level 1 that are observable, either directly or indirectly, such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.

•	Level 3—Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities.

The Company’s financial instruments, other than its stock warrants, consist primarily of cash and cash equivalents, accounts receivable, and accounts payable. The Company has determined that the carrying values of these instruments for the periods presented approximate fair value due to their short-term nature.

The Company’s stock warrants are categorized as Level 3 within the fair value hierarchy. Stock warrants have been recorded at their fair value using a probability expected weighted return model. This model incorporates contractual terms, maturity, risk free rates and volatility. The value of the Company’s stock warrants would increase if a higher risk free interest rate were used, and the value of the Company’s stock warrants would decrease if a lower risk free interest rate were used. Similarly, a higher volatility assumption would increase the value of the stock warrants, and a lower volatility assumption would decrease the value of the stock warrants. The development and determination of the unobservable inputs for Level 3 fair value measurements and fair value calculations are the responsibility of the Company’s management with the assistance of a third party valuation specialist.

The following table summarizes quantitative information with respect to the significant unobservable inputs used for the Company’s stock warrants that are categorized within the Level 3 fair value hierarchy:

December 31, 2016
Volatility	80.0%
Risk free rate	1.84%
Discount for lack of marketability	20.0%

The following table represents a reconciliation of the Level 3 measurement of the Company’s Primary Warrant:

Balance, January 1, 2016	$—
Issuance of warrant	8,064
Change in fair value of warrant liability	(950)

Balance, December 31, 2016	$7,114

Cash and Cash Equivalents

Cash and cash equivalents consist of cash and deposits in money market funds with original maturities of three months or less. At December 31, 2016 and 2015, the Company had $2,156 and $12,996, respectively, in money market accounts carried at fair value (Level 1).

Revenue Recognition

Net revenues for the periods presented were comprised of the following:

	Year Ended December 31,
	2016	2015
Media agency revenues	$8,404	$13,887
SaaS revenues	507	41

Total net revenues	$8,911	$13,928

Media Agency Revenues

The Company generates revenues primarily from services performed under advertising contracts. The Company’s contracts typically provide for the Company to receive a percentage of the total fees for the advertising placements of its customers. Media providers, such as radio stations, are required to provide proof of service that the advertising was run or aired before the Company can invoice its customers. Under the advertising contracts, the Company is deemed to be an agent and, as such, presents revenues on a net basis, reflecting the percentage of the total fees earned by the Company.

Revenue is recognized when the advertisement is aired by the media provider in accordance with the client arrangement. Prior to recognizing revenue, persuasive evidence of an arrangement must exist, the sales price must be fixed or determinable, performance by the media provider must be completed in accordance with the client arrangement, and collection must be reasonably assured. Expenditures billable to clients are primarily comprised of production and media costs that have been incurred but have not yet been billed to clients, as well as fees that have been earned which have not yet been billed to clients. Unbilled amounts are presented in expenditures billable to clients regardless of whether they relate to our fees or production or media costs.

The Company’s customers are often required to make a deposit or pre-pay the media advertising plan. Such amounts are reflected as customer advances on the Company’s consolidated balance sheets until all revenue recognition criteria have been met.

During the years ended December 31, 2016 and 2015, the Company made $75,074 and $109,919 in gross media placements, including $64,923 and $98,631 billed directly to customers, respectively. Of the amounts billed directly to customers, $56,519 and $85,050 represented media-related costs netted against billings during the years ended December 31, 2016 and 2015, respectively.

SaaS Revenues

The Company also derives its revenue from software-as-a-service (SaaS) offerings and time-based software subscriptions. The Company recognizes revenue when persuasive evidence of an arrangement exists, delivery has occurred, the fee is fixed or determinable, and collection is reasonably assured.

SaaS revenue arrangements and time-based software subscriptions typically have an initial term ranging in duration from three to 24 months and are renewable on an annual basis. The Company allocates the value of the SaaS arrangement to each separate unit of accounting based on the best estimated selling price. Revenue allocated to the SaaS/software subscription element is recognized ratably over the non-cancellable term of the SaaS/subscription service. The Company recognizes revenue allocated to other units of accounting included in the arrangement upon the earlier of the completion of the service or the expiration of the customer’s right to receive the service. Customers are billed in arrears via invoices for services used. Customers have contracts that provide for a minimum monthly commitment.

The Company’s arrangements do not contain general rights of return. However, credits may be issued to customers on a case-by-case basis. The contracts do not provide customers with the right to take possession of the software supporting the applications.

Accounts Receivable and Expenditures Billable to Clients

Accounts receivable consisted primarily of amounts due from customers under normal trade terms. Allowances for uncollectible accounts are provided for based upon a variety of factors, including historical amounts written-off, an evaluation of current economic conditions, and assessment of customer collectability. As of December 31, 2016 and 2015, no allowance for doubtful accounts was recorded as all amounts were considered collectible.

The amounts due from customers under normal trade terms that were not yet billed as of December 31, 2016 and 2015 are reflected as expenditures billable to clients. The balance of expenditures billable to clients can increase or decrease depending upon the timing of when vendor invoices were received for media placements and the timing of when the period end financial statements are prepared.

Property, Equipment and Improvements

Property, equipment and improvements, net are stated at cost. Repairs and maintenance to these assets are charged to expense as incurred; major improvements enhancing the function and/or useful life are capitalized. Depreciation and amortization are computed using the straight-line method over the estimated useful lives (or lease term, if shorter) of the related assets.

The useful lives of property, equipment and improvements, net are as follows:

• Property and equipment – 3 years
• Leasehold improvements – 5 years or the remaining life of the lease, whichever is shorter

The Company assesses the recoverability of property, equipment and improvements whenever events or changes in circumstances indicate that their carrying value may not be recoverable. There was no impairment of property, equipment and improvements for the periods presented.

Patents

The Company and certain of its subsidiaries currently have registered or have applied for 87 patents in the United States and a number of foreign countries. Costs related to filing and pursuing patent applications are charged to expense as incurred, as recoverability of such expenditures is uncertain. On July 15, 2014, the Company capitalized $1,500 of patent development costs as the result of the acquisition of NM. The Company evaluates its patents typically in the fourth quarter of each year for impairment, or more frequently if indicators are present or changes in circumstances suggest that impairment may exist. See Note 3 for further details.

Stock-Based Compensation

The Company recognizes stock based compensation expense related to grants to employees based on grant date fair values of the stock options and restricted stock granted, amortized over the requisite service period.

Tax benefits related to stock-based compensation are recognized as a reduction to deferred taxes until the related tax deductions reduce current income taxes. When such event occurs, the tax benefits are then recognized through additional paid in capital. The Company allocates the tax benefits based on the provisions in the tax laws that identify the sequence in which the amounts are utilized for tax purposes. See Note 5—Stockholders’ Equity (Deficit).

Software Development Costs

Software development costs required to be capitalized under ASC 985-20, Costs of Software to be Sold, Leased, or Marketed, or under ASC 350-40, Internal-use Software, were not material to our financial statements in 2016. In 2015, the Company capitalized software development costs once technological feasibility for its platform was established. The Company followed ASC 985-20 in accounting for the 2015 software development costs. Software development costs are amortized on a straight-line basis over their estimated useful life, generally three to five years. Management evaluates the useful lives of these assets on an annual basis and tests for impairment whenever events or changes in circumstances occur that could impact the recoverability of these assets. There were no impairments to software development costs for the periods presented.

Income Taxes

The Company accounts for income taxes using the asset and liability method. Under this method, deferred tax assets and liabilities are established for temporary differences between the financial reporting basis and the tax basis of the Company’s assets and liabilities at tax rates expected to be in effect when such temporary differences are expected to reverse.

The Company assesses the likelihood that the deferred tax assets will be recovered from future taxable income and, if recovery is not more likely than not, the Company establishes a valuation allowance to reduce the deferred tax assets to the amounts expected to be realized. Realization of the deferred tax assets is dependent on the Company generating sufficient taxable income in future years to obtain a benefit from the reversal of temporary differences and from net operating losses.

The Company utilizes a two-step approach to recognizing and measuring uncertain tax positions. The first step is to determine whether the weight of available evidence indicates it is more likely than not that the position will be sustained on audit, including resolution of related appeals or litigation processes. If the first test is met, then the second step is to measure the tax benefit as the largest amount which is more than 50% likely of being realized upon ultimate settlement. As of December 31, 2016, no liabilities were required to be recorded related to tax positions taken.

Debt Issuance Costs

The Company defers and amortizes fees paid in connection with the issuance of the convertible note payable. These fees are amortized using a method that approximates the effective interest method over the term of the related financing. The unamortized debt issuance cost is netted against the principal amount of the convertible note payable.

Discounts for Debt and Redeemable Convertible Stock

The Company amortizes debt discounts over the term of the debt using a method that approximates the effective interest method. The Company amortizes redeemable convertible stock discounts from the issuance date to the earliest redemption date using a method that approximates the effective interest method.

Concentration of Risk

The Company places its cash and cash equivalents with what management believes are quality financial institutions in the United States. At times, the value of the United States deposits exceed federally insured limits. The Company has not experienced any losses in such accounts.

Two customers accounted for approximately 30% of the Company’s net revenues for the year ended December 31, 2016. These same customers accounted for $939, respectively, of the Company’s accounts receivable balance as of December 31, 2016. The Company had three vendors which accounted for $5,220 of its accounts payable balance as of December 31, 2016.

Two customers accounted for approximately 43% of the Company’s net revenues for the year ended December 31, 2015. These same customers accounted for $3,352 of the Company’s accounts receivable balance as of December 31, 2015. The Company had three vendors which accounted for $10,019 of its accounts payable balance as of December 31, 2015.

Earnings Per Share

Basic and diluted net loss per common share is presented in conformity with the two-class method. Holders of Series A, A-1, and B preferred stock are each entitled to receive cumulative dividends at a rate of eight percent per year, payable prior to any dividends on the Company’s common stock. In the event a dividend is paid on common stock, the holders of redeemable convertible preferred stock are entitled to a proportionate share of any such dividend as if they were holders of common stock on an as-converted to common stock basis.

Under the two-class method, basic net loss per share attributable to common stockholders is computed by dividing the net loss attributable to common stockholders by the weighted-average number of shares of common stock outstanding. Net loss attributable to common stockholders is calculated as net loss less current period redeemable convertible preferred stock dividends and accretion. Diluted net loss per share attributable to common stockholders is computed by dividing the net loss attributable to common stockholders by the weighted-average number of shares of common stock outstanding, including potential dilutive shares of common stock assuming the dilutive effect of redeemable convertible preferred stock and outstanding stock options and warrants using the treasury stock method or if-converted method, whichever is more dilutive. As the Company reported net losses attributable to common stockholders for all periods presented, all potentially dilutive shares of common stock are antidilutive for such periods.

The following table presents the computation of basic and diluted net loss per common share:

	Year Ended December 31,
	2016	2015
Historical net loss per share
Numerator
Net loss	$(26,979)	$(6,210)
Accretion of redeemable convertible preferred stock	(3,204)	(3,330)

Net loss attributable to common stockholders	$(30,183)	$(9,540)

Denominator
Weighted-average common shares outstanding	2,205,577	1,631,660
Less: Weighted-average shares subject to repurchase	(137,243)	(214,928)

Denominator for basic and diluted net loss per share attributable to common stockholders	2,068,334	1,416,732

Basic and diluted net loss per share attributable to common stockholders	$(14.59)	$(6.73)

Potentially dilutive securities that were not included in the calculation of diluted net loss per share attributable to common stockholders because their effect would be anti-dilutive are as follows (in common equivalent shares):

	Year Ended December 31,
	2016	2015
Common stock subject to repurchase	208,885	79,650
Common stock options	680,437	634,198
Warrants to purchase common stock	2,493,449	—
Shares issuable upon conversion of the convertible note payable	1,490,651	—
Redeemable convertible preferred stock	5,083,932	4,708,398

	9,957,354	5,422,246

Recent Accounting Pronouncements

In May 2014, the Financial Accounting Standards Board (FASB) issued Accounting Standards Update (ASU) No. 2014-09, Revenue from Contracts with Customers (Topic 606) (ASU 2014-09), which amends the existing accounting standards for revenue recognition. ASU 2014-09 is based on principles that govern the recognition of revenue at an amount that the entity expects to be entitled to receive when products are transferred to customers. ASU 2014-09 will be effective for the Company in its year ended December 31, 2019, and for interim periods beginning in its first quarter of 2020. Early adoption is permitted. Subsequently, the FASB has issued the following standards related to ASU 2014-09: ASU No. 2016-08, Revenue from Contracts with Customers (Topic 606): Principal versus Agent Considerations (ASU 2016-08); ASU No. 2016-10, Revenue from Contracts with Customers (Topic 606): Identifying Performance Obligations and Licensing (ASU 2016-10); and ASU No. 2016-12, Revenue from Contracts with Customers (Topic 606): Narrow-Scope Improvements and Practical Expedients (ASU 2016-12). The Company must adopt ASU 2016-08, ASU 2016-10 and ASU 2016-12 with ASU 2014-09 (collectively, the new revenue standards). The new revenue standards may be applied retrospectively to each prior period presented or prospectively with the cumulative effect recognized as of the date of adoption. The Company is currently evaluating the timing of its adoption and the impact of adopting the new revenue standards on its consolidated financial statements.

In August 2014, the FASB issued ASU 2014–15, “Disclosure of Uncertainties About an Entity’s Ability to Continue as a Going Concern,” which requires management to perform interim and annual assessments of an entity’s ability to continue as a going concern (meet its obligations as they become due) within one year after the date that the financial statements are issued. If conditions or events raise substantial doubt about the entity’s ability to continue as a going concern, certain disclosures are required. This ASU has been adopted and the provisions of this update are reflected in its accompanying consolidated financial statements as of December 31, 2016.

In April 2015, the FASB issued ASU 2015-03, “Interest—Imputation of Interest,” which requires debt issuance costs related to a recognized debt liability be presented in the balance sheet as a direct deduction from the carrying amount of that debt liability, consistent with debt discounts and shall not be classified as a deferred charge or deferred credit. The recognition and measurement guidance for debt issuance costs are not affected by the amendments of this update. This ASU has been adopted and the provisions of this update are reflected in the accompanying consolidated financial statements as of December 31, 2016.

In November 2015, the FASB issued ASU No. 2015–17, “Income Taxes: Balance Sheet Classification of Deferred Taxes,” to require that deferred tax liabilities and assets be classified entirely as non-current. This amended guidance is effective for fiscal years beginning after December 15, 2017, including interim periods beginning after December 15, 2018. Early adoption is permitted, and the amended guidance may be applied prospectively to all deferred tax liabilities and assets or retrospectively to all periods presented. The Company is currently evaluating the impact of adopting this standard on its consolidated financial statements.

In February 2016, the FASB issued ASU No. 2016-02, “Leases (Topic 842).” The amendments under this pronouncement will change the way all leases with duration of one year or more are treated. Under this guidance, lessees will be required to capitalize virtually all leases on the balance sheet as a right-of-use asset and an associated financing lease liability or capital lease liability. The right-of-use asset represents the lessee’s right to use, or control the use of, a specified asset for the specified lease term. The lease liability represents the lessee’s obligation to make lease payments arising from the lease, measured on a discounted basis. Based on certain characteristics, leases are classified as financing leases or operating leases. Financing lease liabilities, those that contain provisions similar to capitalized leases, are amortized in the same manner as capital leases are amortized under current accounting rules, as amortization expense and interest expense in the statement of operations. Operating lease liabilities are amortized on a straight-line basis over the life of the lease as lease expense in the statement of operations. This update is effective for annual reporting periods beginning after December 15, 2019 and interim periods within fiscal years beginning after December 15, 2020. The Company is currently evaluating the impact this standard will have on its policies and procedures pertaining to its existing and future lease arrangements, disclosure requirements and on its consolidated financial statements.

In March 2016, the FASB issued ASU No. 2016-09, Compensation—Stock Compensation (Topic 718): Improvements to Employee Share-Based Payment Accounting (ASU 2016-09). The standard is intended to simplify several areas of accounting for share-based compensation arrangements, including the income tax impact, classification on the statement of cash flows and treatment of forfeitures. ASU 2016-09 is effective for fiscal years, and interim periods within those years, beginning after December 15, 2017 and interim periods within fiscal years beginning after December 15, 2018, and early adoption is permitted. The Company is currently evaluating the potential impact that this new standard will have on its consolidated financial statements.

In August 2016, the FASB issued ASU 2016-15, “Statement of Cash Flows (Topic 230),” a consensus of the FASB’s Emerging Issues Task Force,” which provides guidance intended to reduce diversity in practice in how certain transactions are classified in the statement of cash flows. This ASU is effective for fiscal years beginning after December 15, 2018 and interim periods within fiscal years beginning after December 15, 2019. Early adoption is permitted. This adoption is not expected to have any significant impact on the Company’s consolidated financial statements.

NOTE 3. PROPERTY, EQUIPMENT, IMPROVEMENTS AND INTANGIBLE ASSETS

Property, equipment and improvements consisted of the following:

	As of December 31,
	2016	2015
Property and equipment	$164	$116
Leasehold improvements	12	12

	176	128
Less: accumulated depreciation	(108)	(76)

Property, equipment and improvements, net	$68	$52

Depreciation expense was $32 and $26 for the years ended December 31, 2016 and 2015, respectively.

Patents

In March 2016, the Company stopped pursuing a patent for technology it acquired in 2014 and as a result, it recorded a charge of $500 in general and administrative expenses in its statement of operations to fully impair the patent. In July 2015, the Company stopped pursuing a patent for technology it acquired in July 2014 and, as a result, it recorded a charge of $500 in general and administrative expenses in its statement of operations to fully impair the patent.

Capitalized Software

Capitalized software consisted of the following:

	As of December 31,
	2016	2015
Capitalized software	$471	$471
Less: accumulated amortization	(150)	(31)

Capitalized software, net	$321	$440

Amortization expense related to capitalized software costs was $119 and $31 for the years ended December 31, 2016 and 2015. The expected annual amortization expense related to capitalized software costs is $193 in 2017 and $128 in 2018, for a total expected amortization expense of $321.

NOTE 4. REDEEMABLE CONVERTIBLE PREFERRED STOCK

As of December 31, 2016, the Company had authorized 11,500,000 shares of redeemable convertible preferred stock (collectively the Preferred Stock), par value $0.001 per share, 8,333,334 of which were designated as Series A preferred stock and 3,092,781 shares were designated as Series B preferred stock. The remaining 73,885 shares of preferred stock are available for future issuances in one or more series.

In connection with the RAC and NM transactions the Company issued 2,666,667 and 3,000,000 shares of Series A-1 preferred stock and Series A preferred stock, respectively. In July 2014, the Company also issued 3,092,781 shares of Series B preferred stock at $4.85 per share for gross proceeds of approximately $15,000. On July 15, 2016, all outstanding shares of Series A-1 preferred stock were converted on a one-for-one basis into shares of Series A preferred stock.

Each share of the Redeemable Convertible Preferred Stock has a liquidation preference equal to the applicable original issue price of each series, plus an eight percent compounded annual return, subject to adjustment for stock dividends, splits, combinations, recapitalizations and the like with respect to such shares. The preferred stock is redeemable at any time after July 15, 2019 if the holders of the minimum number of outstanding shares make that election. The Series A minimum is 65 percent of the outstanding shares, and the Series B minimum is 67 percent of the outstanding shares. The redemption price of the preferred stock would be equal to the greater of the liquidation price or a mutually agreed upon value or the value determined by a mutually selected appraiser. The liquidation price is equal to the original issue price increased by the annual liquidation preference of eight percent, compounded annually. As of December 31, 2016 and 2015, the holders of Series B preferred stock had a liquidation preference over the holders of Series A preferred stock and Series A-1 preferred stock and common stock by approximately $5.86 and $5.43 per share, respectively. As of December 31, 2016 and 2015, the holders of Series A preferred stock had a liquidation preference over the holders of common stock by approximately $2.14 and $1.98 per share, respectively. As of December 31, 2015, the holders of Series A-1 preferred stock had a liquidation preference over the holders of common stock by approximately $1.98 per share.

The Redeemable Convertible Preferred Stock is convertible into the Company’s common stock at the option of the holders. Also, the Redeemable Convertible Preferred Stock will automatically convert into the Company’s common stock upon a public offering with gross proceeds of at least $15,000. In the conversion to common stock, the holders of the redeemable convertible preferred stock will receive one share of the Company’s common stock for each share of redeemable convertible preferred stock multiplied by the share’s liquidation preference divided by its original issue price.

As of December 31, 2016 and 2015, the Series B preferred stock was convertible into 1.21 and 1.12 shares of common stock, respectively and the Series A preferred stock was convertible into 1.21 and 1.12 shares of common stock, respectively. As of December 31, 2015, the Series A-1 preferred stock was convertible into 1.12 shares of common stock.

If upon any liquidation event, funds and assets are insufficient to permit full payment of the liquidation preference of all shares of Series B preferred stock, then the remaining available funds and assets shall be distributed entirely to the holders of Series B preferred stock. Similarly, if upon any liquidation event, and after full payment to Series B preferred stock, remaining funds and assets are insufficient to permit full payment of the liquidation preference of all shares of Series A preferred stock, then the remaining available funds and assets shall be distributed pro-rata between the holders of Series A preferred stock. After the payment in full of the foregoing liquidation preferences, any remaining assets of the Company shall be distributed with equal priority and pro-rata (on an as converted to common stock basis) among the holders of the Company’s common stock and preferred stock provided that if each share of Series B and Series A preferred stock has received its respective Maximum Participation Amount (as described below), then such holder of each share of such preferred stock shall be entitled to receive upon liquidation, the greater of (A) the Maximum Participation Amount for such share of preferred stock, and (B) the amount such holder would have received for such share of preferred stock if all shares of such preferred stock had been converted into common stock immediately prior to such liquidation. The Maximum Participation Amount for all outstanding preferred stock is equal to two times the Original Issue Price for each series of outstanding preferred stock. The original issue price for the Series A and Series B preferred stock was approximately $1.76 and $4.85 per share.

The holders of the Redeemable Convertible Preferred Stock are entitled to receive non-cumulative dividends in an amount equal to or greater than those declared to holders of common stock out of funds legally available if and only when declared by the Board of Directors. No dividends were declared during the periods presented. As of December 31, 2016, the holders of Series B preferred stock, voting as a separate class, were entitled to elect two members of the Board of Directors, the holders of Series A preferred stock, voting together as a separate class, were entitled to elect one member of the Board of Directors, and the two remaining members of the Board of Directors were voted on by the holders of common stock.

The holders of the Redeemable Convertible Preferred Stock also have certain protective covenants, which generally restrict changes to the debt or capital structure of the Company without the approval of the majority of such holders.

The Series B preferred stock was recorded at the amount of the cash received at the date the shares were issued, with an offset for stock issuance costs. Stock issuance costs are amortized using a method that approximates the effective interest method over the term of the related financing. In the Company’s financial statements, the value of the Series B Preferred Stock is accounted for as temporary equity and is increased each period by the liquidation preference and by the amortization of the stock issuance costs over a five-year life, at which point the Series B preferred stock holders have the right of redemption. The liquidation preference and the amortization of stock issuance costs are reflected as accretion of redeemable convertible preferred stock on the statements of operations and are accounted for as an increase to net loss attributable to common shareholders.

The Series A-1 Preferred Stock was issued to the holders of RAC’s common stock. RAC was under common control with the Company, and RAC had a net book value accumulated deficit. Following the guidance of ASC 805-50, the assets and liabilities of RAC were recorded by the Company at their historical basis, and the Series A-1 preferred stock and common stock issued to the RAC shareholders was assigned no value at the merger date. The Company recorded a charge to its additional paid in capital to complete the accounting for the RAC merger. In the Company’s financial statements, the Series A-1 preferred stock is accounted for as temporary equity and is increased each period to reflect the increased liquidation preference and the amortization of the discount recorded at the RAC merger date associated with the RAC accumulated deficit at that date over a five-year period, at which point the Series A-1 preferred stockholders have the right of redemption. The liquidation preference and the amortization of discount are reflected as accretion of redeemable convertible preferred stock in the statements of operations and are accounted for as an increase to net loss attributable to common shareholders.

The Series A Preferred Stock, along with shares of the Company’s common stock, were issued to the holders of NM’s common stock in exchange for NM’s assets. NM was under common control with the Company, and NM’s assets had a net book value of $1,500. Following the guidance of ASC 805-50, the assets and liabilities of NM were recorded by the Company at their historical basis, and the Series A preferred stock and common stock issued to the NM shareholders were assigned values at the merger date based on the relative fair value of the preferred stock and common stock issued. The fair value attributed to the Series A preferred stock was less than its original issue price of approximately $1.76 per share. The Series A preferred stock is accounted for as temporary equity and is increased each period to reflect the increased liquidation preference and the amortization of the discount to the original issue price over a five-year life, at which point the Series A preferred stockholders have the right of redemption. The liquidation preference and the amortization of discount are reflected as accretion of redeemable convertible preferred stock on the statements of operations and are accounted for as an increase to net loss attributable to common shareholders.

Redeemable Convertible Preferred Stock Buy-Back

On April 22, 2015, the Company entered into an asset purchase agreement to repurchase 1,704,060 shares of its Series A-1 preferred stock for $1,418. The Company subsequently retired all such shares.

On July 21, 2015, the Company entered into an agreement to purchase 47,910 shares of its Series A-1 preferred stock for $40. The Company subsequently retired all such shares.

NOTE 5. STOCKHOLDERS’ EQUITY (DEFICIT)

Common Stock

As of December 31, 2016, the Company had authorized 38,500,000 shares of common stock, $0.001 par value per share. In 2016, the Company issued an aggregate of 213,940 shares of restricted common stock to employees under the 2014 Stock Option/Stock Issuance Plan (the Plan). In 2015, the Company issued an aggregate of 108,345 shares of restricted common stock to employees under the Plan.

Share Issuance to Existing Stockholders

In April 2016, the Company issued 961,835 shares of the Company’s common stock valued at $1.50 per share to an entity beneficially owned by the Company’s Chief Executive Officer and President, who are also directors and indirect stockholders of the Company (the Founders). The shares were issued to the Founders in consideration for services rendered to the Company in the first four months of 2016, and the Company recorded stock-based compensation expense of $1,443 in the year ended December 31, 2016. In April 2016, the Company entered into an agreement with a stockholder who initially dissented to the issuance of shares to the Company’s Founders. Pursuant to the agreement, the Company agreed to issue to such stockholder an aggregate of 106,420 shares of the Company’s common stock and paid to such stockholder an amount equal to an aggregate of $287, representing (i) the estimated taxes for the shares to be issued to such stockholder and (ii) the reimbursement of certain legal fees. In addition, the Company has agreed to indemnify such stockholder for any losses, damages and costs associated with certain matters related to the bankruptcy of the Company that owned ROIM, and for any additional taxes that may be incurred by such stockholder in connection with the issuance to such stockholder of the foregoing 106,420 shares of common stock. In connection with the issuance of these shares, the Company recorded an expense of $159, which is included in general and administrative expense for the year ended December 31, 2016.

Common Stock Buy-Back

On April 22, 2015, the Company entered into an asset purchase agreement pursuant to which the Company purchased 511,218 shares of the Company’s common stock for a total purchase price of $1. The Company subsequently retired all such shares.

On July 21, 2015, the Company entered into an asset purchase agreement, pursuant to which the Company purchased 14,373 shares of Veritone, Inc. common stock for a total purchase price of less than $1. The Company subsequently retired all such shares.

Westwood One Warrants

On June 14, 2016, the Company entered into an agreement with Westwood One, Inc. (WWO) wherein the Company appointed WWO as its exclusive third party affiliate sales representative to market its Platform license agreements to individual radio stations or audio platforms in the United States. The agreement has an initial term of two years with automatic one year renewal provisions unless either party elects not to renew the agreement. Under the terms of the agreement, the Company will compensate WWO for securing such Platform license agreements through (a) referral fees that range from 10% to 15% of the annual value of the Platform licenses agreements that WWO secures on the Company’s behalf, and (b) the issuance of a warrant to purchase shares of the Company common stock. The ten-year warrant provides for the issuance of up to 247,422 shares of the Company common stock at an exercise price equal to the lesser of (a) $8.0833 per share and (b) the per share price of the Company’s Series C preferred stock financing , if applicable. 50% of the shares subject to the warrant shall vest and become exercisable once WWO has secured Platform licenses that cover at least 350 concurrent stations and the remaining 50% vest and become exercisable once WWO has secured Platform licenses that cover a total of at least 700 concurrent stations. The warrant also provides for certain acceleration of vesting in the event that the Company experiences a change of control. As of December 31, 2016, satisfaction of the performance condition to vesting was deemed not probable, and as such no expense has been recognized. The agreement can be terminated by the Company after the first anniversary, upon 120 days’ notice, subject to the terms of the agreement. In the event the agreement is terminated, any unvested shares shall be forfeited.

Stock-Based Compensation

In 2014, the Company’s Board of Directors and its stockholders adopted the Plan, which was amended in March 2015. The Plan is administered by the compensation committee of the Board of Directors, which determines the recipients and the terms of the awards granted. The Plan provides that awards granted may be options, restricted stock or restricted stock units (collectively the Awards). Stock option awards may be either incentive stock options or non-qualified options. The Awards may be granted to eligible employees, directors and consultants. As of December 31, 2016, an aggregate of up to 3,550,584 shares of common stock were reserved for issuance under the Plan. The Company recognizes compensation expense relating to Awards ratably over the requisite service period, which is generally the vesting period.

Restricted Stock

Under the Plan, the Company has granted restricted stock that generally vests over four years from the date of the grant, unless the participant’s service with the Company is terminated earlier. The fair value of the restricted stock grants was the estimated value per share of common stock at the date of grant determined by using both the option-pricing method (OPM) and probability-weighted expected return method (PWERM).

Restricted stock activity for the periods presented was as follows:

	Shares	Weighted Average Grant Date Fair Value
Unvested at December 31, 2014	133,569	$1.50
Granted	108,345	$1.42
Forfeited	(120,696)	$1.43
Vested	(41,568)	$1.50

Unvested at December 31, 2015	79,650	$1.50
Granted	213,940	$4.75
Forfeited	(14,143)	$3.88
Vested	(70,561)	$1.50

Unvested at December 31, 2016	208,886	$4.80

At December 31, 2016, total unrecognized compensation cost related to restricted stock was $885. This is expected to be recognized over a period of 3.2 years.

Stock Options

Under the Plan, the Company has granted stock options at exercise prices equal to or greater than the fair value of the common stock on the grant date. These options expire ten years after the grant date and generally vest over a period of four years of continuous service following the vesting commencement date of such option, unless the optionee’s continuous service with the Company is terminated earlier, with stock-based compensation expense recognized evenly over the requisite service period.

The fair value for each option granted was determined as of the grant date using the Black-Scholes option-pricing model. The Black-Scholes option-pricing model requires various assumptions, which are noted in the following table:

	Year Ended December 31, 2016	Year Ended December 31, 2015
Expected terms (in years)	5.58 - 6.08	5.28 - 6.07
Expected volatility	55.00% - 60.00%	55.00%
Risk-free interest rate	1.30% - 1.72%	1.34% - 2.07%
Expected dividend yield	—	—

The expected term reflects the application of the simplified method. The simplified method defines the expected term as the average of the contractual term of the options and the vesting period for all tranches. The risk-free rate is based on the implied yield of U.S. Treasury notes as of the grant date with a remaining term approximately equal to the expected life of the award. Estimated volatility reflects historical volatility of the shares of publicly-traded peers of the Company until sufficient information regarding the volatility of the Company’s shares becomes available. Expected forfeitures are estimated based on historical and estimated future turnover of the Company’s employees.

The following is a summary of the Company’s stock option activity:

		Weighted-Average
	Options	Exercise Price	Remaining Contractual Term	Aggregate Intrinsic Value
Outstanding at January 1, 2015	588,007	$1.50	9.68 years	$—
Options granted	236,799	$1.50
Options forfeited / cancelled	(190,608)	$1.50

Outstanding at December 31, 2015	634,198	$1.50	8.84 years	$—
Options granted	317,931	$3.82
Options exercised	(51,507)	$1.50
Options forfeited / cancelled	(220,188)	$1.50

Outstanding at December 31, 2016	680,434	$2.27	8.49 years	$3,031

Exercisable at December 31, 2016	281,399

The aggregate intrinsic value in the table above represents the difference between the fair value of the Company’s common stock and the average option exercise price multiplied by the number of in-the-money options. At December 31, 2016, total unrecognized compensation expense related to stock options was $570. This is expected to be recognized over a weighted average period of 3.5 years.

NOTE 6. PROVISION FOR INCOME TAXES

The provision for income taxes consisted of the following for the years ended December 31, 2016 and 2015:

	Year Ended December 31,
	2016	2015
Current:
Federal	$—	$—
State taxes	6	5

Total current	6	5

Deferred:
Federal	(6,658)	(1,765)
State taxes	42	(503)

	(6,616)	(2,268)

Change in valuation allowance	6,616	2,268

Total deferred	—	—

Provision for income taxes	$6	$5

The significant components of the Company’s deferred income tax assets and liabilities as of December 31, 2016 and 2015 were as follows:

	As of December 31, 2016	As of December 31, 2015

Deferred tax assets:
Net operating loss carryforwards and credits	$11,401	$3,024
Stock-based compensation	—	17
Accrued expenses	301	110
Other	66	84

	11,768	3,235

Deferred tax liabilities:
Convertible note payable	(1,823)	—
Stock-based compensation	(94)	—

	(1,917)	—

Valuation allowance	(9,851)	(3,235)

Total deferred tax assets, net of valuation allowance	$—	$—

As of December 31, 2016 and 2015, management had applied a full valuation allowance against the net deferred tax assets since it does not believe that it is more likely than not that the Company will realize the net deferred tax assets. The valuation allowance increased by $6,616 during the year ended December 31, 2016 and by $2,268 during the year ended December 31, 2015.

As of December 31, 2016, the Company has federal and state net operating loss carryforwards of approximately $32,589 and $32,389, respectively. As of December 31, 2015, the Company had federal and state net operating loss carryforwards of approximately $7,600 and $7,600, respectively. If not used, these carryforwards will begin to expire in 2034.

The difference between the income tax expense at the federal statutory rate and the Company’s effective tax rate from the Company’s continuing operations is as follows:

	December 31, 2016	December 31, 2015
Federal Statutory Rate	34.00%	34.00%
State Income Tax Rate, Net of Federal Benefits	0.07	5.78
Mark to Market Adjustment on Stock Warrants	1.05	—
Meals and Entertainment and other	1.00	0.01
Change in Valuation Allowance	(36.10)	(39.78)

Effective tax rate	0.02%	0.01%

NOTE 7. RELATED PARTY TRANSACTIONS

In October 2014, the Company and Steel Ventures, LLC (SVL), an affiliated company whose beneficial owners have significant control over the Company, entered into an Intercompany Administrative Services Agreement (the Service Agreement) effective October 1, 2014 for a two year period, with two two-year renewal options. Pursuant to the Service Agreement, SVL agreed to make its executive management, professional, technical and clerical employees available to the Company to assist in the operation and administration of the Company’s business. In addition, SVL agreed to make other services available to the Company through parties other than SVL’s personnel. In consideration for the above, SVL invoices the Company allocable costs based on a predefined allocation methodology.

During the years ended December 31, 2016 and 2015, the Company incurred fees of $1,105 and $1,315, respectively, for services received under the Service Agreement. As of December 31, 2016 and 2015, the Company had a payable balance of $0 and $59, respectively, to SVL.

The Company reimbursed Chad Steelberg and Ryan Steelberg for the costs of their healthcare plans. For the years ended December 31, 2016 and 2015, the Company expensed $54 and $38 for the cost of such plans, respectively. As of December 31, 2016, the Company recorded an accrual of $73 related to these healthcare plans.

As discussed in Notes 4 and 5, in 2015 the Company repurchased 1,704,060 shares of its Series A-1 preferred stock for $1,418 and 511,218 shares of its common stock for $1. The seller of those shares was Brand Affinity Technologies, Inc. (BAT). Chad Steelberg and Ryan Steelberg were directors of BAT at the time that the Company repurchased those shares.

As discussed in Note 5, in April 2016, the Company issued 961,835 shares of the Company’s common stock at $1.50 per share to an entity beneficially owned by the Founders of the Company. The shares were issued to the Founders in consideration for their services rendered to the Company in the first four months of 2016.

There were no other related party transactions as of December 31, 2016 and 2015.

NOTE 8. COMMITMENTS AND CONTINGENCIES

Leases

The Company leases office space under various operating lease agreements expiring through the year 2018. The lease contracts contain provisions for rent escalations during the lease terms. As of December 31, 2016, future minimum rentals under these leases are as follows:

Years Ending December 31,	Minimum Annual Lease Payments
2017	$163
2018	74

$237

Rent expense totaled $588 and $430 for the years ended December 31, 2016 and 2015, respectively.

Settlement Commitment

On December 23, 2016, the Company entered into a settlement agreement and release relating to certain claims by a former employee, pursuant to which the Company paid to the former employee a lump sum cash payment of $350 on January 4, 2017, which included a payment to the former employee to repurchase 7,500 shares of the Company’s common stock in the amount of $56, representing the fair value of such stock at that time. In connection with the settlement, in 2016, the Company recorded $294 in general and administrative expense. In addition, pursuant to the agreement, Chad Steelberg, the Company’s Chairman of the Board, Chief Executive Officer and majority stockholder, purchased all of the former employee’s membership interests in BV16, LLC, a minority stockholder in the Company.

NOTE 9. CONVERTIBLE NOTE PAYABLE

On August 15, 2016, the Company entered into an Investment Agreement with Acacia that provides for Acacia to invest up to $50,000 in Veritone consisting of both debt and equity components. Pursuant to the Investment Agreement, the Company entered into a Secured Convertible Promissory Note with Acacia (the Convertible Note Payable) that provides for up to $20,000 in borrowings through two $10,000 advances, each bearing interest at the rate of 6.0% per annum. On August 15, 2016, the Company borrowed $10,000 (the First Loan) that had a one year term. On November 25, 2016, the Company borrowed the remaining $10,000 (the Second Loan) that also had a one year term from the date of issuance. The maturity date of the First Loan automatically extended to the maturity date of the Second Loan. The Convertible Note Payable was secured by substantially all of the Company’s assets.

In conjunction with the First Loan, the Company issued Acacia a four-year warrant to purchase a number of shares of the Company’s common stock determined by dividing $700 by an exercise price per share ranging from $8.0833 to $13.7333, with the actual exercise price to be determined by the type and/or valuation of its future equity financings. The Company recorded a debt discount equal to the fair value of the four-year warrant. Amortization of the debt discount is calculated using a method that approximates the effective interest method over the life of the loan and charged to interest expense. In addition, Acacia has the right, under certain circumstances, to convert all or a portion of the principal and accrued interest of the First Loan into shares of the Company’s common stock (or Series B preferred stock in the event an equity financing has not occurred prior to the maturity date) at a conversion rate that ranges from $8.0833 to $13.7333 per share. The conversion price exceeded the value of the Company’s common stock at the issuance date.

In conjunction with the Second Loan, the Company issued to Acacia two additional four-year warrants, each to purchase a number of shares of the Company’s common stock determined by dividing $700 by an exercise price per share ranging from $8.0833 to $13.7333, with the actual exercise price to be determined by the type and/or valuation of its future equity financings.) In addition, Acacia has the right, under certain circumstances, to convert all or a portion of the principal and accrued interest of the Second Loan into shares of the Company’s common stock (or Series B Preferred Stock in the event an equity financing as not occurred prior to the maturity date) at a conversion rate that ranges from $8.0833 to $13.7333 per share.

In the event of an initial public offering of the Company’s common stock with gross proceeds to the Company of at least $15,000, all principal and accrued interest under the Convertible Note Payable will automatically convert into shares of the Company’s common stock at a conversion price equal to the lower of (i) $13.6088 per share or (ii) the initial public offering price per share in such offering.

In addition, the Investment Agreement provides for the Company’s issuance of a five-year Primary Warrant to Acacia to purchase shares of the Company’s common stock in an amount equal to $50,000, less the amount of the First Loan and Second Loan plus accrued interest outstanding or converted on the exercise date, at per share price ranging from $13.30 to $13.7333, with the actual price per share to be determined by the amount of the First and Second Loans that are converted into the Company’s common stock. Acacia has the right to exercise the Primary Warrant during the five-year term, provided that Acacia may not exercise the Primary Warrant until the earlier of (i) August 15, 2017 and (ii) the completion of an initial public offering of the Company’s common stock. The Company has the right, subject to certain conditions, to require Acacia to exercise the Primary Warrant immediately subsequent to the Company’s completion of an initial public offering of the Company’s common stock. Upon the exercise of the Primary Warrant, the Company has the obligation to issue to Acacia a 10% Warrant that provides for the issuance of up to 809,400 shares of the Company’s common stock at an exercise price of $13.4237 per share, with 50% of the Acacia 10% Warrant shares vesting as of the issuance date and the remaining 50% vesting one year later. The Primary Warrant was accounted for as a liability because the notional amount of the Primary Warrant is not fixed, and it was recognized at a fair value of $8,064. The Company recorded the corresponding debit to debt discount. Amortization of the debt discount is calculated using a method that approximates the effective interest method over the life of the loan and charged to interest expense. The Company adjusts the fair value of the Primary Warrant at each balance sheet date, with the change in fair value recorded as a component of other income (expense). As of December 31, 2016, the fair value of the Primary Warrant was $7,114. The change in the Primary Warrant’s fair value was $950 for the year ended December 31, 2016, which was recognized as a gain in other income.

The following table represents a reconciliation of the principal amounts of the First and Second Loans to the Convertible Note Payable included in the consolidated balance sheet as of December 31, 2016:

First Loan principal, August 15, 2016	$10,000
Second Loan principal, November 25, 2016	10,000
Debt issuance costs, net	(105)
Debt discount associated with stock warrant, net	(6,793)
Accrued interest	286

Convertible Note payable, December 31, 2016	$13,388

NOTE 10. SUBSEQUENT EVENTS

The Company evaluated subsequent events through April 20, 2017, the dates these consolidated financial statements were issued.

In March 2017, the Company and Acacia agreed to amend the certain terms of the warrants that were included in the Investment Agreement that was entered into by the two companies on August 15, 2016. If the Company completes a public offering of its common stock with gross proceeds of at least $15,000, the exercise price for all warrants issued to Acacia will be the lower of $13.6088 or the price of common stock issued in the public offering. Also, the Primary Warrant will automatically be exercised upon the Company completing its public offering. This will result in cash proceeds to the Company of $30,000 less the amount of accrued interest due to Acacia under the Convertible Note Payable, which was $286 as of December 31, 2016. Because of the amendment to the Primary Warrant, the Company expects to reduce the value of the Primary Warrant by approximately $4,200 to reflect the Primary Warrant’s shorter expected term. The Company expects to record other income of $4,200 in the three months ended March 31, 2017 related to this amendment. The amendment to the other warrants issued to Acacia is expected to increase the debt discount linked to the convertible notes payable by approximately $100. This additional discount will be amortized over the remaining term of the convertible notes payable.

In March 2017, the Company entered into three-year employment agreements with each of Chad Steelberg, the Company’s Chief Executive Officer, and Ryan Steelberg, the Company’s President. Under the agreement with Chad Steelberg, beginning March 31, 2017, and continuing at the end of each quarter during the term of the agreement that Chad Steelberg is still employed by the Company, the Company will issue a number of shares of its common stock calculated as $125 divided by the fair market value (as defined) of the Company’s common stock. Also, the Company will issue a time-based stock options, which will allow Chad Steelberg and Ryan Steelberg each to purchase a number of shares of the Company’s common stock equal to five percent of the fully diluted shares outstanding at the date of the Company’s initial public offering. The exercise price of the time-based stock option will be the price of the Company’s common stock issued in the initial public offering, and the time-based stock options will vest in monthly increments ratably over the three-year period following the initial public offering. In addition, the Company will issue a performance-based stock option, which will allow Chad Steelberg and Ryan Steelberg each to purchase a number of shares of the Company’s common stock equal to two and one-half percent of the fully diluted shares outstanding at the date of the Company’s initial public offering. The performance-based stock option will vest at the earlier of (a) the first date on which the market capitalization of the Company’s common stock equals or exceeds $400,000 over five consecutive business days, or (b) five years after the initial public offering. The exercise price of the performance-based awards will be the price of the Company’s common stock issued in the initial public offering. The vesting of the individual time-based and performance-based stock options will end if Chad Steelberg or Ryan Steelberg is no longer in the service of the Company, as defined in the Company’s stock plan.

In March 2017, we entered into a Note Purchase Agreement with Acacia and VLOC, LLC (the Lenders), which provides for an $8,000 line of credit. The line of credit accrues interest at the rate of eight percent (8%) per annum, compounded quarterly. The borrowings are due and payable on November 25, 2017, and our obligations under this facility are secured by a security interest in substantially all of our assets, which is of equal priority to the security interests of Acacia under the convertible note payable. We drew down the initial $2,000 installment under the line of credit upon the execution of the Note Purchase Agreement, and the remaining amounts may be drawn down in tranches of $2,000 per month commencing April 15, 2017. If the Company’s IPO is not completed by April 30, 2017, the Lenders may, but are not obligated to, continue making advances under the line of credit after that date. Upon the completion of the IPO, the outstanding borrowings, including accrued interest, will automatically be converted into an aggregate of shares of our common stock at a conversion price per share equal to the lesser of (i) $13.6088 or (ii) the initial public offering price. Immediately prior to the completion of the IPO, the Lenders will have the option to purchase shares of the Company’s common stock at a price per share equal to the lesser of (i) $13.6088 or (ii) the initial public offering price; the amount of shares available to be purchased will be $8,000 less the amount of borrowings and accrued interest outstanding under the line of credit. In connection with this financing, we issued an aggregate of 120,000 shares of our common stock to the Lenders. In addition, upon the funding of each $2,000 installment, we will issue to the Lenders, in the aggregate, (a) an additional 45,000 shares of our common stock, and (b) fully vested warrants to purchase a number of shares of our common stock equal to the greater of (i) 60,000 shares of common stock, and (ii) 0.375% of our fully diluted shares outstanding following completion of this offering. Such warrants have a term of ten years following the date of issuance and have an exercise price per share equal to the lower of $13.6088 or the initial public offering price. The members of VLOC, LLC include entities controlled by Chad Steelberg and Ryan Steelberg, which own 50% of the VLOC, LLC’s membership interests, and holders of our redeemable convertible preferred stock.

The Company’s board of directors and stockholders approved a 0.6-for-1.0 reverse split of the Company’s common stock, which was effected on April 20, 2017 (the Reverse Split). In connection with the reverse split, each share of the Company’s issued and outstanding common stock was converted and combined into 0.6 shares of common stock. No fractional shares were issued in connection with the reverse split, and any fractional shares resulting from the Reverse Split will be cashed out. The Company has reflected the effect of the Reverse Split in these financial statements as if it had occurred at the beginning of the earliest period presented. As a result of the Reverse Split, the conversion price of each class of preferred stock was proportionally increased.

There were no other material subsequent events that required recognition or additional disclosure in the accompanying consolidated financial statements.

VERITONE™

Turning Artificial Intelligence into Actionable Intelligence™

VERITONE Turning Artificial Intelligence into Actionable Intelligence™

1,250,000 Shares

Common Stock

Prospectus

Until                 , 2017 (25 days after the date of this prospectus), all dealers that buy, sell or trade shares of our common stock, whether or not participating in this offering, may be required to deliver a prospectus. This delivery requirement is in addition to the obligation of dealers to deliver a prospectus when acting as underwriter and with respect to their unsold allotments or subscriptions.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

The following table indicates the expenses to be incurred in connection with the offering described in this registration statement, other than underwriting discounts and commissions, all of which will be paid by us. All amounts are estimated except the SEC registration fee, the FINRA filing fee and the Nasdaq Capital Market listing fee.

Item	Amount
SEC registration fee	$2,666
FINRA filing fees	3,950
The Nasdaq Capital Markets listing fee	5,000
Accountants’ fees and expenses	405,000
Legal fees and expenses	615,000
Blue Sky and underwriters counsel legal fees and expenses	250,000
Transfer Agent’s fees and expenses	5,000
Printing and engraving expenses	300,000
Miscellaneous	107,134

Total expenses	$1,693,750

Item 14. Indemnification of Directors and Officers.

Section 102 of the Delaware General Corporation Law (DGCL), permits a corporation to eliminate the personal liability of directors of a corporation to the corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director, except where the director breached his duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware corporate law or obtained an improper personal benefit. Our amended and restated certificate of incorporation provides that none of our directors shall be personally liable to us or our stockholders for monetary damages for any breach of fiduciary duty as a director, notwithstanding any provision of law imposing such liability, except to the extent that the DGCL prohibits the elimination or limitation of liability of directors for breaches of fiduciary duty.

Section 145 of the DGCL provides that a corporation has the power to indemnify a director, officer, employee or agent of the corporation, or a person serving at the request of the corporation for another corporation, partnership, joint venture, trust or other enterprise in related capacities against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with an action, suit or proceeding to which he or she was or is a party or is threatened to be made a party to any threatened, ending or completed action, suit or proceeding by reason of such position, if such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, in any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful, except that, in the case of actions brought by or in the right of the corporation, no indemnification shall be made with respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or other adjudicating court determines that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

Our amended and restated bylaws provide that we will indemnify each person who was or is a party or threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than an action by or in the right of us) by reason of the fact that he or she is or was, or has agreed to become, a director or officer, or, while a director or officer, is or was serving, or has agreed to serve, at our request as a director, officer, partner, employee or trustee of, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise (all such persons being referred to as an Indemnitee), or by reason of any action alleged to have been taken or omitted in such capacity, against all expenses (including attorneys’ fees), liabilities, losses, judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding and any appeal therefrom, if such Indemnitee acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, our best interests, and, with respect to any criminal action or proceeding, he or she had no reasonable cause to believe his or her conduct was unlawful. Our amended and restated bylaws provide that we will indemnify any Indemnitee who was or is a party to or threatened to be made a party to any threatened, pending or completed action or suit by or in the right of us to procure a judgment in our favor by reason of the fact that the Indemnitee is or was, or has agreed to become, a director or officer, or, while a director or officer, is or was serving, or has agreed to serve, at our request as a director, officer, partner, employee or trustee of, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise, or by reason of any action alleged to have been taken or omitted in such capacity, against all expenses (including attorneys’ fees) actually and reasonably incurred in connection with such action, suit or proceeding, and any appeal therefrom, if the Indemnitee acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, our best interests, except that no indemnification shall be made with respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to us, unless a court determines that, despite such adjudication but in view of all of the circumstances, he or she is entitled to indemnification of such expenses. Notwithstanding the foregoing, to the extent that any Indemnitee has been successful, on the merits or otherwise, he or she will be indemnified by us against all expenses (including attorneys’ fees) actually and reasonably incurred in connection therewith. Expenses must be advanced to an Indemnitee under certain circumstances.

We plan to enter into indemnification agreements with each of our directors and officers. These indemnification agreements may require us, among other things, to indemnify our directors and officers for some expenses, including attorneys’ fees, judgments, fines and settlement amounts incurred by a director or officer in any action or proceeding arising out of his or her service as one of our directors or officers, or any of our subsidiaries or any other company or enterprise to which the person provides services at our request.

We maintain a general liability insurance policy that covers certain liabilities of directors and officers of our corporation arising out of claims based on acts or omissions in their capacities as directors or officers.

In any underwriting agreement we enter into in connection with the sale of common stock being registered hereby, the underwriters will agree to indemnify, under certain conditions, us, our directors, our officers and persons who control us within the meaning of the Securities Act of 1933, as amended, (the Securities Act), against certain liabilities.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. Please read “Item 17. Undertakings” for more information on the SEC’s position regarding such indemnification provisions.

Item 15. Recent Sales of Unregistered Securities.

Set forth below is information regarding all securities issued by us within the past three years. Also included is the consideration received by us for such securities, if any, and information relating to the section of the Securities Act, or rule of the SEC, under which exemption from registration was claimed.

(a) Issuances of Capital Stock: Since the inception of Veritone, Inc, we have made sales of the following unregistered securities:

1.	On July 15, 2014, in connection with the merger of ROIM Acquisition Corporation (RAC) into the Company, we issued an aggregate of 800,000 shares of common stock and 2,666,667 shares of Series A-1 preferred stock to an aggregate of nine accredited investors upon conversion on all of the outstanding capital stock of RAC.

2.	On July 15, 2014, in connection with our purchase of all of the membership interests of Veritone, LLC, we issued to three accredited investors an aggregate of 900,000 shares of common stock and 3,000,000 shares of Series B preferred stock.

3.	On July 15, 2014, we sold an aggregate of 106,420 shares of Series B preferred stock to seven accredited investors at a purchase price per share of $4.85, for an aggregate purchase price of approximately $15.0 million.

4.	On April 5, 2016, we issued an aggregate of 177,367 shares of common stock to an existing stockholder who is an accredited investor, in consideration for certain releases and waivers by such stockholder pursuant to that certain confidential settlement and indemnification agreement. In connection with such agreement, we also issued an aggregate of 961,835 shares of common stock to a limited liability company that is indirectly beneficially owned by our Chief Executive Officer and our President, in consideration for services previously rendered by such officers.

5.

On August 15, 2016, we entered into an Investment Agreement with Acacia that provides for Acacia to invest up to $50 million in Veritone, consisting of both debt and equity components. Pursuant to the Investment Agreement, on August 15, 2016, we entered into the Acacia Note, which is a convertible secured promissory that provides for up to $20 million in borrowings through two $10 million advances, each bearing interest at the rate of 6.0% per annum. On August 15, 2016, we borrowed $10 million (the First Loan) that has a one year term and, on November 25, 2016, we borrowed the remaining $10 million (the Second Loan), which also has a one year term from the date of issuance. The maturity date of the First Loan automatically extended to the maturity date of the Second Loan, with both loans becoming due and payable on the first anniversary of the issuance date of the Second Loan. The Acacia Note is secured by substantially all of our assets pursuant to a security agreement that we entered into with Acacia dated August 15, 2016. At or immediately prior to the completion of the offering, all outstanding amounts of principal and accrued interest under the Acacia Note will be converted into 1,490,649 shares of common stock (which includes accrued interest through December 31, 2016) at a conversion price equal to the lesser of (i) $13.6088 per share or (ii) the initial public offering price in this offering (which is assumed to be $15.00, the midpoint of the estimated price range set forth on the cover page of the prospectus that is part of this registration statement. In conjunction with the First Loan, we issued Acacia a four-year warrant to purchase a number of shares of our common stock determined by dividing $700,000 by an exercise price per share ranging from $8.0833 to $13.7323, with the actual exercise price to be determined by the type and/or valuation of our future equity financings. In conjunction with the Second Loan in November 2016, we issued to Acacia two additional four-year warrants, each to purchase a number of shares of our common stock determined by dividing $700,000 by an exercise price per share ranging from $8.0833 to $13.7323, with the actual exercise price to be determined by the type and/or valuation of our future equity financings. In March 2017, we agreed with Acacia to amend these three warrants to provide that the per share exercise prices thereof shall be the lower of $13.6088 or the initial public offering price. Accordingly, upon the completion of this offering, we expect each of these warrants to be exercisable to purchase up to 51,436 shares of common stock (assuming an initial public offering price equal to $15.00, the midpoint of the estimated price range set forth on the cover of the prospectus which is part of this registration statement), which warrants will be exercisable immediately. In addition, pursuant to the Investment Agreement, we issued to Acacia a five-year warrant (the Acacia Primary Warrant) to purchase up to a number of shares of our common stock determined by dividing $50 million, less all converted amounts or payments under the Acacia Note, by an exercise price per share ranging from $13.3028 to $13.7323, with the actual price per share to be determined by the amount of principal and accrued interest under the Acacia Note that are converted into our common stock. Upon the exercise of the Acacia Primary Warrant, we agreed to issue to Acacia a 10% Warrant that provides for the issuance of up to 809,400 shares of our common stock at an exercise price of $13.6088 per share, with 50% of the shares underlying the 10% Warrant vesting as of the issuance date of the 10% Warrant and the remaining 50% of the shares vesting on the first anniversary of the issuance date of the 10% Warrant. In March 2017, we amended the terms of the Acacia Primary Warrant to provide that it will be automatically exercised in full upon the completion of this offering, and amended the terms of both the Acacia Primary Warrant and the 10% Warrant to provide that the exercise price per share shall be equal to the lower of $13.6088 or the initial public offering price. Accordingly, as of the closing of this offering, the Acacia Primary Warrant will be automatically exercised to purchase 2,138,432 shares of common stock (which assumes an initial public offering price of $15.00, the midpoint of the estimated price range set forth on the cover page of the prospectus that is part of this registration statement).

6.	In March 2017, we entered into a note purchase agreement with Acacia and VLOC, LLC, which provides for an $8.0 million line of credit pursuant to secured convertible notes that accrue interest at the rate of eight percent (8%) per annum, compounded quarterly (the Bridge Notes), with Acacia and VLOC, LLC each purchasing equal amounts of such notes. The Bridge Notes are due and payable on November 25, 2017, and our obligations under such notes are secured by a security interest in substantially all of our assets, which is of equal priority to the security interests of Acacia under the Acacia Note. We borrowed the initial $2.0 million installment under the line of credit in March 2017, and borrowed the second $2.0 million installment in April 2017. The remaining amounts the line of credit may be drawn down in tranches of $2.0 million per month commencing April 15, 2017; provided that, if this offering is not completed by April 30, 2017, the lenders may, but are not obligated to, continue making advances under the line of credit after that date. Upon the completion of this offering, all of the Bridge Notes will automatically be converted into an aggregate of 587,854 shares of our common stock at a conversion price per share equal to the lesser of (i) $13.6088 or (ii) the initial public offering price (which is assumed to be $15.00, the midpoint of the estimated price range set forth on the cover of this prospectus). Immediately prior to the completion of this offering, each lender may, but is not obligated to, advance any amounts remaining under such investor’s Bridge Note, which will be converted into common stock as provided above. In connection with this financing, we issued an aggregate of 120,000 shares of our common stock to the lenders upon the execution of the Note Purchase Agreement. In addition, upon the funding of each installment, we will issue to the lenders, in the aggregate, (a) an additional 45,000 shares of our common stock, and (b) fully vested warrants to purchase a number of shares of our common stock equal to the greater of (i) 60,000 shares, and (ii) 0.375% of our fully diluted shares outstanding following completion of this offering. Such warrants will have a term of ten years following the date of issuance and will have an exercise price per share equal to the lower of $13.6088 or the initial public offering price. Assuming the issuance of $8.0 million in principal amount of Bridge Notes, an offering size of $18,750,000 and an assumed initial public offering price of $15.00 per share (which is the midpoint of the estimated price range set forth on the cover page of the prospectus included in this registration statement), such warrants will be exercisable to purchase a total of 277,924 shares of common stock.

No underwriters were involved in the foregoing issuances of securities. The securities described in Section (a) of this Item 15 were issued to accredited investors in reliance upon the exemption from the registration requirements of the Securities Act, as set forth in Section 4(a)(2) under the Securities Act, relative to transactions by an issuer not involving any public offering, to the extent an exemption from such registration was required.

(b) Stock Option and Restricted Share Grants: As of March 31, 2017, we had outstanding options to purchase 656,116 shares of common stock, all of which were granted between the Company’s inception and

October 31, 2016. to certain of our employees, consultants and directors in connection with services provided to us by such persons. The exercise prices for such options ranged from $1.50 to $7.50 per share. In addition, options to purchase 51,507 shares of common stock granted during this period have been exercised through March 31, 2017, for aggregate consideration of $77,261, at a weighted-average exercise price of $1.50 per share. During this period, we also issued 620,094 restricted shares of common stock to certain of our employees and consultants in consideration for their past services rendered to the Company, of which 308,640 shares remained outstanding as of March 31, 2017.

The issuances of stock options and restricted shares, and the shares of common stock issuable upon the exercise of the options described in this paragraph (b) of Item 15, were issued pursuant to written compensatory plans or arrangements with our employees, directors and consultants, in reliance on the exemption provided by Rule 701 promulgated under the Securities Act, or pursuant to Section 4(a)(2) under the Securities Act, relative to transactions by an issuer not involving any public offering, to the extent an exemption from such registration was required.

All of the foregoing securities are deemed restricted securities for purposes of the Securities Act. All certificates representing the issued shares of capital stock described in this Item 15 included appropriate legends setting forth that the securities have not been registered and the applicable restrictions on transfer.

Item 16. Exhibits and Financial Statement Schedules.

(a) Exhibits. See the Exhibit Index attached to this registration statement, which is incorporated by reference herein.

(b) Financial statement schedules.

All schedules have been omitted because the information required to be set forth therein is not applicable or is shown in the financial statements or notes thereto.

Item 17. Undertakings.

The undersigned registrant hereby undertakes to provide to the underwriter, at the closing specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) For the purpose of determining liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(4) In a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

Signatures

Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Newport Beach, State of California, on this 28th day of April, 2017.

VERITONE, INC.

By:	/s/ Chad Steelberg
Chad Steelberg, Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed below by the following persons on behalf of the registrant and in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Chad Steelberg Chad Steelberg	Chief Executive Officer and Chairman of the Board (Principal Executive Officer)	April 28, 2017

* Ryan Steelberg	President and Director	April 28, 2017

/s/ Peter F. Collins Peter F. Collins	Senior Vice President, Finance and Chief Financial Officer (Principal Financial and Accounting Officer)	April 28, 2017

* Nathaniel Checketts	Director	April 28, 2017

* G. Louis Graziadio, III	Director	April 28, 2017

* Christopher J. Oates	Director	April 28, 2017

*By:	/s/ Chad Steelberg
Chad Steelberg,
as Attorney-in-fact

EXHIBIT INDEX

Exhibit Number	Description of Exhibit
1.1	Form of Underwriting Agreement
3.1#	Amended and Restated Certificate of Incorporation of the Registrant
3.2#	Bylaws of the Registrant
3.3	Form of Third Amended and Restated Certificate of Incorporation of the Registrant, to be effective upon completion of this offering
3.4	Form of Amended and Restated Bylaws of the Registrant, to be effective upon completion of this offering
3.5#	Certificate of Amendment of Amended and Restated Certificate of Incorporation of the Registrant dated April 20, 2017
4.1	Specimen Stock Certificate evidencing the shares of the Registrant’s common stock
4.2#	Investor Rights Agreement dated July 15, 2014 among the Registrant and certain of its stockholders, together with Amendment No. 1 thereto
4.3#	Voting Agreement dated August 15, 2016 between the Registrant and certain of its stockholders
5.1	Opinion of Morgan, Lewis & Bockius LLP
10.1†#	Veritone, Inc. 2014 Stock Option/Stock Issuance Plan (2014 Plan)
10.2†#	Form of Notice of Grant of Stock Option, together with Forms of Stock Option Agreement and Stock Purchase Agreement (for use with the 2014 Plan)
10.3†#	Form of Stock Issuance Agreement (for use with the 2014 Plan with 83(b) election)
10.4†#	Consulting Agreement dated September 2, 2016 between the Registrant and John M. Markovich
10.5†#	Offer Letter with Peter F. Collins, dated October 10, 2016, as amended on January 23, 2017
10.6†#	Offer Letter with Jeffrey B. Coyne, dated October 13, 2016, as amended on January 23, 2017
10.7#	Rental Agreements / Leases for the property located at 3366 Via Lido, Newport Beach, California, of which one is dated February 1, 2016, six are dated March 7, 2016 and one is dated August 16, 2016, between the Registrant and Battaglia Inc.
10.8#	Office Lease Agreement for the property located at 3560 Dunhill Street, San Diego, California dated October 8, 2010 between the Registrant, ROIM Acquisition Corporation and Roselle-Dunhill LLC, together with First Amendment to Lease, Second Amendment to Lease and Consent to Assignment
10.9#	Investment Agreement dated August 15, 2016 between the Registrant and Acacia Research Corporation (Acacia)
10.10#	Secured Promissory Note dated August 15, 2016 issued by the Registrant to Acacia (Acacia Note)
10.11#	Primary Common Stock Purchase Warrant dated August 15, 2016 issued to Acacia, together with form of 10% Warrant to Purchase
10.12#	Common Stock Purchase Warrant dated August 15, 2016 (First Tranche Warrant A) dated August 15, 2016 issued to Acacia
10.13#	Amended and Restated Security Agreement dated March 15, 2017 among the Registrant, Acacia and Veritone LOC, LLC
10.14†	2017 Stock Incentive Plan (2017 Plan)
10.15†	Form of Stock Issuance Agreement (annual vesting for use with 2014 Plan without 83(b) election)
10.16#	First Amendment to Acacia Note, dated March 14, 2017
10.17	Form of Indemnification Agreement for directors and officers
10.18#	Asset Purchase Agreement dated April 22, 2015, by and between Brand Affinity Technologies, Inc and Veritone, Inc.
10.19#	Stock Issuance Agreement, dated April 5, 2016, by and between Veritone, Inc. and NCI Investments, LLC
10.20#	Joinder Agreement, dated April 5, 2016, among Veritone, Inc., BV16, LLC and NCI Investments, LLC

#	Previously filed
†	Indicates a management contract or compensatory plan or arrangement

Exhibit Number	Description of Exhibit
10.21#	Confidential Settlement and Indemnification Agreement, dated as of March 28, 2016, by and among the Registrant, Chad Steelberg, Ryan Steelberg and 125 Media Holdings, LLC
10.22#	Form of Common Stock Warrant issued under the Note Purchase Agreement
10.23	Services Agreement dated August 22, 2016 between the Registrant and Acacia Research Group, LLC
10.24#	Employment Agreement, dated as of March 14, 2017, between the Registrant and Chad Steelberg
10.25#	Employment Agreement, dated as of March 14, 2017, among the Registrant, Veritone One, Inc. and Ryan Steelberg
10.26#	First Amendment to Primary Common Stock Purchase Warrant, dated March 14, 2017, between the Registrant and Acacia
10.27#	First Amendment to First Tranche Warrant A, dated March 14, 2017, between the Registrant and Acacia
10.28#	First Amendment to First Tranche Warrant B, dated March 14, 2017, between the Registrant and Acacia
10.29#	First Amendment to Second Tranche Warrant, dated March 14, 2017, between the Registrant and Acacia
10.30#	Note Purchase Agreement, dated March 15, 2017, among the Registrant, Acacia and VLOC, LLC
10.31#	Form of Bridge Note, dated March 15, 2017 issued under the Note Purchase Agreement
10.32	Veritone, Inc. Employee Stock Purchase Plan
10.33	Amendment to 2014 Plan dated April 27, 2017
21.1	List of Subsidiaries
23.1	Consent of Marcum LLP
23.2	Consent of Morgan, Lewis & Bockius LLP (included in Exhibit 5.1)
24.1#	Power of Attorney (included on signature page)
99.1#	Consent of Director Nominee – Frank E. Walsh, III dated April 6, 2017
99.2#	Consent of Director Nominee – Edward J. Treska dated April 7, 2017
99.3	Consent of Director Nominee – Jeff Gehl dated April 24, 2017

#	Previously filed
†	Indicates a management contract or compensatory plan or arrangement